Exhibit 4.7

Confidential portions of this exhibit have
been omitted and filed separately with the
Securities and Exchange Commission

EXECUTION VERSION

31 July 2015

NOVARTIS AG

and

CSL LIMITED

DEED OF AMENDMENT AND RESTATEMENT

relating to the

SHARE AND BUSINESS SALE AGREEMENT

relating to the Flu Group, dated 26 October 2014

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Ref L-225505

This Deed (the “Deed”) is made on 31 July 2015 between:

(1)                              NOVARTIS AG, a corporation (Aktiengesellschaft) incorporated in Switzerland whose registered office is at Lichtstrasse 35, 4056 Basel, Switzerland (the “Seller”); and

(2)                              CSL LIMITED, a company incorporated in Australia whose registered office is at 45 Poplar Road, Parkville, Victoria 3052, Australia (the “Purchaser”),

each a “party” and together the “parties”.

Whereas:

(A)                            The Seller and the Purchaser entered into the Original Agreement (as defined below) on 26 October 2014 (the “Signing Date”).

(B)                            The Seller and the Purchaser now wish to amend and restate the Original Agreement, in the form of the Amended Agreement (as defined below).

It is agreed as follows:

1                                      Definitions and Interpretation

In this Deed, unless the context otherwise requires, the provisions in this Clause 1 apply.

1.1                            Incorporation of defined terms

Unless otherwise stated, terms defined in the Original Agreement shall have the same meaning in this Deed.

1.2                            Definitions

“Amended Agreement” means the Original Agreement, as amended and restated in the form set out in the Schedule to this Deed;

“Original Agreement” means the Share and Business Sale Agreement relating to the Flu Group, dated 26 October 2014; and

“Signing Date” means 26 October 2014.

1.3                            Interpretation clauses

1.3.1                  The principles of interpretation set out in clause 1 of the Original Agreement shall have effect as if set out in this Deed, save that references to “this Agreement” shall be construed as references to “this Deed”.

1.3.2                  References to this Deed include the Schedule.

2                                      Amendment

2.1                            In accordance with Clauses 15.4.3 and 15.5.1 of the Original Agreement, the parties agree that the Original Agreement shall be amended and restated as set out in the Schedule to this Deed.

2.2                            The amendment and restatement of the Original Agreement pursuant to Clause 2.1 shall take effect from the Signing Date, as if the Amended Agreement had been entered into on the Signing Date.

2.3                            Upon this Deed being entered into, the Amendment Agreement shall supersede the Original Agreement in its entirety.

3                                      Miscellaneous

3.1                            Each party represents and warrants that it has full power and authority to enter into this Deed and to perform its obligations under it.

3.2                            The provisions of clauses 12, 15.2 to 15.5, 15.11, 15.12 and 15.15 of the Amended Agreement shall apply to this Deed as if set out in full in this Deed and as if references in those clauses to “this Agreement” are references to this Deed and references to “party” or “parties” are references to parties to this Deed.

3.3                            This Deed may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. A party may enter into this Deed by executing any such counterpart.

4                                      Governing law and submission to jurisdiction

4.1                            Governing law

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

4.2                            Jurisdiction

The parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed.

In witness whereof this Deed has been delivered on the date first stated above.

SIGNED, SEALED and DELIVERED AS A DEED for NOVARTIS AG a company incorporated under the laws of Switzerland, by its attorneys pursuant to Power of Attorney dated 30 April 2015		/s/ Roy Papatheodorou

/s/ Christelle Sanglier

In the presence of:	/s/ Rupert Cheyne

Print name of witness: Rupert Cheyne Address: Linklaters LLP

SIGNED, SEALED and DELIVERED AS A DEED for CSL LIMITED a company incorporated in Australia, by its attorney pursuant to Power of Attorney dated 15 October 2014

/s/ Greg Boss

In the presence of:	/s/ Alec Veznedaroglu

Print name of witness: Alec Veznedaroglu Address: Philadelphia, Pennsylvania

Schedule

Amended Agreement

Dated 26 October 2014

as amended and restated on 31 July 2015

NOVARTIS AG

and

CSL LIMITED

SHARE AND BUSINESS SALE AGREEMENT

relating to the Flu Group

Linklaters LLP
One Silk Street
London EC2Y 8HQ

Telephone (+44 20) 7456 2000

Facsimile (+44 20) 7456 2222

Ref L-225505

A19908996

Share and Business Sale Agreement

This Agreement is made on 26 October 2014 and amended and restated on 31 July 2015 between:

(1)                              NOVARTIS AG, a corporation (Aktiengesellschaft) incorporated in Switzerland whose registered office is at Lichtstrasse 35, 4056 Basel, Switzerland (the “Seller”); and

(2)                              CSL LIMITED, a company incorporated in Australia whose registered office is at 45 Poplar Road, Parkville, Victoria 3052, Australia (the “Purchaser”),

each a “party” and together the “parties”.

Whereas:

(A)                            The Seller and certain of the Seller’s Affiliates, including the Flu Group Companies (as defined below), are engaged in the Business.

(B)                            As of the date of this Agreement, the Seller and certain of the Seller’s Affiliates directly or indirectly own shares or other equity interests in the Flu Group Companies.

(C)                            Subject to the terms and conditions of this Agreement, the Seller has agreed to sell (or procure the sale of) the Flu Group (as defined below) and to assume the obligations imposed on the Seller under this Agreement.

(D)                            Subject to the terms and conditions of this Agreement, the Purchaser has agreed to purchase (or procure the purchase of) the Flu Group and to assume the obligations imposed on the Purchaser under this Agreement.

(E)                             In connection with the transactions contemplated by this Agreement, the Purchaser and the Seller, or certain of their respective Affiliates, have or will enter into the Ancillary Agreements.

It is agreed as follows:

1                                      Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1                            Definitions

“2013 Carve Out Accounts” means the unaudited carve out balance sheet of the Flu Group as at 31 December 2013 and the unaudited carve out profit and loss account and cash flow statement of the Flu Group for the accounting reference period ended on 31 December 2013, as contained in the Data Room at 9.1.2.2.3.1;

“2014 Accounts” means the audited statutory financial statements of each of Novartis Vaccines Holdings Limited and Novartis Vaccines and Diagnostics Limited, prepared in accordance with IFRS as adopted by the European Union and Applicable Law, for the accounting reference period ended on 31 December 2014, comprising the balance sheet, the profit and loss account and the notes to the accounts;

“Accounts” means the audited statutory financial statements of each of Novartis Vaccines Holdings Limited and Novartis Vaccines and Diagnostics Limited for the accounting reference period ended on the Accounts Date, comprising the balance sheet, the profit and loss account and the notes to the accounts, as filed with the UK registrar of Companies on 3 October 2014 and as contained in the Data Room at 1.2.1.2.6 and 1.2.1.2.5;

“Accounts Date” means 31 December 2013;

“Affiliate” means, with respect to any person, any other person that Controls, is Controlled by or is under common Control with such person, and “Affiliates” shall be interpreted accordingly;

“Affiliate Contract” means a Contract between or among any member of the Seller’s Group (other than the Flu Group Companies) on the one hand, and any Flu Group Company on the other hand, but excluding any Ancillary Agreement;

“Agreed Form MBASA” means the “Marburg bulk antigen supply agreement” relating to the manufacture and supply of influenza cell culture by the Seller to the Purchaser in the Agreed Terms;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Seller and the Purchaser and initialled for identification purposes by the Seller or its representatives and the Purchaser or its representatives, with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time;

“Agreement” means this share and business sale agreement;

“Ancillary Agreements” means:

(a)                            the Disclosure Letter, the Tax Indemnity and the Local Transfer Documents;

(b)                            the Global Transitional Services Agreement and any Local Transitional Services Agreement;

(c)                             the Global Transitional Distribution Services Agreement and any Local Transitional Distribution Services Agreement;

(d)                            the MF59® Manufacturing and Supply Agreement;

(e)                             the Purchaser Intellectual Property Licence Agreement, the Intellectual Property Assignment Agreement and the Transitional Trademark Licence;

(f)                              the Netherlands Offer Letter, the Netherlands APA and the Netherlands Services Agreement;

(g)                             the US Secondment Agreement, Novartis Share Incentives Plans Record of Terms and the Retirement Benefit Arrangements Purchase Price Adjustment Record of Terms;

(h)                            the Pharmacovigilance Agreement and the Quality Agreements (including any quality agreements referred to therein);

(i)                                the Chiron UK Pension Scheme Deed and the Novartis UK Pension Scheme Deed;

(j)                               the GSK Ancillary Agreements; and

(k)                              if the Purchaser elects to enter into the Agreed Form MBASA, the Agreed Form, MBASA;

“Anti-Bribery Law” means any Applicable Law that relates to bribery or corruption, including the US Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, in each case as amended, re-enacted or replaced from time to time;

“Applicable Law” means any supra-national, federal, national, state, municipal or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Governmental Entity or any rule or requirement of any national securities exchange, including, for the avoidance of doubt, the Transfer Regulations;

“Assumed Liabilities” has the meaning given to it in Clause 8.1.1;

“Australian Business” means the Business as operated by Novartis Influenza Pty Limited and Novartis Pharmaceuticals Australia Pty Limited;

“Benefit Plans” means the US Benefit Plans and the Non-US Benefit Plans;

“Business” means:

(i)                              the business conducted by the Seller’s Group from time to time of research, development, manufacture, sales, distribution, marketing and Commercialisation of:

(a)                            influenza Vaccines and other products using egg-based technologies and related adjuvant technologies;

(b)                            influenza Vaccines using cell-based technologies, including such business conducted at the Holly Springs Site;

(c)                             adjuvants conducted at the Holly Springs Site; and

(d)                            other Vaccines products to the extent that such business is conducted or contemplated to be conducted by the Seller’s Group at the Holly Springs Site in accordance with its obligations to, or as requested by, the US government or regulatory authorities;

(ii)                             the operations for the manufacture of the MF59® adjuvant located within the Marburg MF59® Premises and at the Holly Springs Site; and

(iii)                          the technical development, manufacturing and supply of any other pharmaceutical or biological products at the Holly Springs Site;

other than the Excluded Assets;

“Business Assets” has the meaning given to it in Clause 2.3.1 of this Agreement;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in the canton of Basel-Stadt (Switzerland), London (UK) or Melbourne (Australia);

“Business Information” means: (i) Commercial Information; (ii) Medical Information; and (iii) any other information Exclusively Related to the Business (including the Products, Pipeline Products and Products Under Registration);

“Business Sellers” means the members of the Seller’s Group (other than the Flu Group Companies) that own assets of or otherwise conduct any of the Flu Group Businesses;

“Cash Balances” means cash in hand or credited to any account with a financial institution and securities which are readily convertible into cash as at the Effective Time;

“Cash Pooling Arrangements” means the cash pooling arrangements of members of the

Seller’s Group in which the Flu Group Companies participate;

“CFIUS” means the Committee on Foreign Investment in the United States;

“CFIUS Approval” means written notice from CFIUS that any review or investigation of the Transaction under Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. App. Section 2170), has been concluded and there are no unresolved national security concerns with respect to the Transaction or the President shall have determined not to take action with respect to the Transaction;

“CFIUS Filing” has the meaning given to it in Clause 4.2.9;

“Chiron UK Pension Scheme” means the Chiron UK Pension Scheme;

“Chiron UK Pension Scheme Deed” means the deed to effect the change of principal employer, confirm the interim participation of Novartis Vaccines and Diagnostics Limited and the discharge of liability of Novartis Vaccines Holdings Limited and Novartis Vaccines and Diagnostics Limited, in each case in relation to the Chiron UK Pension Scheme;

“Closing” means the completion of the sale of the Shares and the Flu Group Businesses pursuant to this Agreement and Closing shall be deemed to have taken place notwithstanding that only some parts of the Flu Group Businesses have transferred to the Purchaser on the Closing Date and the Delayed Businesses have not transferred to the Purchaser on the Closing Date;

“Closing Date” means the date on which Closing takes place;

“Closing Statement” means the statement of net assets setting out, inter alia, the Flu Group Companies’ Cash Balances, the Tax Adjustment and the Third Party Indebtedness to be prepared by the Seller and agreed or determined in accordance with Clause 7 and Schedule 14;

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 of the United States, as amended, section 4980B of the Code, Title I Part 6 of ERISA, and any similar US state group health plan continuation law, together with its implementing regulations;

“Code” means the U.S. Internal Revenue Code of 1986, as amended, together with its implementing regulations;

“Commercial Information” means information that is, as of the Closing Date, or, in respect of any Delayed Business, as of the relevant Delayed Closing Date, as applicable, owned or in the possession of the Seller and/or its Affiliates and relates exclusively to the Commercialisation of any Product or future possible Commercialisation of any Pipeline Product or Product Under Registration other than information which the Seller and/or its Affiliate is required by Applicable Law to retain;

“Commercialisation” means the promotion, marketing, distribution and/or sale of a Product, and “Commercialise” shall be construed accordingly;

“Company Leased Real Properties” has the meaning given to it in Part 1 of Schedule 3;

“Company Leases” has the meaning given to it in Part 1 of Schedule 3;

“Company Owned Real Properties” has the meaning given to it in Part 1 of Schedule 3;

“Company Real Properties” means the Company Owned Real Properties and the

Company Leased Real Properties, and “Company Real Property” means any one of them;

“Competition Authorities” has the meaning given to it in Clause 4.1.1;

“Confidentiality Agreement” means the confidentiality agreement dated 12 May 2014 between Novartis International AG and the Purchaser pursuant to which the Seller made available to the Purchaser certain confidential information relating to the Flu Group;

“Contract” means any binding contract, agreement, instrument, lease, licence or commitment, excluding: (i) any lease or other related or similar agreements, undertakings and arrangements with respect to the leasing or ownership of the Properties (to which the provisions set out in Schedule 3 shall apply); and (ii) any contract with any Employee (to which the provisions set out in Schedule 9 shall apply);

“Control” means the power to direct the management and policies of a person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise, and the term “Controlled” shall be interpreted accordingly;

“Co-Owned Flu Group Intellectual Property Right” means any Flu Group Intellectual Property Right that is owned in part by any person other than the Seller or one of its Affiliates;

“Copyright” means any works of authorship, copyrights, database rights, mask work rights and registrations and applications therefor;

“Data Room” means the electronic data room containing documents and information relating to the Flu Group made available by IntraLinks, Inc. on behalf of the Seller, the index of which has been and initialled for identification purposes by the Seller or its representatives and the Purchaser or its representatives and the contents of which is listed in the Disclosure Letter and copied to a CD ROM that has been exchanged between the parties on or about the date of this Agreement;

“Decision” means the issuing of any decision by any competition, antitrust, foreign investment, national, federal, state, local, supranational or supervisory or other government, governmental, quasi-governmental, trade, or regulatory body, agency, branch, subdivision, department, commission, official or authority, including any Tax Authority and any governmental department and any court or other tribunal, that would have the effect of preventing the consummation of the transactions contemplated by this Agreement;

“Deferred Employee” means, subject to Clauses 5.1.2(xviii) to 5.1.2(xxiv), any person to whom the Seller, any Flu Group Company or any other member of the Seller’s Group has made an offer of employment for a role in the Business and whose employment in the Business will take effect on a date following the Closing Date, save that no person shall become a Deferred Employee unless and until the Seller has provided to the Purchaser a copy of the offer letter setting out the agreed principal terms of employment and/or employment agreement applicable to such person;

“Delayed Businesses” has the meaning given to it in Schedule 24;

“Delayed Jurisdiction” means the jurisdictions in which Business to be transferred to the Purchaser will be subject to Delayed Closings, as listed in Appendix 1 of Schedule 24;

“Delayed Local Payment Amount” has the meaning given to it in Clause 6.5;

“Delayed Local Payments Conversion Rate” means the spot reference rates quoted by the European Central Bank to convert a relevant local currency to US dollars (or if there are no such rates, the spot reference rate quoted by the nearest equivalent institution) on the Business Day immediately preceding the relevant Delayed Closing Date or, if no such rates are quoted on that date, on the preceding date on which such rate is quoted;

“Designated Purchaser” has the meaning given to it in Clause 6.5;

“Disclosed” means fairly disclosed and with sufficient particularity to enable a reasonable purchaser to identify the nature and scope of the fact, matter or circumstances disclosed;

“Disclosure Letter” means the letter dated 26 October 2014 from the Seller to the Purchaser disclosing information against the Seller’s Warranties;

“Draft Closing Statement” has the meaning given to it in Clause 7.1;

“Effective Time” means: (i) if the Closing Date is the last day of a month, 11.59 p.m. (local time in the relevant location) on the Closing Date; or (ii) if the Closing Date is the first Business Day of a month, 11.59 p.m. (local time in the relevant location) on the last day of the immediately preceding month;

“Election Date” has the meaning given in Clause 4.2.9;

“Employee Benefit Liabilities” has the meaning given to it in Schedule 10;

“Employee Benefits” has the meaning given to it in Schedule 10;

“Employee Inventor Payments” means any past or future compensation payments payable to any employee of the Seller’s Group who was an inventor of any Flu Group Intellectual Property Rights provided that the Seller was, prior to the date of this Agreement, aware of such compensation payments being payable to such employee. For the purposes of this definition the Seller’s awareness shall be deemed to refer to the actual knowledge of [***]. For the avoidance of doubt, this shall include the claims brought by employees of Novartis Vaccines and Diagnostics GmbH before the date of this Agreement for inventor compensation under German law for sales of Begrivac between 2006 and 2011 that are based on the employee’s rights in or contributions to the development of the Flu Group Intellectual Property;

“Employees” means the Flu Business Employees and the Flu Group Company Employees, and “Employee” means any one of them;

“Encumbrance” means any claim, charge, mortgage, restriction, lien, option, equitable right, power of sale, pledge, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing, and for the avoidance of doubt shall exclude any licences of or claims of infringement relating to Intellectual Property Rights;

“Environmental Laws” means any and all Applicable Law, Permit or agreement regulating or imposing Liability or standards of conduct concerning pollution or protection of the environment (including air (including air within buildings and other natural or man-made structures above or below the ground), water, or land and any ecological systems and living organisms (including humans) supported by any of those media);

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended, together with its implementing regulations;

“Estimated Flu Group Companies’ Cash Balances” means the Seller’s reasonable and good faith estimate of the aggregate of the Flu Group Companies’ Cash Balances, to be notified by the Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Tax Adjustment” means the Seller’s reasonable and good faith estimate of the aggregate of the Tax Adjustment, to be notified by the Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Third Party Indebtedness” means the Seller’s reasonable and good faith estimate of the Third Party Indebtedness, to be notified by the Seller to the Purchaser pursuant to Clause 6.4;

“Event” means any transaction, event, circumstance, action or omission, including, without limitation, any change in the residence of any person for the purposes of any Tax, and shall also include Closing;

“Excluded Assets” has the meaning given to it in Clause 2.3.2;

“Excluded Contracts” means, collectively, each Contract: (i) which is not Predominantly Related to the Business; (ii) which is listed in Schedule 5; (iii) which is solely between members of the Seller’s Group (excluding the Flu Group Companies); or (iv) which is a MF59® Platform Intellectual Property Rights Contract;

“Excluded Employees” means the employees listed in Schedule 18;

“Excluded Liabilities” has the meaning given to it in Clause 8.2;

“Exclusively Related to the Business” means exclusively related to, or exclusively used or held for use exclusively in connection with, the Business;

“Executed MBASA” has the meaning given to it in Clause 8.17.1;

“FCC Operations” means the operations (including all assets and liabilities related thereto) for the manufacture of FCC Vaccines at Marburg Germany excluding FCC related Intellectual Property to the extent exclusively related to the Business;

“FCC Vaccines” means bulk influenza Vaccines produced using cell-based technologies;

“FDA” means the United States Food and Drug Administration (or its successor);

“Final Payment Date” means 5 Business Days after the agreement or determination of the Closing Statement in accordance with Clause 7 and Schedule 14;

“Flu Business Employees” means, subject to any changes made in accordance with Clauses 5.1.2(xviii) to 5.1.2(xxiv) (inclusive), but excluding Clause 5.1.2(xxii), the employees of any member of the Seller’s Group who work wholly or mainly in the Business or who perform a critical role in the Business, an indicative list, as at the date of this Agreement, of whom are identified with a unique identifier (not name) as appended to the Disclosure Letter, including, for the avoidance of any doubt, the International Assignees, other than the Flu Group Company Employees and the Excluded Employees, and provided that, in relation to the Seller’s Warranties only, the words “from time to time” shall be deemed to be replaced by “at the date of this Agreement” and “Flu Business Employee” means any one of them;

“Flu Group” means the Flu Group Companies and the Flu Group Businesses, taken as a whole;

“Flu Group Businesses” means the businesses of the Business (but excluding the businesses of the Business carried on by the Flu Group Companies) as set out in Clause 2.3.1, but subject always to Clause 2.3.2;

“Flu Group Companies” means:

(i)                                Novartis Vaccines Holdings Limited and the Subsidiary;

(ii)                             Novartis Vaccines Influenza Srl; and

(iii)                          Novartis Influenza Vaccines AG,

and “Flu Group Company” means any one of them;

“Flu Group Companies’ Cash Balances” means the Cash Balances held by or on behalf of the Flu Group which are derived from the Closing Statement;

“Flu Group Company Employees” means, subject to any changes made in accordance with Clauses 5.1.2(xviii) to 5.1.2(xxiv) (inclusive), but excluding Clause 5.1.2(xxii), the employees employed by any of the Flu Group Companies who work wholly or mainly in the Business or who perform a critical role in the Business other than the Excluded Employees, an indicative list of whom, as at 26 October 2014, are identified with a unique identifier (not name) as contained in the Data Room at 5.1.3.5, and provided that, in relation to the Seller’s Warranties only, the words “from time to time” shall be deemed to be replaced by “at 26 October 2014”, and “Flu Group Company Employee” means any one of them;

“Flu Group Information Technology” means the Transferred Information Technology and the Owned Information Technology;

“Flu Group Insurance Policies” means all insurance policies held exclusively by and for the benefit of the Flu Group Companies and “Flu Group Insurance Policy” means any one of them;

“Flu Group Intellectual Property Contracts” means the Transferred Intellectual Property Contracts and the Owned Intellectual Property Contracts;

“Flu Group Intellectual Property Rights” means the Transferred Intellectual Property Rights and the Owned Intellectual Property Rights;

“German Transferred Intellectual Property Rights” means the Transferred Intellectual Property Rights of Novartis Influenza Vaccines Marburg GmbH which shall transfer to Seqirus UK Ltd at Closing;

“Global Transitional Distribution Services Agreement” means the agreement to be entered into at Closing in the Agreed Terms, between the Seller and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates, relating to the performance of certain activities relating to distribution and the transfer of the Marketing Authorisations;

“Global Transitional Services Agreement” means the transitional services agreement to be entered into at Closing in the Agreed Terms, between the Seller and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates;

“GMP” means current good manufacturing practices as set out in the ICH Guideline on Good Manufacturing Practice for Active Pharmaceutical Ingredients; the corresponding requirements of any other Governmental Entity and any other good manufacturing practices applicable to the relevant Product, Product Under Registration and Pipeline Product Approval;

“Governmental Entity” means any supra-national, federal, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, or any national securities exchange or automated quotation service, including, any governmental regulatory authority or agency responsible for the grant approval, clearance, qualification, licensing or permitting of any aspect of the research, development, manufacture, marketing distribution or sale of the Products, Pipeline Products or Products Under Registration, including the FDA, the European Medicines Agency, or any successor agency thereto, but excluding any Tax Authority;

“GSK” means GlaxoSmithKline plc and its Affiliates;

“GSK Ancillary Agreements” means:

(i)                                the manufacturing and supply agreement pursuant to which GSK will manufacture and supply certain products relating to the treatment of influenza;

(ii)                             the manufacturing, supply and distribution agreement pursuant to which GSK will undertake certain activities in relation to certain marketing authorisations pending their transfer to, or re-registration by the Seller or the Purchaser; and

(iii)                          the support services agreement pursuant to which GSK will provide certain clean utility services to the Marburg MF59® Premises (the “GSK Support Services Agreement”),

in each case entered into by GSK and a member of the Seller’s Group on or around 23 October 2014 (and as amended);

“GSK Mixed Contracts” means any Contract which is related both:

(i)                                to the Business or any part of the Business to be transferred to the Purchaser at Closing or Delayed Closing, as applicable; and

(ii)                             to any part of the Vaccines business sold by the Seller to GSK,

to which either GSK or a member of the Seller’s Group on the one hand, and any person who is not either a member of the Seller’s Group or the GSK group on the other hand is a party and “GSK Mixed Contract” shall mean any of them;

“GSK Support Services Agreement” shall have the meaning set out in paragraph (iii) of the definition of GSK Ancillary Agreements set out above;

“Hazardous Substance” means any gasoline or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic substances, asbestos, pollutants, or contaminants defined as such in or regulated under any applicable Environmental Law;

“Headline Price” has the meaning given to it in Clause 3.1;

“Holly Springs Site” means the Properties located in Holly Springs, North Carolina, United States of America at which the Business undertakes, among other things, Manufacturing activities;

“IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board;

“lllustrative Statement of Net Assets” has the meaning given to it in Clause 5.7.8(iii);

“In-Market Inventory” means all inventory of Products for Commercialisation that, at any particular time: (i) is beneficially owned by a member of the Seller’s Group; and (ii) is in finished packed form and released for Commercialisation; and (iii) is located: (a) in (or in transit to) the relevant market; or (b) in (or in transit to) a multi-market warehouse owned or operated by a member of the Seller’s Group or by a third party; or (c) at a Property pending despatch following release by the relevant qualified person to the relevant market or multi-market warehouse;

“Indebtedness” means all loans and other financing liabilities and obligations in the nature of borrowed moneys and overdrafts and moneys borrowed and other debt like items, but excluding trade debt and liabilities arising in the ordinary course of business and excluding any amounts in respect of Tax;

“Information Technology” means computer, hardware, software and network;

“Intellectual Property Assignment Agreements” means the assignments between the Seller and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates in the Agreed Terms, to be entered into at Closing, in respect of the transfer of certain Intellectual Property Rights in each of the relevant jurisdictions;

“Intellectual Property Litigation” means actual and threatened litigation anywhere in the world with:

(i)                                [***] in relation to [***] and [***] or counterpart wherever registered; and

(ii)                             [***], [***] and [***] in relation to [***] or counterpart patents wherever registered;

“Intellectual Property Rights” means all: (i) Patents; (ii) Know-How; (iii) Trademarks; (iv) internet domain names; (v) Copyrights; (vi) rights in designs; (vii) database rights; and (viii) all rights or forms of protection, anywhere in the world, having equivalent or similar effect to the rights referred to in (i) to (vii) above, in each case, whether registered or unregistered and including applications for registration of any such thing;

“International Assignees” means the employees listed in Schedule 19;

“Intra-Group Non-Trade Payables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued, dividends declared or payable but not paid) owed by a Flu Group Company to a member of the Seller’s Group (other than a Flu Group Company) as at the Effective Time, but excluding: (i) Intra-Group Trading Balances; and (ii) any amounts in respect of Tax;

“Intra-Group Non-Trade Receivables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued, dividends declared or payable but not paid) owed by a member of the Seller’s Group (other than a Flu Group Company) to a Flu Group Company as at the Effective Time, but excluding: (i) Intra-Group Trading Balances; and (ii) any amounts in respect of Tax;

“Intra-Group Trading Balances” means all trade accounts and notes receivable or payable arising in the ordinary course between any two members of the Seller’s Group, in each case to the extent related to the Business, together with any unpaid financing charges accrued thereon;

“Judgment” means any order, writ, judgment, injunction, decree, stipulation, determination, Decision or award entered into by or with any Governmental Entity of competent jurisdiction;

“Key Sites” means the Holly Springs Site and the Liverpool Site, and “Key Site” means any one of them;

“Key Warranty” means the warranties set out in the following paragraphs of Schedule 16:

(i)                                2.1.2;

(ii)                             2.3.1 and 2.3.2;

(iii)                          2.5 (but for these purposes only the words “or Business Seller or Share Seller” in each of paragraphs 2.5.1 and 2.5.2 shall be deemed to be deleted);

(iv)                         2.11.1(iv) and 2.11.2(iii) (but for these purposes only each such paragraph shall be deemed to include the following additional sentence:

“Neither of the Key Sites (each taken as a whole) is at Closing:

(a)                     incapable of operation by the Purchaser’s Group without a member of the Purchaser’s Group being in breach of any Applicable Law or any other material duty or obligation; or

(b)                     otherwise incapable of operation by virtue of some other event, matter, or circumstance,

but only where the circumstances giving rise to the inability of the Purchaser’s Group to operate a Key Site would, or would be reasonably likely to, result in:

A.                        a Key Site being prohibited from, or otherwise being substantially incapable of, operation for a period of at least three consecutive months in the 12 month period immediately following the Closing Date; and

B.                        the manufacturing output of that Key Site in the 12 month period following the Closing Date falling by 30 per cent. or more as compared to the manufacturing output at that Key Site in the 12 month period ending on the corresponding date in the immediately preceding year.”;

(v)                            2.13.3 (but for these purposes only such paragraph shall be deemed to read: “No member of the Seller’s Group has received written notice that it is in material default under any US Government Contract with a value in excess of US$5 million (as determined based on annual sales or expenditure in 2013) or the UK Pandemic Agreement.”);

(vi)                         2.16.1 (but for these purposes only such paragraph shall be deemed not to include the first sentence);

(vii)                      2.17.2; and

(viii)                   2.24;

“Know-How” means all existing and available technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data;

“Local Incentive Agreements” means:

(i)                                                                             the Economic Development Agreement between Novartis Vaccines and Diagnostics, Inc. and the Town of Holly Springs, North Carolina, dated 18 July  2006;

(ii)                                                                          Grant Agreement between Novartis Vaccines and Diagnostics, Inc. and Wake County, North Carolina, dated 18 July 2006;

(iii)                                                                       Community Economic Development Agreement between Novartis Vaccines and Diagnostics, Inc. and the Economic Investment Committee of the State of North Carolina, dated 18 July 2006; and

(iv)                                                                      Community Economic Development Agreement between Novartis Vaccines and Diagnostics, Inc. and the Economic Development Committee of the State of North Carolina, dated 22 December 2010;

“LEK Filling and Packaging Agreement” means the agreement for the production of ready to fill formulation on the declaration of a pandemic entered into by LEK Pharmaceuticals d.d., Sandoz AG and Novartis Vaccines and Diagnostics AG on or about 23 October 2014;

“Liabilities” means all liabilities, claims, damages, proceedings, demands, orders, suits, costs, losses and expenses of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety;

“Liabilities In The Nature Of Working Capital” means any Liabilities in the nature of working capital which are Exclusively Related to the Business and reflected in the Closing Statement (which, for reference only, are or should be included in line items BS01_610 Trade payables (3rd parties and AC), BS01_620 Payables own BU, BS01_630 Payables other BUs, BS01_670 Accrued and other current liabilities (3rd parties and AC));

“LIBOR” means the London interbank offered rate, being the interest rate offered in the London inter-bank market for three month deposits (or such other relevant period) in the relevant currency as displayed on the relevant Reuters screen at 11 a.m. (London) on the date the funding is proposed to be made;

“Liverpool Site” means the Properties located in Liverpool at which the Business undertakes Manufacturing activities;

“Local Transfer Document” has the meaning given to it in Clause 2.6.1;

“Local Transitional Distribution Services Agreement” means the agreement relating to the performance of certain activities relating to distribution and the transfer of the Marketing Authorisations in respect of the Business in a particular country;

“Local Transitional Services Agreement” means any transitional services agreement between the Seller and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates in respect of the Business in a particular country;

“Long Stop Date” has the meaning given to it in Clause 4.4;

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Manufacture”, “Manufacturing” or “Manufactured” means the planning, purchasing of materials for, production, processing, compounding, storage, filling, packaging, labelling, leafleting, warehousing, quality control testing, waste disposal, quality release, sample retention and stability testing of products;

“Manufacturing Inventory” means any packed inventory of Products that is: (i) in finished form; (ii) beneficially owned by any member of the Seller’s Group; (iii) held at a Property or outside of a Property where secondary packaging is undertaken; and (iv) not yet released by a qualified person of the Seller’s Group; and excluding in each case, for the avoidance of doubt, any In-Market Inventory and Manufacturing Stocks;

“Manufacturing Stocks” means, as at Closing, all stocks of raw materials, active pharmaceutical ingredients, ingredients, adjuvants, drug substances, intermediates, packaging materials, components, devices and other production and pre-production consumables and work-in-progress that are beneficially owned by any member of the Seller’s Group for use in the Manufacture of Products, Products Under Registration or Pipeline Products;

“Marburg MF59® Premises” means the premises leased by the Seller, a member of the Seller’s Group or a member of the Flu Group and which are located in Marburg (Germany) in which the Flu Group undertakes the manufacture of MF59® adjuvant;

“Marketing Authorisation Data” means the existing dossiers in the Seller’s Group possession or control containing the relevant Know-How used by the Seller and/or its Affiliates to obtain and maintain the Marketing Authorisations;

“Marketing Authorisations” means the marketing authorisations issued or applications for marketing authorisations with respect to the Products, Pipeline Products and Products Under Registration and all supplements, amendments and revisions thereto;

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that has had or would have a materially adverse effect on the business, financial condition or results of operations of the Flu Group taken as a whole (other than on a short term, cyclical or temporary basis), except to the extent caused by: (i) the transactions contemplated by this Agreement and the Ancillary Agreements and the announcement and consummation thereof; (ii) changes in law, regulation or accounting standards, principles or interpretations thereof applicable to the Business; (iii) changes generally applicable to financial, economic, political or similar conditions (including acts of war, declared or undeclared, armed hostilities and terrorism) or to financial, securities, commodities or other market conditions or prevailing interest rates; (iv) changes generally applicable in the industry in which the Business operates; or (v) any matters disclosed in this Agreement, the Ancillary Agreements, the Disclosure Letter or the Data Room (other than any such matters which would not as at the date of this Agreement have constituted a Material Adverse Effect but which subsequently develop in such a manner as to constitute a Material Adverse Effect as a result of an event or occurrence after the date of this Agreement which could not reasonably have been anticipated at the date of this Agreement);

“Material Employee Jurisdictions” means the United Kingdom, the United States of America, Italy and Switzerland;

“MBASA Confirmation” has the meaning given to it in Clause 8.17.1;

“MDCK Cell Bank” means the master cell bank and working cell bank of Madin Darby

Canine Kidney cells located in the premises used by the Seller or a member of the Seller’s Group for the manufacture of FCC Vaccines in Marburg, Germany;

“Medical Information” means information relating to clinical and technical matters, such as therapeutic uses for the approved indications, drug-disease information, and other product characteristics Exclusively Related to the Business (including the Products, Pipeline Products and Products Under Registration) which is owned or in the possession of the Seller and/or its Affiliates as of the Closing Date, or, in respect of any Delayed Business, as of the relevant Delayed Closing Date, as applicable, other than information which the Seller and/or its Affiliate is required by Applicable Law to retain;

“MF59® Flu Specific Intellectual Property Rights” means the Intellectual Property Rights owned by the Seller’s Group comprised within the MF59® Rights that are Exclusively Related to the Business;

“MF59® Flu Specific Intellectual Property Rights Contracts” means the Contracts held by the Seller’s Group relating to the Intellectual Property Rights comprised within the MF59® Rights that are Exclusively Related to the Business;

“MF59® Manufacturing and Supply Agreement” means the manufacturing and supply agreement for the supply of MF59® adjuvant to the Seller and/or its Affiliates to be entered into at Closing in the Agreed Terms;

“MF59® Platform Intellectual Property Rights” means the Intellectual Property Rights owned by the Seller’s Group comprised within the MF59® Rights excluding the MF59® Flu Specific Intellectual Property Rights, including the Intellectual Property Rights set out in Schedule 23;

“MF59® Platform Intellectual Property Rights Contracts” means the Contracts held by the Seller’s Group relating to the Intellectual Property Rights comprised within the MF59® Rights excluding the MF59® Flu Specific Intellectual Property Rights Contracts;

“MF59® Rights” means all rights in the MF59® adjuvant owned by or licensed to the Seller’s Group including: (i) all stocks of the adjuvant and materials used in its production; (ii) all Intellectual Property Rights in and relating to the MF59® adjuvant; and (iii) all Intellectual Property Rights in and relating to the manufacture and production or fill finish process relating to the MF59® adjuvant;

“Mixed Contracts” means any Contract which is Predominantly Related to the Business but relates both:

(i)                                to the Business or any part of the Business to be transferred to the Purchaser at Closing or Delayed Closing, as applicable; and

(ii)                             to any part of the Seller’s Group Retained Business (as at the date of this Agreement), any product other than the Products, Pipeline Products or Products Under Registration, or any Excluded Asset,

to which a member of the Seller’s Group (including the Flu Group Companies) on the one hand, and any person who is not a member of the Seller’s Group (including the Flu Group Companies) one the other hand is a party and “Mixed Contract” shall mean any of them;

“Netherlands APA” has the meaning given to it in the Netherlands Offer Letter;

“Netherlands Assumed Liabilities” means the Assumed Liabilities to the extent they relate to the Netherlands Business, excluding always the Excluded Liabilities;

“Netherlands Business” means that part of the Flu Group, comprising:

(i)                                the Flu Group Businesses as conducted in the Netherlands;

(ii)                             the Netherlands Assumed Liabilities;

(iii)                          the Netherlands Employees; and

(iv)                         any other assets that are exclusively related to the Flu Group Business as conducted in the Netherlands;

“Netherlands Closing” has the meaning given to it in the Netherlands APA;

“Netherlands Employees” means the Employees employed in the Netherlands Business;

“Netherlands Offer Letter” means the letter from the Purchaser to the Seller in respect of the binding offer from the Purchaser to acquire the Netherlands Business dated on or around the date hereof;

“Netherlands Put Option Exercise” has the meaning given to it in the Netherlands Offer Letter;

“Netherlands Services Agreement” means the services agreement with respect to certain services provided by Novartis Pharma B.V. to be entered into between the Seller and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates at Closing in the Agreed Terms;

“Non-US Benefit Plans” has the meaning given to it in paragraph 2.21.4 of Schedule 16;

“Notice” has the meaning given to it in Clause 15.11.1;

“Novartis Share Incentives Plans Record of Terms” means the letter detailing how share-based incentive plan arrangements are to be treated to be entered into between the Seller and the Purchaser at Closing in the Agreed Terms;

“Novartis UK Pension Scheme” means the Novartis UK Pension Scheme;

“Novartis UK Pension Scheme Deed” means the deed to confirm the interim participation and cessation and discharge of Novartis Vaccines and Diagnostics Limited;

“Owned Information Technology” means all Information Technology of any Flu Group Company to the extent Exclusively Related to the Business;

“Owned Intellectual Property Contracts” means the Contracts Exclusively Related to the Business which relate to Intellectual Property Rights and that are held by the Flu Group Companies;

“Owned Intellectual Property Rights” means the Intellectual Property Rights of any Flu Group Company to the extent Exclusively Related to the Business;

“Patents” means patents, design patents, patent applications and any reissues, re-examinations, divisionals, continuations, continuations-in-part, provisionals, and extensions thereof or any counterparts to any of the foregoing (including rights resulting from any post-grant proceedings relating to any of the foregoing);

“PA Transfer Date” means, in relation to a Product Approval or Product Application, the date upon which the relevant Governmental Entity approves and notifies the Product Approval or Product Application (as applicable) naming the Purchaser or the relevant Affiliate of the Purchaser (or designee thereof) as the holder of such Product Approval or

Product Application in the relevant country or territory covered by that Product Approval or Product Application;

“Permit” has the meaning given to it in paragraph 2.16.1 of Schedule 16;

“Permitted Encumbrance” means:

(i)                                Encumbrances for Taxes, assessments and charges or levies of any Governmental Entity not yet delinquent or for which adequate reserves are maintained on any financial statements (including management accounts) relating to the Business, where such financial statements have been made available to the Purchaser;

(ii)                             Encumbrances imposed by Applicable Law;

(iii)                          Encumbrances imposed in the ordinary course of business which are not yet due and payable or which are being contested in good faith;

(iv)                         Encumbrances which are listed in Schedule 6;

(v)                            except with respect to the Transferred Real Property, pledges or deposits to secure obligations under Applicable Law relating to workers’ compensation, unemployment insurance or to secure public or statutory obligations; and

(vi)                         except with respect to the Transferred Real Property, liens, title retention arrangements or deposits to secure the performance of bids, trade contracts (other than for borrowed money), conditional sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of the Business;

“Pharmacovigilance Agreement” means the agreement to be entered into between the Seller and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates which defines the roles and responsibilities of the parties in relation to pharmacovigilance activities;

“Pipeline Product” means:

(i)                                each product in development by the Business set out under the heading “Pipeline Products” in paragraph C of Part 2 of Schedule 7; and

(ii)                             any other product in development which is Exclusively Related to the Business;

“Pipeline Product Approvals” means all permits, licences, certificates, clearances, registration or other authorisations or consents issued by any Governmental Entity to the Seller or one of its Affiliates in relation to the research and development of Pipeline Products;

“Post Closing Adjustments” means the adjustments to the Purchase Price for Flu Group Companies’ Cash Balances, Third Party Indebtedness and Tax Adjustment as set out in Clause 7;

“Predominantly Related to the Business” means exclusively or predominantly related to, or used or held for use exclusively or predominantly in connection with, the Business;

“Product Applications” means all applications for Product Approval filed with respect to Products Under Registration, with each individual application being a “Product Application”;

“Product Approvals” means all permits, licences, certificates, clearances, registrations or other authorisations or consents, including any Marketing Authorisations, issued by any Governmental Entity to the Seller or one of its Affiliates with respect to the Products or the use, research, development, marketing, distribution or sale thereof;

“Products” means:

(i)                                the products set out under the heading “Products” in paragraph A of Part 2 of Schedule 7; and

(ii)                             any other products Exclusively Related to the Business;

“Products Under Registration” means:

(i)                                the products set out under the heading “Products Under Registration” in paragraph B of Part 2 of Schedule 7; and

(ii)                             any other product under registration Exclusively Related to the Business;

“Properties” means the Company Real Properties, the Transferred Real Properties and the Marburg MF59® Premises and “Property” means any one of them;

“Proprietary Information” means all confidential and proprietary information of the Seller or its Affiliates that is Exclusively Related to the Business, including confidential Medical Information, confidential Know How and confidential Commercial Information;

“Prosecution and Maintenance” means the preparation, filing, prosecution and maintenance of the Flu Group Intellectual Property Rights, and any re-examinations, re-issues, interference actions, oppositions or other similar proceedings before national or supranational patent offices. For the avoidance of doubt, Prosecution and Maintenance shall exclude the enforcement or defence of Flu Group Intellectual Property Rights in any U.S. federal court or any foreign counterpart thereof or before any international trade commission panel;

“Purchase Price” has the meaning given to it in Clause 3.1;

“Purchase Price Bank Accounts” means the accounts notified by the Seller to the Purchaser no later than 5 Business Days prior to the Closing Date;

“Purchaser Intellectual Property Licence Agreement” means the agreement between the Seller and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates in the Agreed Terms, to be entered into on Closing, in respect of the grant of licences from the Seller’s Group (other than a Flu Group Company) to the Purchaser’s Group of certain Intellectual Property Rights;

[***];

“Purchaser’s Group” means the Purchaser and its Affiliates from time to time;

“Purchaser’s Lawyers” means Baker & McKenzie LLP of 100 New Bridge Street, London, EC4V 6JA, United Kingdom;

“Quality Agreements” means the agreements to be entered into between the Seller and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates, each of which defines the roles and responsibilities of the parties in relation to quality assurance activities in respect of the Transitional Services Agreement, the Global Transitional Distribution Services Agreement and any Local Transitional Distribution Services Agreement, the MF59 Manufacturing and Supply Agreement and, if the Purchaser

elects to enter into the Agreed Form MBASA, the Agreed Form MBASA;

“Registered Intellectual Property Rights” means Intellectual Property Rights that are registered, issued, filed, or applied for under the authority of any Governmental Entity;

“Registered Flu Group Intellectual Property Rights” means all Flu Group Intellectual Property Rights that are Registered Intellectual Property Rights;

“Relevant Employers” means the Business Sellers and such other members of the Seller’s Group who employ the Relevant Flu Business Employees;

“Relevant Part” means the relevant part of a Shared Business Contract, a Mixed Contract or a GSK Mixed Contract, as applicable, which relates exclusively to the Business (or the relevant part of the Business that is transferred to the Purchaser as and from the Effective Time);

“Relevant Payors” means the entities whose names are set out in column 3 of Schedule 11;

“Relevant Pension and Employment Liabilities” means: (i) any Liabilities assumed by the Purchaser or a member of the Purchaser’s Group as contemplated by Schedule 9; and (ii) any Transferred Employee Benefit Liabilities which the Purchaser agrees to assume in accordance with Schedule 10;

“Relevant Persons” has the meaning given to it in Clause 8.4.2;

“Relevant Flu Business Employees” means the Flu Business Employees immediately prior to the Closing Date and “Relevant Flu Business Employee” means any one of them;

“Relevant Flu Group Company Employees” means the Flu Group Company Employees immediately prior to the Closing Date and “Relevant Flu Group Company Employee” means any one of them;

“Relief” means any loss, relief, allowance or credit in respect of any Tax and any deduction in computing Income, Profits or Gains for the purposes of any Tax;

“Reorganisation” has the meaning given to it in Clause 2.3.4;

“Reporting Accountants” means an internationally recognised and independent firm of accountants who does not act as auditor to the Seller or the Purchaser, to be agreed by the Seller and the Purchaser within seven days of a notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the application of either of them by or on behalf of the Institute of Chartered Accountants of England and Wales;

“Required Antitrust Notifications” has the meaning given to it in Clause 4.1.1;

“Retained Part” means the relevant part of the Mixed Contract which relates exclusively to the Seller’s Group Retained Business;

“Retirement Benefit Arrangements Purchase Price Adjustment Record of Terms” means the letter detailing how the transferring pensions liabilities are to be dealt with which is to be entered into between the Seller and the Purchaser at Closing in the Agreed Terms;

“Sanctions Laws” has the meaning given to it in paragraph 2.16.6 of Schedule 16;

“Seller Marks” means any of the Trademarks (including in either or both logo and local script form) “Novartis”, “Sandoz”, “Alcon” and “Ciba Vision” used either alone or in combination with other words or marks;

“Seller Partner” means any counterparty to a development, contract research, commercialisation, manufacturing, distribution, sales, marketing, supply, consulting or other collaboration Contract with the Seller or any Affiliate of the Seller;

“Seller’s Group” means the Seller and its Affiliates from time to time;

“Seller’s Group Insurance Policies” means all insurance policies (whether under policies maintained with third party insurers or any member of the Seller’s Group), other than Flu Group Insurance Policies, maintained by the Seller or any member of the Seller’s Group in relation to the Flu Group or under which, immediately prior to Closing, any Flu Group Company or the Seller or member of the Seller’s Group in relation to the Flu Group Businesses is entitled to any benefit, and “Seller’s Group Insurance Policy” means any one of them;

“Seller’s Group Retained Business” means, from time to time, all businesses of the Seller’s Group, excluding the Business;

“Seller’s Knowledge” has the meaning given to it in Clause 9.1.4;

“Seller’s Lawyers” means Linklaters LLP, of One Silk Street, London, EC2Y 8HQ, United Kingdom;

“Seller’s Warranties” means the warranties given by the Seller pursuant to Clause 9.1 and Schedule 16, and “Seller’s Warranty” means any one of them;

“Share Sellers” means the members of the Seller’s Group (other than the Flu Group Companies) that own any Shares;

“Shared Business Contracts” means any Contract between a member of the Seller’s Group (excluding the Flu Group Companies) on the one hand, and any person who is not a member of the Seller’s Group, on the other hand, which is not Predominantly Related to the Business to be transferred to the Purchaser at Closing or Delayed Closing, as applicable but is a Contract under which a Flu Group Company or a Business Seller has a right to receive products or services in connection with the operation of the Business, and “Shared Business Contract” shall mean any of them;

“Shares” means the shares in the capital of any Flu Group Company (other than the Subsidiary);

“Sinergium Arrangements” means agreements and arrangements relating to the business and activities of the Sinergium Consortium, including agreements and arrangements between: (i) any of the Sinergium Consortium Members; (ii) any of the Sinergium Consortium Members (and/or the Sinergium Consortium) and the Argentinian Ministry of Health; and (iii) any member of the Seller’s Group and any Sinergium Consortium Member (and/or the Sinergium Consortium);

“Sinergium Consortium Members” means the members of Sinergium Biotech - Consorcio de Cooperación (taken together, the “Sinergium Consortium”), who as at the date of this Agreement are Novartis Argentina, S.A., Biogénesis Bago, S.A., Laboratorio ELEA S.A.C.I.F. y A. and Sinergium Biotech, S.A.;

“Statement of Net Assets” means the statement of net assets as at the Statement of Net Assets Date, as set out in Schedule 20;

“Statement of Net Assets Date” means 31 December 2013;

“Statement of Net Assets Rules” means the rules in accordance with which the Statement of Net Assets was prepared, as set out in Part 2 of Schedule 20;

“Stub Period Carve Out Accounts” means the unaudited carve out profit and loss account of the Flu Group for the 9 month period ended on 30 September 2014, as contained in the Data Room at 9.1.2.2.5.1;

“Subsidiary” means Novartis Vaccines and Diagnostics Limited, details of which are set out in paragraph 4 of Schedule 2;

“Surviving Affiliate Contract” means:

(i)                                the LEK Filling and Packaging Agreement;

(ii)                             the manufacturing agreement between Novartis Influenza Vaccines Marburg GmbH and Novartis Influenza Vaccines AG;

(iii)                          the quality agreement for external manufacturing between Novartis Influenza Vaccines AG and Novartis Influenza Vaccines Marburg GmbH dated 11 June 2015;

(iv)                         the quality agreement on testing and complaint management between Novartis Influenza Vaccines Marburg GmbH and Novartis Vaccines and Diagnostics Limited dated 10 June 2015;

(v)                            any of the other agreements or arrangements referred to in Clause 5.2.2;

(vi)                         the quality agreement on filling, packaging and testing between Novartis Vaccines and Diagnostics AG, Novartis Vaccines and Diagnostics S.r.l and LEK Pharmaceuticals d.d., dated 16 October 2014 (which transferred from Novartis Vaccines and Diagnostics AG to Novartis Influenza Vaccines AG and from Novartis Vaccines and Diagnostics S.r.l to Novartis Vaccines Influenza S.r.l. pursuant to the Reorganisation); and

(vii)                      any agreements or arrangements between any member of the Flu Group and any member of the Seller’s Group Retained Business that are required in connection with the transitional arrangements contemplated under this Agreement, any of the Ancillary Agreements or are otherwise required in connection with the operation of the Business;

“Swiss Transferred Intellectual Property” means the Transferred Intellectual Property Rights, Transferred Intellectual Property Contracts, Transferred Accounts Receivable and Transferred Books and Records of Novartis Pharma AG together with the Assumed Liabilities of Novartis Pharma AG that relate exclusively to such assets, which, in each case, shall transfer to Seqirus UK Ltd at Closing;

“Taxation” or “Tax” means all forms of taxation (other than any accounting for deferred tax), and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments to a Tax Authority on account of Tax, in each case whether of the United Kingdom or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a member of the Seller’s Group or any other person, and including all interest, penalties and additions imposed with respect to such amounts by any Tax Authority or with respect to any failure to file any Tax Return;

“Tax Adjustment” means the amount by which:

(i)                                the aggregate amount of the corporate income taxes payable by the Flu Group Companies, as at the Effective Time and as derived from the Closing Statement,

exceeds or is less than

(ii)                             the aggregate amount of the corporate income tax receivables of the Flu Group Companies as at the Effective Time as derived from the Closing Statement,

and any such excess amount shall be treated as a positive number and any shortfall shall be treated as a negative amount;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Indemnity” means the deed of covenant against taxation, in the Agreed Terms, to be entered into on the Closing Date between the Seller and the Purchaser;

“Tax Return” means any return, declaration, claim for refund, information return or statement, including any schedule or attachment thereto, which must be filed or lodged with, or submitted to, any Tax Authority in relation to the assessment, notification, collection or administration of any Tax, or which a taxpayer must prepare and retain;

“Tax Warranties” means the Seller’s Warranties set out in paragraph 2.18 of Schedule 16;

“Third Party Claim” has the meaning given to it in Clause 11.4;

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third parties for the assignment or transfer to the Purchaser of any of the Transferred Contracts, Transferred Intellectual Property Contracts, Shared Business Contracts, Co-Owned Flu Group Intellectual Property Rights or Transferred Plant and Equipment and “Third Party Consent” means any one of them;

“Third Party Indebtedness” means the aggregate amount as at the Effective Time of all outstanding Indebtedness owed by the Flu Group Companies to any third party less any Indebtedness owed by any third party to any Flu Group Company as derived from the Closing Statement (but excluding: (i) any item included in respect of any Flu Group Companies’ Cash Balances and (ii) any loans made to the Sinergium Consortium which in the Statement of Net Assets and the Illustrative Statement of Net Assets have been treated as “Financial Assets — 3rd parties and loans to AC” (and have been included in line item BS01_035 Financial Assets — 3rd parties and loans to AC)), and, for the purposes of this definition, third party shall exclude any member of the Seller’s Group;

“Trademarks” means trademarks, service marks, trade names, certification marks, service names, industrial designs, brand names, brand marks, trade dress rights, identifying symbols, logos, emblems, and signs or insignia and all goodwill of the business in relation to which any of the foregoing are used (but no other or greater goodwill);

“Transaction” means the proposed acquisition of all or any of the Shares or Flu Group Businesses pursuant to this Agreement;

“Transfer Regulations” means the relevant national measure by which the employment of a Relevant Flu Business Employee automatically transfers to the Purchaser or a relevant member of the Purchaser’s Group;

“Transferred Accounts Receivable” means all trade accounts and notes receivable arising in the ordinary course of the business of the Seller’s Group (other than any Flu Group Company) to the extent related to the Business and outstanding at the Effective Time, together with any unpaid financing charges accrued thereon;

“Transferred Books and Records” means copies of all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) to the extent relating to, or maintained exclusively for, the Business by the Seller’s Group (excluding the Flu Group Companies) (other than emails), but excluding:

(i)                                any such items to the extent that: (A) they are related to any Excluded Assets; (B) they are related to any corporate, Tax, human resources or stockholders matters of the Seller or its Affiliates (other than the Flu Group Companies); (C) any Applicable Law prohibits their transfer; or (D) any transfer thereof otherwise would subject the Seller or any of its Affiliates to any material liability (unless such items are required by Applicable Laws to be held by the Purchaser); and

(ii)                             any laboratory notebooks to the extent containing research and development information unrelated to the Business;

“Transferred Contracts” means:

(i)                                the Contracts, other than Transferred Intellectual Property Contracts and the US Government Contracts, that are Predominantly Related to the Business between a member of the Seller’s Group (excluding the Flu Group Companies), on the one hand, and any person who is not a member of the Seller’s Group, on the other hand (other than this Agreement and any Ancillary Agreement), but excluding any Excluded Contract;

(ii)                             the Relevant Part of the Shared Business Contracts;

(iii)                          the Relevant Part of the Mixed Contracts; and

(iv)                         the Relevant Part of the GSK Mixed Contracts,

“Transferred Employee Benefit Liabilities” has the meaning given to it in Schedule 10;

“Transferred Employees” means:

(i)                                  the Flu Business Employees to whom the Purchaser (or a member of the Purchaser’s Group) offers employment and who accept such employment and become employed by the Purchaser (or a member of the Purchaser’s Group) in accordance with Schedule 9;

(ii)                               any Relevant Flu Business Employees who transfer to the Purchaser (or a member of the Purchaser’s Group) by operation of the Transfer Regulations and do not object to such transfer (to the extent permitted by the Transfer Regulations) in accordance with Schedule 9; and

(iii)                            the Relevant Flu Group Company Employees,

and “Transferred Flu Business Employees” means the employees in (i) and (ii), “Transferred Flu Group Company Employees” means the employees in (iii) and “Transferred Employee”, “Transferred Flu Business Employee” and “Transferred Flu Group Company Employee” respectively means any one of them;

“Transferred Information Technology” means all Information Technology of any member of the Seller’s Group (other than a Flu Group Company) to the extent Exclusively Related to the Business;

“Transferred Intellectual Property Contracts” means Contracts Exclusively Related to the Business which relate to Intellectual Property Rights (but excluding the rights under any such Contracts that are held by the Flu Group Companies) including the MF59® Flu Specific Intellectual Property Rights Contracts, but excluding the MF59® Platform Intellectual Property Rights Contracts;

“Transferred Intellectual Property Rights” means the Intellectual Property Rights of any member of the Seller’s Group (other than a Flu Group Company) Exclusively Related to the Business including the MF59® Flu Specific Intellectual Property Rights, but excluding the MF59® Platform Intellectual Property Rights;

“Transferred Inventory” means all inventories (including Manufacturing Inventory and Manufacturing Stocks and In-Market Inventory), including all raw materials, work in progress, finished Products and packaging and labelling material in respect of the Products and otherwise Exclusively Related to the Business (but excluding any such items held by the Flu Group Companies) whether held at any location or facility of a member of the Seller’s Group or in transit to a member of the Seller’s Group, in each case as of the Effective Time;

“Transferred Leased Real Properties” has the meaning given to it in paragraph 1.1 of Part 4A of Schedule 3;

“Transferred Owned Real Properties” has the meaning given to it in paragraph 1.1 of Part 4A of Schedule 3;

“Transferred Plant and Equipment” means:

(i)                                the Transferred Information Technology;

(ii)                             all plant, furniture, furnishings, vehicles, equipment, tools and other tangible personal property (other than Transferred Inventory or Transferred Information Technology) of the Seller’s Group that are Exclusively Related to the Business (but excluding: (a) any such items owned by the Flu Group Companies; and (b) any such items situated at or otherwise used in relation to the Holly Springs Site); and

(iii)                          all plant, furniture, furnishings, vehicles, equipment, tools and other tangible personal property (other than Transferred Inventory or Transferred Information Technology) of the Seller’s Group that are Predominantly Related to the Business and are situated at or otherwise used in relation to the Holly Springs Site;

“Transferred Real Properties” means:

(i)                                the Transferred Owned Real Properties; and

(ii)                             the Transferred Leased Real Properties;

and “Transferred Real Property” means any one of them;

“Transitional Trademark Licence” means the transitional trademark licence to be entered into at Closing in the Agreed Terms, between the Seller and the Purchaser and/or one or more of its Affiliates;

“UK Pandemic Agreement” means the agreement for the reservation of manufacturing capacity and production and supply of vaccine during a pandemic entered into between the Secretary of State for Health (acting through the Commercial Medicines Unit) and Novartis Vaccines and Diagnostics Limited dated 1 June 2012;

“US Benefit Plans” means all benefit and compensation plans, contracts, policies or agreements, including but not limited to “employee benefit plans” (within the meaning of section 3(3) of ERISA), deferred compensation, severance, change in control or employment, vacation, incentive, bonus, stock option, stock purchase, or restricted stock plans, benefiting United States Flu Business Employees in respect of which any Flu Group Company or Business Seller contributes or under which any Flu Group Company or Business Seller is subject to continuing financial obligations or liabilities (whether actual or contingent);

“US Business” means the Business as operated by Novartis Vaccines and Diagnostics, Inc.;

“US Government Contracts” means: (i) the Contracts of Novartis Vaccines & Diagnostics, Inc. set out in Part 1 of Schedule 15; and (ii) any other Contracts that are Predominantly Related to the Business between a member of the Seller’s Group (excluding the Flu Group Companies), on the one hand, and a Governmental Entity in the United States of America on the other hand, but excluding any Excluded Contract;

“US Government Representations” means the representations, undertakings or other statements (whether written or oral and including, for the avoidance of doubt, by email) that the Seller (or any member of the Seller’s Group) has made or may be required to make to the U.S. Department of Health and Human Services (and any agency thereof) or the U.S. Department of Veterans Affairs in the United States of America regarding the Purchaser (or any member of the Purchaser’s Group or any of its or their respective directors, officers, employees or agents) in connection with the sub-contracting or novation of the US Government Contracts, the content of which has been approved by the Purchaser in writing (including, for the avoidance of doubt, by email);

“US Government Subcontracts” means the subcontracts to be entered into by Novartis Vaccines & Diagnostics, Inc. and a member of the Purchaser’s Group in respect of the US Government Contracts set out in paragraphs 1 to 6 and paragraphs 8 to 12 of Part 1 of Schedule 15;

“US Secondment Agreement” means the secondment agreement between the Seller, Seqirus Inc. and Novartis Vaccines and Diagnostics, Inc. with respect to the Flu Business Employees located in the USA at Closing in the Agreed Terms;

“US Transferred Employees” has the meaning given to it in paragraph 5.2 of Schedule 9;

“US Transferred Intellectual Property Rights” means the Transferred Intellectual Property Rights of Novartis Vaccines and Diagnostics, Inc. which shall transfer to Seqirus UK Ltd at Closing;

“USD LIBOR” means the London interbank offered rate, being the interest rate offered in the London inter-bank market for three month US dollar deposits as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen at 11 a.m. (London) on the Relevant Date;

“Vaccines” means a preparation comprising: (i) an antigen; (ii) an epitope of an antigen; or (iii) a polynucleotide encoding an antigen derived directly or indirectly from, or mimicking, an agent (including, but not limited to, a compound, a toxin, a microbe including a pathogen or component thereof), wherein such preparation may further comprise a composition capable of modulating an immune response, including preparations intended to improve a human’s immune response to a microbe that has been linked to cancer, wherein said preparation is intended for purposes of inducing an immune response in a human, including, but not limited to, a functional immune response or immunological memory to the particular or related antigen or agent, thereby causing or improving an immune response to a challenge by the particular or related agent. “Vaccines” shall not include preparations intended to improve a human’s immune response to or to treat other non-infectious conditions, whether or not related to pathogens, such as certain autoimmune diseases, Alzheimer’s disease and certain cancers, or non-antigen preparations comprising immune system components intended to function analogous to corresponding native components within the patient, such as antibodies or white blood cells (both unmodified or modified to better treat disease);

“VAT” means within the European Union such Taxation as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and outside the European Union any Taxation levied by reference to added value or sales; and

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 of the United States.

1.2                          Shares

References to shares shall include, where relevant, quotas.

1.3                          Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4                          References to persons and companies

References to:

1.4.1                a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2                a company include any company, corporation or any body corporate, wherever incorporated.

1.5                          Schedules, etc.

References to this Agreement shall include any Recitals and Schedules to it and references to “Clauses” and “Schedules” are to Clauses of, and Schedules to, this Agreement. References to “paragraphs” and “Parts” are to paragraphs and parts of the Schedules.

1.6                          Reference to documents

References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.7                          References to enactments

Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references: (i) to that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made before or after the date of this Agreement under that enactment as amended, consolidated or re-enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller or the Purchaser under this Agreement.

1.8                          Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9                          Legal Terms

References to any English legal term shall, in respect of any jurisdiction other than England and Wales, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.10                   Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.11                   Currency

References to “$”, “US$” and “US dollar” are references to the lawful currency of the United States of America.

Except as otherwise provided for in this Agreement, any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date.

For the purposes of this Clause 1.11:

“Conversion Rate” means the spot reference rates quoted by the European Central Bank to convert a relevant local currency to US dollars (or if there are no such rates, the spot reference rates as quoted by the nearest equivalent institution) on the Business Day immediately preceding the Relevant Date or, if no such rates are quoted on that date, on the preceding date on which such rates are quoted; and

“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(i)                                for the purposes of the monetary amounts set out in Clause 5, the date of this Agreement;

(ii)                             for the purposes of Clause 7 and Schedule 14, the Closing Date;

(iii)                          for the purposes of Clause 10, the date of this Agreement; or

(iv)                         for the purposes of the monetary amounts set out in Schedule 16, the date of this Agreement.

1.12                   References to “indemnify”

Unless specified to the contrary, references to “indemnify” and “indemnifying” any person against any circumstance means indemnifying and holding that person harmless on an after-Tax basis and:

1.12.1         references to the Purchaser indemnifying each member of the Seller’s Group shall constitute undertakings by the Purchaser to the Seller for itself and on behalf of each other member of the Seller’s Group;

1.12.2         references to the Seller indemnifying each member of the Purchaser’s Group shall constitute undertakings by the Seller to the Purchaser for itself and on behalf of each other member of the Purchaser’s Group;

1.12.3         to the extent that the obligation to indemnify relates to the Shares (including any Flu Group Companies) or other assets or liabilities transferred by a Share Seller or a Business Seller (as the case may be) to a member of the Purchaser’s Group pursuant to this Agreement, references to the Seller indemnifying the Purchaser and references to the Seller indemnifying the Purchaser or any member of the Purchaser’s Group shall constitute undertakings by the Seller, to indemnify or procure that the relevant Share Seller or relevant Business Seller indemnify the relevant purchaser of the Shares or of the assets or liabilities transferred or to be transferred by that Business Seller (as the case may be), and references to the Purchaser indemnifying the Seller and references to the Purchaser indemnifying the Seller and each member of the Seller’s Group shall constitute undertakings by the Purchaser to indemnify or procure that the relevant purchaser of the Shares or of the assets or liabilities transferred or to be transferred (as the case may be) indemnify the relevant member of the Seller’s Group; and

1.12.4         where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or any member of any group or consolidation of which it forms part for VAT purposes, subject to that party using reasonable endeavours to recover or to procure recovery of such amount of VAT as may be practicable.

For the purposes of this Clause 1.12, indemnifying and holding harmless a person on an “after-Tax basis” means that the amount payable pursuant to the indemnity (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)                                any Tax required to be deducted or withheld from the Payment and any additional amounts required to be paid by the payer of the Payment in consequence of such withholding;

(ii)                             the amount and timing of any additional Tax which becomes (or would, but for the use of any credit or other relief which would otherwise have been available to reduce the Tax liabilities of any member of the Seller’s Group, have become) payable by the recipient of the Payment (or a member of the Seller’s Group or the Purchaser’s Group, as the case may be) as a result of the Payment being subject to Tax in the hands of that person; and

(iii)                          the amount and timing of any Tax benefit which is obtained by the recipient of the Payment (or a member of the Seller’s Group or the Purchaser’s Group, as the case may be) to the extent that such Tax benefit is attributable to the matter giving rise to the indemnity payment or to the receipt of the Payment,

which amount and timing is to be determined by the auditors of the recipient at the shared expense of both relevant parties and is to be certified as such to the party making the Payment, the recipient of the Payment (together with the members of the Seller’s Group or the Purchaser’s Group, as relevant) is in no better and no worse after Tax position as that in which it would have been if the matter giving rise to the indemnity payment had not occurred, provided that if either party to this Agreement shall have transferred (whether by legal or equitable assignment, declaration of trust, novation or otherwise) the benefit of this Agreement in whole or in part or shall, after the date of this Agreement, have changed its Tax residence or the permanent establishment to which the rights under this Agreement are allocated then no Payment to that party shall be increased by reason of the operation of paragraphs (i) to (iii) above to any greater extent than would have been the case had no such transfer or change taken place.

2                                      Sale and Purchase of the Flu Group

2.1                            Sale and Purchase of the Flu Group

On and subject to the terms and conditions of this Agreement:

2.1.1                  the Seller shall procure that the Share Sellers and Business Sellers shall sell; and

2.1.2                  the Purchaser shall purchase, or shall procure the purchase by one or more members of the Purchaser’s Group, of the whole of the Flu Group as a going concern.

2.2                            Sale of the Shares

2.2.1                  The Seller shall procure that the Share Sellers shall sell the Shares, which shall be sold free from Encumbrances and together with all rights attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.2.2                  The Seller shall procure that, on or prior to Closing, any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

2.3                            Sale of the Flu Group Businesses

2.3.1                  The Seller shall procure that the Business Sellers shall sell the Flu Group Businesses to be sold under this Agreement or, where relevant, under the Local Transfer Documents, free from Encumbrances other than Permitted Encumbrances, such Flu Group Businesses comprising:

(i)                                  the Transferred Real Properties;

(ii)                               the Marburg MF59® Premises;

(iii)                            the Transferred Plant and Equipment;

(iv)                           the Transferred Inventory;

(v)                              the Transferred Accounts Receivable;

(vi)                           the Transferred Books and Records;

(vii)                        subject to and in accordance with Schedule 8, the Transferred Intellectual Property Rights and the Transferred Intellectual Property Contracts;

(viii)                     subject to and in accordance with Schedule 8, the Transferred Contracts;

(ix)                           subject to and in accordance with Schedule 15, the US Government Contracts;

(x)                              the interest of the Seller’s Group in the Sinergium Arrangements;

(xi)                           subject to and in accordance with Schedule 7, all Products, all Product Approvals, all Pipeline Products, all Pipeline Product Approvals, all Products Under Registration and all Product Applications and all other permits, licences, certificates, registrations, marketing or other authorisations or consents issued by a Governmental Entity Exclusively Related to the Business and not held by the Flu Group Companies;

(xii)                        all Marketing Authorisation Data not held by the Flu Group Companies;

(xiii)                     all Business Information not held at Closing by the Flu Group Companies;

(xiv)                    all rights of the Purchaser, its Affiliates and the Flu Group Companies as contemplated by Schedule 9 and Schedule 10;

(xv)                       subject to and in accordance with the provisions of Clause 8.17, the MDCK Cell Bank; and

(xvi)                    all other property, rights and assets owned or held by the Seller’s Group (other than the Flu Group Companies) and Exclusively Related to the Business at Closing (other than any property, rights and assets of the Flu Group expressly excluded from the sale under this Agreement), together the “Business Assets”.

2.3.2                  There shall be excluded from the sale of the Flu Group under this Agreement the following:

(i)                                  all manufacturing, plant, equipment and other assets at any of the Seller’s Group’s facilities at: (a) Marburg, Germany (except those located within the Marburg MF59® Premises and the MDCK Cell Bank); (b) Rosia, Italy; and (c) Siena, Italy;

(ii)                               any interest in Zhejiang Tianyuan Bio-Pharmaceutical Co., Ltd. and any business carried on by or on behalf of Zhejiang Tianyuan Bio-Pharmaceutical Co., Ltd.;

(iii)                            the Seller’s Group Retained Business;

(iv)                           any Intellectual Property Right that is not a Flu Group Intellectual Property Right (subject to the Purchaser Intellectual Property Licence Agreement) and any Contract relating to Intellectual Property Rights that is not a Flu Group Intellectual Property Contract;

(v)                              the MF59® Platform Intellectual Property Rights Contracts and MF59® Platform Intellectual Property Rights (subject to the Purchaser Intellectual Property Licence Agreement);

(vi)                           any Information Technology other than Flu Group Information Technology;

(vii)                        the Seller Marks;

(viii)                     any product and any permits, licences, certificates, registrations, marketing or other authorisations or consents issued by any Governmental Entity in respect of any products, or any applications therefor, other than: (a) the Products, Product Approvals, Product Applications, Products Under Registration, Pipeline Product Approvals and Pipeline Products; and (b) Permits Exclusively Related to the Business;

(ix)                           all cash, marketable securities and negotiable instruments, and all other cash equivalents, of the Seller’s Group (other than the Flu Group Companies);

(x)                              all real property and any leases thereof and interests therein other than the Properties;

(xi)                           the company seal, minute books, charter documents, stock or equity record books and such other books and records pertaining to the Seller or its Affiliates (other than the Flu Group Companies and the Transferred Books and Records), as well as any other records or material relating to the Seller or its Affiliates (other than Flu Group Companies) generally and not involving or related to the Flu Group;

(xii)                        any right of the Seller or its Affiliates to be indemnified in respect of Assumed Liabilities or otherwise pursuant to the terms of this Agreement;

(xiii)                     all Tax assets (including Tax reliefs refunds and prepayments), other than Tax assets of any Flu Group Company to the extent that such assets remain in a Flu Group Company after Closing and subject to the terms of the Tax Indemnity;

(xiv)                    all Tax Returns of the Seller’s Group (other than Tax Returns relating solely to the Flu Group Companies) and all books and records (including working papers) related thereto;

(xv)                       any rights in respect of any insurance policies of the Seller’s Group, as provided in Clause 13;

(xvi)                    all artwork, paintings, drawings, sculptures, prints, photographs, lithographs and other artistic works of the Seller’s Group that are not embodiments of Flu Group Intellectual Property Rights;

(xvii)                 any rights of the Seller’s Group (other than the Flu Group Companies) under any Intra-Group Non-Trade Payables or Intra-Group Non-Trade Receivables (excluding Transferred Accounts Receivable);

(xviii)              any rights of the Seller or its Affiliates (other than the Flu Group

Companies) contemplated by Schedule 9 and Schedule 10;

(xix)                    any equity interest in any person other than a Flu Group Company (excluding the Seller’s Group’s interest in the Sinergium Arrangements);

(xx)                       the Excluded Contracts;

(xxi)                    all rights of the Seller’s Group under this Agreement and the Ancillary Agreements; and

(xxii)                 the Purchase Price Bank Account,

together the “Excluded Assets”.

2.3.3                  Notwithstanding anything in this Agreement to the contrary, on or prior to the Closing, the Seller shall, if it deems necessary or appropriate, cause the Flu Group Companies to convey, transfer, assign and deliver to the Seller or any member of the Seller’s Group (but always only in accordance with Applicable Law), and the Seller or any such member of the Seller’s Group shall accept from the Flu Group Companies, all of the Flu Group Companies’ right, title and interest, if any, in and to any Excluded Assets (but always only in accordance with Applicable Law).

2.3.4                  Subject to complying with its obligations pursuant to Clauses 2.1, 2.2, 2.3.1 to 2.3.3, 2.4 and 2.5 of this Agreement, on or prior to Closing, the Seller may:

(i)                                  assign or otherwise transfer assets, liabilities and employees (subject to Clauses 5.1.2(xxiii) and 5.1.2(xxiv)) between members of the Seller’s Group as may be reasonably required to facilitate the separation of the Business from any other business or activities of the Seller’s Group or the Seller’s Group Retained Business (as at the date of this Agreement);

(ii)                               otherwise, carry out or procure one or more reorganisations of the Seller’s Group (including assigning or otherwise transferring assets, liabilities and employees between members of the Seller’s Group and including, without limitation, transferring all or part of the Flu Group Businesses into or (directly or indirectly) beneath, as the case may be, newly incorporated entities with the intention of such new entities being transferred to the Purchaser on Closing) as may reasonably be required to facilitate the Transaction (but always only in accordance with Applicable Law), and

(iii)                            capitalise or loan money to or from the Flu Group Companies in connection with any arrangements to facilitate the settlement of any Intra-Group Non-Trade Receivables and Intra-Group Non-Trade Payables at or prior to Closing in accordance with Clause 8.6 (but always in accordance with Applicable Law and taking account of the obligations set out in Clause 5.1, each, together with any act permitted by Clause 2.3.3, a “Reorganisation”.

2.4                            Employees and Employee Benefits

2.4.1                  The provisions of Schedule 9 shall apply in respect of the Employees.

2.4.2                  The provisions of Schedule 10 shall apply in respect of Employee Benefits.

2.5                            Properties

Subject to the provisions of Schedule 24, the provisions of Schedule 3 shall apply in respect of the Properties.

2.6                            Local Transfer Documents

2.6.1                  On Closing or at such other time as agreed between the parties, the Seller shall procure that the Share Sellers and Business Sellers execute, and the Purchaser shall execute (or procure the execution by one or more other members of the Purchaser’s Group of), such agreements, transfers, conveyances and other documents, as may be required pursuant to the relevant local law and otherwise as may be agreed between the Seller and the Purchaser to implement the transfer of: (i) the Shares; and (ii) the Flu Group Businesses, in each case on Closing, subject to the provisions of Schedule 24 (the “Local Transfer Documents” and each, a “Local Transfer Document”). Where such Local Transfer Documents are required pursuant to a relevant local law or otherwise agreed between the Seller and the Purchaser, title shall be transferred by the applicable Local Transfer Document. In all other cases, title shall be transferred by this Agreement. The parties do not intend this Agreement to transfer title to any of the Shares, title to which shall be transferred by the applicable Local Transfer Document.

2.6.2                  To the extent that the provisions of a Local Transfer Document are inconsistent with or (except to the extent that they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(i)                                  the provisions of this Agreement, shall prevail; and

(ii)                               so far as permissible under the laws of the relevant jurisdiction, the Seller and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent this is not permissible, the Seller shall indemnify the Purchaser against all Liabilities suffered by the Purchaser or its Affiliates or, as the case may be, the Purchaser shall indemnify the Seller against all Liabilities suffered by the Seller or its Affiliates, in either case through or arising from the inconsistency between the Local Transfer Document and this Agreement or the additional provisions (except to the extent that they implement a transfer in accordance with this Agreement).

2.6.3                  The Seller shall not, and shall procure that none of its Affiliates shall, bring any claim against the Purchaser or any member of the Purchaser’s Group in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or Flu Group Businesses as contemplated by this Agreement. To the extent that the Seller or a member of the Seller’s Group does bring a claim in breach of this Clause, the Seller shall indemnify the Purchaser and each member of the Purchaser’s Group against all Liabilities which the Purchaser or that member of the Purchaser’s Group may suffer through or arising from the bringing of such a claim.

2.6.4                  The Purchaser shall not, and shall procure that none of its Affiliates shall, bring any claim against the Seller or any member of the Seller’s Group in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or Flu Group Businesses as contemplated by this Agreement. To the extent that the Purchaser or a member of the Purchaser’s Group does bring a claim in breach of this Clause, the Purchaser shall indemnify the Seller and each member of the Seller’s Group against all Liabilities which the Seller or any member of the Seller’s Group may suffer through or arising from the bringing of such a claim.

2.7                            Delayed Jurisdictions

The provisions of Schedule 24 shall apply in respect of the Delayed Jurisdictions. For the avoidance of doubt, legal ownership of any Business Assets (excluding the Transferred Intellectual Property Rights) or Assumed Liabilities which are referable to the Delayed Businesses shall not transfer until the relevant Delayed Closing Date.

3                                      Consideration

3.1                            Amount

3.1.1                  The aggregate consideration for the purchase of the Flu Group under this Agreement and the Local Transfer Documents (the “Purchase Price”) shall be an amount in US dollars equal to the sum of:

(i)                                  US$ 275,000,000 (the “Headline Price”);

plus

(ii)                             the Flu Group Companies’ Cash Balances;

minus

(iii)                          the Third Party Indebtedness;

minus

(iv)                         the Tax Adjustment.

3.1.2                For the avoidance of doubt, the aggregate consideration provided for under Clause 3.1.1 includes the consideration payable in respect of the Delayed Businesses.

3.2                          Payment of Purchase Price

The Purchaser shall procure that the Purchase Price shall be paid by the Relevant Payors by way of cash payments to the Purchase Price Bank Accounts pursuant to Clause 6.3.

3.3                          Allocation of Purchase Price

The Purchase Price shall be allocated in accordance with Schedule 11.

3.4                          VAT

3.4.1                The provisions of Schedule 12 shall apply in respect of VAT.

3.4.2                The Seller and the Purchaser agree that the consideration given under this Agreement in respect of the sale of the Flu Group Businesses and the Shares is exclusive of any VAT.

3.4.3                The Seller and the Purchaser shall (and shall procure that any relevant Share Seller, Business Seller or member of the Purchaser’s Group shall) use reasonable endeavours to secure that, to the extent reasonably possible, the transfer of the Flu

Group Businesses under the Local Transfer Documents is treated as a “transfer of a going concern” for VAT purposes.

3.4.4                To the extent that VAT is properly chargeable in respect of any sale of the Shares or the Flu Group Businesses or any part thereof, the Purchaser shall (or shall procure that the relevant member of the Purchaser’s Group shall), against delivery of a valid VAT invoice (or equivalent, if any), in addition to any other amount expressed in this Agreement to be payable by the Purchaser or any member of the Purchaser’s Group, pay or procure the payment to the Seller (on behalf of the relevant Business Seller or Share Seller as applicable) any amount of any VAT so chargeable for which the Seller (or the relevant Share Seller or Business Seller, as the case may be) is liable to account.

3.5                          Treatment of Payments

3.5.1                If any payment is made or procured: (a) by the Seller to the Purchaser or relevant member of the Purchaser’s Group; or (b) by the Purchaser to the Seller or a member of the Seller’s Group, in either case in respect of any claim under or for any breach of this Agreement, or pursuant to an indemnity (or equivalent covenant to pay) under this Agreement and relates to any particular Flu Group Company (and accordingly the Shares related to it) or a particular part of the Flu Group Businesses, then the relevant payment or claim shall be treated, so far as possible and to the extent that it so relates, as an adjustment of the consideration paid by the relevant member of the Purchaser’s Group for the relevant Shares or the particular part of the Flu Group Business and the consideration shall be deemed to be increased or reduced (as applicable) by the amount of such payment; and thereafter, as contemplated in Clause 3.5.2.

3.5.2                If any payment is made or procured: (a) by the Seller to the Purchaser or relevant member of the Purchaser’s Group; or (b) by the Purchaser to the Seller or a member of the Seller’s Group, in either case in respect of any claim under or for any breach of this Agreement, or pursuant to an indemnity (or equivalent covenant to pay) under this Agreement and does not relate to any particular Flu Group Company  or to any particular category of Flu Group Businesses, it shall be treated:

(i)                                  so as far as possible, as an adjustment of the consideration paid by Seqirus UK Limited for the Swiss Transferred Intellectual Property (provided that in no circumstances shall the adjustment result in an allocation to the Swiss Transferred Intellectual Property of less than [***]); thereafter

(i)                                  first, as an adjustment of the consideration paid for the Delayed Businesses pro rata to the initial allocation of the Purchase Price among the Businesses; and

(ii)                               second, as an adjustment of the consideration paid by Seqirus Inc. for the US Business.

and in each case the consideration shall be deemed to have been reduced or increased (as applicable) by the amount of such payment.

4                                    Conditions

4.1                          Conditions Precedent

The sale and purchase of the Flu Group is conditional upon satisfaction of the following conditions, or their satisfaction subject only to Closing:

4.1.1                any requisite filings with any competition authorities (the “Competition Authorities”) as set out in Schedule 22 (the “Required Antitrust Notifications”) shall have been made, and all consents and approvals of any such Competition Authority shall have been obtained and all applicable mandatory waiting periods in connection with any such filings, submissions or notification shall have expired or been terminated;

4.1.2                receipt of CFIUS Approval if CFIUS has initiated a review of the transactions contemplated by this Agreement, whether pursuant to Clause 4.2.9 or otherwise;

4.1.3                no Governmental Entity having enacted, issued, promulgated, enforced or entered any Applicable Law or Judgment (whether temporary, preliminary or permanent) that is in effect at the Closing Date and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions;

4.1.4                in relation to all US Government Contracts which require formal novation pursuant to 48 C.F.R. Subpart 42.12 in connection with the consummation of the Transaction, no relevant Governmental Entity within the United States Government having stated that it will not, or intends not to, grant consent to novation, unless such statement or indication has been withdrawn as at the Closing Date, and the parties having put in place (effective as from the Closing Date) a sub-contracting relationship with the United States Government’s consent, if such consent is required, that achieves substantially the same economic effect as novation until novation occurs or for the duration of the relevant US Government Contract in the event that novation does not occur;

4.1.5                the Purchaser having received from the Secretary of State for Health (acting through the Commercial Medicines Unit), as required pursuant to the UK Pandemic Agreement, consent to the change in control in connection with the Transaction; and

4.1.6                there having been no breach of any Key Warranty which constitutes a Material Adverse Effect the consequences of which have not been mitigated or remedied in all material respects on or prior to the Closing Date.

The Purchaser may, at its sole discretion, waive all or part of the conditions set out in Clause 4.1.5 and Clause 4.1.6. The condition set out in Clause 4.1.4 may only be waived by the mutual agreement of both the Seller and the Purchaser.

4.2                          Responsibility for Satisfaction

Competition condition:

4.2.1                The Purchaser shall prepare and file the Required Antitrust Notifications at such times as are mutually agreed by the parties (but before 31 March 2015 and subject to Applicable Law), provided, however, that the Seller shall be responsible for preparing its Required Antitrust Notification under the Hart—Scott—Rodino Antitrust

Improvements Act of 1976 as amended (the “HSR Act”) (again, before 31 March 2015 and subject to Applicable Law). Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have primary responsibility for obtaining all consents, approvals or actions of any Competition Authority which are required in connection with the Required Antitrust Notifications.

4.2.2                The Purchaser shall be responsible for the payment of all filing and other fees and expenses in connection with the Required Antitrust Notifications and the satisfaction of the condition in Clause 4.1.1, except that the Seller shall be responsible for the payment of all fees and expenses in connection with the Seller’s Required Antitrust Notification under the HSR Act.

4.2.3                The parties shall cooperate with each other in connection with the satisfaction of the condition in Clause 4.1.1.

4.2.4                In connection with the satisfaction of the condition in Clause 4.1.1 and subject to Clause 4.2.6, the parties will consult and cooperate reasonably with each other and consider in good faith the views of the other. Without limiting the foregoing or the parties’ obligations under Clause 4.2.3 and subject to Clause 4.2.6, the parties agree to: (a) give each other reasonable advance notice of all meetings with any Governmental Entity; (b) give each other an opportunity to participate in each such meeting; (c) give each other reasonable advance notice of all substantive oral communications with any Governmental Entity; (d) if any Governmental Entity initiates a substantive oral communication, promptly notify the other party; (e) provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity and take account of the comments of the other party; and (f) provide each other with copies of all written communications to or from any Governmental Entity, provided however, that neither party shall be required to comply with sub-Clause (b) above to the extent that the relevant Governmental Entity objects to the participation of a party or with sub-Clause (e) or (f) above to the extent that such disclosure may raise regulatory concerns (in which case, the disclosure may be made on an outside counsel basis). The Purchaser further agrees that it will not file any Required Antitrust Notification or contact any Governmental Entity prior to the filing of any Required Antitrust Notification without the consent of the Seller (subject to Applicable Law and to the Seller’s compliance with its obligations under this Agreement in relation to the Required Antitrust Notifications).

4.2.5                The Seller’s obligations under Clauses 4.2.1 to 4.2.7 (inclusive) relate solely to the satisfaction of the condition in Clauses 4.1.1. Without prejudice to the Seller’s obligations under Clauses 4.2.3, 4.2.4 or 4.2.7, and notwithstanding any other provision in the Agreement, the Seller shall not be obliged to inform, consult with, provide notice to or take account of the comments of the Purchaser in connection with any communication with any Governmental Entity concerning or relating in any way to any other transaction or investigation or the relationship or interaction with or between the Transaction and any other transaction or investigation.

4.2.6                The Purchaser shall, and shall cause its Affiliates to, use all reasonable endeavours to procure the satisfaction of the condition in Clause 4.1.1 (in any event not later than the Long Stop Date). Notwithstanding anything in this Agreement to the contrary, the Purchaser shall consider, in good faith, proposing or agreeing to such conditions, obligations, undertakings or commitments of any Competition Authority as it may, in good faith, consider acceptable, including minor behavioural commitments, obligations or undertakings, but shall not be required to propose or agree to the sale, divestiture, licence or other disposition of assets or businesses.

4.2.7                The Seller shall, and shall cause their Affiliates to, use reasonable endeavours to cooperate with the Purchaser in connection with procuring the satisfaction of the condition in Clause 4.1.1, including providing to the Purchaser such information as the Purchaser may reasonably require in connection with satisfaction of its obligations under this Clause; provided, however, that the Seller shall not be required to defend against the entry, or threatened entry, of any Judgment by any US court or Competition Authority.

4.2.8                Notwithstanding anything in this Agreement to the contrary, the Purchaser shall not propose, negotiate, take or commit to, and neither the Seller, the Flu Group, nor any of their respective Affiliates shall be required to agree to, the taking of any action that would:

(i)                                require the Seller or any of its Affiliates to retain any part of the Flu Group;

(ii)                             place any limitations on the Seller, the Flu Group or any of their respective Affiliates, the effectiveness or consummation of which is not conditioned on Closing occurring; or

(iii)                          result in an adverse effect on the Seller or its Affiliates (other than the Flu Group Companies).

CFIUS condition:

4.2.9                Within 60 days after the date of this Agreement, any party wishing to submit a formal joint voluntary notice to CFIUS pursuant to 31 C.F.R. Section 800.401, et. seq. (“CFIUS Filing”) shall provide the other party with written notice of its intent to make a CFIUS Filing (“Election Date”). Prior to making its election to submit a CFIUS Filing, the party wishing to make a CFIUS Filing shall consult in good faith with senior executives of the other party. If neither the Seller nor the Purchaser provides notice to submit a formal joint voluntary notice to CFIUS, a CFIUS Filing will not be made unless requested by CFIUS.

4.2.10         If either the Seller or the Purchaser elects to make a CFIUS Filing following the procedures and consultations in Clause 4.2.9 or if CFIUS requires a filing then:

(i)                                the Seller and the Purchaser shall use their respective reasonable endeavours to submit a draft CFIUS Filing as soon as reasonably practicable after the Election Date, and a final CFIUS Filing no later than 30 Business Days after submitting the draft CFIUS filing, provided that the final CFIUS Filing shall not be submitted earlier than (1) 5 Business Days after submitting the draft CFIUS Filing or (2) 5 Business Days after the receipt of any comments from CFIUS staff regarding the draft CFIUS Filing;

(ii)                             the Seller and the Purchaser will provide each other with the reasonable opportunity to review and comment on any information provided to CFIUS to the extent permitted by Applicable Law, with the exception of personal identifier information required under Section 800.402(c)(6)(vi)(B) of the

CFIUS regulations, 31 C.F.R or other personal information requested by CFIUS staff. Competitively sensitive information, or information not related to the transactions contemplated by this Agreement, may be restricted to each party’s external counsel to the extent reasonably considered necessary or advisable by the providing party;

(iii)                          the Seller and the Purchaser shall each have an opportunity to approve and mutually agree on the joint contents of the CFIUS Filing (subject to Clause 4.2.10(ii)) and shall be jointly responsible for the accuracy of such contents, except as provided below. The Seller and the Purchaser respectively, shall each be responsible for the accuracy of the contents of the CFIUS Filing to the extent exclusively relating to itself, its business, and any subsidiaries, parents or other related parties; and

(iv)                         the Seller and the Purchaser shall use their respective reasonable endeavours to obtain CFIUS Approval as promptly as practicable (and in any event not later than the Long Stop Date) and shall consult with each other on strategic matters related to obtaining such CFIUS Approval.

4.2.11         In the event a CFIUS filing is made, the Seller and the Purchaser shall consult, cooperate and keep each other reasonably informed regarding communications with, and requests for additional information from, CFIUS with respect to the Transaction. The Seller and the Purchaser shall use their respective reasonable endeavours to provide promptly all information that is required pursuant to a request by CFIUS.

No prohibition of transaction condition:

4.2.12         The Purchaser, subject to the limitations in Clause 4.2.6 (mutatis mutandis), and the Seller shall cooperate and use their respective reasonable endeavours to ensure that no Governmental Entity shall enact, issue, promulgate, enforce or enter any Applicable Law or Judgment as contemplated under Clause 4.1.3. In the event that any Governmental Entity enacts, issues, promulgates, enforces or enters any Applicable Law or Judgment as contemplated under Clause 4.1.3, the Purchaser, subject to the limitations in Clause 4.2.6 (mutatis mutandis), and the Seller shall cooperate and use their respective reasonable endeavours to put in place arrangements that would allow the Transaction to complete to the greatest possible extent in compliance with the relevant Applicable Law or Judgment.

Third Party Consents:

4.2.13         With reference to the conditions set out in Clauses 4.1.4 and 4.1.5, the Parties shall use their respective reasonable endeavours to satisfy the conditions on a timetable to be mutually agreed (but in any event not later than the Long Stop Date) and shall consult with each other on matters relating to obtaining such consents or waivers.

4.3                          Notification of Satisfaction

The party responsible for satisfaction of each condition pursuant to this Clause 4 shall give notice to the other party of the satisfaction of the relevant condition within 1 Business Day of becoming aware of the same.

4.4                          Non-Satisfaction by the Long Stop Date

4.4.1                If the conditions in Clause 4.1 are not satisfied on or before 30 September 2016 (the “Long Stop Date”), the Purchaser or the Seller may, in its sole discretion, terminate this Agreement (other than Clauses 1, 12 and 15.2 to 15.15 inclusive). Neither the Seller nor the Purchaser may terminate this Agreement after satisfaction of the conditions in Clause 4.1, except in accordance with this Agreement.

4.4.2                Nothing in this Clause 4.4 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to termination of this Agreement.

4.5                          Termination

4.5.1                This Agreement may be terminated at any time prior to the Closing:

(i)                                by written consent of the Seller and the Purchaser; or

(ii)                             by either the Seller or the Purchaser by notice to the other party in the event that any Judgment restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Clause 4.5 has complied with the terms of this Agreement; or

(iii)                          by the Seller by notice to the Purchaser at any time following the date that is 270 days after the date of filing of the Seller’s and the Purchaser’s Required Antitrust Notifications under the HSR Act in the event that the Seller determines, acting reasonably and in good faith, that it will not be possible for the Purchaser to ensure satisfaction of the condition in Clause 4.1.1 prior to the Long Stop Date.

4.5.2                Save as provided by this Clause 4 or Clause 6.7, neither party shall be entitled to terminate or rescind this Agreement. If this Agreement is terminated pursuant to this Clause 4.5, this Agreement shall be of no further force and effect and there shall be no further liability on the part of any party, except that Clauses 1, 12 and 15.2 to 15.15 inclusive, in each case, to the extent applicable, shall survive any termination.

4.5.3                Nothing in this Clause 4.5 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to termination of this Agreement.

5                                    Pre-Closing

5.1                          Seller’s Obligations in Relation to the Conduct of Business

5.1.1                The Seller undertakes to procure that between the date of this Agreement and Closing, the Business Sellers and the relevant Flu Group Companies shall, so far as permitted by Applicable Law, save in so far as agreed in writing by the Purchaser (such consent not to be unreasonably withheld or delayed) or as provided in Clause 5.2 or Clause 5.7:

(i)                                carry on the business of the Flu Group as a going concern in the ordinary and usual course (including taking into account the seasonal and pandemic nature of the Business) in accordance with Applicable Law as carried on prior to the date of this Agreement;

(ii)                             take reasonable steps to preserve and protect the Business and the Business Assets and shall not remove any material Business Assets (except for any Excluded Assets) from any of the Properties or otherwise dispose of any of the Business Assets, save in the ordinary and usual course of business;

(iii)                          settle all trade payables incurred in the ordinary and usual course of the Business within the applicable periods of credit or otherwise in accordance with past practice;

(iv)                         continue to Commercialise the Products in accordance with past practice (including taking into account: (i) the seasonal and pandemic nature of the Business; and (ii) any increased capacity at the Holly Springs Site);

(v)                            maintain the level of inventory of seasonal Products held for use in the Business materially in accordance with past practice (including taking into account: (i) the seasonal and pandemic nature of the Business; and (ii) any increased capacity at the Holly Springs Site);

(vi)                         use reasonable endeavours to ensure that the Manufacture of the Products by the Seller’s Group complies with applicable GMP requirements in all material respects;

(vii)                      notify the Purchaser in writing of any actual safety issue in respect of any Product (as soon as reasonably practicable after becoming aware of the same) which issue the relevant member of the Seller’s Group, acting reasonably and in good faith, considers material in the context of the Manufacture or Commercialisation of such Product;

(viii)                   manage all observations, requests and recommendations from Governmental Entities in respect of the Manufacture of Products in accordance with the Business’ corporate policies and procedures and Applicable Law;

(ix)                         continue to conduct and perform the Business’s clinical trials in accordance with the current development plans associated with such trials, subject to such changes as the Seller and the Business reasonably determine are appropriate acting reasonably and taking into account the results of any such trials and any adverse effects reported in connection therewith;

(x)                            at their own cost, undertake all Prosecution and Maintenance in the same manner as Prosecution and Maintenance has been carried out prior to the date of this Agreement and allocate a yearly budget for such Prosecution and Maintenance that is no less than 80 per cent. of the average yearly spend on Prosecution and Maintenance over the 3 years prior to the date of this Agreement, and:

(a)                     provide the Purchaser with quarterly reports (within 14 days of the end of each calendar quarter) setting out a summary of all material Prosecution and Maintenance performed in the preceding quarter, the first of which reports shall be provided within 14 days of the end of the calendar quarter in which signing takes place;

(b)                     make reasonably available during normal business hours to the Purchaser or its counsel, on reasonable advance written notice, employees of the Seller’s Group and the Seller’s Group’s legal counsel (as at the time of the request), for the purposes of providing the Purchaser with reasonable assistance in relation to understanding the Prosecution and Maintenance activities relating to the Flu Group Intellectual Property Rights and facilitating the orderly transfer of the Flu Group Intellectual Property Rights from the Seller’s Group to the Purchaser’s Group; and

(c)                      to the extent necessary, enter into a common interest privilege agreement for the purposes of providing the information in Clauses 5.1.1(x)(a) or 5.1.1(x)(b),

provided that nothing in Clauses 5.1.1(x)(a) or 5.1.1(x)(b) shall require the Seller to provide the Purchaser with any information which is subject to legal professional privilege but not subject to common interest privilege;

(xi)                         maintain an appropriate level of capital expenditure in relation to the Business in accordance with the levels of expenditure budgeted for as set out in the management presentation on the Business given to the Purchaser in June 2014 (as contained in the Data Room at 9.1.1.2.20) and the information memorandum prepared in connection with the sale of the Flu Group (as contained in the Data Room at 9.1.11.1), subject to such changes as the Seller and the Business determine are appropriate acting reasonably and taking into account the need to maintain appropriate levels of capital expenditure in order to maintain and operate the Business in the ordinary course;

(xii)                      comply with material provisions in all material Transferred Contracts;

(xiii)                   comply with the Seller’s rights and obligations pursuant to the UK Pandemic Agreement to seek confirmation of whether the Authority intends to extend the agreement, and keep the Purchaser informed, to the extent permitted by Applicable Law, of the Seller’s progress with respect to any proposed renewals or extensions of the UK Pandemic Agreement; and

(xiv)                  comply with the Seller’s obligations to the Town of Holly Spring by removing, or procuring the removal of, the trailers known as “T8” and “T10” used as office space by the Holly Springs Site prior to Closing.

5.1.2                Without prejudice to the generality of Clause 5.1.1 and subject to Clause 5.2, the Seller undertakes to procure that, between the date of this Agreement and Closing in relation to the Flu Group, the Business Sellers and the relevant Flu Group Companies shall not, except as may be required to comply with this Agreement, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) and so far as permitted by Applicable Law:

(i)                                amend or otherwise modify the constitutional documents of any Flu Group Company other than minor or administrative amendments or modifications which are not adverse to the Business;

(ii)                             create, allot or issue, or grant an option to subscribe for, any share capital of any Flu Group Company;

(iii)                          repay, reduce, redeem or repurchase any share capital of any Flu Group Company;

(iv)                         voluntarily wind up, dissolve or liquidate any Flu Group Company (or take any steps in relation to the same);

(v)                            enter into any agreement or incur any commitment, in each case involving any capital expenditure, which is in excess of US$5 million, exclusive of VAT;

(vi)                         (A) enter into, or amend in any material respect, any material agreement relating to the Business, or incur any material commitment relating to the Business, which expires after 31 December 2015; or (B) make any material amendment to any existing material agreement relating to the Business, or any material commitment relating to the Business, which would result in such agreement expiring after 31 December 2015; unless such agreement or commitment is capable of being terminated without compensation at any time with 12 months’ notice or less, or where such agreement or commitment is entered into or amended in the ordinary course of business, or relates to the Employees (subject to Clauses 5.1.2(xvii) to 5.1.2(xxiii) inclusive). This Clause 5.1.2(vi) shall not apply to entering into, or amending in any material respect, any agreement, or incurring any material commitment, in relation to the sale by the Seller (or a member of the Seller’s Group) of all or any substantial part of the Seller’s Group Retained Business (including the Seller’s Group’s vaccines business (excluding the Business) and animal health business), provided that doing so would not materially prejudice the rights of the Purchaser under this Agreement;

(vii)                      make any material amendment to (except where such amendment is in the ordinary and usual course of business), terminate or assign to any third party, any agreement relating to the Business (including any Transferred Contracts, US Government Contracts, Transferred Intellectual Property Contracts, Co-Owned Flu Group Intellectual Property Rights or relevant part of a Shared Business Contract) which: (a) obligates total annual expenditure in excess of US$5 million, exclusive of VAT, save to the extent that such obligation can be terminated by the Seller at its discretion for a cost of less than US$5 million; or (b) is otherwise material and necessary for the operation of the Business and for which the primary purpose of such contract relates to the licence or grant of, or settlement of a dispute relating to, Intellectual Property Rights (which, for the avoidance of doubt and without limitation, shall exclude any distribution agreements, customer contracts and supply contracts). This Clause 5.1.2(vii) shall not apply to making any material amendment to, terminating or assigning to any third party, any agreement, in relation to the sale by the Seller (or a member of the Seller’s Group) of all or any substantial part of the Seller’s Group Retained Business (including the Seller’s Group’s vaccines business (excluding the Business) and animal health business), provided that doing so would not materially prejudice the rights of the Purchaser under this Agreement);

(viii)                   enter into any agreement (including any Transferred Contracts, US Government Contracts, Transferred Intellectual Property Contracts, Co-Owned Flu Group Intellectual Property Rights or relevant part of a Shared Business Contract) or incur any commitment relating to the Business which obligates the Seller (or a member of the Seller’s Group) to make total annual contract expenditure in excess of US$5 million (exclusive of VAT), save in respect of any agreement or commitment that expires on or before 31 December 2015 or that can be terminated by the Seller at its discretion for a cost of less than US$5 million. This Clause 5.1.2(viii) shall not apply to any agreement requiring contract expenditure, or incurring any commitment, in respect of which the Purchaser would be entitled to be fully indemnified on an undisputed basis pursuant to the terms of this Agreement;

(ix)                         enter into any agreement (including any Transferred Contracts, US Government Contracts, Transferred Intellectual Property Contracts, Co-Owned Flu Group Intellectual Property Rights or relevant part of a Shared Business Contract) in relation to the Business whose primary purpose is the licence and/or transfer of Intellectual Property Rights or the settlement of Intellectual Property Rights disputes (in each case not including, by way of example, distribution or sales agreements) which:

(a)                     have an annual or initial expenditure of US$1 million or more; or

(b)                     would require the Purchaser after the Closing Date to pay any royalty in respect of: (A) the sale and manufacture of the MF59® adjuvant at any time; (B) the sale and manufacture of any seasonal flu product that is, as at the time of entering into such agreement, sold by the Business or reasonably expected to be sold by the Business within 18 months of the Closing Date; or (C) the sale and manufacture of a pandemic vaccine;

(x)                            acquire, or agree to acquire, any material asset or material stocks, involving consideration, expenditure or liabilities in excess of US$5 million, exclusive of VAT;

(xi)                         dispose of, or agree to dispose of, any material asset or material stock (other than any Excluded Asset) otherwise than in the ordinary course of business;

(xii)                      acquire any share, shares or other interest in any company, partnership or other body corporate, or any business, other than any investment of US$2.5 million or less in any such company, partnership or other body corporate;

(xiii)                   enter into any partnership or joint venture arrangement which involves investment by the Business or any Flu Group Company in excess of US$2.5 million;

(xiv)                  create or grant any Encumbrance (other than a Permitted Encumbrance) on, over or affecting any Shares, Business, or any Business Assets or assets of any Flu Group Company, other than in the ordinary course of business;

(xv)                     discontinue, or cease operation, of all or any material part of the Business, other than ceasing any commercial relationships in the ordinary and usual course of business;

(xvi)                  allow any Flu Group Company to make any loan (other than the granting of trade credit in the ordinary course of business or other loans in the ordinary course of business) to any person (other than to a member of the Seller’s Group);

(xvii)               allow any Flu Group Company to incur any additional borrowings other than: (a) the receipt of trade credit in the ordinary course of business (whether from a third party or a member of the Seller’s Group); (b) any borrowing from any member of the Seller’s Group; and (c) any third party indebtedness incurred by any Flu Group Company for general working capital purposes;

(xviii)            offer to engage any employee in a role which is an executive committee role, or a direct report to an executive committee role and (in each case) at a base salary in excess of US$200,000 per annum (where such employee, would either be an employee of a member of the Seller’s Group working wholly or mainly in the Business or an employee of a Flu Group Company working wholly or mainly in the Business);

(xix)                  other than in the ordinary and usual course of business, offer to engage any employee in any role not covered by Clause 5.1.2(xviii) above where such employee, if employed would either be an employee of a member of the Seller’s Group working wholly or mainly in the Business or an employee of a Flu Group Company working wholly or mainly in the Business;

(xx)                     unilaterally dismiss any Employee from a role which is an executive committee role, or a direct report to an executive committee role and (in each case) at a base salary in excess of US$200,000 per annum, save for misconduct or gross misconduct, and other than in those instances where the dismissal process commenced prior to the date of this Agreement;

(xxi)                  other than in the ordinary and usual course of business, unilaterally dismiss any Employee from any role not covered by Clause 5.1.2(xx);

(xxii)               make any material change or alteration to the terms and conditions of employment of, or the benefits conferred upon, any Employees which results in an aggregate increase in the total remuneration of the Employees in aggregate in excess of 2.5 per cent. per annum otherwise than in the ordinary course of business, or which is for the purposes of fulfilling the obligations under this Agreement (including in connection with complying with the Seller’s obligations under paragraph 14 of Schedule 10;

(xxiii)            transfer any Employee from or to a role which is an executive committee role, or a direct report to an executive committee role and (in each case) at a base salary in excess of US$200,000 per annum;

(xxiv)           other than in the ordinary and usual course of business:

(a)                     transfer any employee to any role not covered by Clause 5.1.2(xxiii) above where such transfer would result in the relevant employee becoming an employee of a member of the Seller’s Group working wholly or mainly in the Business or an employee of a Flu Group Company working wholly or mainly in the Business; or

(b)                     transfer any Employee from any role not covered by Clause 5.1.2(xxiii) above where such transfer would result in the individual ceasing to be an Employee;

(xxv)              grant permission to any Flu Group Company to change the jurisdiction in which it is resident for Tax purposes;

(xxvi)           initiate, settle or abandon any litigation, arbitration or other proceedings where the relief or amount claimed has a value above US$5 million and relating to a Flu Group Company, the Business, the Business Assets or any asset held by any Flu Group Company, other than:

(a)                     debt collection in the ordinary course of business;

(b)                     any claim, litigation, arbitration or other proceedings in respect of which the Purchaser would be entitled to be fully indemnified on an undisputed basis pursuant to the terms of this Agreement; or

(c)                      any claim in respect of Tax to which the provisions of the Tax Indemnity would apply from Closing; or

(xxvii)        enter into any guarantee, indemnity or surety otherwise than in the ordinary course of business;

(xxviii)     dispose of or terminate, or otherwise permit to lapse any rights in, or enter into any agreement or grant any licence relating to any Flu Group Intellectual Property Rights or rights to be licensed under the Purchaser Intellectual Property Licence Agreement, in each case that relate to material Products, material Pipeline Products or material Products Under Registration (save in respect of non-exclusive licences relating to the Seller’s research, development or Commercialisation of the Products) otherwise than in the ordinary course of business as it was conducted in the 3 years prior to the date of this Agreement. This Clause 5.1.2(xxviii) shall not apply to the disposal or termination of any rights to be licensed under the Purchaser Intellectual Property Licence Agreement or the grant by the Seller (or a member of the Seller’s Group) of any licence to any purchaser of all or any substantial part of the Seller’s Group Retained Business (including the Seller’s Group’s vaccines business (excluding the Business) and animal health business) provided that such disposal, termination or licence (as applicable) would not materially prejudice the rights of the Seller to validly enter into the Purchaser Intellectual Property Licence Agreement or Intellectual Property Assignment Agreements;

(xxix)           acquire or dispose of any freehold or leasehold property with a fair market value in excess of US$1 million or grant any lease or third party right in respect of any of the Transferred Real Properties or agree a material increase to the rent paid in respect of any lease of any of the Transferred Real Properties as at the date of this Agreement (except in each case as contemplated by Part 4B of Schedule 3); or

(xxx)              allow any Registered Flu Group Intellectual Property Rights to lapse or be abandoned otherwise than in the ordinary course of business as it was conducted in the 3 years prior to the date of this Agreement.

5.1.3                If the Seller requests, by written notice to the Purchaser, the consent of the Purchaser as contemplated by Clauses 5.1.1 and 5.1.2 and the Purchaser fails to respond by written notice to the Seller within 10 Business Days of the request being received or deemed received in accordance with Clause 15.11.4, the consent of the Purchaser shall be deemed to have been given in respect of the relevant action or matter.

5.2                          Exceptions to the Seller’s Obligations in Relation to the Conduct of Business

Clause 5.1 shall not operate so as to prevent or restrict:

5.2.1                any action undertaken by any member of the Seller’s Group to facilitate or implement any Reorganisation in accordance with Clause 2.3.4 or otherwise pursuant to Clause 5.7.5;

5.2.2                the entry into of any agreements or arrangements with the Seller’s Group Retained Business on arm’s length terms to facilitate or implement any separation of the Business from the Seller’s Group Retained Business or its activities;

5.2.3                the completion or performance of actions which are reasonably necessary to discharge any obligations undertaken pursuant to any legal, statutory or regulatory obligation or pursuant to any contract, arrangement, commitment, licence or consent entered into by, issued, granted, amended or incurred, or relating to Novartis Vaccines Holdings Limited prior to the date of this Agreement or pursuant to any contract, arrangement, commitment, licence or consent entered into, issued, granted, amended or incurred after the date of this Agreement in the ordinary course of business or with or following the Purchaser’s express consent in respect thereto (if required) in accordance with Clause 5.1.2;

5.2.4                the entry into of any agreements or arrangements on arm’s length terms with respect to the supply by the Flu Group of any products to Sandoz Inc. or its Affiliates;

5.2.5                the technology transfer of the production lines in respect of the MF59® adjuvant between manufacturing sites, provided, however that such transfer does not materially adversely affect:

(i)                                the ability of the Business to operate in a substantially similar form as at the date of this Agreement; or

(ii)                             the Purchaser’s rights under this Agreement;

5.2.6                any matter undertaken which is substantially consistent with the provisions of any capital expenditure plan, business plan or projection relating to the Flu Group which has been provided to the Purchaser prior to the date of this Agreement;

5.2.7                the declaration, making or payment of any dividend or other distribution to shareholders;

5.2.8                any action required to be undertaken to comply with Applicable Law or requests from, and any dealings or other arrangements with, any Governmental Entity including, for the avoidance of doubt, the tender for, entry into or re-negotiation of,

Contracts with Governmental Entities in the ordinary course of business;

5.2.9                any matter reasonably undertaken by any member of the Seller’s Group in an emergency or disaster situation with the intention of minimising any adverse effect of such situation in relation to the Flu Group, provided that the Seller shall notify the Purchaser as soon as reasonably practicable of any action taken or proposed to be taken as described in this Clause 5.2.9, provide to the Purchaser all such information as the Purchaser may reasonably request and use reasonable endeavours to consult with the Purchaser in respect of any such action; or

5.2.10         any matter that is set out in Schedule 21.

5.3                          Post-Closing committee

With effect from Closing until the Parties agree otherwise, the Seller and the Purchaser shall meet on a regular basis and no less than four times a calendar year to discuss and resolve matters relating to, inter alia, the transition of the Business to the Purchaser, the operation of the Ancillary Agreements, the operations of the Delayed Businesses and the Purchaser’s progress to achieve closing of the Delayed Businesses and the Seller’s assistance with respect to achieving closing of the Delayed Businesses, all in accordance with the terms of this Agreement.

5.4                          Seller’s obligations in relation to insurance

Without prejudice to the generality of Clause 5.1.1, between the date of this Agreement and Closing or, in respect of the Delayed Businesses, the relevant Delayed Closing Date, the Seller shall or shall procure that the relevant members of the Seller’s Group shall maintain in full force and effect all Flu Group Insurance Policies and all Seller’s Group Insurance Policies with limits of indemnity for the benefit of the Flu Group Businesses and Flu Group Companies.

5.5                          Seller’s Obligations in Relation to Books and Records

Without prejudice to the generality of Clause 5.1.1, prior to Closing or, in respect of the Delayed Businesses, the relevant Delayed Closing Date, but with regard to minimising the disruption that may be caused to the operations of the Flu Group, the Seller shall, and shall procure that its Affiliates shall, allow the Purchaser and its agents, upon reasonable notice, reasonable access to the premises and employees of the Flu Group, and to take copies of, books, records and documents of or relating in whole or in part to the Flu Group (including in respect of the Reorganisation), in each case that are reasonably requested by the Purchaser, provided that the obligations of the Seller under this Clause shall not extend to allowing access to information which is: (i) regarded by the Seller as confidential to the activities of the Seller and the Seller’s Group otherwise than in relation to the Flu Group; or (ii) commercially sensitive or other information relating to the Flu Group if such information cannot be shared with the Purchaser prior to Closing or, in respect of the Delayed Businesses, the relevant Delayed Closing Date, in compliance with Applicable Law.

5.6                          Affiliate Contracts

5.6.1                Other than as provided in the Ancillary Agreements and subject to Clauses 8.7 and 8.8, the Seller and the Purchaser shall procure that:

(i)                                the Cash Pooling Arrangements; and

(ii)                             each Affiliate Contract in force immediately prior to Closing other than any

Surviving Affiliate Contract,

shall terminate prior to Closing and each counterparty thereto shall, effective as of Closing, settle all outstanding financial obligations arising out of such Affiliate Contracts and unconditionally release and irrevocably discharge each other party thereto from: (i) any and all further obligations to perform or any further performance of the various covenants, undertakings, warranties and other obligations contained in such Affiliate Contract; and (ii) any and all claims and Liabilities whatsoever arising out of, in any way connected with, as a result of or in respect of such Affiliate Contract.

5.6.2                Subject to Clause 5.6.3, if, following Closing, the Parties determine, acting reasonably, that any Affiliate Contract which has survived Closing by virtue of romanette (vii) of the definition of Surviving Affiliate Contract is no longer required, the Purchaser and the Seller shall procure that such Surviving Affiliate Contract is terminated in accordance with Clause 5.6.1. Without prejudice to the generality of the foregoing, the Parties agree that the manufacturing agreement between Novartis Influenza Vaccines Marburg GmbH and Novartis Influenza Vaccines AG shall terminate upon the Delayed Closing of the German Business.

5.6.3                  The Parties acknowledge and agree that nothing in this Clause 5.6 shall prevent the Purchaser from terminating any Surviving Affiliate Contract following the Delayed Closing of the relevant Delayed Business to which the relevant Surviving Affiliate Contract exclusively relates (such termination to be undertaken in accordance with Clause 5.6.1), except to the extent such Surviving Affiliate Contract is required in connection with the transitional arrangements contemplated under any of the Ancillary Agreements, in which case, the Purchaser shall be permitted to terminate such Surviving Affiliate Contract:

(i)                                  upon expiry of the relevant Ancillary Agreements;

(ii)                               upon expiry or termination of the relevant service under the Ancillary Agreements in respect of which the relevant Surviving Affiliate Contract was required; or

(iii)                            as otherwise agreed between the Parties.

5.7                          Other Pre-Closing Obligations

Subject to Applicable Law, unless otherwise agreed in writing between the parties:

5.7.1                the Seller shall provide the Purchaser with:

(i)                                a copy of the 2014 Accounts;

(ii)                             a statement of sales by the Flu Group for each full calendar month between the date of this Agreement and 31 December 2014; the first statement being for the month ending 30 November 2014;

(iii)                          the unaudited carve out profit and loss account of the Flu Group for the quarter starting on 1 January 2015 and ending on 31 March 2015;

(iv)                         the unaudited carve out profit and loss account of the Flu Group for each full calendar month between 1 April 2015 and Closing, the first statement being for the month ending 30 April 2015;

(v)                            the unaudited carve out balance sheet of the Flu Group as at 31 December 2014 and each as at 30 June and 31 December thereafter until Closing;

(vi)                         an estimated unaudited carve out balance sheet of the Flu Group as of the Closing Date and an estimated unaudited carve out profit and loss account of the Flu Group for the period starting on 1 January of the year in which Closing occurs to the Closing Date, in each case without unreasonable delay and promptly after such accounts are finalised;

5.7.2                the Seller shall provide the Purchaser with a copy of the business plan of the Flu Group for the year commencing on 1 January 2015 before 31 December 2014;

5.7.3                the Seller shall use its reasonable endeavours, in good faith, to procure the entering into of binding amendments to the agreements entered into with the Argentinian Ministry of Health, which form part of the Sinergium Arrangements, to agree and document:

(i)                                that a pilot plant for the development and manufacture of cell culture based flu vaccines will be constructed;

(ii)                             the necessary technology transfer from the Seller’s Group in connection therewith;

5.7.4                with respect to: (i) the remaining stages of the FCC technology transfer; and (ii) the MF59® technology transfer, in each case, from the Seller’s Group’s facilities at Marburg, Germany to the Holly Springs Site, the Seller shall use commercially reasonable endeavours to progress such transfer in accordance with the timeline set out in the management presentation on the Business given to the Purchaser in June 2014 (as contained in the Data Room at 9.1.1.2.20);

5.7.5                the Seller shall use its reasonable endeavours to ensure that any excess cash available in the Flu Group Companies is extracted on or prior to Closing taking account of the obligations set out in Clause 5.1.1 and any associated obligations to have or expend cash prior to Closing so that at Closing excess cash within the Flu Group Companies is as close to zero as practicable whether by way of dividend or such other means as the Seller deems appropriate, in any case in accordance with Applicable Law;

5.7.6                the Seller shall carry out the Reorganisation;

5.7.7                the Seller agrees that it shall procure: (i) that, prior to Closing, Novartis Vaccines and Diagnostics AG shall assign all of its rights and obligations under the Lek Filling and Packaging Agreement to a Flu Group Company or that the rights and obligations of Novartis Vaccines and Diagnostics AG under the Lek Filling and Packaging Agreement are novated to a Flu Group Company; and (ii) that the member of the Seller’s Group which is party to the Lek Filling and Packaging Agreement shall not exercise its rights under the Lek Filling and Packaging Agreement to agree to any change to the Effective Date (as defined in the Lek Filling and Packaging Agreement), other than to align the Effective Date with the Closing Date; and (iii) that, prior to Closing, there shall be no material amendments to the terms of the Lek Filling and Packaging Agreement without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed; and

5.7.8                the Seller shall provide the Purchaser with:

(i)                                an updated statement of net assets of the Flu Group as of 31 May 2015 (including the FCC Operations);

(ii)                             an updated statement of net assets of the Flu Group as of 30 June 2015 (including the FCC Operations), and

(iii)                          an updated statement of net assets of the Flu Group as of 30 June 2015 (excluding the FCC Operations) (the “Illustrative Statement of Net Assets”),

in each case, prepared in accordance with Schedule 20 (or, in the case of the Illustrative Statement of Net Assets, prepared in accordance with Schedule 20 save for the exclusion of the FCC Operations) without unreasonably delay and promptly after such accounts are finalised; the Illustrative Statement of Net Assets setting out:

(a)                      in the column entitled “Flu Group Statement of Net Assets” the accounting line items reflecting the Business Assets and Assumed Liabilities of the Flu Group Companies and the Flu Group Businesses which would transfer (or, in the case of the Delayed Businesses be deemed to transfer) to the Purchaser; and

(b)                       in the column entitled “Excluded items (not included in the transaction perimeter)” the accounting line items reflecting the Excluded Assets and Excluded Liabilities to be retained by Seller and certain of the Seller’s Affiliates, in each case as if Closing occurred on and with effect from 30 June 2015 in respect of the Flu Group (including the Delayed Businesses).

6                                    Closing

6.1                          Date and Place

Save where otherwise provided in this Agreement in relation to the Delayed Jurisdictions (including Schedule 24), Closing shall take place at 12.00 p.m. (London Time) at the offices of Linklaters LLP, One Silk Street, London EC2Y 8HQ (other than in respect of any Local Transfer Documents agreed between the parties to be executed in another jurisdiction) on 31 July 2015.

6.2                          Closing Events

6.2.1                On Closing, the Seller shall transfer to the Purchaser and the Purchaser shall accept the Shares and all of the Business Assets and Assumed Liabilities which exist in respect of the Flu Group Companies and the Flu Group Businesses (other than the Delayed Businesses) as at the Closing Date and the parties shall otherwise comply with their respective obligations specified in Schedule 13. The Seller may waive some or all of the obligations of the Purchaser as set out in Schedule 13 and the Purchaser may waive some or all of the obligations of the Seller as set out in Schedule 13.

6.2.2                The parties acknowledge that the transfer of Product Approvals, Pipeline Product

Approvals and Product Applications to the Purchaser or other members of the Purchaser’s Group may be subject to the approval of applicable Governmental Entities, and that, notwithstanding anything in this Agreement to the contrary, each Product Approval, Pipeline Product Approvals and Product Application shall continue to be held by the relevant member of the Seller’s Group from the Closing Date (or Delayed Closing Date as the case may be) until the relevant PA Transfer Date.

6.2.3                The parties shall perform their respective obligations with respect to:

(i)                                the transfer of the Product Approvals, Product Applications and Pipeline Product Approvals as set out in Schedule 7;

(ii)                             the transfer of Contracts (other than US Government Contracts, Product Approvals, Product Applications and Pipeline Product Approvals) and the Transferred Intellectual Property Contracts and the treatment of Shared Business Contracts as set out in Schedule 8;

(iii)                          the transfer of US Government Contracts as set out in Schedule 15; and

(iv)                         the Delayed Businesses as set out in Schedule 24.

6.3                          Payment on Closing

6.3.1                On Closing, the Purchaser shall procure the payments by the Relevant Payors in accordance with Clause 3.2 of an amount in cleared funds, to the relevant Purchase Price Bank Accounts of the Seller, in aggregate which is equal to the sum of:

(i)                                the Headline Price;

plus

(ii)                             the Estimated Flu Group Companies’ Cash Balances;

minus

(iii)                          the Estimated Third Party Indebtedness;

minus

(iv)                         the Estimated Tax Adjustment.

6.3.2                The amounts payable in accordance with Clause 6.3.1 shall, in each case, include all such amounts payable in respect of the Delayed Businesses.

6.4                          Notifications to determine payments on Closing

6.4.1                Not later than 5 Business Days prior to Closing, the Seller shall notify the Purchaser of:

(i)                                the Estimated Flu Group Companies’ Cash Balances;

(ii)                             the Estimated Third Party Indebtedness; and

(iii)                          the Estimated Tax Adjustment,

and shall at the same time provide to the Purchaser reasonable supporting calculations and information to enable the Purchaser to review the basis on which the estimates have been prepared.

6.5                          Delayed Local Payments

In respect of each Delayed Business, the Purchaser shall procure that, if required pursuant to relevant local law, on the relevant Delayed Closing Date, either a local entity designated by the Purchaser or an Affiliate of the Purchaser (a “Designated Purchaser”) shall, subject to the terms of the relevant Local Transfer Agreement (and, for the avoidance of doubt, in partial satisfaction of the Purchase Price), pay to the relevant Business Seller set out in column 2 of the table set out in Schedule 25, the US Dollars amount in respect of that Delayed Business to be determined by the Seller in accordance with Clause 3.3 (each a “Delayed Local Payment Amount”) converted into the relevant currency by applying the Delayed Local Payments Conversion Rate on the relevant Delayed Closing Date, in accordance with the terms of the relevant Local Transfer Document.

6.6                          Repayment of Delayed Local Payments

Where a Delayed Local Payment Amount is received by a member of the Seller’s Group pursuant to Clause 6.5, the Seller shall as soon as reasonably practicable pay to Seqirus UK Limited in US Dollars a sum equal to the relevant Delayed Local Payment Amount by way of repayment of the amount paid by the relevant member of the Purchaser’s Group at Closing on behalf of the Designated Purchaser who has paid the relevant Delayed Local Payment Amount.

6.7                          Breach of Closing Obligations

If any party fails to comply with any material obligation in Clauses 6.2, 6.3 or 5.7.7 or Schedule 13 in relation to Closing, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available) by written notice to the Seller or the Purchaser, as the case may be:

6.7.1                to effect Closing so far as practicable having regard to the defaults which have occurred; or

6.7.2                to fix a new date for Closing which, except as agreed by the parties, shall be the last day of the month next ending or, if that day is not a Business Day, the first Business Day falling after that day, in which case the provisions of Schedule 13 shall apply to Closing as so deferred, but provided such deferral may only occur once (the “Deferred Closing Date”).

6.7.3                If Closing does not occur on the Deferred Closing Date, either party may terminate this Agreement by written notice given to the other.

The parties agree that compliance with paragraph 1.1.1 (to the extent it relates to the Transitional Services Agreement, the Global Transitional Distribution Services Agreement and any Local Transitional Distribution Services Agreement and the MF59® Manufacturing and Supply Agreement) and paragraph 1.1.6 of Schedule 13 shall be deemed to be a material obligation for the purposes of this Clause 6.7.

7                                    Post-Closing Adjustments

7.1                          Closing Statements

7.1.1                The Seller shall procure that as soon as practicable following Closing there shall be drawn up a draft of the Closing Statement (the “Draft Closing Statement”) in accordance with Schedule 14 in relation to the Flu Group Companies and Flu

Group Businesses, on a combined basis.

7.1.2                The Closing Statement shall be drawn up as at the Effective Time and shall include the Delayed Businesses which shall be deemed to have transferred to the Purchaser with effect from the Effective Time for the purposes of this Clause 7.

7.2                          Determination of Closing Statement

7.2.1                The Draft Closing Statement as agreed or determined pursuant to paragraph 1 of Part 1 of Schedule 14:

(i)                                shall constitute the Closing Statement for the purposes of this Agreement; and

(ii)                             shall be final and binding on the parties.

7.2.2                The Flu Group Companies’ Cash Balances, the Tax Adjustment and the Third Party Indebtedness shall be derived from the Closing Statement.

7.3                          Adjustments to Purchase Price

7.3.1                Flu Group Companies’ Cash Balances

(i)                                If the Flu Group Companies’ Cash Balances are less than the Estimated Flu Group Companies’ Cash Balances, the Seller shall repay to the Purchaser an amount equal to the deficit; or

(ii)                             if the Flu Group Companies’ Cash Balances are greater than the Estimated Flu Group Companies’ Cash Balances, the Purchaser shall pay to the Seller an additional amount equal to the excess.

7.3.2                Third Party Indebtedness

(i)                                If the Third Party Indebtedness is greater in magnitude than the Estimated Third Party Indebtedness, the Seller shall repay to the Purchaser an amount equal to the excess; or

(ii)                             if the Third Party Indebtedness is less in magnitude than the Estimated Third Party Indebtedness, the Purchaser shall pay to the Seller an additional amount equal to the deficit.

7.3.3                Tax Adjustment

(i)                                If the Tax Adjustment is greater than the Estimated Tax Adjustment, the Seller shall repay to the Purchaser an amount equal to the difference; or

(ii)                             if the Tax Adjustment is less than the Estimated Tax Adjustment, the Purchaser shall pay to the Seller an additional amount equal to the difference.

7.3.4                Netting

To the extent each of the Seller and the Purchaser are required to pay an amount pursuant to Clause 7.3, the amount payable by the Seller to the Purchaser shall first be set off against the amount payable by the Purchaser to the Seller. If the amount due from the Seller is less than the amount due from the Purchaser, the Purchaser shall pay the Seller an amount equal to such excess. If the amount due from the Seller is more than the amount due from the Purchaser, the Seller shall pay the Purchaser an amount equal to such excess.

7.4                          Interest

Any payment to be made in accordance with Clause 7.3 shall include interest thereon calculated from the Closing Date to the date of payment at a rate per annum of USD LIBOR for the period corresponding to the period between the Closing Date and the payment of the purchase price adjustment.

7.5                          Payment

7.5.1                Any payments pursuant to Clause 7.3, and any interest payable pursuant to Clause 7.4, shall be made on or before the Final Payment Date.

7.5.2                Where any payment is required to be made pursuant to Clause 7.3 or Clause 7.4 (in relation to a payment pursuant to Clause 7.3) the payment made on account of the Purchase Price shall be reduced or increased accordingly.

8                                    Post-Closing Obligations

8.1                          Assumed Liabilities and Purchaser Indemnity

8.1.1                “Assumed Liabilities” means all Liabilities to the extent referable to the Business (including, for the avoidance of doubt, any Delayed Businesses), but excluding:

(i)                                the Excluded Liabilities;

(ii)                             the Relevant Pension and Employment Liabilities (which are dealt with separately under Schedule 9); and

(iii)                          any Liabilities of the Seller’s Group in respect of Tax (other than Tax which has been assumed by the Purchaser’s Group under an express provision of this Agreement).

8.1.2                The Seller agrees to procure the transfer (to the extent it is able to do so) and the Purchaser agrees to accept (or procure the acceptance by another member of the Purchaser’s Group of), with effect from Closing and with reference only to periods after the Effective Time, the transfer of, and to assume, pay, satisfy, discharge, perform or fulfil (or procure that another member of the Purchaser’s Group will assume, pay, satisfy, discharge, perform or fulfil) the Assumed Liabilities.

8.1.3                The Purchaser hereby undertakes to the Seller (for itself and on behalf of each other member of the Seller’s Group and their respective directors, officers, employees and agents) that, with effect from Closing, the Purchaser will indemnify on demand and hold harmless each member of the Seller’s Group and their respective directors, officers, employees and agents against and in respect of any and all:

(i)                                Assumed Liabilities;

(ii)                             Liabilities arising out of the US Government Contracts (including any modifications, amendments or extensions thereto) which are referable to the period after the Effective Time, or the Purchaser’s performance of any such US Government Contracts;

(iii)                          Liabilities arising out of the [***] (including any modifications, amendments or extensions thereto or any changes to or reorganisation of the [***]) which are referable to the period after the Effective Time, or the Purchaser’s performance of any aspect of the [***];

(iv)                         Liabilities arising out of the Seller making the US Government Representations, irrespective of whether such Liabilities are referable to the period before or after the Effective Time; and

(v)                            Losses which the Seller or any other member of the Seller’s Group may suffer by reason of any member of the Seller’s Group taking any reasonable action to avoid, resist or defend against any Liability referred to in (i), (ii), (iii) and (iv) in this Clause 8.1.3.

8.2                          Excluded Liabilities and Seller Indemnity

8.2.1                “Excluded Liabilities” means:

(i)                                all Liabilities referable to the Business to the extent such liabilities have arisen or arise (whether before or after the Effective Time) as a result of an act, omission, fact, matter, circumstance or event undertaken, occurring, in existence or arising before the Effective Time, including all Liabilities in respect of Tax of the Seller’s Group (other than the Flu Group Companies, for which the provisions of the Tax Indemnity shall apply), other than:

(a)                                 any such Liabilities provided for or reflected in the Statement of Net Assets, the Accounts, the 2013 Carve Out Accounts, the Stub Period Carve Out Accounts or taken into account for the purposes of the Post-Closing Adjustments but only, in each case, to the extent so provided for therein or taken into account; and

(b)                                 any Liabilities In The Nature of Working Capital irrespective of the extent provided for or reflected in the Closing Statement, provided that the Closing Statement has been drawn up and determined in accordance with Clause 7 and Schedule 14;

(ii)                             all Liabilities referable to any business or asset not acquired by the Purchaser pursuant to this Agreement;

(iii)                          all Liabilities referable to the Seller’s Group Retained Business;

(iv)                         all Liabilities which arise from the Reorganisation; and

(v)                            all Liabilities arising out of the Community Economic Development Agreements of 18 July 2006 (2006-10) and 22 December 2010 (Grant No. 2010-10) which are referable to the period before the Effective Time, or the Seller’s performance of any aspects of such agreements before the Effective Time, save, in the case of sub-Clauses (i) and (v), for any issues in relation to Pension and Liabilities relating to Employees which are dealt with separately in Schedule 9.

8.2.2                The Purchaser shall not be obliged to accept (or procure the acceptance by another member of the Purchaser’s Group of), the transfer of or to assume, pay, satisfy, discharge, perform or fulfil, or procure that another member of the Purchaser’s Group will assume, pay, satisfy, discharge, perform or fulfil any Excluded Liabilities.

8.2.3                The Seller hereby undertakes to the Purchaser (for itself and on behalf of each other member of the Purchaser’s Group and their respective directors, officers, employees and agents) that, with effect from Closing and for a period of 6 years from Closing, the Seller will indemnify on demand and hold harmless each member of the Purchaser’s Group and their respective directors, officers, employees and agents against and in respect of any and all:

(i)                                  Excluded Liabilities;

(ii)                               subject to the Purchaser complying with its obligations in Clause 8.2.5, Liabilities arising out of the US Government Contracts (including any modifications, amendments or extensions thereto) which are referable to the period prior to the Effective Time, or Seller’s Group’s performance of any such US Government Contracts;

(iii)                            Losses which the Purchaser or any other member of the Purchaser’s Group may suffer by reason of any member of the Purchaser’s Group taking any reasonable action to avoid, resist or defend against any Liability referred to in sub-Clause (i);

(iv)                           Losses arising from any Employee Inventor Payments or Intellectual Property Litigation (including, without limitation, any Losses arising from settlements, royalty payments or injunctions);

(v)                              Liabilities, whether arising prior to or after Closing, under Environmental Laws arising from or relating to the incidents described in the Disclosure Letter against warranty 2.19.1 relating to the presence of mercury in excess of applicable discharge limits in waste water at the Liverpool Site; and

(vi)                           Liabilities, whether arising prior to or after Closing, under Environmental Laws arising from or relating to odour emissions broadly of the type described more particularly in the Liverpool Part A notification dated 8 January 2014 at the Liverpool Site and their sources, impacts and effects) as contained in the Data Room at 3.5.1.2.6, in each case, to the extent that:

(i)                                a provision or reserve in respect of such Losses or Liabilities has not been made, or such Losses or Liabilities were not reflected in, the Statement of Net Assets, the Accounts, the 2013 Carve Out Accounts or the Stub Period Carve Out Accounts;

(ii)                             such Losses or Liabilities were not taken into account for the purposes of the Post-Closing Adjustments; or

(iii)                          in the case of paragraph 8.2.3(i) only, such Losses or Liabilities do not constitute Liabilities In The Nature Of Working Capital.

8.2.4                Notwithstanding anything in this Agreement to the contrary:

(i)                                     the Seller (or relevant member of the Seller’s Group) shall, at its cost (including legal and professional costs and expenses), have the exclusive right to take whatever action it deems appropriate in its sole discretion for the defence or enforcement, as applicable, of any Employee Inventor Payments or Intellectual Property Litigation; and

(ii)                                  the parties agree that any action taken by the Seller (or relevant member of the Seller’s Group) pursuant to this Clause 8.2.4 shall constitute a claim that is subject to Clauses 8.4.2 and 8.4.4 to 8.4.6, and in relation to any such action each party shall (as applicable) have the rights provided by, and be subject to the obligations arising under, Clauses 8.4.2 and 8.4.4 to 8.4.6.

8.2.5                The Purchaser shall notify the Seller as soon as reasonably practicable of any changes to the US Government Contracts that would be likely to increase the Seller’s potential liability in connection therewith. The notice shall provide a summary of any changes in sufficient detail to allow the Seller to understand the impact of the changes and the increased potential liability.

8.3                          Conduct of Claims in respect of Assumed Liabilities

8.3.1                If the Seller becomes aware after Closing of any claim which constitutes or may constitute an Assumed Liability, the Seller shall as soon as reasonably practicable:

(i)                                give written notice thereof to the Purchaser, setting out such information as is available to the Seller as is reasonably necessary to enable the Purchaser to assess the merits of the potential claim;

(ii)                             take all appropriate actions to preserve evidence; and

(iii)                          provide the Purchaser with periodic updates on the status of the claim upon reasonable request and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior written agreement of the Purchaser (such agreement not to be unreasonably withheld or delayed).

8.3.2                The Seller shall, and shall procure that each Share Seller and Business Seller shall:

(i)                                take such action as the Purchaser may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Assumed Liability subject to the Seller and each Share Seller and Business Seller being indemnified to their reasonable satisfaction by the Purchaser against all Liabilities which may thereby be incurred. In connection therewith, the Seller shall make or procure to be made available to the Purchaser or its duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Flu Group Businesses which have been retained by the Seller’s Group (and shall permit the Purchaser to take copies thereof at its expense) and shall afford the Purchaser or its duly authorised agents reasonable access, on reasonable notice, during normal business hours to its premises and to its directors, officers, employees, consultants, agents and advisers for the purposes of enabling the Purchaser to ascertain or extract any information relevant to the claim; and

(ii)                             on reasonable notice from the Purchaser, give such assistance to the Purchaser as it may reasonably require in relation to such claim including providing the Purchaser or any member of the Purchaser’s Group and its representative and advisers with access to and assistance from directors, officers, managers, employees, advisers, agents or consultants of the

Seller and/or of each other member of the Seller’s Group (collectively, the “Relevant Persons”) and the Seller will use its reasonable endeavours to procure that such Relevant Persons comply with any reasonable requests from the Purchaser and generally co-operates with and assists the Purchaser and other members of the Purchaser’s Group.

8.3.3                In addition, where any claim or investigation which constitutes or may constitute an Assumed Liability involves a Governmental Entity, the Seller shall, subject to Applicable Law, the requirements of the relevant Governmental Entity and the Purchaser providing an appropriate confidentiality undertaking in favour of the Seller’s Group, provide to the Purchaser, at least 5 Business Days in advance (or, where not possible, as soon as reasonably possible), any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals they or their agents make or submit to a Governmental Entity. Without limiting the foregoing, the parties agree, subject to Applicable Law, and the requirements of the relevant Governmental Entity, and the Purchaser providing an appropriate confidentiality undertaking in favour of the Seller’s Group, to:

(i)                                give the Purchaser reasonable advance notice of all meetings with any Governmental Entity;

(ii)                             give the Purchaser an opportunity to participate in each of such meetings;

(iii)                          to the extent practicable, give the Purchaser reasonable advance notice of all substantive oral communications with any Governmental Entity;

(iv)                         if any Governmental Entity initiates a substantive oral communication, promptly notify the Purchaser of the substance of such communication;

(v)                            provide the Purchaser with a reasonable advance opportunity to review and comment upon all substantive written communications (including any substantive correspondence, analyses, presentations, memoranda, briefs, arguments, opinions and proposals) that the Seller or its agents intend to make or submit to a Governmental Entity in connection with such claim;

(vi)                         provide the Purchaser with copies of all substantive written communications to or from any Governmental Entity; and

(vii)                      not advance arguments with the Governmental Entity without the prior written agreement of the Purchaser that would reasonably be likely to have a significant adverse impact on the Purchaser, provided however, that the Seller shall not be required to comply with sub-clause (ii) above to the extent that the Governmental Entity objects to the participation of a party, or with sub-clause (v) or (vi) above to the extent that such disclosure may raise regulatory concerns (in which case, the disclosure may be made on an outside counsel basis).

8.3.4                The Purchaser shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Seller, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest any claim which constitutes or may constitute an Assumed Liability (including making counterclaims or other claims against third parties) in the name of and on behalf of the Seller or other member of the Seller’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals. In taking action on behalf of any member of the Seller’s Group as permitted by this Clause 8.3.4, the Purchaser shall, in good faith, take into account and have due regard to any reputational matters or issues arising out of the claim for any member of the Seller’s Group or any of their respective directors, officers, employees or agents which are brought to its attention by the Seller or a member of the Seller’s Group.

8.3.5                The Purchaser shall be entitled at any stage and in its absolute discretion to settle any claim which constitutes or may constitute an Assumed Liability (but without any admission of wrongdoing) after giving reasonable advance written notice to the Seller or the relevant member of the Seller’s Group and provided that the Seller or the relevant member of the Seller’s Group is indemnified in full against all Losses arising in connection with such claim.

8.3.6                When seeking assistance under Clause 8.3.4 the Purchaser, or any other relevant member of the Purchaser’s Group, shall use reasonable endeavours to minimise interference with the Seller and the Seller’s Group’s conduct of the relevant business or the performance by the relevant employees of their employment duties.

8.4                          Conduct of Claims in respect of Excluded Liabilities

8.4.1                If the Purchaser becomes aware after Closing of any claim which constitutes or may constitute an Excluded Liability, the Purchaser shall as soon as reasonably practicable:

(i)                                give written notice thereof to the Seller, setting out such information as is available to the Purchaser as is reasonably necessary to enable the Seller to assess the merits of the potential claim;

(ii)                             take all appropriate actions to preserve evidence; and

(iii)                          provide the Seller with periodic updates on the status of the claim upon reasonable request and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior written agreement of the Seller (such agreement not to be unreasonably withheld or delayed).

8.4.2                The Purchaser shall, and shall procure that each member of the Purchaser’s Group shall:

(i)                                take such action as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Excluded Liability subject to the Purchaser and each member of the Purchaser’s Group, being indemnified to their reasonable satisfaction by the Seller against all Liabilities which may thereby be incurred. In connection therewith, without limitation to the Seller’s rights under Clause 8.4.2(ii), the Purchaser shall make or procure to be made available to the Seller or its duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Flu Group Businesses which are in the possession of the Purchaser’s Group (and shall permit the Seller to take copies thereof at its expense) and shall afford the Seller or its duly authorised agents reasonable access, on reasonable notice, during normal business hours to its premises and to its directors, officers, employees, consultants, agents and advisers for the purposes of enabling the Seller to ascertain or extract any information relevant to the claim; and

(ii)                             on reasonable notice from the Seller, give such assistance to the Seller as it may reasonably require in relation to such claim including providing the Seller or any member of the Seller’s Group and its representative and advisers with access to and assistance from directors, officers, managers, employees, advisers, agents or consultants of the Purchaser and/or of each other member of the Purchaser’s Group (collectively, the “Relevant Persons”) and the Purchaser will use its reasonable endeavours to procure that such Relevant Persons comply with any reasonable requests from the Seller and generally co-operates with and assists the Seller and other members of the Seller’s Group.

8.4.3                In addition, where any claim or investigation which constitutes or may constitute an Excluded Liability involves a Governmental Entity, the Purchaser shall, subject to Applicable Law, the requirements of the relevant Governmental Entity and the Seller providing an appropriate confidentiality undertaking in favour of the Purchaser’s Group, provide to the Seller, at least 5 Business Days in advance (or, where not possible, as soon as reasonably possible), any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals they or their agents make or submit to a Governmental Entity. Without limiting the foregoing, the parties agree, subject to Applicable Law, and the requirements of the relevant Governmental Entity, and the Seller providing an appropriate confidentiality undertaking in favour of the Purchaser’s Group, to:

(i)                                give the Seller reasonable advance notice of all meetings with any Governmental Entity;

(ii)                             give the Seller an opportunity to participate in each of such meetings;

(iii)                          to the extent practicable, give the Seller reasonable advance notice of all substantive oral communications with any Governmental Entity;

(iv)                         if any Governmental Entity initiates a substantive oral communication, promptly notify the Seller of the substance of such communication;

(v)                            provide the Seller with a reasonable advance opportunity to review and comment upon all substantive written communications (including any substantive correspondence, analyses, presentations, memoranda, briefs, arguments, opinions and proposals) that the Purchaser or its agents intend to make or submit to a Governmental Entity in connection with such claim;

(vi)                         provide the Seller with copies of all substantive written communications to or from any Governmental Entity; and

(vii)                      not advance arguments with the Governmental Entity without the prior written agreement of the Seller that would reasonably be likely to have a significant adverse impact on the Seller, provided however, that the Purchaser shall not be required to comply with sub-clause (ii) above to the extent that the Governmental Entity objects to the participation of a party, or with sub-clause (v) or (vi) above to the extent that such disclosure may raise regulatory concerns (in which case, the disclosure may be made on an outside counsel basis).

8.4.4                The Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest any claim which constitutes or may constitute an Excluded Liability (including making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or other member of the Purchaser’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals. In taking action on behalf of any member of the Purchaser’s Group as permitted by this Clause 8.4, the Seller shall, in good faith, take into account and have due regard to any reputational matters or issues arising out of the claim for any member of the Purchaser’s Group or any of their respective directors, officers, employees or agents which are brought to its attention by the Purchaser or a member of the Purchaser’s Group.

8.4.5                The Seller shall be entitled at any stage and in its absolute discretion to settle any claim which constitutes or may constitute an Excluded Liability (but without any admission of wrongdoing) after giving reasonable advance written notice to the Purchaser or the relevant member of the Purchaser’s Group and provided that the Purchaser or the relevant member of the Purchaser’s Group is indemnified in full against all Losses arising in connection with such claim.

8.4.6                When seeking assistance under Clauses 8.4.2 and 8.4.3, the Seller, or any other relevant member of the Seller’s Group, shall use reasonable endeavours to minimise interference with the Purchaser and the Purchaser’s Group’s conduct of the relevant business or the performance by the Relevant Persons of their employment duties.

8.4.7                For the avoidance of doubt, Clauses 8.2.3(ii) to (vi), 8.3 and 8.4, with the exception of Clauses 8.3.1 and 8.4.1, shall apply not only to any claim or investigation of which either party becomes aware after Closing and which constitutes or may constitute an Assumed Liability or Excluded Liability, but also to any such claim or investigation that was in existence and of which either party was aware before Closing.

8.5                          Release of Guarantees

8.5.1                The Purchaser shall use reasonable endeavours to procure as soon as reasonably practicable after Closing, the release of the Seller or any member of the Seller’s Group from any securities, guarantees or indemnities given by or binding upon the Seller or any member of the Seller’s Group in respect of the Assumed Liabilities or in connection with a liability of any of the Flu Group Companies (including, for this purpose, any Delayed Business, provided that, in respect of any Delayed Businesses, the Purchaser shall not be required to use its reasonable endeavours to procure such releases before the relevant Delayed Closing Date where not reasonably practicable to do so or where to do so would, in the reasonable opinion of the Purchaser, be in breach of Applicable Law), including any liability resulting from the novation of the US Government Contracts. Pending such release, the Purchaser shall indemnify the Seller and any member of the Seller’s Group against all amounts paid by any of them (acting reasonably) pursuant to any such securities, guarantees or indemnities in respect of such Assumed Liabilities or such liability of the Flu Group Companies (including, for this purpose, any Delayed Businesses).

8.5.2                The Seller shall use reasonable endeavours to procure by Closing or, to the extent not done by Closing, as soon as reasonably practicable after Closing, the release of the Flu Group Companies from any securities, guarantees or indemnities given by or binding upon the Flu Group Companies in respect of any liability of the Seller or any member of the Seller’s Group (excluding for this purpose any other Flu Group Company), provided that, in respect of any Delayed Businesses, the Seller shall not be required to use its reasonable endeavours to procure such releases before the relevant Delayed Closing Date where not reasonably practicable to do so or where to do so would, in the reasonable opinion of the Seller, be in breach of Applicable Law). Pending such release, the Seller shall indemnify the Flu Group Companies against all amounts paid by any of them (acting reasonably) pursuant to any such securities, guarantees or indemnities in respect of such liability of the Seller which arises after Closing.

8.6                          Intra-Group Non-Trade Payables and Receivables

Any Intra-Group Non-Trade Payables and Intra-Group Non-Trade Receivables shall be settled at or prior to Closing.

8.7                          Intra-Group Trading Balances

The Seller or the Purchaser, as applicable, shall procure that any Intra-Group Trading Balances shall be settled after Closing in the ordinary course of business and in any event within 60 days of Closing.

8.8                          Wrong Pockets Obligations

8.8.1                Except as provided in Schedules 3, 7, 8 and 9, if any property, right or asset forming part of the Flu Group (other than any property, right or asset expressly excluded from the sale under this Agreement) has not been transferred to the Purchaser or to another member of the Purchaser’s Group and should have transferred pursuant to the terms of this Agreement, the Seller shall procure that such property, right or asset (and any related liability which is an Assumed Liability) is transferred to the Purchaser, or to such other member of the Purchaser’s Group as the Purchaser may nominate which is reasonably acceptable to the Seller, as soon as practicable and at no cost to the Purchaser.

8.8.2                If, after Closing or, in respect of any Delayed Business, the relevant Delayed Closing, any property, right or asset not forming part of the Flu Group (other than any property, right or asset expressly included in the sale under this Agreement) is found to have been transferred to the Purchaser or to another member of the Purchaser’s Group and should not have transferred pursuant to the terms of this Agreement, the Purchaser shall procure that such property, right or asset is transferred to the transferor or another member of the Seller’s Group nominated by the Seller which is reasonably acceptable to the Purchaser as soon as practicable and at no cost to the Seller.

8.8.3                If, after Closing or, in respect of any Delayed Business, the relevant Delayed Closing, any member of the Seller’s Group takes receipt of any assets or payments in respect of the Flu Group which are the entitlement of any member of the Purchaser’s Group under this Agreement, such member of the Seller’s Group shall hold such assets or payments on trust for such member of the Purchaser’s Group and shall remit such assets or payments to such member of the Purchaser’s Group within 5 Business Days following receipt.

8.8.4                If, after Closing, any member of the Purchaser’s Group takes receipt of any assets or payments in respect of the Seller’s Group’s Retained Business which are the entitlement of any member of the Seller’s Group under this Agreement, such member of the Purchaser’s Group shall hold such assets or payments on trust for such member of the Seller’s Group and shall remit such assets or payments to such member of the Seller’s Group within 5 Business Days following receipt.

8.8.5                If, after Closing or, in respect of any Delayed Business, the relevant Delayed Closing, any member of the Seller’s Group makes any payment or discharges any liability in respect of the Flu Group which is properly an obligation of the Purchaser or any member of the Purchaser’s Group (including any Flu Group Company), the Purchaser shall, or shall procure that a member of the Purchaser’s Group shall, reimburse the relevant member of the Seller’s Group within 5 Business Days of receipt of a demand (together with evidence of the relevant payment or discharge) for such payment or discharge.

8.8.6                If, after Closing or, in respect of any Delayed Business, the relevant Delayed Closing, any member of the Purchaser’s Group makes any payment or discharges any liability in respect of the Seller’s Group’s Retained Business, the Seller shall, or shall procure that a member of the Seller’s Group shall, reimburse the relevant member of the Purchaser’s Group within 5 Business Days of receipt of a demand (together with evidence of the relevant payment or discharge) for such payment or discharge.

8.8.7                For the avoidance of doubt, the parties acknowledge and agree that this Clause 8.8:

(i)                                shall apply to any property, right or asset which has:

(a)                            not been included in the Closing Statement and should have been so included pursuant to Clause 2.3.1, in which case:

(I)                              if and to the extent that such property, right or asset exists and has not been consumed, the Seller shall transfer or procure the transfer of such property, right or asset to the Purchaser or as directed by the Purchaser for no consideration; and

(II)                         if and to the extent that such property, right or asset has been consumed or no longer exists, the Seller shall indemnify the Purchaser accordingly on the basis set out in Clause 8.2.3; or

(b)                            has been included on the Closing Statement and should not have been included pursuant to Clause 2.3.2, in which case:

(I)                              if and to the extent that such property, right or asset exists and has not been consumed, the Purchaser shall transfer or procure the transfer of such property, right or asset to the Seller or as directed by the Seller for no consideration; and

(II)                         if and to the extent that such property, right or asset has been consumed or no longer exists, the Purchaser shall indemnify the Seller accordingly on the basis set out in Clause 8.1.3, and

(ii)                             shall apply mutatis mutandis to any Liability which has:

(a)                            not been included in the Closing Statement and should have been so included on the basis that such Liability was an Assumed Liability, in which case:

(I)                              if and to the extent that such Liability exists and has not been discharged, the Seller shall transfer or procure the transfer of such Liability to the Purchaser or as directed by the Purchaser for no consideration (and the Purchaser shall assume or procure the assumption of such Liability); and

(II)                         if and to the extent that such Liability has been discharged, the Purchaser shall indemnify the Seller accordingly on the basis set out in Clause 8.1.3); or

(b)                            been included on the Closing Statement and should not have been included on the basis that such Liability was an Excluded Liability, in which case:

(I)                              if and to the extent that such Liability exists and has not been discharged, the Purchaser shall transfer or procure the transfer of such Liability to the Seller or as directed by the Seller for no consideration (and the Seller shall assume or procure the assumption of such Liability); and

(II)                         if and to the extent that such Liability has been discharged, the Seller shall indemnify the Purchaser accordingly on the basis set out in Clause 8.2.3,

and which, in either case, is not otherwise dealt with by the adjustments for Flu Group Companies’ Cash Balances, the Tax Adjustment or the Third Party Indebtedness undertaken in accordance Schedule 14.

8.9                            Payables and Receivables Plan

Without prejudice to the provisions of Clauses 8.6, 8.7 and 8.8, the Parties shall, as soon as reasonably practicable after the Closing Date and in any event within one month of the Closing Date, discuss in good faith with a view to agreeing a written plan for: (i) the collection of Transferred Accounts Receivable received by the Seller (or its Affiliates) and the process and periodic timing of payment of such monies to the Purchaser (or its Affiliates), and (ii) the process for the settlement of any trade accounts and notes payable relating to the Business paid by the Seller (or its Affiliates) and the process and periodic timing of reimbursement of such monies by the Purchaser (or its Affiliates) to the Seller (or its Affiliates).

8.10                   The Purchaser’s Continuing Obligations

8.10.1         Except as provided in the Ancillary Agreements, the Purchaser shall, and shall procure that the Purchaser’s Affiliates shall procure that, as soon as practicable after Closing, each of the Flu Group Companies shall change its name so that it does not contain the Seller Marks or any name which is likely to be confused with the same and shall provide the Seller with appropriate evidence of such change of name.

8.10.2         Except as provided in the Ancillary Agreements, the Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, after Closing, use in any way whatsoever any of the Seller Marks or any confusingly similar name or mark, any extensions thereof or developments thereto in any business which competes with the Seller’s business, or any other business of the Seller or any member of the Seller’s Group in which the Seller Marks are used for a minimum period of five years following Closing and thereafter for so long as any member of the Seller’s Group continues to retain an interest in the name.

8.10.3         The Purchaser shall, and shall procure that the relevant Flu Group Companies shall, retain for a period of 10 years from Closing, and not dispose of or destroy the books, records and documents of the Flu Group to the extent they relate to the period prior to Closing and shall, and shall procure that the relevant Flu Group Companies shall, if reasonably requested by the Seller, allow the Seller reasonable access to such books, records and documents (including the right to take copies at the Seller’s expense) and to the employees of the Flu Group or former employees of the Flu Group who are employees of any member of the Purchaser’s Group.

8.10.4         During the 90 days following the Closing Date, the Purchaser shall provide and cause to be provided to the Seller the information reasonably required to enable Seller to prepare and audit the standard monthly reporting forms of the Seller’s Group, to the extent that such financial reporting relates to the Flu Group, in respect of the period prior to the Closing and in respect of the calendar month in which the Closing occurs.  The Purchaser shall provide such financial reporting in respect of the calendar month in which Closing occurs to the Seller within six Business Days of the last day of the relevant month.

8.11                   The Seller’s Continuing Obligations

8.11.1         The Seller shall, and shall procure that the Seller’s Affiliates shall, retain for a period of 10 years from Closing, and not dispose of or destroy, the Business Information in the possession of the Seller or the Seller’s Affiliates relating to the Business which were not delivered to the Purchaser on Closing.

8.11.2         For a period of 10 years from Closing, the Seller shall, or shall procure that the Seller’s Affiliates shall, on reasonable notice from the Purchaser and during ordinary business hours:

(i)                                make available to the Purchaser all relevant books, records and documents in the possession of the Seller or the Seller’s Affiliates and relating to the Business prior to Closing (other than any Tax Return of any member of the Seller’s Group) which were not delivered to the Purchaser on Closing (including the right to take copies thereof at the Purchaser’s expense); and

(ii)                             allow reasonable access, to the extent the Purchaser reasonably requires, to employees of the Seller’s Group who have relevant knowledge of any of the Business, provided that the Purchaser shall promptly reimburse the Seller and any relevant Seller’s Affiliate for any expenses incurred by the Seller or any such Seller’s Affiliate.

8.11.3         Following Closing, the Seller shall, and shall procure that the Seller’s Affiliates shall,

pass on to the Purchaser as soon as reasonably practicable all notices, correspondence, information, orders and enquiries to the extent that they relate to the Business received by any member of the Seller’s Group for a period of 10 years from Closing.

8.12                   Holly Springs Site

8.12.1         The Seller and the Purchaser shall perform their respective obligations with respect to the transfer of the facility at the Holly Springs Site as set out in Part 2 of Schedule 15.

8.12.2         The Seller shall, at its cost, comply with its obligations to the Town of Holly Spring by removing, or procuring the removal of, the trailer known as “T9” used as office space by the Holly Springs Site by 30 September 2015 or as soon as reasonably practicable thereafter. The Purchaser shall, and the Purchaser shall procure that any other member of the Purchaser’s Group shall, afford the Seller or its duly authorised agents access to the Holly Springs Site and give any other such assistance to the Seller as it may reasonably require for the purpose of complying with this Clause 8.12.2.

8.13                   Access to Documents and Employees: Compliance with Laws

8.13.1         The exercise by any party or any of its Affiliates of any rights under this Agreement and/or any of the Ancillary Agreements, to access any books, records or documents in the possession or control of, or any directors, officers, employees, consultants, agents and advisers of the other party and/or any of its Affiliates shall at all times be subject to and be exclusively made in compliance with all Applicable Laws. A party or Affiliate shall be under no obligation to take any step in connection with any exercise of such rights that would, in its reasonable opinion, breach Applicable Laws (such as, but not limited to, confidentiality laws, data protection laws, sovereignty protection laws and so-called blocking statutes).

8.13.2         Without limitation to Clause 8.13.1 above, the parties shall explore in good faith steps that could be taken to allow such rights to be exercised in compliance with Applicable Laws (including, but not limited to, entering into data transfer and confidentiality agreements, document redactions, obtaining waivers, following available legal and/or administrative assistance proceedings).

8.13.3         Where a party or its Affiliate has received, or believes that it is reasonably likely to receive, an order by a court, tribunal or other Governmental Entity to produce books, records or documents that are in the possession or control of the other party or its Affiliate, and which it considers that it has rights to access under this Agreement and/or any of the Ancillary Agreements, it shall promptly notify the other party (providing a copy of any proposed or final order or any other relevant document) so as to permit the other party or its Affiliate diligently to assess the scope of the request, any steps necessary to comply with the request, and any conditions and limitations under Applicable Law. If having done so either party reasonably believes that compliance with such an order would breach any Applicable Law, then the party or its Affiliate against which such order is or may be made shall use all reasonable efforts to resist the order.

8.13.4         Clause 8.13.3 above shall apply mutatis mutandis to any order or requirement by a court, tribunal or other Governmental Entity for access to any director, officer,

employee, consultant, agent or adviser of either party or any of their Affiliates (including, without limitation, by way of deposition, witness summons or interview).

8.14                   Access to Documents and Employees: Costs

Other than access to those books, records or documents for tax purposes in respect of which the Tax Indemnity applies, without prejudice to any rights it may have under the indemnity provisions in Clause 8.1 or 8.2 of this Agreement, a party or its Affiliate exercising any right under this Agreement or any of the Ancillary Agreements to access any books, records or documents in the possession or control of, or any directors, officers, employees, consultants, agents and advisers of, the other party and/or any of its Affiliates shall bear all documented internal and external costs reasonably incurred by the other party or Affiliate in complying with the request for access. Such costs shall include expenses reasonably incurred by the other party or its Affiliate and/or each affected employee, where it is reasonably necessary for individual counsel to be retained, for the retention of individual counsel for the other party or its Affiliate and for each such affected employee. For the avoidance of doubt, in connection with such request for access, each Party or Affiliate may choose to instruct such external services provider or providers as it sees fit as its own discretion.

8.15                   Supplementary provisions relating to management of claims and investigations

8.15.1           Subject to Clause 8.15.2, from Closing, the parties shall comply with their additional respective obligations specified in Schedule 26 in relation to the management of claims and investigations that constitute or may constitute an Excluded Liability or an Assumed Liability.

8.15.2           Schedule 26 shall not apply in relation to any claims or investigations relating to or in respect of Tax.

8.16                   [***]

8.17                   MBASA

8.17.1           If the Purchaser wishes to receive from the Seller a supply of the relevant product contemplated to be supplied under the Agreed Form MBASA, the Purchaser shall, on or before 5.00pm (London time) on 14 August 2015, provide to the Seller:

(i)                                  a written notice of the Purchaser’s intention to enter into the Agreed Form MBASA; and

(ii)                               a Firm Order (as such term is defined under the Agreed Form MBASA) for the Northern Hemisphere 2016 / 2017 flu season,

(together, the “MBASA Confirmation”), in which case the Purchaser and the Seller shall execute the Agreed Form MBASA (the “Executed MBASA”).

8.17.2           The Purchaser acknowledges and agrees that, if it fails to provide the MBASA Confirmation by the date and time specified in Clause 8.17.1 and to execute the Agreed Form MBASA, the Seller will be under no obligation to execute the Agreed Form MBASA, and accordingly that neither party will be bound by the respective obligations contemplated to be performed by the parties under the Agreed Form MBASA.

8.17.3           If the Purchaser does not provide the MBASA Confirmation by the date and time specified in Clause 8.17.1, the Seller shall transfer as soon as reasonably practicable any remaining cells in the MDCK Cell Bank to such premises as may be nominated by the Purchaser in writing.

8.17.4           If the Purchaser does provide the MBASA Confirmation by the date and time specified in Clause 8.17.1, the Seller shall be entitled to continue to use any remaining cells in the MDCK Cell Bank as “Materials” (as such term is defined in the Executed MBASA) pursuant to the Executed MBASA and shall, upon termination or expiry of the Executed MBASA, transfer as soon as reasonably practicable after such termination, any remaining cells in the MDCK Cell Bank to such premises as may be nominated by the Purchaser in writing.

8.18                   Pharmacovigilance Agreement and Quality Agreements

As soon as practicable after Closing to the extent not already agreed, the Seller and the Purchaser shall negotiate in good faith to agree the final forms of the Pharmacovigilance Agreement and the Quality Agreements and, as promptly as practicable once agreed:

8.18.1         the Purchaser shall deliver or make available to the Seller the Pharmacovigilance Agreement and the Quality Agreements duly executed by the Purchaser and/or relevant member of the Purchaser’s Group; and

8.18.2         the Seller shall deliver or make available to the Purchaser the Pharmacovigilance Agreement and the Quality Agreements duly executed by the Seller and/or relevant member of the Seller’s Group.

9                                    Warranties

9.1                          Seller’s Warranties

9.1.1                Subject to Clause 9.2, the Seller warrants (on behalf of the relevant Business Sellers or Share Seller as applicable) to the Purchaser and each member of the Purchaser’s Group to which Shares or other assets are transferred pursuant to this Agreement or any Local Transfer Document, that:

(i)                                the statements set out in Schedule 16 are now and will at Closing (by reference to the facts and circumstances existing at the relevant time) be true and accurate; and

(ii)                             the statements set out in paragraphs 1.1, 1.2, 2.3, 2.4.1, 2.4.2 and 2.5 of Schedule 16, in relation to the Delayed Businesses, will at the relevant Delayed Closing Date (by reference to the facts and circumstances existing at the relevant time) be true and accurate.

9.1.2                Each of the Seller’s Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 16 or by anything in this Agreement or any Local Transfer Document or in the Tax Indemnity.

9.1.3                The Seller does not give or make any warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of its directors, officers, employees, agents or advisers on or prior to the date of this Agreement, including in the information book on the Business provided to the Purchaser dated May 2014, the management presentation on the Business given to the Purchaser in June 2014 or any document provided in the Data Room.

9.1.4                Any Seller Warranty qualified by the expression “so far as Seller is aware” or to “Seller’s Knowledge” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of the following persons: [***], [***], [***], [***], [***], [***], [***], [***], [***], [***] and [***] such persons having made reasonable enquiry, with no imputation of the knowledge of any other person.

9.1.5                The Seller’s Warranties and any claim in respect of the Seller’s Warranties shall be subject to the limitations and other provisions set out in Clauses 10 and 11.

9.2                          Seller’s Disclosures

9.2.1                The Seller’s Warranties are subject to all matters which are Disclosed in this Agreement, the Disclosure Letter or the Data Room.

9.2.2                References in the Disclosure Letter to paragraph numbers shall be to the paragraphs in Schedule 16 to which the disclosure is most likely to relate. Such references are given for convenience only and, shall not limit the effect of any of the disclosures, all of which are made against Seller’s Warranties as a whole.

9.3                          Updating of Seller’s Warranties to Closing

No right to damages or compensation shall arise in favour of the Purchaser under Clause 9.1.1 in consequence of an event occurring or matter arising after the signing of this Agreement and before Closing which results or may result in any of the Seller’s Warranties being untrue or inaccurate at Closing (whether or not this Agreement is terminated in consequence thereof) unless the relevant event or matter has a material adverse effect (other than on a short term, temporary basis) on the Flu Group taken as a whole and which has not been mitigated or remedied to the reasonable satisfaction of the Purchaser on or prior to the Closing Date. For the purposes of this Clause 9.3 only, the breach of a Seller’s Warranty will be taken as having a “material adverse effect” only if the relevant fact, matter, event or circumstance constituting the breach, if it had been known to the Purchaser prior to the date of this Agreement, could reasonably have expected to have resulted in the Purchaser offering to acquire the Business on the terms of this Agreement at a discount to the Purchase Price of 10 per cent. or more.

9.4                          The Purchaser’s Warranties

The Purchaser warrants to the Seller that:

(i)                                the statements set out in Schedule 17 are as of the date of this Agreement, and will at Closing (by reference to the facts and circumstances existing at the relevant time) be, true and accurate; and

(ii)                             the statements set out in paragraphs 1.1 and 1.2 of Schedule 17, will at each Delayed Closing Date (by reference to the facts and circumstances existing at the relevant time) be true and accurate.

10                             Limitation of Liability

10.1                   Application

10.1.1         In respect of the Tax Indemnity, the provisions of this Clause 10 shall operate to limit the liability of the Seller only in so far as any provision in this Clause 10 is expressed to be applicable to the Tax Indemnity, and the provisions of the Tax Indemnity shall further operate to limit the liability of Seller in respect of any claims thereunder.

10.1.2         The Tax Indemnity shall operate to limit the liability of the Seller and to govern the claims procedure in respect of any claim under the Tax Warranties in respect of a liability for Tax as if such claim had been a claim in respect of a Tax Liability (as defined in the Tax Indemnity) under the Tax Indemnity.

10.2                   Time Limitation for Claims

The Seller shall not be liable under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty or under the Tax Indemnity in respect of any claim unless a notice of the claim is given by the Purchaser to the Seller specifying the matters set out in Clause 11.2:

10.2.1         in the case of a claim under paragraphs 1, 2.1 or 2.3 of Schedule 16, within 5 years from the Closing Date;

10.2.2         in the case of a claim under the Tax Warranties or Tax Indemnity, the date falling 6 months after the expiry of the period specified by statute during which an assessment of that liability to Tax may be issued by the relevant Tax Authority (assuming the absence of fraud or wilful wrongdoing); and

10.2.3         in the case of any other claim, within 18 months from the Closing Date.

10.3                   Minimum Claims

10.3.1         The Seller shall not be liable under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty in respect of any individual claim (or a series of claims arising from similar or identical facts or circumstances) where the liability agreed or determined (disregarding the provisions of this Clause 10.3) in respect of any such claim or series of claims does not exceed 0.1 per cent. of the Purchase Price.

10.3.2         Where the liability agreed or determined in respect of any such claim or series of claims exceeds 0.1 per cent. of the Purchase Price, the Seller shall be liable for the amount of the claim or series of claims as agreed or determined and not just the excess.

10.4                   Aggregate Minimum Claims

10.4.1         The Seller shall not be liable under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty in respect of any claim unless the aggregate amount of all claims for which the Seller would otherwise be liable under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty or under the Tax Indemnity (disregarding the provisions of this Clause 10.4) exceeds 1 per cent. of the Purchase Price.

10.4.2         Where the liability agreed or determined in respect of all claims exceeds 1 per cent. of the Purchase Price, the liability of the Seller shall be liable for the aggregate amount of all claims as agreed or determined and not just the excess.

10.5                   Maximum Liability

The liability of the Seller:

10.5.1         for any breaches of the Seller’s Warranties other than the Seller’s Warranties contained in paragraphs 1, 2.1 or 2.3 of Schedule 16 insofar as such Seller’s

Warranties relate other than to the Delayed Businesses shall not exceed in aggregate an amount equal to US$44,000,000;

10.5.2         for any breaches of the Seller’s Warranties other than the Seller’s Warranties contained in paragraphs 1, 2.1 or 2.3 of Schedule 16 insofar as such Seller’s Warranties relate to the Delayed Businesses shall not exceed in aggregate an amount equal to US$11,000,000;

10.5.3         subject to Clause 10.5.4, for any breaches of Schedule 24 shall not exceed in aggregate an amount of US$44,000,000, save that this amount may be increased to the extent that the amount available for breach of the Seller’s Warranties set out in Clause 10.5.2 is not exhausted;

10.5.4         for any breach of Schedule 24 or any other liability under this Agreement in each case in connection with the Seller’s obligations to continue the operation of any Stage 3 Delayed Business in respect of [***] after the [***] Date (as defined in Schedule 24) pursuant to paragraph 4.1 of Schedule 24, shall not exceed an amount equal to 100 per cent. of the aggregate charges deducted from the Economic Benefit Amount pursuant to paragraph 10.2.12 of Schedule 24 between the [***] Date and the [***] Termination Date (as defined in Schedule 24); and

10.5.5         for any breaches of this Agreement (including the Seller’s Warranties contained in paragraphs 1, 2.1 or 2.3 of Schedule 16) shall not exceed in aggregate an amount equal to the Purchase Price.

For the avoidance of doubt, in no circumstances shall (a) the Seller’s aggregate liability for breach of the Seller’s Warranties (other than the Seller’s Warranties contained in paragraphs 1, 2.1 or 2.3 of Schedule 16) exceed US$55,000,000 and, (b) the Seller’s aggregate liability for breach of the Seller’s Warranties (other than the Seller’s Warranties contained in paragraphs 1, 2.1 or 2.3 of Schedule 16) and breach of Schedule 24 exceed US$99,000,000.

10.6                   Contingent Liabilities

The Seller shall not be liable under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty in respect of which the liability is contingent, unless and until such contingent liability becomes an actual liability and is due and payable (but the Purchaser has the right under Clause 11.1 to give notice of such claim before such time). For the avoidance of doubt, the fact that the liability may not have become an actual liability by the relevant date provided in Clause 10.2 shall not exonerate the Seller in respect of any claim properly notified before that date.

10.7                   Losses

The Seller shall not be liable under this Agreement or any Local Transfer Document or the Tax Indemnity in respect of any indirect or consequential losses.

10.8                   Provisions

The Seller shall not be liable under this Agreement or any Local Transfer Document in respect of any claim for breach of any Seller’s Warranty if and to the extent that any allowance, provision or reserve has been properly made in the Accounts for the matter giving rise to the claim.

10.9                   Liability for Certificate

The certificate required to be delivered by the Seller pursuant to paragraph 1.1.4 of Schedule 13 is given solely for the purpose of establishing satisfaction of the condition in Clause 4.1.6 and does not and shall not constitute a separate warranty or representation by the Seller or the Purchaser and no liability shall arise solely as a result of delivery of that certificate.

10.10            Matters Arising Subsequent to this Agreement

The Seller shall not be liable under this Agreement or any Local Transfer Document in respect of any claim for breach of any Seller’s Warranty in respect of any matter, act, omission or circumstance (or any combination thereof), to the extent that the same would not have occurred but for:

10.10.1   Agreed matters

any matter or thing done or omitted to be done by the Seller or any member of the Seller’s Group before Closing pursuant to and in compliance with this Agreement or any Local Transfer Document or otherwise at the request in writing of the Purchaser or any action taken or not taken by the Seller, any member of the Seller’s Group or any Flu Group Company as a result of the Purchaser not approving any other action or omission which the Seller, any member of the Seller’s Group or any Flu Group Company proposed to take under Clause 5.1.2;

10.10.2   Changes in legislation

the passing of, or any change in, after the Closing Date, any Applicable Law or administrative practice of any government, governmental department, agency or regulatory body having the force of the law including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not in force at the Closing Date;

10.10.3  Accounting and Taxation Policies

any change in accounting or Taxation policy, bases or practice of the Purchaser or any of the Flu Group Companies (including any change to the date to which any accounts are made up to) introduced or having effect on or after Closing; or

10.10.4   Cessation or in any trade

any cessation or change in the nature or conduct of any trade carried on at Closing by the Purchaser, any member of the Purchaser’s Group or any of the Flu Group Companies, being a cessation or change introduced or having effect on or after Closing.

10.11            Insurance

Without prejudice to Clause 13 and to the Purchaser’s duty to mitigate any loss in respect of any breach of the Seller’s Warranties, the Seller’s Liability under this Agreement for breach of any Seller’s Warranty shall be reduced by an amount equal to any loss or damage to which such claim related which has actually been recovered under a policy of insurance held by the Purchaser or a Flu Group Company.

10.12            Effect of Purchaser’s Knowledge

10.12.1   Pre-Signing Knowledge

The Seller shall not be liable in respect of any claim for breach of any Seller’s Warranty to the extent that the Purchaser was actually aware on or before the date of this Agreement of the facts, matters or circumstances giving rise to the relevant claim. For these purposes the Purchaser’s awareness shall mean the actual knowledge of: [***], [***], [***], [***], [***], [***], [***], [***], [***], [***] and [***].

10.12.2   Post-Signing Knowledge

The parties agree that no knowledge of the Purchaser or any of its directors, officers and employees (whether actual, constructive or imputed), to the extent arising following the date of this Agreement, shall in any way serve to reduce or extinguish any liability of the Seller or any of its Affiliates for any breach of a Seller’s Warranty when repeated at Closing or at any Delayed Closing.

10.13            Mitigation

Nothing in this Agreement shall prejudice the Purchaser’s duty under common law to mitigate any Loss which is or could be the subject of a claim under this Agreement.

10.14            Purchaser’s Right to Recover

If the Seller has paid an amount in discharge of any claim under this Agreement for breach of any Seller’s Warranty and subsequently the Purchaser recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser shall pay to the Seller as soon as practicable after receipt an amount equal to: (i) the sum recovered from the third party less any costs and expenses incurred in obtaining such recovery and any Tax on any amounts recovered (or Tax that would have been payable on such amounts but for the availability of any Tax relief), or if less, (ii) the amount previously paid by the Seller to the Purchaser. Any payment made by the Purchaser to the Seller under this Clause shall be made or procured by way of further adjustment of the consideration paid by the Purchaser and the provisions of Clause 3.5 shall apply mutatis mutandis.

10.15            No Double Recovery and no Double Counting

A party shall be entitled to make more than one claim under this Agreement arising out of the same subject matter, fact, event or circumstance but shall not be entitled to recover under this Agreement or any Local Transfer Document or the Tax Indemnity or otherwise more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim (or part of such Losses or amount), regardless of whether more than one claim arises in respect of it. No amount (including any relief) (or part of any amount) shall be taken into account, set off or credited more than once under this Agreement or any Local Transfer Document or the Tax Indemnity or otherwise, with the intent that there will be no double counting under this Agreement or any Local Transfer Document and the Tax Indemnity or otherwise.

10.16            Fraud

None of the limitations contained in this Clause 10 shall apply to any claim to the extent that such claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud by any director or officer of any member of the Seller’s Group.

11                             Claims

11.1                   Notification of Potential Claims

Without prejudice to the obligations of the Purchaser under Clause 11.2, if the Purchaser becomes aware of any fact, matter or circumstance that may give rise to a claim against the Seller under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty other than a Tax Warranty (ignoring for these purposes the application of Clause 11.2 or 11.3), the Purchaser shall as soon as reasonably practicable (and in any event within 30 days) give a notice in writing to the Seller of such facts, matters or circumstances as are then available regarding the potential claim. The Purchaser shall not be entitled to make the relevant claim under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty (other than a Tax Warranty) if:

11.1.1         the Purchaser fails to give such notice; or

11.1.2         the breach (if capable of remedy) is remedied in full at the cost of the Seller within 30 days after such notice is given.

11.2                   Notification of Claims under this Agreement

Notices of claims under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty (other than a Tax Warranty) shall be given by the Purchaser to the Seller within the time limits specified in Clause 10.2 and shall specify information (giving reasonable detail) in relation to the basis of the claim and setting out the Purchaser’s estimate of the amount of Losses which are, or are to be, the subject of the claim.

11.3                   Commencement of Proceedings

Any claim notified pursuant to Clause 11.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn 6 months after the relevant time limit set out in Clause 10.2 unless, at the relevant time, legal proceedings in respect of the relevant claim have been commenced by being both issued and served except:

11.3.1         where the claim relates to a contingent liability, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served with 6 months of it having become an actual liability; or

11.3.2         where the claim is a claim for breach of a Seller’s Warranty of which notice is given for the purposes of Clause 10.2 at a time when the amount set out in Clause 10.4.2 has not been exceeded, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within 6 months of the date of any subsequent notification to the Seller pursuant to Clause 11.1 of one or more claims which result(s) in the total amount claimed in all claims notified to the Seller pursuant to Clause 10.2 exceeding the amount set out in Clause 10.4.2 for the first time.

11.4                   Conduct of Third Party Claims

If the matter or circumstance that may give rise to a claim against the Seller under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty (other than a Tax Warranty) is a result of or in connection with a claim by a third party (a “Third Party Claim”) then:

11.4.1           the Purchaser shall as soon as reasonably practicable give written notice thereof to the Seller and thereafter shall provide the Seller with periodic updates upon reasonable request and shall consult with the Seller so far as reasonably practicable in relation to the conduct of the Third Party Claim and shall take reasonable account of the views of the Seller in relation to the Third Party Claim;

11.4.2        the Third Party Claim shall not be admitted, compromised, disposed of or settled without the written consent of the Seller (such consent not to be unreasonably withheld or delayed);

11.4.3        subject to the Seller indemnifying the Purchaser or other member of the Purchaser’s Group concerned against all reasonable costs and expenses (including legal and professional costs and expenses) that may be incurred thereby, the Purchaser shall, or the Purchaser shall procure that any other members of the Purchaser’s Group shall, take such action as the Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim;

11.4.4        the Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim (including making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or other member of the Purchaser’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals, but shall not settle such Third Party Claim without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed); and

11.4.5        if the Seller sends a notice to the Purchaser pursuant to Clause 11.4.4:

(i)                                the Purchaser shall, and the Purchaser shall procure that any other member of the Purchaser’s Group shall give, subject to their being paid all reasonable costs and expenses, all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller may reasonably request, including instructing such professional or legal advisers as the Seller may nominate to act on behalf of the Purchaser or other member of the Purchaser’s Group concerned but in accordance with the Seller’s instructions; and

(ii)                             the Seller shall:

(a)                     consult with the Purchaser and take reasonable account of the views of the Purchaser before taking any action in relation to the Third Party Claim;

(b)                     keep the Purchaser informed of all relevant matters relating to the Third Party Claim and shall promptly forward or procure to be forwarded to the Purchaser copies of all correspondence and other written communications relating to the Third Party Claim; and

(c)                      in good faith, take into account and have due regard to any reputational matters or issues arising out of the Third Party Claim for any member of the Purchaser’s Group or any of their respective directors, officers, employees or agents which are brought to its attention by the Purchaser or a member of the Purchaser’s Group.

12                             Confidentiality

12.1                   Announcements

No announcement, communication or circular concerning the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or the Purchaser’s Group without the prior written approval of Seller and the Purchaser (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, communication or circular required by law or any governmental or regulatory body or the rules of any stock exchange on which the shares of any party (or its holding company) are listed but the party with an obligation to make an announcement or communication or issue a circular (or whose holding company has such an obligation) shall consult with the other parties (or shall procure that its holding company consults with the other parties) insofar as is reasonably practicable before complying with such an obligation.

12.2                   Confidentiality

12.2.1        The Confidentiality Agreement shall cease to have any force or effect from the date of this Agreement.

12.2.2        Subject to Clause 12.1 and Clause 12.2.3, each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement, the Ancillary Agreements or any agreement entered into pursuant to this Agreement which relates to:

(i)                                the existence and provisions of this Agreement, the Ancillary Agreements and of any other agreement entered into pursuant to this Agreement;

(ii)                             the negotiations relating to this Agreement, the Ancillary Agreements and any such other agreement;

(iii)                          (in the case of Seller) any information relating to the Flu Group Companies and Flu Group Businesses following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; or

(iv)                         (in the case of the Purchaser) any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group including, prior to Closing, the Flu Group Companies and Flu Group Businesses.

12.2.3        Clause 12.2.1 shall not prohibit disclosure or use of any information if and to the extent:

(i)                                the disclosure or use is required by law, any governmental or regulatory body or any stock exchange on which the shares of any party (or its holding company) are listed;

(ii)                             the disclosure or use is required to vest the full benefit of this Agreement or the Ancillary Agreements in any party;

(iii)                          the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement, the Ancillary Agreements or any other agreement entered into under or pursuant to this Agreement or to enable a determination to be made by the Reporting Accountants under this Agreement;

(iv)                         the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(v)                            the disclosure is made to a ratings agency on a confidential basis in connection with the affairs of the disclosing party;

(vi)                         the disclosure is made to professional advisers of any party on a need to know basis and on terms that such professional advisers undertake to comply with the provisions of Clause 12.2.1 in respect of such information as if they were a party to this Agreement;

(vii)                        the information was lawfully in the possession of that party without any obligation of secrecy prior to its being received or held, in either case as evidenced by written records;

(viii)                     the information is or becomes publicly available (other than by breach of this Agreement or the Confidentiality Agreement);

(ix)                           the other party has given prior written approval to the disclosure or use; or

(x)                              the information is independently developed,

provided that prior to disclosure or use of any information pursuant to Clause (i), (ii) or (iii), the party concerned shall, where not prohibited by law, promptly notify the other parties of such requirement with a view to providing the other parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

13                               Insurance

13.1                     No cover under Seller’s Group Insurance Policies

The Purchaser acknowledges and agrees that following Closing:

13.1.1          neither the Purchaser nor any Flu Group Company shall have or be entitled to the benefit of any Seller’s Group Insurance Policy in respect of any event, act or omission that takes place after Closing (or, in relation to any Delayed Business, in respect of any event, act or omission that takes place after the relevant Delayed Closing Date) and it shall be the sole responsibility of the Purchaser to ensure that adequate insurances are put in place for those Flu Group Companies and Flu Group Businesses with effect from Closing (or in relation to any Delayed Business, only with effect from the relevant Delayed Closing Date);

13.1.2          neither Seller nor any member of the Seller’s Group shall be required to maintain any Seller’s Group Insurance Policy for the benefit of the Flu Group (save as provided in Clause 5.4); and

13.1.3          no Flu Group Company shall make or shall be entitled to make or notify a claim under any Seller’s Group Insurance Policy in respect of any event, act or omission that occurred prior to the Closing Date.

13.2                     Existing claims under Seller’s Group Insurance Policies

With respect to any claim made before the Closing Date under any Seller’s Group Insurance Policy by or on behalf of any Flu Group Company or in relation to any Flu Group Business, or to any claim made before the relevant Delayed Closing Date under any Seller’s Group Insurance Policy in respect of any Delayed Business, to the extent that:

13.2.1           neither the Purchaser nor the Flu Group Companies have been indemnified by Seller prior to the Closing Date in respect of the matter in respect of which the claim was made; or

13.2.2           the Liability in respect of which the claim was made has not been provided for in the Accounts,

the Seller shall use reasonable endeavours after Closing (or Delayed Closing, as the case may be) to recover all monies due from insurers and shall pay any monies received (after taking into account any deductible under the Seller’s Group Insurance Policies and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by Seller or any member of the Seller’s Group in connection with the claim) to the Purchaser or, at the Purchaser’s written direction, the relevant Flu Group Company as soon as practicable after receipt.

13.3                     During the period between Closing and the relevant Delayed Closing, with respect to any event, act or omission relating to any Delayed Employee or Delayed Business that occurred or existed prior to the relevant Delayed Closing Date that is covered by any Flu Group Insurance Policy or Seller’s Group Insurance Policy, a portion of the premium for which forms part of the calculation of the Economic Benefit Amount under Schedule 24 (the “Delayed Business Insurance Policies”), the Seller shall, at the written direction of the Purchaser:

13.3.1         make all necessary notifications and claims under such Delayed Business Insurance Policy; and

13.3.2         use reasonable endeavours to pursue any such claims.

provided that:

13.3.3         the Seller shall not be required to undertake or threaten litigation or incur any expenditure or liability without being put in funds by the Purchaser prior to incurring any such expenditure or liability;

13.3.4         the Purchaser shall be liable for any deductible or excess payable in respect of the claim to the extent such amounts have not already been included in the calculation of the Economic Benefit Amount under Schedule 24; and

13.3.5         the Purchaser shall provide any assistance, information and co-operation reasonably requested by the Seller in relation to such claims.

13.4                     The parties acknowledge and agree that:

13.4.1         any internal costs or expenses suffered or incurred by the Seller or any member of the Seller’s Group associated with making and pursuing the relevant claim shall form part of the Economic Benefit Amount and accordingly shall be recoverable by the Seller in accordance with the provisions of Schedule 24; and

13.4.2         any claim made by the Seller under Clause 13.3 that is still in-progress at the relevant Delayed Closing Date, shall be treated in the same manner as the other Business Assets of the relevant Delayed Business under Schedule 24.

14                               Netherlands Business

14.1                     Notwithstanding any other provision of this Agreement, this Agreement shall not constitute a binding agreement to sell or purchase the Netherlands Business and:

(i)                                  the provisions of Clauses 2 and 6 (the “Disapplied Provisions”) shall not apply to the Netherlands Business;

(ii)                               prior to the Netherlands Closing, the provisions of Schedules 9 and 10 (the “Suspended Provisions”) shall not apply to the Netherlands Business; and

(iii)                            in respect of the Disapplied Provisions and, prior to the Netherlands Closing, the Suspended Provisions only:

(a)                       the term “Business” shall be deemed to exclude the Netherlands Business;

(b)                       the term “Flu Group Businesses” shall be deemed to exclude the Netherlands Business;

(c)                        the term “Assumed Liabilities” shall be deemed to exclude the Netherlands Assumed Liabilities; and

(d)                       the term “Employees” shall be deemed to exclude the Netherlands Employees;

14.1.2           with effect from the Netherlands Closing, the Suspended Provisions shall apply to the Netherlands Business mutatis mutandis save that in respect of the Suspended Provisions only (A) the term “Closing” shall be deemed to refer to the Netherlands Closing and (B) the term “Closing Date” shall be deemed to refer to the date of the Netherlands Closing; and

14.1.3           the parties shall negotiate in good faith to agree any amendments to the Transaction Documents as are required in order to give effect to the principles set forth in this Clause 14.1 for the purposes of complying with the information and consultation requirements in respect of Onderdeelcommissie NV (being the relevant works council in respect of the Netherlands Business); and

14.1.4           the provisions of Clause 10 shall apply to the Netherlands Business as if the remaining provisions of this Clause 14.1 did not have any force or effect.

15                               Other Provisions

15.1                     Further Assurances

Each of the parties shall, and shall procure that its Affiliates shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as any party may reasonably require to transfer the Shares, Flu Group Businesses and Assumed Liabilities to the Purchaser and

to give any party the full benefit of this Agreement and any Local Transfer Document.

15.2                     Whole Agreement

15.2.1           This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

15.2.2           The Purchaser acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it.

15.2.3           Each of the parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

15.2.4           In Clauses 15.2.1 to 15.2.3, “this Agreement” includes the Ancillary Agreements and all other documents entered into pursuant to this Agreement.

15.2.5           Nothing in this Clause 15.2 excludes or limits any liability for fraud.

15.3                     No Assignment

No party may without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

15.4                     Third Party Rights

15.4.1           Subject to Clause 15.4.2, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

15.4.2           Certain provisions of this Agreement confer benefits on the Affiliates of the Purchaser and the Affiliates of Seller and, subject to Clause 15.4.3, are intended to be enforceable by each such Affiliate by virtue of the Contracts (Rights of Third Parties) Act 1999.

15.4.3           Notwithstanding Clause 15.4.2, this Agreement may be varied in any way and at any time without the consent of the persons named in Clause 15.4.2.

15.5                     Variation or waiver

15.5.1           No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

15.5.2           No failure or delay by a party in exercising any right or remedy provided by Applicable Law or under this Agreement or any Ancillary Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

15.6                     Method of Payment and set off

15.6.1           Payments (including payments pursuant to an indemnity, compensation or reimbursement provision) made or expressed to be made or received by the Purchaser (or the Relevant Payor or an Affiliate of the Purchaser) and Seller (or an Affiliate of the Seller) pursuant to this Agreement or any claim for breach of this Agreement shall, insofar as the payment or claim relates to or affects any Shares (including the underlying Flu Group Companies transferred (directly or indirectly) by reason of the transfer of those Shares), assets or liabilities, transferred pursuant to this Agreement and the Local Transfer Documents, be made or received (as the case may be) by:

(i)                                  Seller (or an Affiliate of the Seller), for itself or as agent on behalf of the relevant Share Seller or Business Seller (each in respect of the Shares and/or assets and liabilities to be transferred by it pursuant to this Agreement and the Local Transfer Documents); and

(ii)                               the Purchaser (or the Relevant Payor or an Affiliate of the Purchaser), for itself or as agent on behalf of the relevant members of the Purchaser’s Group (each in respect of Shares and/or the assets and liabilities to be transferred by it pursuant to this Agreement and the Local Transfer Documents).

15.6.2           Except as otherwise provided for in this Agreement, any payments pursuant to this Agreement shall be made in full, without any set-off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by law or as otherwise agreed).

15.6.3           Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by Seller or the Purchaser (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

15.6.4           Payment of a sum in accordance with this Clause 15.6 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

15.7                     Costs

15.7.1           Subject to Clause 15.8, the Seller shall bear all costs incurred by it and its Affiliates in connection with the preparation and negotiation of, and the entry into, this Agreement, the Local Transfer Documents, the Tax Indemnity and the sale of the Flu Group.

15.7.2           The Purchaser shall bear all such costs incurred by it and its Affiliates in connection with the preparation and negotiation of, and the entry into, this Agreement, the Local Transfer Documents, the Tax Indemnity and the purchase of the Flu Group.

15.8                     Notarial Fees, Registration, Stamp and Transfer Taxes and Duties

The Purchaser or the relevant member of the Purchaser’s Group:

15.8.1           shall bear the cost of all notarial fees and all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement;

15.8.2           shall be responsible for arranging the payment of all such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment; and

15.8.3           shall indemnify the Seller or any other member of the Seller’s Group against any Losses suffered by the Seller or that member of the Seller’s Group as a result of the Purchaser failing to comply with its obligations under this Clause 15.8.

15.9                     Interest

If any party defaults in the payment when due of any sum payable under this Agreement, the Local Transfer Documents or the Tax Indemnity the liability of that party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate of two per cent. above USD LIBOR. Such interest shall accrue from day to day.

15.10              Grossing-up

15.10.1    Subject to Clauses 15.10.2 and 15.10.3, all sums payable under this Agreement, the Local Transfer Documents and the Tax Indemnity shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the party making the payment shall (except in the case of any interest payable under Clause 7.4 or Clause 15.9) be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if either party to this Agreement shall have transferred (whether by way of legal or equitable assignment, declaration of trust, novation or otherwise) the benefit in whole or in part of this Agreement or shall, after the date of this Agreement, have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the other party under this Clause 15.10 shall be limited to that (if any) which it would have been had no such transfer or change taken place.

15.10.2    Clause 15.10.1 shall not apply to any payment of the Purchase Price or Economic Benefit Payment (including, in either case, any part thereof) to the Seller, or to any payment of the Reverse Payment to the Purchaser, in each case where the requirement to make the deduction or withholding has arisen otherwise than as a result of a connection of the payor with any relevant jurisdiction.

15.10.3    If a party receives and uses a credit for, or receives a refund of, any Tax by reason of any deduction or withholding or gross up on account of tax made pursuant to Clause 15.10.1, that party shall reimburse to the other party such amount as will leave it (after such reimbursement) in the same position it would have been if that other party had not been required to make payment under Clause 15.10.1. Each party shall use all reasonable endeavours to obtain and utilise any available credit or obtain any refund.

15.11              Notices

15.11.1    Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)                                  in writing in English; and

(ii)                               delivered by hand, fax, or by courier using an internationally recognised courier company.

15.11.2    A Notice to the Seller shall be sent to such party at the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:

Novartis AG
Postfach
CH-4002 Basel
Switzerland

Fax: +41 613244 300

Attention: Head of M&A Legal

with a copy to the Seller’s Lawyers, marked for the urgent attention of [***] (delivery of such copy shall not in itself constitute valid notice).

15.11.3    A Notice to the Purchaser shall be sent to such party at the following address, or such other person or address as the Purchaser may notify to Seller from time to time:

CSL Limited

For the care of:
CSL Behring
1020 First Avenue
King of Prussia, PA 19406

Fax: +1 610.878.4221

Attention: [***] EVP, Legal and CSL Group General Counsel.

with a copy to the Purchaser’s Lawyers, marked for the urgent attention of Baker & McKenzie LLP Ref JXH at the following address: Baker & McKenzie, 100 New Bridge Street, EC4V 6JA, London, UK (delivery of such copy shall not in itself constitute valid notice).

15.11.4    A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)                                  at the time of delivery, if delivered by hand or courier; or

(ii)                               at the time of transmission in legible form, if delivered by fax.

15.12              Invalidity or Conflict

15.12.1    If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

15.12.2    To the extent it is not possible to delete or modify the provision, in whole or in part,

under Clause 15.12.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 15.12.1, not be affected.

15.12.3    If there is any conflict between the terms of this Agreement and any of the Ancillary Agreements this Agreement shall prevail (as between the parties to this Agreement and as between any member of the Seller’s Group and any member of the Purchaser Group) unless (i) such Ancillary Agreement expressly states that it overrides this Agreement in the relevant respect (it being acknowledged and agreed that a general precedence clause shall not be sufficient for this purpose) and (ii) the Seller and the Purchaser are either also parties to that Ancillary Agreement or otherwise expressly agree in writing that such Ancillary Agreement shall override this Agreement in that respect.

15.13              Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart. Delivery of a counterpart of this Agreement by email attachment shall be an effective mode of delivery.

15.14              Governing Law and Submission to Jurisdiction

15.14.1    This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with the Agreement and such documents shall be governed by and construed in accordance with English law.

15.14.2    Each of the parties irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

15.15              Appointment of Process Agent

15.15.1    The Seller hereby irrevocably appoints Hackwood Secretaries Limited of One Silk Street, London EC2Y 8HQ as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Seller.

15.15.2    The Seller agrees to inform the Purchaser in writing of any change of address of such process agent within 28 days of such change.

15.15.3    If such process agent ceases to be able to act as such or to have an address in England and Wales, the Seller irrevocably agrees to appoint a new process agent in England and Wales and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the process agent.

15.15.4    The Purchaser hereby irrevocably appoints Baker & McKenzie LLP of 100 New Bridge St, London EC4V 6JA as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

15.15.5    The Purchaser agrees to inform the Seller in writing of any change of address of such process agent within 28 days of such change.

15.15.6    If such process agent ceases to be able to act as such or to have an address in England and Wales, the Purchaser irrevocably agrees to appoint a new process agent in England and Wales and to deliver to the Seller within 14 days a copy of a written acceptance of appointment by the process agent.

15.15.7    Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

This Agreement has been entered into on the date stated at the beginning.

SIGNED by AND

for and on behalf of NOVARTIS AG:

SIGNED by
for and on behalf of CSL LIMITED:

Schedule 1
Details of the Share Sellers, Shares, etc.
(Clause 2.1)

(1) Name of Share Seller	(2) Name of Company	(3) Shares

Novartis Pharma AG	Novartis Vaccines Holdings Limited	522 shares (100%)

Novartis Pharma AG	Novartis Vaccines Influenza Srl	10,000 shares (100%)

Novartis Pharma AG	Novartis Influenza Vaccines AG	1,000 shares (100%)

Schedule 2
Flu Group Companies

1                                      Particulars of Novartis Vaccines Holdings Limited

Name of Company:	Novartis Vaccines Holdings Limited

Registered Number:	4679458

Registered Office:	C/O Novartis Pharmaceuticals UK Limited, Frimley Business Park, Frimley, Camberley, GU16 7SR, United Kingdom

Date and place of incorporation:	26 February 2003, England and Wales

Issued share capital:	GBP 522 divided into 522 shares of GBP 1 each

Shareholders and shares held:	Novartis Pharma AG	522 (100%)

2                                      Particulars of Novartis Vaccines Influenza Srl

Name of Company:	Novartis Vaccines Influenza Srl

Registered Number:	01391810528

Registered Office:	Via Fiorentina No.1, 53100, Siena, Italy

Date and place of incorporation:	07 November 2014, Siena, Italy

Issued share capital:	EUR 10,000 divided into 10,000 shares of EUR 1 each

Shareholders and shares held:	Novartis Pharma AG	10,000 (100%)

3                                      Particulars of Novartis Influenza Vaccines AG

Name of Company:	Novartis Influenza Vaccines AG

Registered Number:	CHE-106.052.527

Registered Office:	Lichtstrasse 35, 4056 Basel, Switzerland

Date and place of incorporation:	30 October 2014, Basel, Switzerland

Issued share capital:	CHF 100,000 divided into 1,000 shares of CHF 100 each

Shareholders and shares held:	Novartis Pharma AG	1,000 (100%)

4                                      Particulars of the Subsidiary

Name of Subsidiary:	Novartis Vaccines and Diagnostics Limited

Registered Number:	3970089

Registered Office:	C/O Seller Pharmaceuticals UK Ltd, Frimley Business Park, Frimley, Camberley, Surrey, GU16 7SR, United Kingdom

Date and place of incorporation:	11 April 2000, England and Wales

Issued share capital:	GBP 100 divided into 100 shares of GBP 1 each

Shareholders and shares held:	Novartis Vaccines Holdings Limited	100 (100%)

Schedule 3
The Properties
Part 1
(Company Real Property)

[***]

Schedule 3
The Properties
Part 2
(Transferred Real Property)

[***]

Schedule 3
The Properties
Part 3
Terms relating to the Company Real Property

Deliberately blank.

Schedule 3
The Properties
Part 4A
Terms relating to the Transferred Real Property (United States)

1                                      General Provisions Relating to the Transferred Real Property (United States)

1.1                            Interpretation

The following further definitions apply in this Part 4A of Schedule 3:

“Documents” means the documents listed as such in Part 2 of this Schedule 3;

“Landlord” means the person identified as such in the Leases and their successors and assignees;

“Leases” means the leases, licences or tenancy agreements under which the Transferred Leased Real Properties are held or leased by the relevant member of the Seller’s Group as either Landlord or tenant all of which are identified in Part B of Part 2 of this Schedule 3, and “Lease” means any one of them;

“Property Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from any Landlord, superior landlord and/or other third party, including any consents, licences, approvals, permits, authorisations or waivers required by any legislation or regulation or by any statutory, governmental, state, provincial or municipal bodies or authorities for or in connection with the transfer of a Transferred Real Property by the Business Sellers to the Purchaser;

“Required Endorsements” means the following endorsements with respect to each Transferred Owned Real Property: (i) Owner’s Comprehensive; (ii) Zoning; (iii) Restrictions, Encroachments and Minerals; (iv) Access; (v) Tax Lot; (vi) Contiguity; (vii) Creditors Rights; (viii) Location; (ix) Survey, and (x) such other endorsements as Purchaser may reasonably require;

“Survey” shall have the meaning set forth in paragraph 1.4 hereof;

“Title Amount” shall mean the amount of title insurance for each Transferred Owned Real Property equal to the amount allocated to such Transferred Owned Real Property pursuant to Clause 3.3 of the Agreement;

“Title Commitments” shall have the meaning set forth in paragraph 1.4 hereof;

“Title Company” means Commonwealth Land Title Insurance Company;

“Title Policies” means the title policies for each Transferred Owned Real Property to be issued by the Title Company, dated as of the date of the recording of the deed for said Transferred Owned Real Property in an amount equal to the Title Amount and: (i) insuring the Purchaser as the holder of fee simple title to said Transferred Owned Real Property, subject only to the Permitted Encumbrances; and (ii) containing the Required Endorsements;

“transfer”, for the purposes of this Part 4A of Schedule 3 only, means in respect of a Transferred Leased Real Property, the transfer or assignment of the relevant Lease or Leases, and in the case of a Transferred Owned Real Property the transfer thereof, and “a transfer” means and includes any instruments, deeds or agreements effecting such transfer;

“Transferred Leased Real Properties” means the leasehold properties held by a Business Seller and identified in Part B of Part 2 of this Schedule 3 and “Transferred Leased Real Property” means any one of them; and

“Transferred Owned Real Properties” means:

(i)                                  the owned Properties more particularly identified in Part A of Part 2 of this Schedule 3 together with all improvements, buildings and structures, and, to the extent constituting the Business Assets, all fixed plant, fixed machinery and fixed equipment located thereon;

(ii)                               any and all rights and easements appurtenant to the owned Properties and the improvements including, without limitation, all permits, approvals, licenses, signage rights, access rights, rights of way, roadways, streets, sidewalks, utilities and sewers located on or about the owned Property and used in connection therewith;

(iii)                            the owned Property lying in the bed of any street or highway in front of or adjoining the owned Property and all other appurtenances to the owned Property and the improvements, and all right, title and interest of the Seller’s Group in, to and under any award to be made in lieu thereof, any unpaid award for damages to the owned Property and the improvements by reason of change of grade of any street, all water, ditch, reservoir and well rights, interests and priorities, decreed or undecreed, tributary and non-tributary, customarily used with or upon the owned Properties or appurtenant thereto, any mineral rights affecting the owned Properties and any development rights affecting the owned Properties; and

(iv)                           all plans and specifications and as built drawings pertaining to the owned Property and the improvements, all scale models, utility contracts and deposits pertaining to the owned Property and the improvements, and all warranties, guaranties, licenses, permits, operation and maintenance manuals and job site records relating to the owned Property;

but excluding Excluded Assets, and “Transferred Owned Real Property” means any one of them.

1.2                            Each of the Transferred Real Properties and/or the Leases thereof shall be transferred subject to the terms set out in this Part 4A of Schedule 3 and all other applicable terms of this Agreement.

1.3                            Pre-Closing

1.3.1                  This paragraph 1.3.1 of Part 4A of Schedule 3 applies to those Transferred Real Properties in relation to which a Property Third Party Consent is required. If any Property Third Party Consents are required:

(i)                                  the Seller or relevant Business Seller shall make an application for, and shall use reasonable endeavours to obtain each Property Third Party Consent for the transfer of the Transferred Real Property prior to the Closing and shall keep the Purchaser reasonably informed of progress in obtaining such Property Third Party Consents; and

(ii)                               the Purchaser shall supply such information and references as may reasonably be required by a Landlord, any superior landlord or other relevant third party in connection with a Property Third Party Consent.

1.3.2                  Each party shall give written notice to the other party as soon as reasonably practicable after obtaining any Property Third Party Consents which shall be accompanied by a copy of such consent.

1.4                            Title Policies; Surveys

1.4.1                  The Seller’s Group shall convey and the Purchaser shall accept fee simple title to the Transferred Owned Real Property in accordance with the terms of this Agreement.

1.4.2                  The Purchaser shall promptly after the date hereof, at its sole cost and expense, order (i) commitments (the “Title Commitments”) for each Transferred Owned Real Property in the respective Title Amount for a Title Policy for each Transferred Owned Real Property and (ii) current ALTA surveys or updates of any existing ALTA surveys for each Transferred Owned Real Property certified to the Purchaser, its lender, if applicable, and the Title Company (the “Surveys”), and shall cause copies thereof to be delivered to Seller’s attorneys within 5 Business Days after receipt by the Purchaser.

1.4.3                  The Seller shall, and shall procure that its Affiliates shall, use reasonable endeavours and cooperate with the Purchaser to remove of record and otherwise cure any Encumbrances that appear in the Title Commitments or the Surveys or any bringdown or updates thereof, other than Permitted Encumbrances.

1.4.4                  The Seller shall, and shall procure that its Affiliates shall, execute and deliver to the Title Company mechanic’s lien, possession, and gap affidavits in such form and containing such terms and conditions as may reasonably be required by the Title Company.

1.5                            Closing

1.5.1                  The transfer of the Transferred Real Property shall take place on the Closing Date.

1.5.2                  Completion of the transfer of the Transferred Real Property shall take place at such place (or places) as the parties may agree.

1.6                            General Transfer Provisions

1.6.1                  The Seller shall procure that the relevant members of the Seller’s Group shall transfer the Transferred Real Property to the Purchaser subject to the terms set out in this Part 4A of Schedule 3 and all other applicable terms of this Agreement on the Closing Date.

1.6.2                  The Transferred Real Property is sold subject to the Leases (if any) but otherwise with vacant possession together with all buildings, structures, fixed plant, fixed machinery and fixed equipment thereon except as excluded in Clause 2.3.2.

1.6.3                  The transfer of each Transferred Real Property shall contain covenants with the relevant Business Seller by the Purchaser to comply with:

(i)                                  the obligations arising under the Documents that are to be performed by Purchaser post closing;

(ii)                               the obligations on the part of the landlord arising under the Leases (if any)

that are to be performed by Purchaser post closing; and

(iii)                            the obligations on the part of the tenant arising under the Leases,

insofar as the relevant Business Seller may remain liable directly or indirectly for them after the Closing Date and to indemnify the relevant member of the Seller’s Group against any non-compliance.

1.6.4                  At the Closing, the Seller’s Group shall deliver or cause to be delivered to the Purchaser:

(i)                                  with respect to the Transferred Owned Real Properties, deeds in a form to be agreed between the parties (acting reasonably), duly executed and acknowledged by the relevant company in the Seller’s Group;

(ii)                               with respect to the Transferred Leased Real Properties, an assignment and assumption agreement in a form to be agreed between the parties (acting reasonably) duly executed and acknowledged by the relevant company in the Seller’s Group;

(iii)                            a duly executed certificate dated as of the Closing Date and substantially in the form set forth in United States Treasury Regulations Section 1.1445-2(b)(2)(iv), stating that the relevant company in the Seller’s Group is not a “foreign person” within the meaning of Section 1445 of the Code; and

(iv)                           copies of any reasonably required transfer tax forms or waiver forms duly executed and acknowledged by the relevant company in the Seller’s Group.

1.6.5                  The Purchaser shall procure that all transfers are duly stamped, filed or registered at the relevant registries on a timely basis and within the statutory period (if any) and the relevant Business Seller shall promptly assist the Purchaser with any requisitions or enquiries raised in relation thereto.

1.7                            Subjections

Notwithstanding anything contained in this Agreement:

1.7.1                  Each of the Transferred Real Properties is transferred subject to and (where appropriate) with the benefit of the Permitted Encumbrances.

1.7.2                  The Purchaser is deemed to acquire with full knowledge of the matters referred to in paragraph 1.7.1 of this Part 4A of Schedule 3.

1.7.3                  The Business Sellers do not give any warranty as to the area of any of the Transferred Real Properties and shall not be required to define the boundaries of any of the Transferred Real Properties.

1.7.4                  On the date on which the transfer of each Transferred Real Property is completed, the Seller shall deliver, to the Purchaser (or such other third party as the Purchaser may reasonably direct) all of the original documents in the possession of the Business Sellers or relevant member of the Seller’s Group in respect of each of the Transferred Real Properties and certified copies of any documents that are not originals which are in the possession of the Business Sellers or relevant member of the Seller’s Group.

1.8                            Insurance

The Business Sellers shall maintain their existing insurance (if any) on the Transferred Real Properties and shall cancel such insurance with effect from the Closing Date unless agreed otherwise with the Purchaser.

1.9                            Obligations on the Business Sellers

In this Part 4A of Schedule 3, any reference to an obligation on the part of the Business Sellers (or any of them, as the case may be) shall be read as if it were an obligation on the part of the Seller to procure performance of such obligation by the Business Seller or Business Sellers in question.

Schedule 3
The Properties
Part 4B
Terms relating to the German Carve-out Leases

1                                      General Provisions Relating to the German Carve-out Leases

1.1                            Interpretation

The following further definitions apply in this Part 4B of Schedule 3:

“German Carve-out Leases” means the lease dated 5 May 2000 between (1) PharmaServ GmbH (originally PharmaServ GmbH & Co. KG) and Novartis Vaccines and Diagnostics GmbH (original contractual party Chiron Behring GmbH & Co.) in respect of Building H12 (amongst others) at Behringwerke, Emil-von-Behring-Straße 76, 35041 Marburg, Germany and any other lease(s) at Marburg (Germany) where the premises demised by such lease(s) are occupied in whole or in part by the Flu Group for the manufacture of MF59® adjuvant (the “Unidentified German Carve-out Lease(s)”);

“German Flu Lease(s)” has the meaning set out in paragraph 1.2.1 of this Part 4B of Schedule 3;

“Landlord” means the person for the time being entitled to the reversion immediately expectant on the termination of the term granted by a Lease;

“Leases” means the German Carve-out Leases, including all documents supplemental to them, and “Lease” means any one of them;

“Property Longstop Date” means a date being 15 months after the Closing Date or such other date as the parties may agree;

“Property Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from any Landlord, superior landlord and/or other third party, including any consents, licences, approvals, permits, authorisations or waivers required by any legislation or regulation or by any statutory, governmental, state, provincial or municipal bodies or authorities for or in connection with the Separation and includes Sublease Consents and, where appropriate, any consents required in relation to any change of control, shareholders or directors in a Flu Group Company;

“Separation” has the meaning given to it in paragraph 1.2.1 of this Part 4B of Schedule 3;

“Sublease Consent” has the meaning given to it in paragraph 1.9.2 of this Part 4B of Schedule 3; and

“Tenant”, for the purposes of this Part 4B of Schedule 3 only, means any tenant under any Lease;

1.2                            Separation of the German Carve-out Lease(s)

1.2.1                  The Seller shall use reasonable endeavours to procure, subject to paragraph 1.2.5 below, prior to Closing the contemporaneous surrender of the German Carve-out Leases and the grant of replacement leases, certain of which shall relate exclusively to those parts of the premises demised by the German Carve-out Leases which are used by the Flu Group for the manufacture of MF59® adjuvant, including where appropriate (joint) use of ancillary parts and common facilities and comprise the Marburg MF59® Premises (the “German Flu Lease(s)” (the “Separation”).

1.2.2                  If the Seller is able to procure the surrender of the German Carve-out Leases and the grant of the German Flu Lease(s) prior to Closing, subject to paragraph 1.2.5 below, the German Flu Lease(s) shall be entered into by, or assigned prior to Closing to, a Flu Group Company designated by the Purchaser and the parties acknowledge that such Flu Group Company may be acquired by the Purchaser thereby vesting the German Flu Lease(s) within the ownership of the Purchaser.

1.2.3                  If and to the extent that the Seller determines that it will not be able to procure the surrender of the German Carve-out Leases and the grant of the German Flu Lease(s) prior to Closing, the Seller shall with the co-operation of the Purchaser use reasonable endeavours to give practical effect to the Separation as from the Closing or as soon as reasonably practicable following Closing, and shall consider (without limitation):

(i)                                  continued negotiations with the relevant Landlords to achieve a separation of each German Carve-out Lease into a German Flu Lease (amongst others), which shall be entered into by, or immediately assigned to, a Flu Group Company designated by the Purchaser; or

(ii)                               a sub-lease of those parts of the premises demised by the German Carve-out Leases which are used by the Flu Group to a Flu Group Company designated by the Purchaser and any consequential transfer documents required.

1.2.4                  The Seller shall not agree to any terms of any German Flu Lease(s) or any sublease pursuant to paragraph 1.2.3(ii) which are not substantially similar to the equivalent terms of the relevant underlying German Carve-out Lease without the consent of the Purchaser (not to be unreasonably withheld or delayed).

1.2.5                  The Seller shall not enter into any German Flu Lease(s) or any sublease pursuant to paragraph 1.2.3(ii) relating to (an) Unidentified German Carve-out Lease(s) without the prior consent of the Purchaser (not to be unreasonably withheld or delayed).

1.2.6                  Prior to Closing, the Seller and the Purchaser shall agree (acting reasonably) the form of all documents necessary for effecting the Separation.

1.3                            Dispute resolution

1.3.1                  Any dispute arising out of or connected with this Part 4B of Schedule 3 which is not resolved by agreement between the parties within nine months of such dispute arising shall be referred for and resolved by expert determination as follows:

(i)                                  either the Seller or the Purchaser may initiate an expert reference under this provision by proposing to the other party the appointment of an expert (the “Expert”);

(ii)                               the Expert shall either be the nearest equivalent to a chartered surveyor in the relevant jurisdiction or (in relation to legal issues) an expert attorney for lease and condominium law (Fachanwalt für Miet- und Wohnungseigentumsrecht), in each case with no less than 15 years’ post-

qualification experience in commercial real estate in the relevant jurisdiction chosen by agreement between the Seller and the Purchaser or, failing agreement within 14 days of the initiation of the reference, by the President for the time being of the relevant professional body to which the Expert belongs (the “President”) on the application of either the Seller or the Purchaser;

(iii)                            the Seller and the Purchaser shall request that the Expert determines the referred dispute within 10 days of receiving the reference;

(iv)                           if the Expert has been appointed but is unable or unwilling to complete the reference, another Expert shall be appointed by agreement between the Seller and the Purchaser or, failing agreement within 7 days of the parties being notified that the Expert is unable or unwilling to complete the reference, by the President on the application of either party;

(v)                              the Expert shall act as an expert and not as an arbitrator;

(vi)                           the Seller and the Purchaser shall have the right to make representations and submissions to the Expert, but there will be no formal hearing;

(vii)                        the Seller and the Purchaser shall make all relevant documents and information within their control available to the Expert;

(viii)                     the costs of the Expert shall be borne equally by the Seller and the Purchaser; and

(ix)                           the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the parties.

1.4                            Property Third Party Consents

1.4.1                  This paragraph 1.4 of Part 4B of Schedule 3 applies if any Property Third Party Consent is required to effect the Separation and shall continue to apply until the relevant Property Third Party Consent shall have been obtained or until the Property Longstop Date.

1.4.2                  If any Property Third Party Consents are required:

(i)                                  the Seller shall use reasonable endeavours to procure that the relevant Tenant makes an application for, and uses all reasonable endeavours to obtain, each Property Third Party Consent required for the Separation and shall, at all times, keep the Purchaser informed of progress in obtaining such Property Third Party Consents;

(ii)                               the Purchaser shall:

(a)                       supply such information and references as may reasonably be required by a Landlord, any superior landlord or other relevant third party in connection with a Property Third Party Consent;

(b)                       in respect of the period after the German Flu Leases are vested in the ownership of the Purchaser only, enter into such covenants for the payment of the rent in respect of the German Flu Leases and for the observance and performance of the covenants and conditions on the part of the lessee contained in any German Flu Lease as may reasonably be required by the Landlord, any superior landlord or other relevant third party; and

(c)                        if reasonably required by the Landlord, any superior landlord or other relevant third party, provide a rent deposit or procure that a surety acceptable to such person guarantees the Purchaser’s obligations under the German Flu Lease following any transfer of a relevant German Flu Lease.

1.4.3                  Each party shall give written notice to the other party as soon as reasonably practicable after obtaining any Property Third Party Consents which shall be accompanied by a copy of such consent.

1.4.4                  The Seller shall bear the professional and other fees of any Landlord, any superior landlord or other relevant person (including any Tax or disbursements in respect of such fees but excluding any Tax on the actual net income, profit or gains of the Landlord, any superior landlord or other relevant person) properly incurred in connection with any application for Property Third Party Consents, whether or not such Property Third Party consents are given.

1.4.5                  Subject to the Purchaser complying with its obligations under paragraphs 1.4.2(ii)(b) to (c) of this Part 4B of Schedule 3, the Seller shall pay, or shall procure that a member of the Seller’s Group pays, any moneys or provide or procure the giving of any guarantees or other security, in each case as may be lawfully required by a Landlord, superior landlord or other relevant third party in connection with the obtaining of the Property Third Party Consents, provided that the Purchaser shall indemnify and keep indemnified the Seller in an amount equal to any Liabilities under any guarantees or other security given or procured by the Seller pursuant to this paragraph and arising out of, or in connection with, an act or omission on the part of the Purchaser.

1.5                            Closing

1.5.1                  The Separation shall only take place on or prior to Closing to the extent that all necessary Property Third Party Consents in respect of the Separation have been obtained prior to the Closing Date.

1.5.2                  The Purchase Price shall be paid on the Closing Date in accordance with this Agreement even if any necessary Property Third Party Consents have not then been obtained and the Separation is not completed on the Closing Date.

1.5.3                  Completion of the Separation shall take place at such place (or places) as the parties may agree.

1.6                            General Transfer Provisions

1.6.1                  The transfer of any German Flu Lease shall contain covenants with the Seller by the transferee to comply with the obligations of the tenant under each German Flu Lease insofar as the Seller may remain liable directly or indirectly for them after the transfer date.

1.7                            Subjections

Notwithstanding anything contained in this Agreement;

1.7.1                  Each German Flu Lease shall be transferred subject to and (where appropriate)

with the benefit of the following matters:

(i)                                  all exceptions, reservations, rights, easements, quasi-easements, wayleaves, rent charges, covenants, conditions, declarations, leases, tenancies (including statutory tenancies), licences and agreements affecting the same;

(ii)                               the rents, covenants and conditions reserved by or contained in the German Flu Lease under which the same is respectively held;

(iii)                            all notices served and orders, demands, proposals, or requirements made by any local or other public or competent authority; and

(iv)                           all actual or proposed orders, directions, plans, notices, instruments, charges, restrictions, conditions, agreements or other matters arising under any statute relating to town and country planning and any laws and regulations intended to control or regulate the construction, demolition, alteration or change of use of land or buildings or to preserve or protect the environment.

1.8                            Insurance

The Seller shall procure that the relevant Tenants maintain their existing insurance (if any) on the German Carve-out Leases and shall cancel such insurance with effect from the Closing Date or, if later, until the Separation is completed.

1.9                            Grant of Sublease

Where the provisions of paragraph 1.2.3(ii) of this Part 4B of Schedule 3 apply:

1.9.1                  where a Lease permits a sublease to be granted without the requirement for any Property Third Party Consent from the Landlord, the Seller shall procure the grant to a Flu Group Company designated by the Purchaser of a sublease on terms which are substantially similar to the equivalent terms of the relevant German Carve-out Lease with such changes as are appropriate (in particular regarding the areas to be sub-let); and

1.9.2                  where a Lease is held by the relevant Tenant from a Landlord on terms which require the consent of the Landlord to:

(i)                                  the grant of a sublease; or

(ii)                               the terms on which a sublease is granted,

the Seller shall use all reasonable endeavours to procure that the relevant Tenant obtains such consent (“Sublease Consent”) from the relevant Landlord. Where the Tenant is able to obtain the appropriate Sublease Consent, the Seller shall use all reasonable endeavours to procure that a Flu Group Company designated by the Purchaser is granted a sublease of the relevant German Carve-out Lease on terms which are substantially similar to the equivalent of the relevant German Carve-out Lease with such changes as are appropriate (in particular regarding the areas to be sub-let).

1.10                     Failure to Obtain Property Third Party Consents

If a Property Third Party Consent is refused or otherwise not obtained by the Property Longstop Date such that the Separation and vesting of the Marburg MF59® Premises

(whether by grant or transfer of the German Flu Lease(s) or a sublease) in the Purchaser has not been effected, then either the Seller or the Purchaser may serve written notice on the other to the intent that the Marburg MF59® Premises shall not become vested in the Purchaser under the Agreement and the Seller and the Purchaser shall each bear fifty per cent. of any Losses of the Seller and the Purchaser arising out of or in connection with the failure to obtain such Property Third Party Consents (and no adjustment shall be made to the Purchase Price).

Schedule 4
Flu Group Intellectual Property Rights and Flu Group Intellectual Property Contracts
(Clause 2.3)

Part 1

Flu Group Intellectual Property Rights

[***]

Part 2

Flu Group Intellectual Property Contracts

[***]

Schedule 5
Excluded Contracts
(Clause 1.1)

[***]

Schedule 6
Permitted Encumbrances
(Clause 1.1)

[***]

Schedule 7
Product Approvals, Pipeline Product Approvals and Product Applications
Part 1
Terms relating to the Product Approvals, Pipeline Product Approvals and Product Applications

1                                      General Provisions

1.1                            For the purposes of Part 1 of this Schedule 7, the term “Product Approvals” shall be deemed to include Pipeline Product Approvals and Product Applications.

1.2                            Where any Product Approval is held by any Business Seller at the Closing Date (or Delayed Closing Date as the case may be) (“Transferred Product Approvals”), the Purchaser shall take such steps as are necessary to effect the transfer of each Transferred Product Approval, including complying with requirements and reasonable requests of Governmental Entities with respect to the transfer of each Transferred Product Approval.

1.3                            This Part 1 of this Schedule 7 operates in addition to the processes that have been agreed in the Global Transitional Distribution Services Agreement or any Local Transitional Distribution Services Agreement and is not intended to limit or modify the rights or obligations of the parties under that document.

2                                      Transfer Applications

2.1                            The Purchaser shall file or cause to be filed applications for the transfer of each Transferred Product Approval in each country or territory in which such transfer is required to be submitted as soon as practicable after the Closing Date (or Delayed Closing Date as applicable).

2.2                            Pending the transfer following Closing or Delayed Closing, as the case may be, of each Transferred Product Approval pursuant to this Agreement or the Global Transitional Distribution Services Agreement and any Local Transitional Distribution Services Agreement, the Seller shall, and shall cause the relevant members of the Seller’s Group to:

2.2.1                  if required under Schedule 24, the Global Transitional Distribution Services Agreement or any Local Transitional Distribution Services Agreement:

(i)                                  retain legal title in and be permitted to use such Transferred Inventory as is required to supply the Products;

(ii)                               invoice customers for the Products;

2.2.2                  upon reasonable request from the Purchaser and at the Purchaser’s expense, reasonably cooperate and coordinate with the Purchaser in relation to the transfer of the Transferred Product Approvals, including by providing the Purchaser with regulatory documentation concerning the Products, Pipeline Product Approvals and Products Under Registration owned or controlled by the Seller or any of its Affiliates and general assistance for (but not to undertake) the transfer of the Transferred Product Approvals; and

2.2.3                  not initiate any withdrawals of, or additional variations or amendments to, the Product Approvals, except in the event such withdrawals, variations or amendments are necessary for the continuation of the Business, as are provided in paragraph 3, or upon the Purchaser’s written request or otherwise in accordance with Schedule 24.

2.3                            The Purchaser shall be solely responsible for applying for, and neither the Seller nor any of its Affiliates shall be required to apply for any new tenders provided that, with respect to any Product Approvals that have not been transferred to the Purchaser, the parties will discuss in good faith commercially reasonable terms pursuant to which Seller shall cooperate with the Purchaser to respond to any new tenders to the extent necessary as the holders of any such Product Approvals, in each case provided that:

2.3.1                  the Seller or the relevant Affiliate of the Seller is able to transfer any liabilities associated with such tenders to the Purchaser upon transfer of such Product Approval;

2.3.2                  any new tender does not postpone or interfere with the transfer of the Product Approval to the Purchaser or create additional liability for the Seller or its Affiliates;

2.3.3                  nothing in this paragraph 2.3 or otherwise in this Agreement shall oblige the Seller nor any of its Affiliates to enter into discussions in relation to new tenders to the extent that such new tenders are in or relate to the business of a Stage 3 Delayed Business or Stage 4 Delayed Business other than as contemplated in Schedule 24.

3                                      Maintenance of Product Approvals

From the Closing Date until completion of the transfer of the Product Approvals to the Purchaser, its Affiliates or to a [***], the Seller shall or shall procure that the relevant members of the Seller’s Group shall maintain in force (or procure that there is maintained in force) each Product Approval and shall not voluntarily amend, cancel or surrender any Product Approval unless in accordance with Schedule 24 or requested to do so by the Purchaser or required to do so by any Applicable Law or any Governmental Entity or with the consent of the Purchaser, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Seller does not warrant in respect of, and shall not be responsible for, the successful maintenance or renewal of the Product Approvals after the Closing Date or the Delayed Closing Date, as the case may be, except and only to the extent that a Governmental Entity cancels a Product Approval or refuses its renewal as a result of the Seller’s wilful misconduct or gross negligence, and the Seller and its Affiliates shall not be responsible for conducting any studies, including clinical and stability studies, concerning the Products which may be requested by the relevant Governmental Entities after the Closing Date or the Delayed Closing Date, as the case may be, regardless of whether the PA Transfer Date has occurred or not.

4                                      Fees and expenses

Except in respect of Marketing Authorisations within the scope of the services under the Global Transitional Distribution Services Agreement and any Local Transitional Distribution Services Agreement, from and after the Closing Date, the Purchaser shall promptly reimburse the relevant members of the Seller’s Group for (i) all maintenance, renewal fees and similar fees paid; (ii) any deregistration or similar fees where a Product Approval is cancelled or surrendered in accordance with Schedule 24, and (iii) all out of pocket expenses reasonably incurred in connection with the satisfaction of any commitments or obligations by such members of the Seller’s Group with respect to each Product Approval in accordance with this Agreement (the “Charges”). The Parties acknowledge and agree that the Purchaser shall pay, or procure the payment of, the Charges plus a margin of 10%.

5                                      Notification

As soon as the Seller or the Purchaser or any of their respective Affiliates receives notification, if any, of impending approval or approval of the transfer of a Product Approval from a Governmental Entity, the notified party or the party whose Affiliate or, in the case of the Purchaser, the [***] was notified shall inform the other party of the expected date of appointment or transfer and actual date of appointment or transfer of that Product Approval.

6                                      Responsibility for transfer

Notwithstanding any other provision of this Agreement, neither the Seller nor any of its Affiliates shall have any Liability to the Purchaser, its Affiliate or any [***] in the event that the transfer of any Product Approval results in any further obligations, commitments or Liabilities in relation to a Product Approval

The Seller shall use all reasonable endeavours to procure the transfer of the Marketing Authorisations as promptly as practicable, unless otherwise agreed in writing by the Purchaser including as part of the process for services provided under Schedule 24, the Global Transitional Distribution Services Agreement or and Local Transitional Distribution Services Agreement.

Schedule 7
Product Approvals, Pipeline Product Approvals and Product Applications
Part 2
List of Products, Products Under Registration and Pipeline Products

[***]

Schedule 8
Transferred Contracts
(Clause 2.3)

1                                      Delayed transfers

1.1                            Any Transferred Contract, Transferred Intellectual Property Contract, Relevant Part of a Shared Business Contract, Relevant Part of a Mixed Contract or Relevant Part of a GSK Mixed Contract relating to a Delayed Business (“Delayed Business Contracts”) shall not be transferred to the relevant member of the Purchaser’s Group until the relevant Delayed Closing Date and references in this Schedule 8 to “Closing”, “Closing Date” or “Effective Time” shall be deemed to be to “Delayed Closing Date” insofar as they relate to such Delayed Business Contracts.

2                                      Shared Business Contracts

2.1                            The Seller shall use all reasonable efforts to maintain relationships under the Shared Business Contracts and continue to operate the Shared Business Contracts, including fulfilling all its obligations under the Shared Business Contracts, in the same manner as it has for the twelve months prior to this Agreement, it being acknowledged and agreed that nothing in this Agreement shall prevent the Seller from being entitled to terminate a Shared Business Contract and seek services from an alternate supplier or otherwise vary the terms on which any services under the relevant Shared Business Contract are provided (including at any time after any election has been made by the Purchaser pursuant to paragraph 2.2 below) so long as any such change does not have a disproportionately adverse affect on the Flu Group as compared with the Seller’s Group Retained Business, and wherever possible, the Seller shall use its reasonable endeavours to provide prior notice of termination of any Shared Business Contract to the Purchaser.

2.2                            The Purchaser may, by notice to the Seller at any time prior to the date falling 90 days after the Closing Date (the “Relevant Election Date”), request that the rights and obligations of the Relevant Part of any Shared Business Contract be made available to it.

2.3                            If the Purchaser makes a request under paragraph 2.2 above, the Seller and the Purchaser shall use their respective reasonable endeavours to procure that an arrangement is entered into with the relevant counterparty to the relevant Shared Business Contract, the effect of which shall be that, with effect from the date of the relevant arrangement, the benefit and burden of the Relevant Part is severed from such Shared Business Contract and an agreement or arrangement equivalent to such Shared Business Contract is entered into between the relevant counterparty and a member of the Purchaser’s Group (or the Relevant Part of the Shared Business Contract is sub-licensed or sub-contracted, as appropriate, to such Purchaser) (a “Shared Business Contracts Separation”). For the avoidance of doubt, no part of any such Shared Business Contract shall be severed and transferred to the Purchaser in so far as it relates to the Seller’s Group Retained Business, any product other than the Products or any Excluded Asset. If no request is made by the Purchaser under paragraph 2.2 by the Relevant Election Date, the provisions of this Schedule 8 shall have no further effect and the Seller shall not be obliged to take any further action with respect to such Shared Business Contract.

3                                      Mixed Contracts

3.1                            The Seller and the Purchaser shall use their respective reasonable endeavours to procure that an arrangement is entered into with the relevant counterparty to each Mixed Contract, the effect of which shall be that, with effect from the date of the relevant arrangement, the Mixed Contract is split such that the benefit and burden of the Retained Part is assumed by a member of the Seller’s Group and the Relevant Part is assumed by a member of the Purchaser’s Group (a “Mixed Contracts Separation”).

3.2                            From Closing, pending the splitting of the Mixed Contracts as described in paragraph 4.2 below, the Seller shall, in the case of the Mixed Contracts held by Business Sellers, and the Purchaser shall, in the case of the Mixed Contracts held by the Flu Group Companies use all reasonable efforts to maintain relationships under the Mixed Contracts and continue to operate the Mixed Contracts, including fulfilling all the obligations under the Mixed Contracts, in the same manner as it has for the twelve months prior to this Agreement.

4                                      Obligation to obtain Third Party Consents

4.1                            For the purposes of this Schedule 8, “Transferred Contract” excludes any US Government Contract, Product Approval, Pipeline Product Approval or Product Application and, for the avoidance of doubt, includes any Sinergium Arrangement.

4.2                            Subject to paragraph 5, in relation to any Transferred Contract, Transferred Intellectual Property Contract, Co-Owned Flu Group Intellectual Property Right or Transferred Plant or Equipment which is not assignable or sub-licensable without a Third Party Consent, and any Mixed Contract or any Shared Business Contract which is not separable without a Third Party Consent, this Agreement shall not be construed as an assignment, an attempted assignment, a sub-licensing or an attempted sub-licensing and the Seller and the Purchaser shall each use reasonable endeavours both before and after Closing to obtain all necessary Third Party Consents as soon as possible and shall keep each other informed of progress in obtaining such Third Party Consents. The Seller shall deliver to the Purchaser, on Closing or, if later, as soon as possible after receipt, any Third Party Consent.

4.3                            In connection with the obtaining of any Third Party Consent referred to in paragraph 4.2, the Purchaser shall supply to the Seller such information as may be reasonably requested by the Seller or any relevant third party.

4.4                            The cost of any fee demanded by the third party as consideration for giving the Third Party Consent shall be borne by the Seller.

5                                      Obligations until Third Party Consents are obtained/where Third Party Consents are refused

5.1                            Subject to paragraph 5.2 below, the Purchaser shall assume, carry out, perform and discharge the Seller’s and the Business Seller’s obligations arising under the Transferred Contracts, Transferred Intellectual Property Contracts, Co-Owned Flu Group Intellectual Property Rights, Transferred Plant and Equipment, the Relevant Part of the Shared Business Contracts and the Relevant Part of the Mixed Contracts held by the Seller or a member of the Seller’s Group as from Closing and shall indemnify and keep indemnified the Seller and the Business Sellers against any liability incurred by the Seller or the Business Sellers arising from the failure by the Purchaser to assume, carry out, perform or discharge such obligations, provided that, subject to Schedule 24, nothing in this Agreement shall:

5.1.1                  require the Purchaser to perform any obligation falling due for performance, or which should have been performed, on or before Closing; or

5.1.2                  make the Purchaser liable for any act, neglect, default or omission of the Seller and/or the Business Sellers in respect of any such contracts on or before Closing.

5.2                            In respect of any Transferred Contract, Transferred Intellectual Property Contract, Co-Owned Flu Group Intellectual Property Right, Transferred Plant and Equipment, Relevant Part of any Shared Business Contract or Relevant Part of any Mixed Contract from Closing until the relevant Third Party Consent has been obtained as contemplated by paragraph 6.2 or where the Third Party Consent has been refused:

5.2.1                  the relevant Business Seller shall hold on trust to the extent it is lawfully able to do so or, where it is not lawfully able to do so or where holding on trust is not possible under local law or otherwise impracticable, the relevant Business Seller and the Purchaser shall make such other arrangements between themselves to provide to the Purchaser the benefits of the Contract (other than amounts corresponding to any Tax liability of the relevant Business Seller), in each case in respect of amounts due under or in respect of the Transferred Contract, Transferred Intellectual Property Contract, Co-Owned Flu Group Intellectual Property Right, Transferred Plant and Equipment, Relevant Part of any Shared Business Contract, or Relevant Part of any Mixed Contract, including the enforcement at the cost and for the account of the Purchaser of all rights of the relevant Business Seller against any other party thereto;

5.2.2                  to the extent that the Purchaser is lawfully able to do so, the Purchaser shall perform or procure the performance of the relevant Business Seller’s obligations under the Transferred Contract, Transferred Intellectual Property Contract, Transferred Plant and Equipment, Relevant Part of any Shared Business Contract, or Relevant Part of any Mixed Contract as agent or sub-contractor and shall indemnify the Seller and the relevant Business Seller if the Purchaser fails to do so;

5.2.3                  to the extent that the Purchaser is not lawfully able to perform or procure the performance of such obligations, the Seller shall procure that the relevant Business Seller shall, (subject to being indemnified by the Purchaser for any Losses, costs, expenses and other liabilities incurred in connection therewith) do all such things as the Purchaser may reasonably require to enable due performance of the Transferred Contract, Transferred Intellectual Property Contract, Transferred Plant and Equipment, Relevant Part of any Shared Business Contract or Relevant Part of any Mixed Contract;

5.3                            In respect of the Retained Part of any Mixed Contract held by a Flu Group Company from Closing until the relevant Mixed Contracts Separation:

5.3.1                  the relevant Flu Group Company shall hold on trust to the extent it is lawfully able to do so or, where it is not lawfully able to do so or where holding on trust is not possible under local law or otherwise impracticable, the Purchaser and the Seller shall make such other arrangements between themselves to provide to the Seller the benefits of the Contract (other than amounts corresponding to any Tax liability of the relevant Flu Group Company in respect of amounts due under or in respect of the Relevant Part of such Mixed Contract), including the enforcement at the cost and for the account of the Purchaser of all rights of the relevant Business Seller against any other party thereto;

5.3.2                  to the extent that the Seller (or relevant member of the Seller’s Group) is lawfully able to do so, the Seller shall perform the obligations of the relevant Flu Group

Company relating to the Retained Part of the relevant Mixed Contract as agent or sub-contractor and shall indemnify the Purchaser if the Seller fails to do so;

5.3.3                  to the extent that the Seller is not lawfully able to perform such obligations, the Purchaser shall procure that the relevant Flu Group Company shall, (subject to being indemnified by the Seller for any Losses, costs, expenses and other liabilities incurred in connection therewith) do all such things as the Seller may reasonably require to enable due performance of the Retained Part of the relevant Mixed Contract.

6                                      Failure to Obtain Third Party Consents

6.1                            If a Third Party Consent is refused or otherwise not obtained on terms reasonably acceptable to the Purchaser within 9 months of Closing, or in the case of a Shared Business Contract, 9 months of the Relevant Election Date, the parties shall use reasonable endeavours to put in place alternative arrangements so as to give the Purchaser equivalent rights or benefits as the Purchaser would have received if the Third Party Consent had been obtained. If no such alternative arrangement has been validly put in place within 6 months of the relevant Third Party Consent having been refused or otherwise not obtained, then:

6.1.1                  the Seller shall be entitled to procure the termination of the Transferred Contract, Transferred Intellectual Property Contract, Transferred Plant and Equipment, Relevant Part of the Shared Business Contract or Relevant Part of the Mixed Contract and the obligations of the parties under this Agreement in relation to such Transferred Contract, Transferred Intellectual Property Contract, Transferred Plant and Equipment, Relevant Part of the Shared Business Contract or Relevant Part of the Mixed Contract shall cease forthwith; and

6.1.2                  references in this Agreement to the Transferred Contract, Transferred Intellectual Property Contracts, Transferred Plant and Equipment, Relevant Part of the Shared Business Contract or Relevant Part of the Mixed Contract and the Flu Group Businesses (other than in this paragraph 6) shall be construed as excluding such Transferred Contract, Transferred Intellectual Property Contract, Transferred Plant and Equipment, Relevant Part of the Shared Business Contract or Relevant Part of the Mixed Contract.

6.2                            Provided that the Seller has reasonably consulted with the Purchaser in good faith in relation to any proposed termination, prior to such termination, the cost of any break or termination fee which becomes payable to the relevant the third party as a result of termination of the Transferred Contract, Transferred Intellectual Property Contract, Transferred Plant and Equipment, Relevant Part of the Shared Business Contract or Relevant Part of the Mixed Contract shall be borne by the Seller and the Purchaser in equal portions.

6.3                            To the extent that, at Closing, any Contract exists which is Predominantly Related to the Business but is not a Transferred Contract by virtue of the fact that neither party to such contract is a member of the Seller’s Group, the Seller shall use all reasonable efforts to obtain the consent of the parties to the relevant Contract to transfer such Contract to the Purchaser or a Flu Group Company, and for the purposes of this Schedule 8 only such Contract shall be deemed to be a Transferred Contract to the extent practicable taking into account that neither the Seller nor any member of the Seller’s Group is a party to the relevant Contract.

7                                      GSK Mixed Contracts

7.1                            In respect of any GSK Mixed Contracts which have not been split before Closing, from Closing until the relevant GSK Mixed Contract has been split:

7.1.1                  the Seller shall use its reasonable endeavours to procure that an arrangement is entered into with the relevant counterparty to each GSK Mixed Contract, the effect of which shall be that, with effect from the date of the relevant arrangement, the GSK Mixed Contract is split such that the benefit and burden of the Relevant Part is assumed by a member of the Purchaser’s Group (the “GSK Mixed Contract Separation”).

7.1.2                  if it is not legally possible for the Relevant Part of the GSK Mixed Contract to be immediately assumed by a member of the Purchaser’s Group upon a GSK Mixed Contract Separation:

(i)                                  the Seller shall hold the Relevant Part of the GSK Mixed Contract on trust to the extent it is lawfully able to do so or, where it is not lawfully able to do so or where holding on trust is not possible under local law or otherwise impracticable, the Purchaser and the Seller shall make such other arrangements between themselves to provide to the Purchaser the benefits of the Relevant Part of the GSK Mixed Contract, including the enforcement at the cost and for the account of the Purchaser of all rights of the relevant Business Seller against any other party thereto;

(ii)                               to the extent that the Purchaser is lawfully able to do so, the Purchaser shall perform or procure the performance of the obligations of relating to the Relevant Part of the relevant GSK Mixed Contract as agent or sub-contractor and shall indemnify the Seller if the Purchaser fails to do so; to the extent that the Purchaser is not lawfully able to perform such obligations, the Seller shall, (subject to being indemnified by the Purchaser for any Losses, costs, expenses and other liabilities incurred in connection therewith) do all such things as the Purchaser may reasonably require to enable due performance of the Relevant Part of any GSK Mixed Contract.

8                                      [***] Agreement

The parties acknowledge and agree that the [***] shall not transfer to the Purchaser or a member of the Purchaser’s Group unless and until:

the employees of Novartis Vaccines and Diagnostics, Inc. or its Affiliates engaged in the  supervision of the outsourced clinical trials under the [***] and are able to continue the supervision of such outsourced clinical trials; or, if sooner, the Purchaser has received written confirmation from [***] that it is able to ensure the conduct and performance of the outsourced clinical trials under the [***].

At such time that the [***] Agreement transfers, the Seller agrees it will procure that Novartis Vaccines and Diagnostics, Inc. will transfer (and the Purchaser or a member of the Purchaser’s Group agrees it will assume) the benefit and burden of the [***] Agreement, as far as possible as if the [***] Agreement had transferred at Closing.

The Seller undertakes to procure that between Closing and the transfer of the [***] Agreement or its expiry in accordance with its terms, Novartis Vaccines and Diagnostics, Inc or any of its Affiliates shall continue to perform their obligations under the [***] Agreement, including any obligations to conduct and perform the outsourced clinical trials under the [***] Agreement in accordance with the current development plans associated with those trials (subject to Novartis Vaccines and Diagnostics, Inc and its Affiliates being indemnified by the Purchaser for any costs, expenses and other liabilities incurred in performing the relevant obligations under the [***] Agreement, it being acknowledged and agreed that such indemnity from the Purchaser shall not prejudice the indemnity given by the Seller in paragraph 8.5 below).

The Seller and the Purchaser further acknowledge and agree that any assets, including, Intellectual Property Rights, laboratory notebooks and research and development information, arising out of work performed, developed, prepared produced or created under the [***] Agreement to which the Purchaser would have been entitled to had the [***] Agreement been transferred on Closing, are for the full benefit of the Purchaser and the Seller shall or shall procure transfer to the Purchaser on (i) transfer of the [***] Agreement in accordance with 8.1 and 8.2; or if sooner, (ii) on expiry of the term of the [***] Agreement.

The Seller shall indemnify on demand and hold harmless the Purchaser (for itself and on behalf of each other member of the Purchaser’s Group and their respective directors, officers, employees and agents) for any Liabilities (whether incurred by the Purchaser or any member of the Purchaser’s Group and whether incurred directly or indirectly) arising out of or in connection with the employment or termination of employment of any of the [***].

Schedule 9
Employees
(Clause 2.4.1)

1                                      Employee Transfer

1.1                            The Purchaser shall (subject to paragraph 5 in relation to Flu Business Employees located in the USA and paragraph 11 in relation to the Delayed Employees) cause:

1.1.1                  the Flu Group Companies to continue to employ all Flu Group Company Employees immediately after the Closing Date; and

1.1.2                  a member of the Purchaser’s Group to employ each Flu Business Employee immediately after the Closing Date (where employment transfers and continues automatically by operation of Applicable Law) or, where the Seller and Purchaser agree in advance that the employment of any Flu Business Employee will not automatically transfer to a member of the Purchaser’s Group by operation of Applicable Law, offer, or cause a member of the Purchaser’s Group (or, in the case of Flu Business Employees employed in [***], a third party proposed employer (“Third Party Employer”)) to offer, at least 15 calendar days before the Closing Date or, if earlier, on or before the date by which the Relevant Employer would be required to serve notice to terminate such employee’s employment, but contingent on Closing and the employee continuing to be a Flu Business Employee until the Closing Date, employment to each of those Flu Business Employee on terms and conditions that are no less favourable in the aggregate (but subject to paragraph 2.1 below and specifically excluding, for the avoidance of doubt, the obligation to provide defined benefit pension benefits, but recognising the value to certain Flu Group Company Employees of defined benefit pension benefits while not being obliged to assess the value of those benefits) than those on which such Flu Business Employee was employed by the Relevant Employer when the offer was made (where employment does not transfer and continue automatically by operation of Applicable Law). The Purchaser shall keep the Seller updated throughout the offer process on when offers are made and accepted or rejected. The Seller shall, where requested, offer such reasonable assistance to the Purchaser (or relevant member of the Purchaser’s Group) to encourage such Flu Business Employee to accept any offer of employment made by the Purchaser or relevant member of the Purchaser’s Group, pursuant to this paragraph 1.1.2.

1.2                            If it is found or alleged that any contract of employment with any person who is not a Transferred Employee has effect at any time on or after the Closing Date as if originally made between the Purchaser (or any relevant member of the Purchaser’s Group) and such person as a result of the operation of any Applicable Law or otherwise then (without prejudice to any other rights or remedies which may be available to the Purchaser (or relevant member of the Purchaser’s Group)):

1.2.1                  the Purchaser shall promptly notify the Seller of that finding or allegation. In consultation with the Purchaser, the Seller or relevant member of the Seller’s Group shall at the Purchaser’s request or if it so chooses within ten Business Days of such notification, make to that person an offer in writing to employ him or her under a new contract of employment subject to, and to take effect upon, the termination referred to below;

1.2.2                  the offer to be made will be on the same terms and conditions (including as to period of continuous employment) as were provided to that person immediately prior to the Closing Date;

1.2.3                  after the expiry of the ten Business Days referred to at paragraph 1.2.1 above (whether or not an offer of employment is made) the Purchaser or relevant member of the Purchaser’s Group may terminate the employment of such person and the Seller shall be responsible for and shall indemnify and keep indemnified the Purchaser (for itself and as trustee for any relevant member of the Purchaser’s Group) against all Losses made, suffered or incurred by the Purchaser (or any other member of the Purchaser’s Group) as a result of:

(i)                                  the actual or alleged transfer to a member of the Purchaser’s Group and (regardless of whether there has been such a transfer) any employment liabilities relating to such person;

(ii)                               employing such person on and from the Closing Date until such termination (up to the time reasonably expected to have achieved such termination in accordance with the terms of the contract of employment and applicable Law) but subject to a maximum period of 6 months unless prevented by the terms of the contract of employment or Applicable Law; and

(iii)                            such termination; and

1.2.4                  the parties agree to co-operate in good faith to minimise the Losses which are subject to the indemnity referred to in paragraph 1.2.3 above.

1.3                            The parties acknowledge and agree that:

1.3.1                  any Deferred Employee shall be treated for all purposes under this Agreement as if such Deferred Employee were a Flu Business Employee or a Flu Group Company Employee (as appropriate); and

1.3.2                  the Purchaser’s obligations under this Schedule 9 shall apply in respect of each Deferred Employee in the same way as they do to each Flu Business Employee or Flu Group Company Employee (as appropriate); and

1.3.3                  if any Deferred Employee accepts an offer of employment made by the Purchaser under paragraph 1.1.2 above or becomes an employee of a Flu Group Company after the Closing Date, such Deferred Employee shall further be treated for all purposes under this Agreement as a Transferred Employee.

1.4                            Where any Flu Business Employee accepts such an offer of employment (pursuant to paragraph 1.1 above), the Seller will procure that the Relevant Employer will release such employee from its employment with effect from the Closing Date.

1.5                            The Purchaser shall (for itself and for each member of the Purchaser’s Group) be responsible for and shall indemnify and keep indemnified the Seller (for itself and on behalf of each member of the Seller’s Group) from any and all Losses and claims of any kind:

1.5.1                  arising out of the employment, or termination of employment, whether actual or constructive, of any Transferred Employee following the Effective Time, save to the extent that such Losses arise from the Seller’s, or a member of the Seller’s Group’s, acts or omissions (or alleged acts or omissions), including, but not limited to, all claims relating to severance, termination pay, pay in lieu of notice of termination and similar obligations;

1.5.2                  which are attributable to any act or omission (or alleged act or omission) by the Purchaser or any member of the Purchaser’s Group in relation to any of the Flu Business Employees, Flu Group Company Employees or Transferred Employees relating to any failure by the Purchaser or any member of the Purchaser’s Group to comply with obligations under Applicable Law to provide information to the relevant members of the Seller’s Group in order to allow them to comply with their information and consultation obligations; and/or

1.5.3                  arising from any finding or allegation that the terms and conditions of employment provided or to be provided by the Purchaser or a member of the Purchaser’s Group (or, in the case of Flu Business Employees employed in [***], a Third Party Employer) to any Flu Business Employee would constitute a repudiatory breach of his contract.

1.6                            The Seller shall (for itself and on behalf of each member of the Seller’s Group) be responsible for and shall indemnify and keep indemnified the Purchaser (for itself and on behalf of each member of the Purchaser’s Group and any Third Party Employer) from any and all Losses and claims of any kind:

1.6.1                  arising out of the employment of any Employee at any time prior to the Effective Time (excluding any transferred Employee Benefit Liabilities (as defined in Schedule 10) which the Purchaser agrees to assume in accordance with Schedule 10), save to the extent that such Losses arise from the Purchaser’s, or a member of the Purchaser’s Group’s, acts or omissions (or alleged acts or omissions);

1.6.2                  subject to paragraph 1.5.3 above, arising out of any termination of employment, whether actual or constructive, of any Employee prior to the Effective Time including, but not limited to, all claims relating to severance, termination pay, pay in lieu of notice of termination and similar obligations;

1.6.3                  which are attributable to any act or omission (or alleged act or omission) by the Seller or any member of the Seller’s Group in relation to any of the Flu Business Employees, Flu Group Company Employees or Transferred Flu Business Employees relating to any failure by the Seller or any member of the Seller’s Group to comply with its obligations (under Applicable Law, trade union agreement or otherwise) to inform and consult (other than as a result of any failure by the Purchaser or any member of the Purchaser’s Group to comply with its obligations under Applicable Law to provide information and assistance to the Seller to enable such compliance); and/or

1.6.4                  the employment or termination of employment by the Seller or any member of the Seller’s Group of any person who is an Excluded Employee at any time.

2                                      Terms of employment

2.1                            [***]

2.2                            [***]

2.3                            [***]

3                                      Severance arrangements

3.1                            [***]

3.2                            [***]

4                                      Benefits arrangements/service continuity

4.1                            Each Transferred Employee shall have their service with the Seller’s Group and their respective predecessors recognised under any employee benefit plans or arrangements of the Purchaser’s Group for all purposes of eligibility, vesting and accrual of benefits to the extent past service was recognised for such Transferred Employees under a comparable benefit plan immediately prior to the Closing Date. Notwithstanding the foregoing, nothing in this paragraph 4.1 shall be construed to require recognition of service for the purposes of calculation of benefits or that would result in:

4.1.1                  duplication of benefit;

4.1.2                  recognition of service for any purposes under any plans for which participation, service and/or benefits accrual is frozen or any post-retirement medical plan; or

4.1.3                  recognition of service under a newly established plan for which prior service is not taken into account for employees of the Purchaser’s Group generally.

Without limiting the foregoing, with respect to the Transferred Employees, the Purchaser shall, or shall cause such other member of the Purchaser’s Group to, be responsible for all paid time off benefits, including vacation pay, sick pay, banked leave, flexitime and other payments for time off of normal work hours accrued by the Transferred Employees up to the Closing Date.

4.2                            With respect to any welfare plan maintained by the Purchaser or any other member of the Purchaser’s Group in which Transferred Employees are eligible to participate after the Closing Date, the Purchaser shall:

4.2.1                  waive all limitations as to pre-existing conditions, exclusions, evidence of insurability provisions, waiting periods with respect to such participation and coverage requirements or similar provisions under a Purchaser’s benefit plans that are welfare plans (as defined in section 3(1) of ERISA or any equivalent Applicable Law) applicable to such employees to the extent such conditions, exclusions and waiting periods or other provisions were satisfied or did not apply to such employees under welfare plans maintained by the Seller or other members of the Seller’s Group prior to the Closing Date; and

4.2.2                  provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan in the year in which Closing occurs, to the extent credited under the welfare plans maintained by the Seller or other members of the Seller’s Group prior to the Closing Date.

5                                      US Transferred Employees

5.1                            The Parties acknowledge that from Closing the Relevant Flu Business Employees located in the USA will be seconded to the Purchaser on terms set out in the US Secondment Agreement and that the obligations on the Purchaser set out in paragraph 1.1.2 of this Schedule shall apply in relation to the US Contract Employees (as defined in the US

Secondment Agreement) by reference to the Expiration Date (as defined in the US Secondment Agreement) (the “US Transfer Date”) rather than the Closing Date. The US Contract Employees immediately prior to the US Transfer Date shall be Flu Business Employees for the purposes of this Agreement

5.2                            The Transferred Employees who are employed in the United States and/or covered by US Benefit Plans (“US Transferred Employees”) shall, as of the US Transfer Date, become eligible to participate in a US tax-qualified defined contribution plan sponsored by the Purchaser or another member of the Purchaser’s Group. The Purchaser agrees that such plan will accept rollovers of the account balances of US Transferred Employees (including participant loan promissory notes) from the Relevant Employer’s tax-qualified retirement plans, provided that the Seller makes available to the Purchaser at the Purchaser’s request a copy of the relevant IRS determination letter.

5.3                            With effect on and from the US Transfer Date, the Purchaser shall, or shall procure that such other members of the Purchaser’s Group shall, assume the responsibility and obligation to provide COBRA continuation coverage to all M&A Qualified Beneficiaries. “M&A Qualified Beneficiary” means an individual whose COBRA qualifying event occurred prior to the US Transfer Date.

6                                      Consultation

The Seller and the relevant member of the Seller’s Group (as the case may be) shall comply with its obligations under the Transfer Regulations and any other relevant information negotiation and/ or consultation process or requirements in connection with the transactions contemplated by this Agreement. The parties shall, and shall cause such other relevant members of the Seller’s Group or the Purchaser’s Group (as the case may be) to, provide the other with such information and assistance at such times as the parties may reasonably request or as may be reasonably necessary for them or any other relevant member of the Seller’s Group or the Purchaser’s Group (as the case may be) to comply with any requirements to consult with any affected employees, the Novartis Euroforum, a relevant trade union or any other employee representatives, in connection with the transactions contemplated by this Agreement. The Purchaser shall, and shall cause such other relevant members of the Purchaser’s Group to, at the reasonable request of the Seller, cooperate with and participate in any information, negotiation and/or consultation process which the Seller or such other member of the Seller’s Group undertakes with employees or their representatives in connection with the transactions contemplated by this Agreement.

7                                      International Assignees

Where Applicable Law does not provide for the automatic transfer of employment of any International Assignee and/or the other terms governing their international assignment, the Purchaser shall assume and agree to be bound by the individual contract of employment and such other terms governing their international assignment including any tax equalisation agreement entered into between an International Assignee and a member of the Seller’s Group provided that such employee becomes a Transferred Employee.

8                                      Liability for retention arrangements

8.1                            [***]

8.2                            The provisions of paragraph 9 below shall not apply to the share-based retention awards made pursuant to this paragraph, which will vest in accordance with their terms.

9                                      Share incentive plans

9.1                            This paragraph 9 applies notwithstanding any other provision of this Agreement, except paragraph 8 above and paragraph 11.4 below.

9.2                            Share-based awards held by Transferred Employees pursuant to a share-based incentive scheme operated by the Seller or another member of the Seller’s Group (“Relevant Awards”) shall be treated in accordance with the rules of the relevant share based incentive scheme and, where possible shall be afforded ‘good leaver treatment’. Where Relevant Awards are subject to performance (or other) conditions and it is not possible to determine whether or not such conditions have been met at the applicable early vesting date (or within a reasonable period thereafter), the Seller and Purchaser agree that performance shall be deemed “on target”.

Without limitation:

(a)                              where necessary and subject to (b), the Seller shall rely on and procure the exercise of existing discretions in the relevant plan rules to afford the “good leaver treatment”; and

(b)                              the Seller (or relevant member of the Seller’s Group) shall not take any action which would require shareholder approval or which could trigger any significant legal, Tax or operational issues for the relevant Transferred Employee (including the loss of any Tax-favourable treatment), the Seller’s Group or the Purchaser’s Group.

For the purposes of this paragraph 9.2, and subject to the rules of the relevant share based incentive scheme the “good leaver treatment” shall be that:

(c)                               Relevant Awards shall not lapse or be forfeited as a result of Closing except to the extent that they do not vest in accordance with (d) and/or (e) below;

(d)                              Relevant Awards shall vest early as a result of Closing and shall (subject to (f) below) be time pro-rated to take account of the reduced period of time, as a proportion of the original vesting period, that the relevant Transferred Employee worked within the Seller’s Group (calculated on the basis of the number of years of service as at the Closing Date, where part years of service are rounded up to the next whole year of service);

(e)                               Relevant Awards that vest after the Closing Date shall remain subject to any relevant performance (or other) conditions, adjusted as necessary to take account of Closing and measured up to the applicable early vesting date; and

(f)                                The Seller shall procure that any restricted shares or restricted stock units (or any part of an award of restricted shares or restricted stock units) granted under the Employee Share Ownership Plan, Restricted Stock Plans for Switzerland, the Restricted Stock Plan for the Rest of the World or the 2007 Restricted Stock Unit Plan, shall not lapse or be forfeited on Closing and will vest on the Closing Date.

The Seller retains the discretion to provide more favourable treatment for Relevant Awards in accordance with the rules of the relevant share based incentive scheme and, in particular but without limiting this general discretion, for the purposes of this paragraph 9.2,

“on target” performance may be construed as permitting share-based awards to vest in full.

9.3                            The Seller agrees to indemnify the Purchaser (or relevant member of the Purchaser’s Group) for any Liabilities borne by the Purchaser’s Group in connection with the Relevant Awards and any payments made by the Seller in accordance with paragraph 9.9, including any Tax (which, for the avoidance of doubt and without limitation to the definition of Tax, in this paragraph 9 includes any UK secondary Class 1 National Insurance contributions, US FICA and any other amounts of employer and employee social security contributions arising in any jurisdiction, any income tax and any state, cantonal or other local taxes in any jurisdiction). The Purchaser agrees to use its best endeavours to obtain and utilise any applicable Tax relief in respect of the Relevant Awards as soon as reasonably practicable and pay (or procure payment) to the Seller of an amount equal to any reduction in the Tax Liabilities of the Purchaser’s Group arising as a result of or by reference to such Tax relief by way of adjustment to the Purchase Price, provided always that the Seller provides the Purchaser with any information that the Purchaser may reasonably request in this respect in a timely manner.

9.4                            The Seller undertakes to inform the Purchaser of the vesting or exercise (as applicable) of the Relevant Awards (or cash payments made by the Seller in accordance with paragraph 9.9) and to provide, in a timely manner, details of the Relevant Awards that so vest or are exercised (or cash payments made) so that the Purchaser’s Group can make any applicable withholdings for Tax and pay any Tax for which the Purchaser’s Group is liable in respect of the Relevant Awards to the relevant Tax Authority within any applicable timescale.

9.5                            To the extent permitted under the relevant plan rules and any Applicable Law, the Seller undertakes to sell such number of the shares underlying the Relevant Awards as may be necessary for the sale proceeds to satisfy any applicable Tax required to be withheld or accounted for by the Purchaser’s Group and to pay such amounts to the Purchaser in sufficient time for the Purchaser to pay such Tax to the relevant Tax Authority within any applicable timescale, provided always that the Purchaser provides the Seller with any information that the Seller may reasonably request in this respect in a timely manner.

9.6                            The Seller undertakes to complete all relevant filings, tax reporting obligations and notifications in relation to Relevant Awards in all relevant jurisdictions.

9.7                            This paragraph shall apply where restricted stock units granted under the 2011 Stock Incentive Plan for North American Employees lapse or are forfeited (or will lapse or be forfeited) either in whole or in part as a result of Closing (“RSU Awards”). As soon as practicable following Closing (and, in any event, by the later of 30 days from the Closing Date and 30 days from the first date after the Closing Date when the granting of share-based awards is not prevented by dealing restrictions, subject in both cases to the relevant plan rules and any Applicable Law), the Purchaser (or member of the Purchaser’s Group) shall grant each relevant Transferred Employee a share-based award referable to shares in the capital of the Purchaser substantially equal in value (valued as at the grant date) to the value of the portion of their RSU Awards which lapsed or was forfeited (or will lapse or be forfeited) as a result of Closing (valued as at the Closing Date), where relevant, disregarding any loss (or expected loss) of Tax-favourable treatment (each a “Compensation Award”). Such Compensation Awards shall be granted pursuant to the rules of whichever incentive plan operated by the Purchaser’s Group at the time of grant the Purchaser considers most closely aligned to the share-based incentive plan operated by the Seller’s Group (which may, for the avoidance of doubt, include a plan which may or must be settled in cash) pursuant to which the related RSU Award had been granted but will vest according to a vesting schedule substantially similar to the vesting schedule that would have otherwise applied to the related RSU Award if Closing had not occurred.

For the purposes of this paragraph 9.7:

(a)                              the portion of a RSU Award which lapsed or was forfeited (or will lapse or be forfeited) as a result of Closing shall be valued on the basis of the average price of an ordinary share in the capital of the Seller over the five trading days immediately prior to Closing;

(b)                              the value of a Compensation Award to be granted shall be valued on the basis of the average price of an ordinary share in the capital of the Purchaser over the five trading days immediately prior to the date of grant; and

(c)                               any currency conversion shall be made in accordance with Clause 1.11 of this Agreement.

9.8                            To the extent that any payment to a Transferred Employee (whether by the Seller’s Group or by the Purchaser’s Group) would trigger Liabilities to Tax under section 280G of the United States Internal Revenue Code (“Section 280G”), the relevant Transferred Employee shall be allowed to choose whether to accept the full payment (and pay any relevant Section 280G Tax) or to receive such lower payment as may be necessary in order to fall below the Section 280G threshold for Tax. To the extent that any similar Tax would arise pursuant to any Applicable Law in another jurisdiction, this paragraph 9.8 shall apply mutatis mutandis.

9.9                            This paragraph shall apply where: (i) a Transferred Employee would, in the ordinary course of business, have been granted a share-based award pursuant to a share-based incentive scheme operated by the Seller or another member of the Seller’s Group on the basis of performance criteria linked to the Seller’s Group’s 2015 financial year (which may, for the avoidance of doubt, be business and/or individual performance criteria and assessment) (each a “2015 Performance Award”); and (ii) Closing occurs prior to the grant of such 2015 Performance Award. As soon as practicable following Closing (and, in any event, by the later of 30 days from the Closing Date and 30 days from the date when the value of each 2015 Performance Award has been determined), the Seller shall notify the Purchaser in writing of the value of each 2015 Performance Award and under which share-based incentive plan operated by the Seller’s Group the related 2015 Performance Award would have been granted. As soon as practicable following the receipt of such notice (and, in any event, by the later of 30 days from the receipt of such notice and 30 days from the first date following the receipt of such notice when the granting of share-based awards is not prevented by dealing restrictions, subject in both cases to the relevant plan rules and any Applicable Law), the Purchaser (or member of the Purchaser’s Group) shall grant each relevant Transferred Employee a share-based award referable to shares in the capital of the Purchaser substantially equal in value (valued as at the date of grant) to two-thirds of the value of the 2015 Performance Award which would have been granted but for the occurrence of Closing (“2016 Grant Award”). Such 2016 Grant Awards shall be granted pursuant to the rules of whichever share-based incentive plan operated by the Purchaser’s Group (which may, for the avoidance of doubt, include a plan which may or must be settled in cash) at the time of grant the Purchaser considers most closely aligned to the share-based incentive plan operated by the Seller’s Group pursuant to which the related 2015 Performance Award would have been granted.

The Seller shall pay, in cash, the remaining one-third of the value of the 2015 Performance Award which would have been granted but for the occurrence of Closing to each relevant Transferred Employee on, or as soon as practicable following, Closing.

The grant of a 2016 Grant Award to a Transferred Employee shall be taken into account by the Purchaser when determining the extent to which that Transferred Employee shall participate in incentive arrangements (other than any Compensation Award) operated by the Purchaser’s Group following Closing.

For the purposes of this paragraph 9.9:

(a)                              the value of a 2015 Performance Award to be granted shall: (i) be determined by the Seller acting reasonably and in good faith; (ii) be consistent with past practice and with the level of similar awards granted to employees remaining in service within the Seller’s Group; (iii) take into account the relevant business and/or individual performance criteria linked to the Seller’s Group’s 2015 financial year, and (iv) if Closing occurs before 31 December 2015, be time pro-rated to take account of the reduced period of time, as a proportion of the Seller’s Group’s 2015 financial year, that the relevant Transferred Employee worked within the Seller’s Group (calculated on the basis of the number of complete months of service as at the Closing Date);

(b)                              the number of shares by reference to which a 2016 Grant Award is granted shall be valued on the basis of the average price of an ordinary share in the capital of the Purchaser over the five trading days immediately prior to the date of grant; and

(c)                               any currency conversion shall be made in accordance with Clause 1.11 of this Agreement.

9.10                     Costs in relation to satisfying the Compensation Awards and the 2016 Grant Awards shall be shared equally between the Seller and Purchaser, provided that the Purchaser shall bear costs in relation to satisfying the Compensation Awards and the 2016 Grant Awards only to the extent that the aggregate costs of satisfying the Compensation Awards and the 2016 Grant Awards do not exceed a maximum value of US$5m. In the event that the costs of satisfying the Compensation Awards and 2016 Grant Awards exceed US$10m (as shared between the Purchaser and Seller equally), any costs in respect of satisfying the Compensation Awards and/or the 2016 Grant Awards in excess of US$10m shall be at the cost of the Seller only. In the event that Compensation Awards and/or 2016 Grant Awards are satisfied in cash, for the purposes of this paragraph 9.10 the costs involved in that satisfaction shall be equal to the gross cash payments made in satisfaction of those awards. In the event that Compensation Awards and/or 2016 Grant Awards are satisfied in shares, the Seller and Purchaser shall use their reasonable endeavours to agree the quantum of the costs of satisfaction.

10                               Marburg

[***]

11                               Delayed Employees

11.1                     In this Schedule:

“Controlled Business Instruction” has the meaning given to it in Schedule 24; and

“Delayed Employees” means (i) the Relevant Flu Business Employees who immediately prior to the Closing Date work in any of the Delayed Businesses, and (ii) any employees of any member of the Seller’s Group who are appointed to their position (whether by internal or external hire) on or after the Closing Date to work wholly or substantially in the Business (as carried on by the Flu Group) in accordance with a Controlled Business Instruction, and in each case for so long as they are assigned to work wholly or substantially in the Business (as carried on by the Flu Group).

11.2                     The parties intend and agree that:

11.2.1           the employment of the Delayed Employees shall not be transferred by the Seller or another member of the Seller’s Group to a member of the Purchaser’s Group (or in the case of Flu Business Employees employed in [***], a Third Party Employer) on and from the Closing Date but shall transfer on and from the Delayed Closing Date which relates to the Delayed Business associated with that Delayed Employee (and in the case of a Stage 3 Delayed Business, Delayed Closing Date shall mean the [***] Date (as defined in Schedule 24 of this Agreement) and reference to Delayed Closing Date in this Schedule 9, with the exception of paragraph 11.2.5, shall be construed accordingly);

11.2.2           notwithstanding the intention at paragraph 11.2.1 above, if the contract of employment of any Delayed Employee is found or alleged to have effect at any time prior to the Delayed Closing Date as if originally made with the Purchaser or another member of the Purchaser’s Group (including any Flu Group Company) as a consequence of this Agreement, paragraph 1.2 of this Schedule shall not apply in relation to that Delayed Employee and as a result the parties shall in good faith seek to agree as soon as reasonably practicable how best to deal with such unintended transfer or allegation of transfer having regard to the reason why the individual’s transfer to the Purchaser or another member of the Purchaser’s Group (including any Flu Group Company) was delayed but provided that, if the parties are unable to reach such agreement within a reasonable period and if it is agreed that such Delayed Employee’s contract of employment has so transferred, then such Delayed Employee shall be treated from the time he actually became so employed as a “Transferred Employee” (and no longer a Delayed Employee) for the purposes of this Agreement;

11.2.3           no provisions in paragraph 1.1.2 of this Schedule shall require the Purchaser or another member of the Purchaser’s Group (including any Flu Group Company) to employ, or make an offer to employ, a Delayed Employee, on and from the Closing Date;

11.2.4           paragraph 1.1.2 of this Schedule shall be amended to the extent required so that it applies to Delayed Employees and, in respect of such Delayed Employees, references to the “Closing Date” shall be replaced with references to the “Delayed Closing Date which relates to the Delayed Business associated with that Delayed Employee”;

11.2.5           paragraph 1.2 of this Schedule shall be amended to the extent required so that it applies on each Delayed Closing Date in respect of any person who is not at that time a Delayed Employee and any references to the “Closing Date” or “Closing” shall be replaced with references to that “Closing Date or Delayed Closing Date” or “Closing or Delayed Closing” or in the case of the Transferred Employees working in the Netherlands, “Closing Date or Netherlands Closing Date” or “Closing or

Netherlands Closing”; and

11.3                     Notwithstanding the provisions of paragraph 11.2 above, the parties agree that each Delayed Employee shall, with effect from and including the Closing Date, be treated for economic purposes as if he is employed by a member of the Purchaser’s Group, and as a consequence will be deemed to be a “Transferred Employee” (meaning that the Purchaser will be economically responsible for all costs and liabilities relating to his employment or termination of his employment from the Closing Date) and the indemnity in paragraph 1.5 above shall apply accordingly but will cease to be a Transferred Employee from the applicable Deferred Closing Date if their employment does not transfer to the Seller or a member of the Seller’s Group or a Third Party in accordance with paragraph 1 of this Schedule. Notwithstanding such treatment the Seller shall (for itself and on behalf of each member of the Seller’s Group) be responsible for and shall indemnify and keep indemnified the Purchaser (for itself and on behalf of each member of the Purchaser’s Group and any Third Party Employer) from any and all Losses and claims of any kind arising in relation to any Delayed Employee out of or in connection with:

11.3.1           any failure by the relevant member of the Seller’s Group prior to a Delayed Employee’s Delayed Closing Date, without good reason, to comply with any Controlled Business Instruction in relation to that Delayed Employee;

11.3.2           the conduct by the Seller (or any member of the Seller’s Group) of any consultation process, save to the extent that any failing in such consultation process arises from the act or omission of the Purchaser or a member of the Purchaser’s Group;

11.3.3           the Purchaser following or instructing any Delayed Employee to follow, or any Delayed Employee following, a policy in relation to employees put in place by a member of the Seller’s Group and which is unlawful; or

11.3.4           any of the matters referred to in paragraphs 8.15.1, 8.15.2 or 8.15.3 of Schedule 24.

For the avoidance of doubt, no provision of this paragraph 11.3 shall entitle the Seller or any member of the Seller’s Group to recover any amount under the indemnity in paragraph 1.5 above in respect of any Delayed Employee if that would entitle that Seller or member of the Seller’s Group to recover more than once in respect of the same amount under this Agreement or any Ancillary Agreement or if the amount has actually been recovered under any policy of insurance held by the Seller or any member of the Seller’s Group.

11.4                     For the purposes of paragraphs 9.2, 9.7 and 9.9 of this Schedule, references to “Closing” shall be construed as references to the relevant Closing, Delayed Closing, US Transfer or Netherlands Closing and references to the “Closing Date” shall be construed as references to the relevant Closing Date, Delayed Closing Date, US Transfer Date or Netherlands Closing Date which applies to each of the relevant Transferred Employees.

11.5                     For the purposes of paragraph 1.4, references to the “Closing Date” shall be construed as references to the Delayed Closing Date applicable to Delayed Employees or US Transfer Date applicable to US Transfer Employees.

11.6                     If a Flu Business Employee located in [***] does not receive an offer of employment from the Purchaser or a member of the Purchasers Group and refuses to accept an offer from a Third Party Employer on or after the [***] Date (as defined in Schedule 24 of this Agreement), then the relevant member of the Seller’s Group may terminate the employment of the employee and the Purchaser will reimburse the Seller for:

11.6.1           the cost of providing severance benefits to that employee in accordance with the usual severance arrangements of the relevant member of the Seller’s Group for employees in that jurisdiction; and

11.6.2           the cost of employing the employee up to such termination, not to exceed the cost of employing the employee for the minimum period reasonably required to follow a legally compliant dismissal procedure starting promptly after the employee communicates his rejection of the offer; and

11.6.3           the reasonable costs of obtaining legal advice in relation to the dismissal.

Schedule 10
Group Retirement Benefit Arrangements
(Clause 2.4.2)

In this Schedule 10:

“Employee Benefits” means benefits to or in respect of any current or former employee, including without limitation, any pension, early retirement, disability, death benefit, long service awards, termination indemnity or post-retirement medical benefits or deferred compensation linked to retirement, disability or death benefits or old age part-time benefits and jubilee payments;

“Employee Benefit Liabilities” means liabilities and obligations (whether funded or unfunded) in respect of any employee benefit promise, scheme, plan, fund, program, policy, practice or other individual or collective arrangement providing Employee Benefits;

“DB Temporary Period of Participation” has the meaning given to it in paragraph 8.1 of this Schedule;

“DC Temporary Period of Participation” has the meaning given to it in paragraph 16.1 of this Schedule;

“Transferred Employee Benefit Liabilities” has the meaning given to it in paragraph 2 of this Schedule.

1                                      Except to the extent otherwise agreed by the Seller and the Purchaser before Closing, Employee Benefit Liabilities in respect of the Flu Group shall transfer to the Purchaser or the relevant member of the Purchaser’s Group.

2                                      Where Employee Benefit Liabilities transfer to or remain with the Purchaser and/or its Affiliates (which for the avoidance of doubt in the period from Closing includes any Flu Group Company) (such Employee Benefit Liabilities being the “Transferred Employee Benefit Liabilities”), the Purchaser shall, or shall procure that its relevant Affiliate shall, assume, with a full discharge for Seller and its Affiliates, the Transferred Employee Benefit Liabilities.

3                                      Without limiting the provisions of paragraph 1 above, the Purchaser agrees and acknowledges the pension liabilities in respect of the Flu Group (including, for the avoidance of doubt, in Germany, Italy, India, Switzerland, the United Kingdom and the USA) other than the Chiron UK Pension Scheme will transfer to the Purchaser.

4                                      Without limiting the provisions of paragraph 1 above, the Purchaser agrees and acknowledges the post-retirement medical healthcare plan to which it admits US Transferred Employees who immediately before Closing were members of such a plan will take account of periods of employment with the Seller’s Group to the extent previously recognised under the equivalent Seller’s Group plan for the purposes of determining eligibility, contributions, and vesting; provided, however, that, unless otherwise agreed between the Seller and the Purchaser, the Seller shall retain liability for post-retirement medical liabilities for employees who became eligible for such benefits under the Seller’s plans prior to the Closing Date and the Seller shall retain liability or unfunded non-qualified deferred compensation liabilities accrued through the date of Closing. If the Seller requests, the Purchaser shall enter into discussions to discuss a transfer of these liabilities in good faith.

5                                      Notwithstanding any general provision to the contrary in Schedule 9, the US Transferred

Employees shall, as of the Closing Date, become eligible to participate in a US tax-qualified defined contribution plan to the extent such plan is sponsored by the Purchaser or a relevant member of the Purchaser’s Group. The Purchaser will use all reasonable efforts to cause such plan to accept rollovers of the account balances of the US Transferred Employees from the relevant employer’s tax-qualified retirement plans provided that the Seller provides reasonable evidence of the Relevant Employer’s tax qualified retirement plans compliance with applicable regulatory requirements.

6                                      Where any US Transferred Employee has accrued defined contribution benefits prior to the US Transfer Date in a Seller’s Group arrangement, the Seller shall use commercially reasonable efforts to procure the vesting of those benefits on or before the US Transfer Date (if they would otherwise lapse as a result of the termination of the US Secondment Agreement).

The Chiron UK Pension Scheme

7                                      The Seller shall procure that, with effect from on or before the Closing Date, a member of the Seller’s Group shall replace Novartis Vaccines Holdings Limited as Principal Employer of the Chiron UK Pension Scheme;

8                                      The Seller and Purchaser shall each use their respective best endeavours to procure that Novartis Vaccines Holdings Limited and its Subsidiary:

8.1                            continue to participate in the Chiron UK Pension Scheme for a period of three months beginning on the Closing Date (the “DB Temporary Period of Participation”); and

8.2                            cease to participate in the Chiron UK Pension Scheme at the end of the DB Temporary Period of Participation;

9                                      The Seller shall reimburse the Purchaser (by way of a reduction in the Purchase Price attributable to the relevant Shares in Novartis Vaccines Holdings Limited or the particular part of the Flu Group to which the payment relates) for all contributions due from Novartis Vaccines Holdings Limited and its Subsidiary to the Chiron UK Pension Scheme which are attributable to the participation of Novartis Vaccines Holdings Limited and its Subsidiary in the Chiron UK Pension Scheme during the DB Temporary Period of Participation, less the amount of the notional cost, during the DB Temporary Period of Participation, of pension provision for employees of the Subsidiary had they been provided with defined contribution pension benefits from the Closing Date on the terms applicable under the pension scheme which the Purchaser will establish (for the avoidance of doubt this notional cost will include an employer contribution based on the percentage of pensionable salary which the Purchaser decides will apply to the generality of members of the new pension scheme and a reasonable estimate (agreed between the Seller and Purchaser) of expenses under this scheme) (such reimbursement to take account of any tax deduction obtainable by the employer in respect of the payment of employer contributions to a registered pension scheme).

10                               If either the Purchaser or Seller requests, the DB Temporary Period of Participation may be extended with the consent of the other party, such consent not to be unreasonably withheld or delayed. However, the DB Temporary Period of Participation may not be extended beyond 31 December 2015.

11                               If the DB Temporary Period of Participation is extended at the request of the Purchaser in accordance with paragraph 10 above, the Purchaser shall, notwithstanding paragraph 9 above and paragraph 15 below, pay employer contributions (including expenses) due from Novartis Vaccines Holdings Limited and its Subsidiary to the Chiron UK Pension Scheme which are attributable to the participation of Novartis Vaccines Holdings Limited and its Subsidiary in the Chiron UK Pension Scheme during the extended period in accordance with the schedule of contributions in force from time to time and the Seller shall not reimburse the Purchaser in respect of such contributions.

12                               During the DB Temporary Period of Participation, the Purchaser shall:

12.1                     ensure that Novartis Vaccines Holdings Limited and its Subsidiary observe all the provisions of the Chiron UK Pension Scheme; and

12.2                     take no action which could increase the liabilities of Novartis Vaccines Holdings Limited or its Subsidiary (including, but not limited to, increasing the pensionable salary of, or granting discretionary benefits to, employees who are members of the Chiron UK Pension Scheme).

13                               The Purchaser authorises the Seller to exercise all powers, rights and discretions conferred on the Purchaser under the Pensions Act 1995 and the Pensions Act 2004 by virtue of the participation of Novartis Vaccines Holdings Limited and its Subsidiary in the Chiron UK Pension Scheme. The Purchaser shall take any steps required by the Seller to give effect to this authorisation.

14                               The Chiron UK Pension Scheme shall be retained by the Seller at the end of the DB Temporary Period of Participation. The Seller shall procure that (and the Purchaser shall co-operate with the Seller in good faith to ensure that), on or before the end of the DB Temporary Period of Participation, Novartis Vaccines Holdings Limited and its Subsidiary shall cease to participate in the Chiron UK Pension Scheme and shall have no further liability to contribute to the Chiron UK Pension Scheme.

15                               The Seller shall indemnify the Purchaser against any Liabilities that are incurred in relation to the imposition of a debt on the Flu Group Companies under Section 75 or 75A of the Pensions Act 1995 or otherwise in respect of the Chiron UK Pension Scheme.

The Novartis UK Pension Scheme

16                               The Seller and Purchaser shall each use their respective best endeavours to procure that the Subsidiary:

16.1                     continues to participate in the Novartis UK Pension Scheme for a period of three months beginning on the Closing Date (the “DC Temporary Period of Participation”); and

16.2                     ceases to participate in the Novartis UK Pension Scheme at the end of the DC Temporary Period of Participation;

17                               If either the Purchaser or Seller requests, the Temporary Period of Participation may be extended with the consent of the other party, such consent not to be unreasonably withheld or delayed. However, the Temporary Period of Participation may not be extended beyond 31 December 2015.

18                               During the DC Temporary Period of Participation, the Purchaser shall:

18.1                     ensure that the Subsidiary observes all the provisions of the Novartis UK Pension Scheme; and

18.2                     pay employer contributions and expenses at the rate applicable under the payment schedule in force from time to time to the Novartis UK Pension Scheme;

19                               The Purchaser authorises the Seller to exercise all powers, rights and discretions conferred on the Purchaser under the Pensions Act 1995 and the Pensions Act 2004 by virtue of the participation of the Subsidiary in the Novartis UK Pension Scheme. The Purchaser shall take any steps required by the Seller to give effect to this authorisation.

20                               Indemnity for underfunded transferred pension liabilities

20.1                     To the extent liability to fund a pension arrangement transfers to the Purchaser in accordance with the provisions of this Schedule 10, and the relevant arrangement is underfunded (calculated using the methods and assumptions used by the relevant member of the Seller’s Group for IFRS accounting purposes at Closing) at Closing, the Seller will indemnify the Purchaser, by way of a reduction in the Purchase Price attributable to the relevant Shares or the particular part of the Flu Group to which the payment relates.

20.2                     The provisions of paragraph 20.1 of this Schedule 10 shall apply In relation to Switzerland with the following modifications:

20.2.1           the methods and assumptions used in the calculation will be modified by:

(i)                                  replacing any assumed “cash balance” annuity conversion rate with a conversion rate representing a reasonable estimate of the likely effective overall blended conversion rate which will apply, having regard to the changes to the rate which can reasonably be expected to occur during the expected service lives of the relevant individuals, and weighting the impact of those changes by reference to the ages of the relevant employees (and so the extent to which the changes will in fact operate to reduce the effective liability on the Purchaser); and

(ii)                               removing any reserve for death or disability benefits to the extent that it constitutes a reserve for liabilities in respect of the relevant individuals which could reasonably be externally insured by the Purchaser; and

20.2.2           the calculation of any underfunding shall, if partial liquidation occurs in relation to any of the Swiss pension liabilities before the period ending 12 months after Closing, make allowance for the assets thereby transferred.

Schedule 11
Allocation of Purchase Price
(Clause 3.3)

[***]

Schedule 12
VAT
(Clause 3.4)

1                                      VAT: Records

1.1                            The Seller may, on or before the date of Closing, obtain a direction from the relevant Tax Authority for the retention and preservation by it of any VAT records relating to its period of ownership of the relevant part of the Flu Group and, where any such direction is obtained, the Seller shall:

1.1.1                  preserve the records to which that direction relates in such a manner and for such period as may be required by the direction or by Applicable Law; and

1.1.2                  allow the Purchaser, upon the Purchaser giving reasonable notice, reasonable access to and copies of such records where reasonably required by the Purchaser for its Tax purposes.

1.2                            If no such direction as is referred to in paragraph 1.1 above is obtained or before the date of Closing and any documents in the possession or control of a member of the Seller’s Group are required by law to be preserved by the Purchaser, the Seller shall, as soon as reasonably practicable after Closing, deliver such documents to the Purchaser.

Schedule 13
Closing Obligations
(Clause 6)

1                                      General Obligations

1.1                            Seller’s Obligations

On Closing, the Seller shall deliver or make available to the Purchaser the following:

1.1.1                  the following documents duly executed by the Seller and/or relevant member of the Seller’s Group:

(i)                                  Local Transfer Document (including, where relevant, any notarial deeds referred to in this Agreement) relating to the transfer of the US and Australian Businesses and the Shares;

(ii)                               the US Government Subcontracts;

(iii)                            the Tax Indemnity;

(iv)                           the Global Transitional Services Agreement;

(v)                              the Global Transitional Distribution Services Agreement

(vi)                           the Local Transitional Distribution Services Agreement relating to the US Business;

(vii)                        the MF59® Manufacturing and Supply Agreement;

(viii)                     the Purchaser Intellectual Property Licence Agreement,

(ix)                           the Intellectual Property Assignment Agreement;

(x)                              the Transitional Trademark Licence;

(xi)                           the Netherlands Services Agreement;

(xii)                        the US Secondment Agreement;

(xiii)                     the Novartis Share Incentives Plans Record of Terms

(xiv)                    the Retirement Benefit Arrangements Purchase Price Adjustment Record of Terms; and

(xv)                       a novation agreement for each of the GSK Ancillary Agreements transferring the Seller’s rights and obligations under the relevant agreement to the Purchaser, duly executed by GSK or its representatives and by the Seller,

1.1.2                  a valid power of attorney or such other evidence that the Seller, and each of its relevant Affiliates, are authorised to execute the documents listed in paragraph 1.1.1 above, in each case to the extent that they are parties thereto;

1.1.3                  a certificate, dated the Closing Date and signed by person a duly authorised by the Seller, to the effect that the condition set forth in Clause 4.1.6 has been satisfied;

1.1.4                  if required, a written resignation of each director and secretary of each of the Flu Group Companies in respect of his or her position as director or secretary, as the case may be, in each case taking effect on Closing;

1.1.5                  the statutory books of each Flu Group Company (written up to, but not including, the Closing) and the certificate of incorporation, share certificates and common seal (if any) of each Flu Group Company;

1.1.6                  a confirmation that the Seller has sent the notice required under each novation agreement for each of the GSK Ancillary Agreements (other than the GSK Support Services Agreement) in order for the novation to become effective; and

1.1.7                  to the extent they have been obtained, all Property Third Party Consents.

1.2                            The Purchaser’s Obligations

On Closing, the Purchaser shall deliver or make available to the Seller the following:

1.2.1                  the following documents duly executed by the Purchaser and/or relevant member of the Purchaser’s Group:

(i)                                  Local Transfer Document (including, where relevant, any notarial deeds referred to in this Agreement) relating to the transfer of the US and Australian Businesses and the Shares;

(ii)                               the US Government Subcontracts;

(iii)                            the Tax Indemnity;

(iv)                           the Global Transitional Services Agreement;

(v)                              the Global Transitional Distribution Services Agreement

(vi)                           the Local Transitional Distribution Services Agreement relating to the US Business;

(vii)                        the MF59® Manufacturing and Supply Agreement;

(viii)                     the Purchaser Intellectual Property Licence Agreement,

(ix)                           the Intellectual Property Assignment Agreement;

(x)                              the Transitional Trademark Licence;

(xi)                           the Netherlands Services Agreement;

(xii)                        the US Secondment Agreement;

(xiii)                     the Novartis Share Incentives Plans Record of Terms

(xiv)                    the Retirement Benefit Arrangements Purchase Price Adjustment Record of Terms; and

(xv)                       a novation agreement for each of the GSK Ancillary Agreements transferring the Seller’s rights and obligations under the relevant agreement to the Purchaser, duly executed by GSK or its representatives and by the Seller,

1.2.2                  a valid power of attorney or such other evidence that the Purchaser, and each of its relevant Affiliates, are authorised to execute the documents listed in paragraph 1.2.1 above, in each case to the extent that they are parties thereto; and

1.2.3                  if required, letters of appointment of each person proposed to be appointed as a director and secretary of each of the Flu Group Companies, as the case may be.

2                                      Transfer of the Shares and Flu Group Businesses

2.1                            General Transfer Obligations

On Closing, the Seller shall procure that the Share Sellers and Business Sellers shall, and the Purchaser shall, execute and/or deliver and/or make available Local Transfer Documents and take such steps as are required to transfer the Shares and Flu Group Businesses in accordance with this Agreement.

2.2                            Specific Transfer Obligations

For the purposes of compliance with paragraph 2.1, the Seller and the Purchaser shall, between the date of this Agreement and Closing, negotiate in good faith any and all Local Transfer Documents and other such steps as are required to transfer the Shares and Flu Group Businesses in accordance with this Agreement.

Schedule 14
Post-Closing Adjustments
(Clause 7)

Part 1

Preparation of Closing Statement

1                                      Preparation

1.1                            No later than 60 days following Closing, the Seller shall deliver to the Purchaser the Draft Closing Statement. Prior to such delivery, the Seller shall so far as is practicable consult with the Purchaser with a view to reducing the potential areas of disagreement.

1.2                            In order to enable the Seller to prepare the Draft Closing Statement, the Purchaser shall, to the extent it has the relevant books and records within its possession or control relating to the Flu Group, keep up-to-date and, subject to reasonable notice, make available to the Seller’s representatives and to the Seller’s accountants all books and records relating to the Flu Group during normal office hours and co-operate with them with regard to the preparation, review and agreement or determination of the Draft Closing Statement. The Purchaser agrees to make available the services of the employees of the Flu Group to assist the Seller in the preparation, review and agreement or determination of the Draft Closing Statement. In order to allow the Purchaser to review the Draft Closing Statement, the Seller shall, subject to reasonable notice, make available to the Purchaser’s representatives and to the Purchaser’s accountants all books and records relating to the Flu Group during normal office hours and co-operate with them with regard to their review of the Draft Closing Statement. The Seller agrees to make available the services of the employees of the Seller and its Affiliates to assist the Purchaser in its review of the Draft Closing Statement.

1.3                            If the Purchaser does not within 60 days of presentation to it of the Draft Closing Statement give notice to the Seller that it disagrees with the Draft Closing Statement or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Purchaser’s opinion should be made to the Draft Closing Statement (the “Purchaser’s Disagreement Notice”), the Draft Closing Statement shall be final and binding on the parties for all purposes. If the Purchaser gives a valid Purchaser’s Disagreement Notice within such 60 days, the Seller and the Purchaser shall attempt in good faith to reach agreement in respect of the Draft Closing Statement and, if they are unable to do so within 30 days of such notification, the Seller or the Purchaser may by notice to the other require that the Draft Closing Statement be referred to the Reporting Accountants (an “Appointment Notice”).

1.4                            Within 30 days of the giving of an Appointment Notice, the Seller may by notice to the Purchaser indicate that, in the light of the fact that the Purchaser has not accepted the Draft Closing Statement in its entirety, it wishes the Reporting Accountants to consider matters relating to the Draft Closing Statement in addition to those specified in the Purchaser’s Disagreement Notice, provided that such matters as are related to the matters specified in the Purchaser’s Disagreement Notice and that the notice states in reasonable detail the reasons why and in what respects the Seller believes that the Draft Closing Statement should be altered in respect of such matters (the “Seller’s Disagreement Notice”).

1.5                            The Reporting Accountants shall be engaged jointly by the Seller and the Purchaser on the terms set out in this paragraph 1 and otherwise on such terms as shall be agreed; provided that neither the Seller nor the Purchaser shall unreasonably (having regard, inter alia, to the provisions of this paragraph 1) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 45 days of their identity having been determined (or such longer period as the Seller and the Purchaser may agree) then, unless the Seller or the Purchaser is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

1.6                            Except to the extent that the Seller and the Purchaser agree otherwise, the Reporting Accountants shall determine their own procedure but:

1.6.1                  apart from procedural matters and as otherwise set out in this Agreement shall determine only:

(i)                                  whether any of the arguments for an alteration to the Draft Closing Statement put forward in the Purchaser’s Disagreement Notice or the Seller’s Disagreement Notice is correct in whole or in part; and

(ii)                               if so, what alterations should be made to the Draft Closing Statement in order to correct the relevant inaccuracy in it;

1.6.2                  shall apply the accounting principles, policies, procedures, practices and estimation techniques as set out in Part 2 of this Schedule;

1.6.3                  shall make their determination pursuant to paragraph 1.6.1 as soon as is reasonably practicable;

1.6.4                  the procedure of the Reporting Accountants shall:

(i)                                  give the Seller and Purchaser a reasonable opportunity to make written and oral representations to them;

(ii)                               require that each party supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants;

(iii)                            permit each party to be present while oral submissions are being made by the other party; and

(iv)                           for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

1.7                            The Reporting Accountants shall send the Seller and the Purchaser a copy of their determination pursuant to paragraph 1.6.1 within one month of their appointment. Such determination:

1.7.1                  shall be made available to the Seller and the Purchaser in writing; and

1.7.2                  unless otherwise agreed by the Seller and the Purchaser, shall include reasons for each relevant determination.

1.8                            The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Seller and the Purchaser save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, their determination shall be deemed to be incorporated into the Draft Closing Statement.

1.9                            The expenses (including amounts in respect of VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination under paragraph 1.6.1(i) or, failing such direction, equally between the Purchaser and the Seller.

1.10                     The Seller and the Purchaser shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available to the Seller’s representatives, the Seller’s accountants and the Reporting Accountants all books and records relating to the Flu Group during normal office hours as the Seller or the Reporting Accountants may reasonably request during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

1.11                     Nothing in this Schedule 14 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional or litigation privilege, provided that neither the Seller nor the Purchaser shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

1.12                     Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this paragraph 1 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft Closing Statement, the proceedings of the Reporting Accountants or another matter arising out of this Agreement.

Part 2

Closing Statement Principles

This Part 2 of Schedule 14 comprises the specific rules, principles, policies and practices, without limitation, for preparing the Closing Statement.

The Closing Statement sets out accounting line items reflecting the assets and liabilities of the Flu Group Companies and the Flu Group Businesses (including the Delayed Businesses), the Flu Group Companies’ Cash Balances, the Tax Adjustment and the Third Party Indebtedness, in each case as prepared in accordance with the specific rules, principles, policies and practices set forth in this Part 2 of Schedule 14. The Closing Statement shall be prepared in the form of the Illustrative Closing Statement set out in part 3 of this Schedule 14 and shall: (i) include all current assets and current liabilities that are Liabilities in the Nature of Working Capital Exclusively Related to the Business and shall not include any current assets or current liabilities or any other Liabilities not Exclusively Related to the Business; and (ii) include the specific line items necessary for the purposes of the adjustment of Flu Group Companies’ Cash Balances, the Tax Adjustment and the Third Party Indebtedness.

For the avoidance of doubt, the Closing Statement as referred to in this Part 2 of Schedule 14 shall inclusively apply to each of the Draft Closing Statement and the Closing Statement.

1                                      Closing Statement Rules

1.1                            The Closing Statement shall be prepared as follows:

1.1.1                  in accordance with the specific accounting treatments set out in paragraph 2 of this Part 2 of Schedule 14; and, subject thereto

1.1.2                  adopting the same accounting principles, methods, procedures and practices utilized in preparing the Statement of Net Assets, as detailed in the Statement of Net Asset Rules, applied on a consistent basis using consistent estimation methodologies and judgments and with consistent classifications as were used to prepare the Statement of Net Assets; and, subject thereto

1.1.3                  in accordance with IFRS.

1.2                            For the avoidance of doubt, paragraph 1.1.1 shall take precedence over paragraphs 1.1.2 and 1.1.3, and paragraph 1.1.2 shall take precedence over paragraph 1.1.3.

2                                      Specific requirements

2.1                            Cut-off

The Closing Statement (including the Draft Closing Statement) shall not take into account any additional events and any additional information that becomes available after the Effective Time up to the date that such Closing Statement is prepared.

2.2                            Change of Ownership

The Closing Statement shall not be adjusted for any charges, provisions, reserves or write-offs in respect of any costs, liabilities or charges that may be incurred by the Flu Group prior to or after the Closing as a consequence of the change of ownership of the Flu Group or any changes in the management strategy, direction or priority or possible closure of any part of the Flu Group by the Purchaser after Closing, whether or not resulting from the change in ownership.

2.3                            Deferred Tax

The Closing Statement (including the Draft Closing Statement) shall not take into account or provide for deferred tax. In particular, the lines “BS01_042 Deferred Tax Assets” and “BS01_535 Deferred Tax Liabilities” shall not be taken into account for the purposes of calculating the Tax Adjustment.

2.4                            Treatment of Pharma and Sandoz assets and liabilities

The Closing Statement shall include all assets and liabilities that Exclusively Relate to the Business held in the Pharma and Sandoz reporting sector.

2.5                            Treatment of Sinergium Loan

For the purposes of the post-Closing adjustment to the Purchase Price provided for pursuant to Clause 7, any loans made to the Sinergium Consortium which in the Statement of Net Assets and the Illustrative Statement of Net Assets have been treated as “Financial Assets — 3rd parties and loans to AC” (and have been included in line item BS01_035 Financial Assets — 3rd parties and loans to AC) shall be disregarded and, for such purposes only, shall not be treated as Third Party Indebtedness.

2.6                            Exclusion of FCC

The Closing Statement shall not take into account  the FCC Operations.

2.7                            Pension Liabilities

The Closing Statement shall include in the column entitled “Excluded/Added Items” an amount equal to the pension liability existing in respect of the German and Swiss Employees calculated in accordance with Schedule 10 of this Agreement.

2.8                            The Notes

The Notes to the Illustrative Closing Statement at Part 3 of this Schedule 14 shall, to the extent not already specified or superseded in this paragraph 2, form part of the specific accounting treatments referred to in paragraph 1.1.1 above.

Part 3

Illustrative Closing Statement

[***]

Schedule 15
US Government Contracts
(Clause 1.1)

Part 1

List of US Government Contracts

[***]

Schedule 15
US Government Contracts
(Clause 1.1)

Part 2

US Government Contracts Obligations

1                                      Obligation to Obtain US Government Consent

1.1                            Unless the parties agree otherwise, in relation to all US Government Contracts which require formal novation pursuant to 48 C.F.R. Subpart 42.12 (the “Applicable FAR Regulations”), or require consent to transfer, the Seller and the Purchaser shall obtain all US Government or state and local consents necessary for such novation or transfer as soon as reasonably practicable, and shall keep each other informed of progress in obtaining such consents. The Seller shall deliver to the Purchaser, on the Closing Date, or, if such consents have not been received by the Closing Date, as soon as reasonably practicable after their receipt, copies of any such consent executed by the appropriate parties.

2                                      Obligations of the Parties

2.1                            For all US Government Contracts that the parties agree to novate, the parties shall perform their respective obligations under the Applicable FAR Regulations in order to consummate the novation of the US Government Contracts.

2.2                            Without limitation of and subject to the Applicable FAR Regulations:

(a)                              the Seller shall begin discussions with the Responsible Contracting Officer (as defined in the Applicable FAR Regulations) 30 April 2015, and in doing so shall use its reasonable endeavours to identify any possible issues with, or objections to, the Transaction and/or the proposed novation of US Government Contracts that the Responsible Contracting Officer and/or US Government might raise;

(b)                              the parties shall negotiate, on or before Closing, documentation in Agreed Terms to be entered into as at the Closing Date providing for such sub-contracting arrangements as would customarily be used in a transaction such as the Transaction during the period between Closing and the novation of contracts (the “Interim Period”), or for the duration of any US Government Contracts for which novation does not occur, in accordance with the Applicable FAR Regulations and consistent with the following principles:

(i)                                  during the Interim Period, or for the duration of the relevant contract in the event that the novation does not occur, the Purchaser will perform the Seller’s obligations under the relevant US Government Contracts to the extent permissible under the Federal Acquisition Regulations (“FAR”);

(ii)                               during the Interim Period, or for the duration of the relevant contract in the event that novation does not occur, the Seller will perform its obligations under the relevant US Government Contracts to the extent necessary to entitle it to payment from the US Government for the work performed under such contracts; and

(iii)                            any payments made by the US Government during the Interim Period, or for the duration of the relevant contract in the event that novation does not occur, in respect of the relevant contracts shall promptly be paid over by the Seller to the Purchaser;

(c)                               the Seller shall seek US Government consent to the sub-contracting arrangements described in sub-paragraph (b) above on or before Closing, or as otherwise agreed between the parties;

(d)                              the parties shall prepare and provide (or cause to be prepared and provided) to the Responsible Contracting Officer (as defined in the Applicable FAR Regulations) for Novartis Vaccines and Diagnostics, Inc., as promptly as practicable, and in any event within two months of the Closing Date, audited balance sheets or equivalent financial information as may be available of:

(i)                                  Novartis Vaccines and Diagnostics, Inc. as of immediately prior to Closing;

(ii)                               Novartis Vaccines and Diagnostics, Inc. as of immediately following Closing;

(iii)                            the Purchaser as of immediately prior to Closing; and

(iv)                           the Purchaser as of immediately following the Closing; and

(e)                               the parties shall provide the following information to the Responsible Contracting Officer:

(i)                                  all information required under 48 C.F.R. § 42.1204(e)-(f), including an opinion of legal counsel for the transferor and transferee stating that the transfer was properly effected under Applicable Law and the effective date of transfer; and

(ii)                               any other relevant information requested by the Responsible Contracting Officer.

The provisions of Clause 4.2.4 shall apply mutatis mutandis to this Part 2 of Schedule 15.

2.3                            Incentive Agreements

2.3.1                  From the Closing Date until the US Secondment Agreement is terminated, the Seller shall, and shall procure that its Affiliates shall:

(i)                                  cooperate with the Purchaser and any of its Affiliates in the preparation and filing of any reports required to be filed with any Governmental Entity pursuant to the terms of the Local Incentive Agreements;

(ii)                               provide such assistance as may be reasonably required by the Purchaser and any of its Affiliates to enable the Purchaser or any of its Affiliates to obtain any payments due under the terms of the Local Incentive Agreements to the extent such assistance would not constitute a breach of the Seller’s or its Affiliates’ obligations under the US Secondment Agreement; and

(iii)                            promptly transfer to the Purchaser or its nominated Affiliate any payments received by the Seller or member of the Seller’s Group from a Governmental Entity as payment for performance of the Local Incentive Agreements referable to the period after the Closing Date.

2.3.2                  The Seller shall indemnify and hold harmless the Purchaser or any other member of the Purchaser Group from any Losses arising out of the Seller or any of its Affiliates’ failure to comply with the terms of paragraph 2.3.1(iii) of this Schedule 15.

Schedule 16
Warranties given under Clause 9.1

1                                      Authority and Capacity

1.1                            Incorporation

The Seller and each Share Seller and Business Seller is validly existing and is a company duly incorporated and validly existing under the law of its jurisdiction of incorporation.

1.2                            Authority to enter into Agreement

1.2.1                  The Seller and each Share Seller and Business Seller has, or will have by Closing, the legal right and full power and authority to enter into and perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

1.2.2                  The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the Seller and each Share Seller and Business Seller.

1.3                            Authorisation

1.3.1                  The Seller and each Share Seller and Business Seller has taken, or will have taken by Closing, all corporate action required by it to authorise it to enter into and to perform this Agreement, any Local Transfer Document and any Ancillary Agreement to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

1.3.2                  The execution by the Seller of this Agreement and any Ancillary Agreement to which it is a party and the performance by the Seller of its obligations under them will not result in a breach of any existing order, judgment or decree of any court, Governmental Entity by which the Seller is bound and where such breach is material to its ability to perform its obligations under such documents.

2                                      Warranties relating to the Flu Group

2.1                            Organisation and Standing of the Flu Group Companies

2.1.1                  Schedule 2 sets out a complete and accurate list of the Flu Group Companies in existence as at the date of this Agreement, together with its jurisdiction of organisation, its authorised and outstanding capital stock or other equity interests, all of which equity interests are held by the Seller or an Affiliate of the Seller unless otherwise stated in Schedule 2.

2.1.2                  Each Flu Group Company is duly incorporated, validly existing and in good standing, under the laws of its jurisdiction of organisation and has all necessary corporate power under its constitutional documents to conduct its portion of the Business as at the date of this Agreement.

2.2                            Constitutional Documents, statutory books and records

2.2.1                  The constitutional documents provided in the Data Room are true and accurate copies of the constitutional documents of the Flu Group Companies and there have not been and are not any breaches by any Flu Group Company of its constitutional documents which would have a material adverse effect on the Business of the Flu Group.

2.2.2                  The registers, minute books and other records required to be maintained by each Flu Group Company under the law of the jurisdiction of its incorporation are maintained in accordance with Applicable Law and are up-to-date, in each case in all material respects.

2.2.3                  All material filings required by Applicable Law to be delivered or made by the Flu Group Companies to company registries in each relevant jurisdiction have been duly delivered or made.

2.2.4                  No member of the Flu Group Companies has received any notice of any application or intended application for rectification of its register of members or shareholders (or its relevant equivalent) under Applicable Law.

2.3                            The Shares

2.3.1                  Either the Seller or one of its Affiliates has good and valid title to the Shares, free and clear of all Encumbrances, other than transfer restrictions imposed by national, federal or state securities laws.

2.3.2                  All of the Shares have been duly authorised and validly issued and are fully paid.

2.3.3                  Either the Seller or one of its Affiliates is entitled to transfer or procure the transfer of the full legal and beneficial ownership in the Shares to the Purchaser on the terms and subject to the conditions set out in this Agreement and any Local Transfer Document (as applicable).

2.4                            Ownership and Sufficiency of Assets

2.4.1                  Each of the Business Assets (other than any business inventory acquired in the ordinary course of business on terms that the property does not pass until payment is made) and the assets of each Flu Group Company is owned both legally and beneficially by a Business Seller or a Flu Group Company and each of those assets capable of possession is, save where in the possession of third parties in the ordinary course of business, in the possession of a Business Seller or a Flu Group Company.

2.4.2                  Save for Permitted Encumbrances, no Encumbrance on, over or affecting the whole or any part of the Business Assets or the assets of any Flu Group Company is outstanding and, save in relation to any Permitted Encumbrance, there is no agreement or commitment entered into by any Business Seller or any Flu Group Company to give or create any Encumbrance and no claim has been made against any Business Seller or any Flu Group Company by any person to be entitled to any Encumbrance.

2.4.3                  The Business Assets and the assets of each Flu Group Company, together with such other facilities and services which are to be provided to the Purchaser’s Group pursuant to this Agreement and the Ancillary Agreements, comprise all of the material assets and services (excluding Intellectual Property Rights) required to carry on the Business in substantially the same manner as it has been carried on during the 12 months preceding the date of this Agreement.

2.5                            Solvency

2.5.1                  No order has been made and no resolution has been passed for the winding up of any Flu Group Company. No petition has been presented or meeting convened for the purpose of considering a resolution for the winding up any Flu Group Company or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made, and no administrator or receiver (including any administrative receiver) has been appointed in respect of, the whole or any part of the property, assets and/or undertaking of any Flu Group Company or Business Seller or Share Seller.

2.5.2                  No Flu Group Company or Business Seller or Share Seller has stopped payment or suspended payment of its debts generally, is insolvent or deemed unable to pay its debts as they fall due.

2.6                            Third Party Indebtedness

None of the Flu Group Companies have any financing facilities with any person (other than a member of the Seller’s Group) exceeding $1 million (other than short-term bank borrowings in the ordinary course of business).

2.7                            Accounts

The Accounts:

2.7.1                  were prepared in accordance with Applicable Law in the jurisdiction of incorporation of the relevant Flu Group Company and IFRS as adopted by the European Union at the time they were audited; and

2.7.2                  give, with respect to the business of the relevant Flu Group Company, a true and fair view of:

(i)                                  the assets and liabilities of the relevant Flu Group Company at the Accounts Date;

(ii)                               the profits or losses of the relevant Flu Group Company for the accounting period ended on the Accounts Date; and

(iii)                            of the state of affairs of the relevant Flu Group Company at the Accounts Date; and

2.7.3                  disclose and make provision or reserve for all actual liabilities (other than liabilities in respect of Tax or deferred tax);

2.7.4                  disclose and make provision or reserve for (or note in accordance with IFRS as adopted by the European Union) all contingent, unquantified or disputed liabilities (other than liabilities in respect of Tax or deferred tax) and all capital commitments.

2.8                            The Carve Out Accounts

2.8.1                  The 2013 Carve Out Accounts and the Stub Period Carve Out Accounts have been prepared in accordance with the basis of preparation provided at 9.1.2.2.3.1 of the Data Room.

2.8.2                  The 2013 Carve Out Accounts do not materially misstate the assets and liabilities (excluding any assets or liabilities in respect of Tax or deferred tax) of the Flu Group as at 31 December 2013 and the 2013 Carve Out Accounts and the Stub

Period Carve Out Accounts do not materially misstate the profits or losses of the Flu Group for the accounting reference periods ended on 31 December 2013 and 30 September 2014, respectively.

2.9                            Statement of Net Assets

The Statement of Net Assets was prepared for the purposes of the transactions contemplated by this Agreement and in accordance with the Statement of Net Assets Rules and the Statement of Net Assets fairly presents, in all material respects and with respect to the Business, the financial position of the Flu Group as of the date thereof, subject to the absence of footnote discussions and similar presentation items therein. For the purposes of this paragraph 2.9, “in all material respects” shall be construed by reference to a materiality threshold of US$10 million.

2.10                     Events since the Accounts Date

Since the Accounts Date and except as permitted by Clause 5:

(i)                                  there has been no Material Adverse Effect with respect to the financial condition of the Business as a whole; and

(ii)                               the Business has been carried on in the ordinary course.

2.11                     Real Property

2.11.1           Company Real Properties

(i)                                  Schedule 3 Part 1 contains a complete list of the Company Real Properties, which are the only freehold or leasehold property owned, used or occupied by the Flu Group Companies with the exception of the properties that are a part of, or shared with, the Seller’s Group Retained Business (as at the date of this Agreement).

(ii)                               No third party consents are required in respect of the Company Real Properties as a result of or arising out of the transactions contemplated by this Agreement.

(iii)                            Each of the Company Real Properties is used and occupied for the purpose of the business of a Flu Group Company.

(iv)                           A member of the Seller’s Group is the sole legal and beneficial owner of the Company Real Property.

(v)                              No person has or will have any right to possession, occupation or use of such Company Real Property in a manner that has or will have a material adverse effect on the use of, or operations at, such Company Real Property for the purposes of the Business.

(vi)                           There are no Encumbrances over any of the Company Real Properties other than Permitted Encumbrances and those registered in the relevant Land Register.

(vii)                        The present use of each Company Real Property is a permitted use for the purpose of Applicable Laws and such use is not subject to onerous or unusual conditions giving rise to material expenditure or materially and adversely affecting the use of, or operations at, such Company Real

Property for the purposes of the Business.

(viii)                     To the Seller’s Knowledge, there are no material outstanding disputes, actions, claims or demands in respect of any Company Real Property, nor has the Seller or any member of the Seller’s Group received any notice threatening the same.

(ix)                           The Seller’s Group is not engaged in any negotiation for review of, or dispute in relation to, the rent payable under any of the Company Leased Real Property.

2.11.2           Transferred Real Properties

(i)                                  Schedule 3, Part 2 contains a complete list of the Transferred Real Properties, which, together with the Marburg MF59® Premises, are the only freehold or leasehold property owned or occupied by the Flu Group Businesses with the exception of the properties that are a part of, or shared with, the Seller’s Group Retained Business (as at the date of this Agreement).

(ii)                               Each of the Transferred Real Properties is used and occupied for the purpose of the business of the Flu Group Businesses.

(iii)                            A member of the Seller’s Group is the legal fee simple titleholder of, and has good and marketable title to, the Transferred Owned Real Property, except to the extent of the rights of the United States government pursuant to the US Government Contracts and subject to the Permitted Encumbrances.

(iv)                           No person other than: (i) the rights of the US government pursuant to the US Government Contracts; and (ii) the Seller’s Group has or will have any right to possession, occupation or use of such Transferred Real Property in a manner that has or will have a material adverse effect on the use of, or operations at, such Transferred Real Property.

(v)                              There are no mortgages or charges affecting any of the Transferred Real Properties other than Permitted Encumbrances.

(vi)                           To the Seller’s Knowledge, there are no material outstanding disputes, actions, claims or demands in respect of any Transferred Real Property, nor has the Seller or any member of the Seller’s Group received any notice threatening the same.

(vii)                        With respect to each Lease: (a) such Lease is valid, binding and enforceable as to the applicable Seller’s Group and, to Seller’s Knowledge, as to the other party thereto, in accordance with its respective terms; (b) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (c) the applicable Seller’s Group possession and quiet enjoyment of the Transferred Leased Real Property under such Lease has not been disturbed in any material respect; (d) the applicable Seller’s Group and, to the Seller’s Knowledge, such other party to such Lease are not in breach or default under such Lease, and, to the Seller’s Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (e) the applicable Seller’s Group has not subleased, licensed or otherwise granted any person the right to use or occupy such Transferred Leased Real Property or any portion thereof.

(viii)                     To the Seller’s Knowledge, the Seller’s Group has not received any notice of any violation of any Applicable Law, including building and zoning laws, or any Environmental Law and Occupational Safety and Health Laws issued by any applicable Government Entity having jurisdiction over the Transferred Real Property.

(ix)                           The Seller’s Group has not taken any action to have any real estate taxes assessed or to be assessed against the Transferred Real Property adjusted or modified in any respect.  To the Seller’s Knowledge, there is no pending reassessment, and the Seller’s Group has not received any notice of a threatened reassessment, of all or any portion of the Transferred Real Property.

(x)                              To the Seller’s Knowledge, use of the Transferred Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning laws and is not subject to “permitted non conforming” use or structure classifications.

(xi)                           The Seller’s Group has not received written notice that the Transferred Real Property and the present use and condition thereof violate any applicable deed restrictions, zoning or subdivision regulations, or urban redevelopment plans applicable to the Transferred Real Property, as modified by any duly issued variances.  No action or proceeding relating to the foregoing is pending or to the Seller’s Knowledge threatened with respect to the Transferred Real Property.

2.11.3           Marburg MF59® Premises

(i)                                  The Marburg MF59® Premises are at the date of this Agreement held pursuant to the German Carve-out Leases and used and occupied for the purpose of the business of the Flu Group Businesses.

(ii)                               A member of the Seller’s Group is solely legally and beneficially entitled to the Marburg MF59® Premises pursuant to the German Carve-out Leases.

(iii)                            No person has or will have any right to possession, occupation or use of the Marburg MF59®Premises which at the date of this Agreement are held pursuant to the German Carve-out Leases in a manner that has or will have a material adverse effect on the use of, or operations at, the Marburg MF59®Premises.

(iv)                           To the Seller’s Knowledge, there are no material outstanding disputes, actions, claims or demands in respect of the Marburg MF59® Premises which at the date of this Agreement are held pursuant to the German Carve-out Leases, nor has the Seller or any member of the Seller’s Group received any notice threatening the same.

(v)                              With respect to each German Carve-out Lease, (a) such German Carve-out Lease is valid, binding and enforceable as to the applicable Seller’s Group and, to the Seller’s Knowledge, as to the other party thereto, in accordance with its respective terms; (b) the applicable Seller’s Group possession and quiet enjoyment of the Marburg MF59® Premises under the German Carve-out Lease(s) has not been disturbed in any material respect; (c) the applicable Seller’s Group and, to the Seller’s Knowledge, such other party to such German Carve-out Lease are not in breach or default under such German Carve-out Lease, and, to the Seller’s Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (d) the applicable Seller’s Group has not subleased, licensed or otherwise granted any person the right to use or occupy the Marburg MF59®Premises Property or any portion thereof.

(vi)                           To the Seller’s Knowledge, use of the Marburg MF59® Premises for the various purposes for which it is presently being used is permitted as of right under applicable zoning laws and other applicable public laws.

(vii)                        To the Seller’s Knowledge, the Seller’s Group has not received any notice of any violation of any Applicable Law, including building and zoning laws, or any Environmental Law and Occupational Safety and Health Laws issued by any applicable Government Entity having jurisdiction over the Marburg MF59® Premises.

2.12                     Intellectual Property

2.12.1           Schedule 4 sets out, as of the date of this Agreement, a complete and accurate list of the material Registered Flu Group Intellectual Property Rights, including for each such item, as applicable, (i) the identity of the record owner, (ii) the registration or application number, and (iii) the jurisdiction of issuance or registration.

2.12.2           Schedule 4 sets out, as of the date of this Agreement, a complete and accurate list of each Transferred Intellectual Property Contract with a value in excess of $5 million or otherwise material and necessary for the operation of the Business and for which the primary purpose of such contract relates to the licence, grant or settlement of Intellectual Property Rights (a “Material Transferred Intellectual Property Contract”). Neither the Seller nor any of its Affiliates has given, or received, written notice to terminate any Material Transferred Intellectual Property Contract and, to the Seller’s Knowledge, neither the Seller nor any Affiliate of the Seller is in breach or default of any Material Transferred Intellectual Property Contract, except for any such breach or default which would not be material to the Business.

2.12.3           The Seller and its Affiliates legally and beneficially own all Registered Flu Group Intellectual Property Rights free of all Encumbrances except Permitted Encumbrances. The Seller and its Affiliates have taken reasonable steps to protect the confidentiality of Proprietary Information.

2.12.4           Neither the validity nor subsistence of the Registered Flu Group Intellectual Property Rights, nor the right, title and interest of the Seller in the Registered Flu Group Intellectual Property Rights, is the subject of any current, pending or threatened challenge, claim or proceedings (including for opposition, cancellation, revocation or rectification) nor has it been in the period of two years prior to the date of this Agreement. As of the date of this Agreement, the Seller has not received written notice from any third party of any facts or matters nor, to the Seller’s Knowledge, have any facts or matters come to the Seller’s attention through the patent monitoring activities it conducts with third party advisors which, in each case, in the reasonable opinion of the Seller would be reasonably likely to give rise to such challenge, claim or proceedings.

2.12.5           To the Seller’s Knowledge, any person who, either alone or with others, has created, developed or invented the Flu Group Intellectual Property Rights, and whose role it was or is to develop such Intellectual Property Rights in the course of their employment or engagement by the Seller or its Affiliates, has entered into a written agreement with the Seller or its Affiliates which obliges them to disclose and to assign such Flu Group Intellectual Property Rights to the Seller or its Affiliates, or such Flu Group Intellectual Property Rights are vested in the Seller or its Affiliates by operation of law. No employee inventor has brought in the period of two years prior to the date of this Agreement any claim for compensation in respect of employee inventions which relate to the Flu Group Intellectual Property. As of the date of this Agreement, the Seller has not received written notice from any third party of any non-public facts or matters nor, to the Seller’s Knowledge, have any non-public facts or matters come to the Seller’s attention through its own monitoring activities which, in each case, in the reasonable opinion of the Seller would be reasonably likely to give rise to such challenge, claim or proceedings.

2.12.6           To the Seller’s Knowledge, as of the date of this Agreement, (i) the conduct of the Business as currently conducted does not infringe or misappropriate the Intellectual Property Rights or confidential information of any third party; (ii) there is no judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Entity pending against the Seller or any of its Affiliates in which it is alleged that the conduct of the Business as currently conducted by the Seller and its Affiliates infringes or misappropriates any Intellectual Property Rights or confidential information of any third party; and (iii) no allegation in writing has been made by any third party that the conduct of the Business as currently conducted infringes or misappropriates their Intellectual Property Rights or confidential information. As of the date of this Agreement, the Seller has not received written notice from any third party of any facts or matters nor, to the Seller’s Knowledge, have any facts or matters come to the Seller’s attention through the patent monitoring activities it conducts with third party advisors which, in each case, in the reasonable opinion of the Seller would be reasonably likely to give rise to such challenge, claim or proceedings.

2.12.7           No claim has been made by the Seller or any of its Affiliates in the period of two years prior to the date of this Agreement which alleges that a third party is infringing or is likely to infringe the Flu Group Intellectual Property Rights.

2.12.8           To the Seller’s Knowledge, the Flu Group Intellectual Property Rights, the Intellectual Property Rights licensed under the Transferred Intellectual Property Contracts, and the Intellectual Property Rights licensed under the Purchaser Intellectual Property Licence Agreement constitute all the material Intellectual Property Rights used in the conduct of the Business as currently conducted by the

Seller and its Affiliates; provided however, that the foregoing is not a representation of non-infringement, non-misappropriation, or any other non-violation of Intellectual Property Rights of any third party.

2.13                     Contracts

2.13.1           No Flu Group Company or Business Seller is a party to or subject to any contract, transaction, arrangement, understanding or obligation (other than in relation to any Property, lease, contract of employment, Affiliate Contract or Contract solely between or among members of the Seller’s Group) which is material to the Business and which:

(i)                                  is not in the ordinary course of business;

(ii)                               is not on an arm’s length basis;

(iii)                            has an unexpired term or likely duration of 10 years or more;

(iv)                           restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit other than ordinary course exclusive distribution arrangements; or

(v)                              involves the supply of goods and services, the aggregate sales value of which (exclusive of VAT) will be more than 10 per cent. of turnover of the business of the Flu Group (exclusive of VAT) for financial year ending on 31 December 2013, and for the purposes of this paragraph 2.13.1 “material” shall mean with a value in excess of US$5 million (based on annual sales or expenditure).

2.13.2           No Flu Group Company or Business Seller is a party to or subject to any contract, transaction, arrangement, understanding or obligation (other than in relation to any Property, lease, contract of employment, Affiliate Contract or Contract solely between or among members of the Seller’s Group) which involves an aggregate outstanding expenditure by it of more than US$20 million, exclusive of VAT.

2.13.3           No member of the Seller’s Group has received written notice that it is in material default under any Transferred Contract with a value in excess of US$5 million (as determined based on annual sales or expenditure in 2013) and, to the Seller’s Knowledge, no third party is in material default under any such Transferred Contract or US Government Contract.

2.13.4           Details of and copies of all material agency, sales intermediary or distribution arrangements or agreements to which a member of the Seller’s Group (in respect of the Business) or any Flu Group Company is a party or is bound by are contained in the Data Room. For the purposes of this paragraph 2.13.4 “material” shall mean with a value in excess of US$5 million (based on annual sales or expenditure for 2013).

2.13.5           To the Seller’s Knowledge, as of the date of this Agreement, no member of the Seller Group has received written notice threatening to terminate any material Transferred Contract, US Government Contract, Transferred Intellectual Property Contract, Co-Owned Flu Group Intellectual Property Right, or the relevant part of a material Shared Business Contract, by reason of the transactions contemplated by this Agreement.

2.14                     Joint Ventures, etc.

No Flu Group Company or Business Seller is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association with respect to the Business (other than a recognised trade association in relation to which the Flu Group Company or Business Seller has no liability or obligation except for the payment of annual subscription or membership fees or otherwise in the ordinary course of business in connection with the development and Commercialisation of Products or Pipeline Products or Products Under Registration which would not result in material expenditure to the Business).

2.15                     Agreements with Connected Parties

There are no existing contracts or arrangements material to the Business between, on the one hand, any Business Seller or Flu Group Company and, on the other hand, the Seller, the Share Sellers or any Business Seller other than in the ordinary course of business.

2.16                     Compliance with Laws, Permits and Anti-Bribery

2.16.1           All material licences, consents, permissions, waivers, exceptions and approvals of or issued by any Governmental Entity required for carrying on the Business in the places and in the manner which the Business is now carried on (each a “Permit” and, collectively, the “Permits”) are in full force. Neither the Seller nor any of its Affiliates has, in relation to the Business, received any written notice from any Governmental Entity that it is not in compliance with any Applicable Law or Permit in any material respect, except where such written notice is in the ordinary course or where such non-compliance or non-possession does not remain outstanding or uncured as of Closing.

2.16.2           So far as the Seller is aware, there are no circumstances which indicate that any Permits will or are likely to be suspended, cancelled or revoked or not renewed, in whole or in part, in the ordinary course of events (whether in connection with the Transaction or otherwise), and where the suspension, cancellation, revocation or failure to renew such Permit would be reasonably expected to have a material adverse effect on the operation of the Business or the Commercialisation of a Product.

2.16.3           During the 24 months ending on the date of this Agreement, the Business has been conducted in all material respects in compliance with applicable GMP requirements.

2.16.4           With respect to the Business, since 1 January 2011, neither the Seller nor any of its Affiliates, nor any of their respective directors, officers or employees and, to the Seller’s Knowledge, no Seller Partner has, directly or indirectly: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made or offered to make any unlawful payment to any foreign or domestic government official or employee, or agent, political party or any official of such party, or political candidate from corporate funds; (iii) made or offered to make any bribe, rebate, payoff, influence payment, money laundering, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of any applicable Anti-Bribery Law; and with respect to the Business, the Seller and its relevant Affiliates have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Bribery Law.

2.16.5           With respect to the Business, neither the Seller nor any of its Affiliates, nor any of their respective directors, officers or employees and, to the Seller’s Knowledge, no Seller Partner is currently the subject of, nor has it been since 1 January 2011, the subject of, any action alleging a violation, or possible violation, of any Anti-Bribery Law, or been since 1 January 2011, the recipient of a subpoena, letter of investigation or other document alleging a violation, or possible violation, of any Anti-Bribery Law.

2.16.6           With respect to the Business, since 1 January 2011, neither the Seller nor any of its Affiliates, nor any of their respective directors or officers, and, to the Seller’s Knowledge, none of their respective employees has received notice that any such person is or has been alleged to be in violation of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the U.S. Department of State or equivalent measures of the United Kingdom, European Union, or the United Nations (the “Sanctions Laws”). With respect to the Business, neither the Seller nor any of its Affiliates, nor any of their respective directors or officers, and, to the Seller’s Knowledge, none of their respective employees has conducted any of their business activities whatsoever with, or for the benefit of, a government, national or legal entity to the extent such actions would violate any Sanctions Law. None of the execution, delivery and performance of this Agreement and the direct or indirect use of proceeds from any transaction contemplated hereby or the fulfilment of the terms hereof will result in a violation by any person of any Sanctions Law.

2.17                     Product Approvals

2.17.1           The Seller or one of its Affiliates is the registered holder of each of the Product Approvals. All Product Approvals, Pipeline Product Approvals and approvals for Products under Registration held by the Seller or its Affiliates are in full force and effect.

2.17.2           Each Product marketed or sold under a Product Approval is manufactured, marketed and sold in all material respects in accordance with the specifications and standards contained in such Product Approval and the related Marketing Authorisation Data and in accordance with Applicable Laws.

2.17.3           Neither the Seller nor, to the Seller’s Knowledge, any of its Affiliates, has received any written notice that any Governmental Entity with jurisdiction over the Products has commenced or will commence any action: (i) to withdraw the approval of any Product or otherwise revoke or materially amend any Product Approval or Marketing Authorisation Data; or (ii) enjoin production, marketing or sale of any Product.

2.17.4           All application and renewal fees due and payable with respect to all material Product Approvals have been paid.

2.17.5           To the Seller’s Knowledge, during the two influenza seasons prior to the date of this Agreement, there has been no adverse event in relation to any Product which has or might reasonably give rise to a suspension or withdrawal of any Product Approval or a recall of any of the Products from the market.

2.18                     Taxes

2.18.1           General

No charge to Tax will arise to a Flu Group Company as a result of:

(i)                                  entering into this Agreement; or

(ii)                               Closing.

2.18.2           Clearances, consents and special arrangements

Any transaction or arrangement for which any clearance or consent was required to be obtained by a Flu Group company, or in respect of which a Tax Authority has agreed to operate any special arrangement in relation to a Flu Group Company (other than an arrangement which is in accordance with relevant law or the published statements of practice or published extra-statutory concessions of the relevant Tax Authority), has been carried out only in accordance with the terms of a valid clearance or consent given following full, accurate and timely disclosure of all material facts and circumstances or in accordance with the relevant special arrangement (as applicable). To the Seller’s knowledge, nothing has arisen since any such clearance or consent was obtained, or the special arrangement was entered into, which would bring into question its validity.

2.18.3           Secondary liability

No Flu Group Company is, nor to the Seller’s knowledge have there been any circumstances in which a Flu Group Company will, or is likely to, become liable to pay any Tax or any amount in respect of any Tax which is primarily or jointly chargeable against or attributable to any other person (other than a Flu Group Company, the Purchaser or a member of the Purchaser’s Group) and which such other person fails to discharge.

2.18.4           Compliance

(i)                                  Each Flu Group Company has timely filed all Tax Returns it was legally required to file, and all Taxes shown due on such returns have been paid or will be paid on a timely basis. As far as the Seller is aware, all such returns and information remain correct and complete and none is, or is likely to become, the subject of any investigation or dispute by or with any Tax Authority.

(ii)                               Each Flu Group Company has properly and within the applicable time limits paid all Tax which it has become liable to pay and it has not in the preceding six year period paid or become liable to pay any penalty, fine or surcharge in respect of Tax.

(iii)                            To the Seller’s Knowledge, no Flu Group Company is currently under audit or examination by a Tax Authority that could result in the assessment of a material amount of Tax, and no Flu Group Company has received written notice from a Tax Authority of any material unresolved Tax deficiency or assessment or an intention to commence an audit or examination.

(iv)                           Each Flu Group Company has complied with all valid notices served on it by any Tax Authority to the extent that compliance is required prior to the date hereof and unless the relevant Flu Group Company is disputing such notice (or the subject matter thereof) in good faith.

(v)                              To the Seller’s Knowledge, no Flu Group Company has received or requested any extension of time to file a Tax Return which is not in the ordinary course that remains unfiled or has granted or requested a waiver or extension of a limitation on any period for audit and examination or assessment and collection of Tax for any taxable period as to which Tax could be assessed.

2.18.5           Records

Each Flu Group Company has prepared, kept and preserved complete, accurate and up-to-date records both as required by law and to enable it to deliver correct and complete Tax Returns and to calculate any current or, to the extent that it depends on any Event occurring on or before Closing, future Tax liability or Purchaser’s Relief of that Flu Group Company.

2.18.6           Deduction of Tax

All payments by the Flu Group Companies which were required to have been made under deduction of Tax have been so made and, where required, relevant Flu Group Companies have provided a certificate of deduction in the required form and properly and punctually accounted to the relevant Tax Authority for the Tax so deducted.

2.18.7           International

Each Flu Group Company is and has always been resident for all Tax purposes only in the jurisdiction in which it is incorporated and is not liable to and has at no time incurred any liability to Tax in respect of a permanent establishment in any jurisdiction other than the jurisdiction in which it is incorporated.

2.18.8           Third party rights in respect of unpaid Tax

To the Seller’s Knowledge, (a) there are no Tax liens on the Flu Group Businesses or the assets of the Flu Group Companies (other than Permitted Encumbrances), and (b) no event has occurred which could result in any charge, lien, security interest, encumbrance or other third party right arising over any asset of the Flu Group in respect of unpaid Tax.

2.18.9           Transfer Taxes

Each Flu Group Company has paid all stamp duties or similar transfer taxes (including interest and penalties) in respect of all documents or transactions necessary to establish that Flu Group Company’s right or title to any asset and all such documents requiring stamping have been duly stamped.

2.18.10    Employment/Payroll Taxes

The Flu Group has deducted Tax as required by law from all payments to or treated as made to or benefits provided for employees, officers, ex-employees, ex-officers of and persons rendering services to it and has within the appropriate time limits accounted to the relevant Tax Authority for all such Tax deducted and has paid to the relevant Tax Authority all Tax payable in respect of such payments or benefits.

2.19                     Environmental Matters

2.19.1           To the Seller’s Knowledge, each Business Seller (with respect to its conduct of the Business and any Transferred Real Property) and Flu Group Company is, and has been during the period of three years prior to the date of this Agreement, in compliance in all material respects with all Environmental Laws.

2.19.2           To the Seller’s Knowledge, each Flu Group Company and each Business Seller (with respect to its conduct of the Business and any Transferred Real Property) possesses and is in material compliance with all material Permits required under applicable Environmental Laws to conduct its portion of the Business. All such Permits are in full force and effect and have been complied with in all material respects during the period of three years prior to the date of this Agreement.

2.19.3           No material capital expenditure is required to be expended in the three years following the date of this Agreement to discharge any regulatory upgrade, remediation or abatement obligation under Environmental Law that is known to the Seller in order to carry on lawfully the Business and/or to use any Property for the purpose of the Business in each case as it is carried out at the date of this Agreement.

2.19.4           No Flu Group Company nor any Business Seller (with respect to its conduct of the Business and any Transferred Real Property) has in the three years prior to the date of this Agreement received any written notice alleging a material violation of any Environmental Laws, other than matters that have been resolved in all material respects.

2.19.5           No Flu Group Company nor any Business Seller (with respect to its conduct of the Business and any Transferred Real Property) has in the three years prior to the date of this Agreement received any written notice or claim alleging that it is or may be liable to any person in any material respect under any applicable Environmental Law as a result of a release or threatened release of any Hazardous Substance at any Transferred Real Property, other than matters that have been resolved in all material respects.

2.19.6           To the Seller’s Knowledge, no Flu Group Company nor any Business Seller (with respect to its conduct of the Business and Transferred Real any Property) is a party to any pending proceedings relating to any Environmental Laws, other than proceedings that would not reasonably be expected to have a material adverse effect on the Business of the Flu Group.

2.20                     Employees

2.20.1           The Disclosure Letter contains the following information in respect of each Flu Business Employee and each Flu Group Company Employee as of 21 October 2014: (A) employee identification details; (B) date of birth; (C) employment status (part-time or full-time); (D) salary and wages; (E) target annual incentive for 2014; and (F) target long-term incentive for 2014.

2.20.2           In the Material Employee Jurisdictions:

(i)                                  As of the date of this Agreement there is not, and in the 12 months prior to the date of this Agreement there has not been, nor to the Seller’s Knowledge is there pending or threatened, any labour strike, dispute, work stoppage or lockout by any group of either Flu Business Employees or Flu Group Company Employees;

(ii)                               No collective bargaining negotiations, whether voluntary or mandatory, are currently taking place with respect to any of the Flu Business Employees or Flu Group Company Employees and, as of the date of this Agreement, no Flu Group Company or Business Seller is a party to any collective bargaining agreement affecting any Flu Business Employee or Flu Group Company Employee;

(iii)                            No Flu Group Company or Business Seller has, within the 90 days prior to the date of this Agreement and with respect to the Business, closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or similar programme in each case in violation of the WARN Act, nor has any Flu Group Company or Business Seller announced any such action or programme for the future;

(iv)                           Other than with respect to the retention arrangements set out in paragraph 8 of Schedule 9, or any arrangement relating to the share-based incentive schemes of the Seller’s Group pursuant to paragraph 9 of Schedule 9, neither the Seller nor any relevant member of the Seller’s Group are involved in negotiations (whether with employees, any trade union, work’s council or other employees’ representatives) to vary the terms and conditions of employment of any Flu Business Employee or Flu Group Company Employee, nor has it made any representations, promises, offers or proposals concerning or affecting the terms and conditions of employment of any Flu Business Employee or Flu Group Company Employee, nor is it under any obligation to vary such terms or conditions;

(v)                              Other than with respect to the retention arrangements set out in paragraph 8 of Schedule 9 and the share-based incentive schemes of the Seller’s Group (to which paragraph 9 of Schedule 9 applies), Closing will not give rise to the payment of any remuneration, payments or benefits or any enhancements or accelerations thereof to any Transferred Employee whether in accordance with the standard terms and conditions of employment of such Transferred Employee or otherwise;

(vi)                           The Seller and each relevant member of the Seller’s Group have discharged its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, holiday pay, sick pay and all other benefits and emoluments relating to the Flu Business Employees and Flu Group Company Employees in respect of all prior periods; and

(vii)                        Neither the Seller nor any member of the Seller’s Group has adopted, whether formally or informally, and whether in writing or otherwise, any policy, custom or practice of making redundancy or severance payments in excess of statutory minima or of making payments in lieu of notice nor has it historically made any such redundancy or severance payments or payments in lieu of notice.

2.21                     Employee Benefits

2.21.1           The Disclosure Letter contains a true, complete and correct list of each material

Benefit Plan applicable to either Flu Business Employees or Flu Group Company Employees in the Material Employee Jurisdictions.

2.21.2           The Seller has, in the Material Employee Jurisdictions, provided or made available to the Purchaser true and complete copies of all material written Benefit Plans applicable to either Flu Business Employees or Flu Group Company Employees and for Benefit Plans that are not share-based incentive schemes all related trust agreements or other funding documents and a summary of the material terms of any material unwritten Benefit Plan. Neither the Seller nor any Business Seller has made any promises or commitments to create any additional material Benefit Plan, agreement or arrangement, or to modify or change in any material way any existing Benefit Plan with respect to which the Purchaser or any member of the Purchaser’s Group could reasonably be expected to have any material additional Liability.

2.21.3           US Benefit Plans

(i)                                  Each US Benefit Plan applicable to the Flu Business Employees has been administered in compliance with the terms of such US Benefit Plan and all Applicable Laws, except for failures that would not reasonably be expected to have a material adverse effect.

(ii)                               Except as Disclosed in the Disclosure Letter, none of the US Benefit Plans covering Flu Business Employees is, and none of the Seller, Flu Group Company or Business Seller (with respect to the Business) had, during the last six years any obligation to contribute to: (i) a plan subject to Title IV of ERISA or section 412 of the Code; or (ii) a “multiemployer plan” (within the meaning of section 3(37) of ERISA).

(iii)                            For the avoidance of doubt, none of the representations and warranties in this paragraph 2.21.3 is intended to apply to any Non-US Benefit Plan.

2.21.4           Non-US Benefit Plans

(i)                                  Since 1 July 2012, in the Material Employee Jurisdictions all benefit and compensation plans, contracts, policies, agreements or arrangements (other than US Benefit Plans and plans, contracts, policies, agreements or arrangements operated by any Governmental Entity) (A) maintained by a Flu Group Company or Business Seller, with respect to Flu Group Company Employees or Flu Business Employees or current or former employees or directors of a Flu Group Company, (B) in respect of which any Flu Group Company or Business Seller, with respect to Flu Group Company Employees or Flu Business Employees, the Seller or any member of the Seller’s Group has contributed or (C) in respect of which any Flu Group Company or Business Seller, with respect to Flu Group Company Employees or Flu Business Employees, has any material liability (whether actual or contingent), including, but not limited to, plans providing benefits on retirement, early retirement, leaving service, death, termination of employment (whether voluntary or not), or during periods of sickness or disablement, or any deferred or incentive compensation, welfare, healthcare, medical, stock or stock-related award plans, including individual pension commitments, “jubilee” pension benefits and retirement and termination indemnity arrangements (such plans, contracts, agreements, policies and arrangements hereinafter being referred to as “Non-US

Benefit Plans”) have been administered in accordance with their terms and are in compliance with Applicable Laws, except for any failures to so administer or be in compliance that, individually and in the aggregate, would not reasonably be expected to have a material adverse effect. All required filings for all Non-US Benefit Plans have been made on time and with the appropriate Governmental Entity, except for any failures to timely file that, individually and in the aggregate, would not reasonably be likely to have a material adverse effect. As of the date hereof, there is no pending or, to the Knowledge of Seller, threatened material litigation relating to Non-US Benefit Plans.

(ii)                               The Flu Group Companies or Business Sellers, with respect to Flu Group Company Employees or Flu Business Employees in a Material Employee Jurisdiction, (A) are in material compliance with all Applicable Laws respecting employment, employment practices, terms and conditions of employment, occupational health, safety, wages and hours, (B) have withheld all amounts required by Applicable Laws, collective bargaining agreements or the Non-US Benefit Plans to be withheld from the wages, salaries or other payments to the Flu Group Company Employees or the Flu Business Employees and former employees of the Flu Group Companies, (C) in respect of the Flu Group Company Employees or Flu Business Employees or former employees of the Flu Group Companies, are not liable under any applicable provisions of the Non-US Benefit Plans and any Applicable Laws for any arrears, wages, Taxes, other than payments not yet due, or any penalty for failure to comply with the foregoing and (D) are not liable under any applicable provisions of the Non-US Benefit Plans and any Applicable Laws for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, workers compensation, social security or other benefits for Flu Group Company Employees or Flu Business Employees or former employees of the Flu Group Companies, other than payments not yet due, except, in each case, for any failures to comply, failures to withhold or liabilities that, individually and in the aggregate, would not reasonably be likely to have a material adverse effect.

(iii)                            All material contributions that the Flu Group Companies or Business Seller, with respect to Flu Business Employees or the Flu Group Company Employees in a Material Employee Jurisdiction, are required to make to any Non-US Benefit Plan in respect of the period on or before the date of this Agreement have been fully and timely paid when due.

(iv)                           For the avoidance of doubt, none of these representations and warranties in this paragraph 2.21.4 is intended to apply to any US Benefit Plan.

2.21.5           No retirement benefits scheme (as formerly defined in Section 611 of the Taxes Act) or scheme registered under Chapter 2 of Part 4 of the Finance Act 2004 in which the Flu Group Companies participate or have participated has been or is in the process of being (or is proposed to be) wound up (in whole or in part) or closed to new entrants (in whole or in part).

2.21.6           No plan, proposal or intention to set up any new arrangement has been communicated to any Employee.

2.21.7           The Flu Group Companies have not at any time in relation to the provision of pension or life assurance benefits for or in respect of any Employee or former employee infringed any legal requirement relating to discrimination on any grounds, including the equality of pay or treatment of male and female employees, including without prejudice to the generality to the foregoing, Article 141 of the Treaty of Rome (formerly Article 119) and the Equality Act 2010 and the Part-time Workers (Prevention of Less Favourable Treatment Regulations) 2000.

2.21.8           No Flu Group Company has given a guarantee, security or indemnity in relation to any pension scheme and there are no circumstances which have arisen prior to the Completion Date which may give rise to the imposition on any Flu Group Company or the Purchaser or their associated or affiliated companies of any order, notice or direction pursuant to Sections 38 to 51 of the Pensions Act 2004.

2.21.9           No Employee or former employee has transferred to the employment of a Flu Group Company in circumstances governed by the Transfer of Undertakings (Protection of Employment) Regulations 2006 or predecessor legislation with an entitlement to payment of enhanced benefits on redundancy or early retirement by reference to employment with the Flu Group Company or a previous employer.

2.21.10    The Seller has Disclosed in relation to the Flu Group Companies data showing the number, gross earnings, age and sex of workers who (i) are or will be required to be automatically enrolled in to an automatic enrolment scheme, (ii) or who may request membership of a pension scheme, (iii) or who are active members of a qualifying scheme in accordance with the Pensions Act 2008 and material details of any proposals made or announced to workers regarding how the Flu Group Companies comply or intends to comply with their duties under the Pensions Act 2008, and the staging dates applicable.

2.21.11    The Seller has at all times complied with its obligations under the Pensions Act 2008 and relevant regulations in relation to automatic enrolment and there are no circumstances which might result in failure to comply with such obligations.

2.21.12    Other than under the Chiron UK Pension Scheme, all benefits provided under any pension arrangement are and have in the past been provided and calculated on a money purchase basis only, and all risk benefits are insured with an insurer of good repute.

2.22                     Litigation

Except in relation to Intellectual Property Rights:

2.22.1           No Flu Group Company or Business Seller is involved whether as claimant or defendant or other party in any claim or Proceeding (or series of related claims or proceedings) in relation to the Business (other than as claimant in the collection of debts arising in the ordinary course of its business) which has a value in excess of US$2.5 million.

2.22.2           To the Seller’s Knowledge, no such claim or Proceeding in relation to the Business is threatened or pending by or against any Flu Group Company or Business Seller.

2.23                     Insurance

All material insurance policies relating to the Business are in full force and effect and, to the Seller’s Knowledge, no notice of cancellation, termination or default has been received with respect to any such insurance policy. All premiums due and payable on such policies covering periods up to Closing have been paid in full or accrued.

2.24                     Research and Development

2.24.1           The Seller and its Affiliates have carried out in all material respects their respective obligations under Applicable Law in relation to all clinical trials for the Products, Products Under Registration and Pipeline Products conducted by or on behalf of the Sellers or its Affiliates and included in the Sellers’ or its Affiliates’ regulatory filings.

2.24.2           To the Seller’s Knowledge, the Sellers and its Affiliates have not withheld from any regulatory authority any material information in the possession of the Sellers or its Affiliates related to the safety, toxicity, quality or efficacy of the Products, Products Under Registration and/or Pipeline Products that has been reasonably requested by a regulatory authority or is required by Applicable Law to be disclosed.

Schedule 17
Warranties given by the Purchaser under Clause 9.4

1                                      Authority and Capacity

1.1                            Incorporation

The Purchaser is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation.

1.2                            Authority to enter into Agreement

1.2.1                  The Purchaser and each member of its Group has, or will have by Closing, the legal right and full power and authority to enter into and perform this Agreement, any Local Transfer Document and any Ancillary Agreement to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement, any Local Transfer Document, or any Ancillary Agreement.

1.2.2                  The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the Purchaser and each member of its Group.

1.3                            Authorisation

The Purchaser has taken, or will have taken by Closing, all corporate action required by it to authorise it to enter into and to perform this Agreement, any Local Transfer Document and any Ancillary Agreement to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement, any Local Transfer Document or any Ancillary Agreement.

2                                      Financing

The Purchaser has, and at Closing shall have, immediately available on an unconditional basis (subject only to Closing) sufficient cash, financial resources and credit to pay the Headline Price, and to make any other necessary payment contemplated hereunder, under the Local Transfer Documents and under the Ancillary Agreements, including fees and expenses in connection with the consummation of the Transaction. The Purchaser acknowledges that its obligation to consummate the Transaction is not and will not be subject to the receipt by the Purchaser of any financing or the consummation of any other transaction.

Schedule 18
Excluded Employees
(Clause 1.1)

[***]

Schedule 19
International Assignees
(Clause 1.1)

[***]

Schedule 20
Statement of Net Assets (Clause 1.1)
Part 1
Statement of Net Assets

[***]

Schedule 20
Statement of Net Assets (Clause 1.1)
Part 2
Statement of Net Assets Rules

1                                      Preparation of the Statement of Net Assets

1.1                            Period

The Statements of Net Assets is prepared as of the close of business on the final day of the relevant calendar month.

1.2                            Translation of Reporting Entity’s Statements of Net Assets

A reporting entity reports in local currency. All reports are translated into US Dollars by the Seller for reporting purposes. The Statement of Net Assets is translated with the period-end exchange rates which are the rates provided by Novartis Group Treasury and are based on Bloomberg’s mid-morning CET exchange rates and are published in the Group Treasury section of the Novartis intranet.

1.3                            Novartis Reporting System and Materiality:

1.3.1                  Financial information for the Flu Businesses has historically been reported together within all other activities of the Vaccines & Diagnostics division within the Financial Consolidation & Reporting System of Novartis. The financial information for the business has been carved out for the purpose of this statement of net assets utilizing information contained in the SAP IFRS ledgers. All financial information are prepared in accordance with Novartis’s Accounting Manual (the “NAM”). The Financial Consolidation & Reporting System is the system of record for Novartis external reporting. References in the Statement of Net Assets included as part 1 of this Schedule 20 shown as “BS01 lines 010-671” relate to the groupings shown in Novartis’s monthly reporting form “BS01 — Balance sheet”.

1.3.2                  For the Seller’s reporting purposes, the financial reporting of a legal entity is separated into a divisional part, which includes operating items (column A) and a corporate part (column B), which mainly captures the amounts related to taxes, post-employment benefit obligations and most of the financial assets and liabilities. The Statement of Net Assets contains the Novartis Flu Business, and items of the corporate Statement of Net Assets for the Flu legal entities, which existed as per the date at which this Statement of Net Assets is prepared. A US$10 million threshold was applied to this Statement of Net Assets.

1.3.3                  The Statement of Net Assets has been prepared as follows:

(i)                                  in accordance with the specific accounting treatments set out below; and, subject thereto;

(ii)                               adopting the same accounting principles, methods, procedures and practices utilized in preparing the consolidated financial statements of Novartis AG as described in the Novartis Accounting Manual applied on a consistent basis using consistent estimation methodologies and judgments and with consistent classifications and, subject thereto;

(iii)                            in accordance with IFRS.

1.3.4                  For the avoidance of doubt:

(i)                                  paragraph 1.3.3(i) shall take precedence over paragraphs 1.3.3(ii), and 1.3.3(iii); and

(ii)                               paragraph 1.3.3(ii) shall take precedence over paragraph 1.3.3(iii).

2                                      Specific Policies

The following supplement the description in the NAM for certain items included in the Statement of Net Assets:

2.1                            Assets

2.1.1                  Financial assets & subsidiaries/JV (BS01_040)

This line reflects equity investments that Flu Group Companies hold in other Flu Group Companies. These relationships have been eliminated in the Statement of Net Assets (as reflected in Column C).

2.1.2                  Financing to subsidiaries / JV (BS01_046)

This line represents financing owed by any member of the Seller’s Group to a Transferred Subsidiary. For the purpose of the Statement of Net Assets balances within the Flu Group have been excluded (as reflected in Column C).

2.1.3                  Receivables own BU (BS01_130)

For the Corporate part this line may show balances against other members of the seller group and entities within the Flu Businesses. As of the date of the Statement of Net Assets all receivables are hold against other entities within the Flu Businesses and have therefore been eliminated in Column C of the Statement of Net Assets. For the operating part of the business this line has not been filled in as the entire amount eliminates against a respective payable.

2.1.4                  Prepaid share-based payments (BS01_161)

An asset for prepaid share-based compensation is recognized to reflect Novartis’s internal charge-out mechanism for its equity settled share-based compensation plans. For entities settling the charge for the shares at the beginning of the vesting period, it reflects the expense yet to be recognized for the unvested part of a share-based compensation plan. This asset has been excluded (as reflected in Column C) and is not reflected in the Statement of Net Assets.

2.1.5                  Total BS01_110 Total inventories

This line includes an amount of US$ 10m for raw materials and work in progress for FCC products.

2.2                            Liabilities:

2.2.1                  Financing from subsidiaries / JV (BS01_516)

This line represents financing received from any member of the Seller’s Group. For the purpose of the Statement of Net Assets, balances within the Flu Group have been excluded (as reflected in Column C).

2.2.2                  Other non-current liabilities (BS01_540)

Column C excludes net liabilities for post-employment benefits of US$8 million included in the corporate part of the Flu Group Companies as their treatment is addressed separately in Schedule 20.

2.2.3                  Payables own BU (BS01_620)

For the Corporate part this line shows balances against other members of the seller group and entities within the Flu Businesses. The amounts related to other members of the Flu Group have been eliminated in column C in the Statement of Net Assets.

Schedule 21
Exceptions to Pre-Closing Obligations
(Clause 5.2)

1.                                   In accordance with past practice in the relevant market, respond to any calls for a tender (including any tender for a basket of products), whether a new tender or the renewal of an existing tender, which relates in whole or in part to the sale of Products.

2.                                   Entry into Contracts from time to time with third parties where the Flu Group has submitted a binding offer in relation thereto on or prior to the date of this Agreement.

3.                                   Entry into Contracts from time to time in relation to any tender submitted to a Governmental Entity by the Flu Group on or prior to the date of this Agreement.

4.                                   Entry in the ordinary course of business into any Contract in furtherance of the terms of any Shared Business Contract or Transferred Contract including: (i) the delivery of any forecast and order letter pursuant to the terms of a manufacturing or supply agreement; (ii) entry into a material transfer agreement pursuant to any research or collaboration agreement; or (iii) the entry into any quality agreement or commercial agreement pursuant to an existing supply or distribution agreement.

5.                                   Any matter undertaken in order to continue to conduct, in accordance with good clinical practices and the Seller’s Group policies and procedures, the ongoing clinical studies sponsored or supported by the Seller’s Group (including post-approval studies) or otherwise recommended by a Governmental Entity, and any regulatory commitments in respect of the Products and the Pipeline Products.

6.                                   Any matter undertaken in connection with the Commercialisation of the Products in accordance with past practice, including in respect of a bona fide increase in demand for the relevant Product by the relevant distributor and/or wholesaler which has not been stimulated in any way by discounts, rebates, claw-backs or the like outside of the ordinary course of business or the grant of preferred terms offered by the Seller’s Group outside of the ordinary course.

7.                                   Entry into any Contract or series of Contracts with DPI NewCo LLC or its affiliates in relation to fulfilment of commitments to the United States Department of Health and Human Services for the provision of surge/pandemic and seasonal influenza vaccine formulation and fill-finish services.

8.                                   Entry into an agreement between Novartis Pharma Schweiz AG and Swiss Army Pharmacy (on behalf of the Swiss government) for reservation of capacity at the Liverpool bulk manufacturing facility and an option to purchase additional doses.

9.                                   Implementation of a change to compliance policies or procedures of the Seller’s Group, provided that any such changes are implemented in the Flu Group as part of a global program affecting the Seller’s Group as a whole.

10.                            Initiation, settlement or abandonment of any claim, litigation, arbitration or other proceedings which is included in the list of actual, potential and threatened litigation as contained in the of the Disclosure Letter.

11.                            Amendments of modifications to any Contract which would not reasonably be expected to increase the Liability of the Flu Group thereunder.

12.                            In respect of each of the matters set out in paragraphs 1 to 11, the negotiation and execution of any Contract (including Ancillary Agreements related thereto or contemplated thereby) in furtherance thereof.

Schedule 22
Competition Authorities

1                                      Australia

2                                      US

3                                      Brazil

4                                      EU or, in the event that the Transaction is not capable of being reviewed under the national competition laws of at least three EU Member States or, upon a reasoned submission being made under Article 4(5) of EU Council Regulation 139/2004, one or more EU Member States competent to examine the Transaction under its national competition law expressing its disagreement as regards the request to refer within 15 working days of receiving the reasoned submission, then: Austria, Germany and the United Kingdom.

Schedule 23
MF59® Platform Intellectual Property Rights

[***]

Schedule 24
Delayed Jurisdictions

1                                      Definitions used in this Schedule

1.1                            In this Schedule:

“[***]” has the meaning given to it in paragraph 4.1 of this Schedule;

“[***] Business Activities” has the meaning given to it in paragraph 4.1 of this Schedule;

“[***] Termination Date” has the meaning given to it in paragraph 4.1 of this Schedule;

“[***]”  has the meaning given to it in paragraph 4.1 of this Schedule;

“[***] Business Activities” has the meaning given to it in paragraph 4.1.5 of this Schedule;

“Accounting Standards” means the most recent edition of the International Financial Reporting Standards as published by the International Accounting Standards Board at the time that any amount is to be calculated by reference to these standards;

“[***] Date” has the meaning given to it in paragraph 4.2 of this Schedule;

“Associated Persons” has the meaning given in paragraph 8.18.1 of this Schedule;

“Controlled Business Instruction” has the meaning given in paragraph 8.4.1 of this Schedule;

“Controlled Delayed Businesses” means the Delayed Businesses other than the Non-Controlled Delayed Businesses;

“Delayed Businesses” means the Flu Group Businesses listed Appendix 1 to this Schedule and “Delayed Business” means any one of them and, in addition, in respect of the Stage 3 Delayed Businesses, after the relevant [***] Date, the part of the Business that relates to the [***];

“Delayed Business Representative” has the meaning given in paragraph 8.3 of this Schedule;

“Delayed Closing” means:

(i)                                  in respect of a Stage 2 Delayed Business, the completion of the transfer of legal ownership of that Delayed Business to the Purchaser in accordance with this Schedule, and

(ii)                               in respect of a Stage 3 Delayed Business, each of:

(a)                       in respect of the part of the Business that relates to the [***] and thereafter, the occurrence of the [***] Date and the transfer of Business Assets and Assumed Liabilities, if any, to a [***] in accordance with paragraphs 4.1 and 7 of this Schedule 24 and

(b)                       in respect of the part of the Business that relates to the [***], the occurrence of the [***] Termination Date,

as the case may be;

“Delayed Closing Date” means the date on which Delayed Closing in respect of a Delayed Business or part thereof takes place;

“Delayed Employees” has the meaning given to it in Schedule 9;

“Delayed Indemnity Parties” has the meaning given in paragraph 8.15 of this Schedule;

“Disputed Items” has the meaning given in paragraph 9.9 of this Schedule;

“Dispute Notice” has the meaning given in paragraph 9.8 of this Schedule;

“Draft Economic Benefit Statement” has the meaning given in paragraph 9.2 of this Schedule;

“Economic Benefit Amount” has the meaning given to it in paragraph 10.2 of this Schedule;

“Economic Benefit Expert” has the meaning given in paragraph 9.11.2 of this Schedule;

“Economic Benefit Objective” has the meaning given to it in paragraph 9.3 of this Schedule;

“Economic Benefit Payment” has the meaning given in paragraph 9.14.1 of this Schedule;

“Economic Benefit Statement” has the meaning given in paragraph 9.11.1 of this Schedule;

“Extended Stage 3 Target [***] Date” has the meaning given to it in paragraph 4.7.1(i) of this Schedule;

“Instructing Personnel” has the meaning given in paragraph 8.2 of this Schedule;

[***];

“Non-Controlled Delayed Business” means [***];

“Protected Information” has the meaning given in paragraph 9.6 of this Schedule;

“Purchaser’s Audit Team” has the meaning given in paragraph 9.2 of this Schedule;

“Quarterly Accounting Period” means (i) the period commencing on 1 January in any year and ending on 30 March in the same year, (ii) the period commencing on 1 April in any year and ending on 30 June in the same year, (iii) the period commencing on 1 July in any year and ending on 30 September in the same year and (iv) the period commencing on 1 October in any year and ending on 31 December in the same year;

“Reverse Payment” has the meaning given in paragraph 9.14.2 of this Schedule;

“Seller Involvement Instruction” has the meaning given in paragraph 8.10 of this Schedule;

“Stage 2 Closing Readiness Notice” has the meaning given to it in paragraph 3.4 of this Schedule;

“Stage 2 Delayed Businesses” means the Delayed Businesses listed in Part A of Appendix 1 to this Schedule;

[***];

“Stage 3 Delayed Businesses” means the Delayed Businesses listed in Part B of Appendix 1 to this Schedule;

[***];

[***];

[***];

“Stage 4 Delayed Businesses” means the Delayed Businesses listed in Part C of Appendix 1 to this Schedule;

“Stage 4 Long-stop Date” means [***];

“Target [***] Date” means with respect of each Stage 3 Delayed Business, the date specified in column 3 of Part B of Appendix 1 to this Schedule; and

“Target Closing Date” means, with respect to each Stage 2 Delayed Business, the date specified in column 3 of Part A of Appendix 1 to this Schedule.

2                                      Transfer of Delayed Businesses

2.1                            The parties agree that legal ownership of the Delayed Businesses (excluding the Transferred Intellectual Property Rights) shall not be transferred by the Seller to the Purchaser at Closing, and that the Delayed Businesses shall, from the Effective Time, be operated by Seller until, in respect of the Stage 2 Delayed Businesses, the relevant Delayed Closing Dates and, in respect of the Stage 3 Delayed businesses, in accordance with the provisions of paragraph 4 of this Schedule, but in all cases, for the benefit and burden of the Purchaser on the terms set out in this Schedule.

3                                      Stage 2 Delayed Businesses

3.1                            The [***] shall (and shall procure that its respective Affiliates shall) [***] complete the transfer of the Stage 2 Delayed Businesses as promptly as possible after the Closing Date and, in any event, by the relevant Target Closing Date. For the purposes of the substitution of CSL Behring S.A. for the relevant members of the Seller’s Group who are party to [***], the Parties acknowledge and agree that the obligation to use best endeavours shall not require [***].

3.2                            The [***] shall (and shall procure that its respective Affiliates shall) [***] to provide all assistance reasonably required by the [***] in connection with the Purchaser achieving closing in respect of each Stage 2 Delayed Business by the relevant Target Closing Date including, without limitation:

3.2.1                  [***]

3.2.2                  [***]

3.2.3                  [***]

provided that, in all circumstances:

3.2.4                  [***]

3.2.5                  [***]

3.2.6                  [***]

3.3                            The [***] shall keep the [***] reasonably informed of all relevant developments relating to the [***] progress in achieving closing for each Stage 2 Delayed Business by the relevant Target Closing Date including progress in relation to [***]. The [***] shall promptly notify the [***] as soon as the [***] identifies any issue which the [***] reasonably considers may adversely affect its ability to achieve closing for a Stage 2 Delayed Business by the relevant Target Closing Date.

3.4                            The [***] shall give the [***] written notice of the proposed Delayed Closing Date as soon as the [***] (the “Stage 2 Closing Readiness Notice”).

3.5                            Unless otherwise agreed between the Parties, the Delayed Closing in respect of a Stage 2 Delayed Business shall occur on the last day of the first full calendar month to elapse after the date on which the Stage 2 Closing Readiness Notice relevant to that Delayed Business has been received by the Seller (the “Stage 2 Delayed Closing Date”).

3.6                            Subject to paragraph 6, if the [***] has not completed the transfer of a Stage 2 Delayed Business by the relevant Target Closing Date, [***].

3.7                            In the event that the [***] has not completed the transfer of a Stage 2 Delayed Business within [***] of the Target Closing Date for the relevant Stage 2 Delayed Business, the Parties shall discuss in good faith finding alternative means of implementing the transfer of the relevant Stage 2 Delayed Business (including [***]). If the [***] has not completed the transfer of the relevant Stage 2 Delayed Business within [***] of the Closing Date, the Parties acknowledge and agree that the [***] shall be entitled to [***], provided that the [***] shall consult with the [***] in advance of [***] and shall take into consideration any reasonable request made by the [***]), in which case the [***] shall indemnify on demand and hold harmless each member of the [***]’s Group and their respective directors, officers, employees and agents against and in respect of any and all Liabilities arising in connection with [***]and neither party shall have any further obligations with respect to the transfer of the relevant Stage 2 Delayed Business.

4                                      Stage 3 Delayed Businesses

4.1                            The Seller and the Purchaser acknowledge and agree that, in respect of the Stage 3 Delayed Businesses, there will be a transition of each Stage 3 Delayed Business from the Seller to the Purchaser, in the period between [***]. Such transition shall, in respect of each Stage 3 Delayed Business, be effected in accordance with the following provisions of this paragraph 4.1:

4.1.1                  the [***] shall (and shall procure that its respective Affiliates shall) [***] as promptly as possible after the Closing Date and, in any event, by the relevant Target [***] Date;

4.1.2                  the [***] shall procure that, with effect from the relevant [***] Date, each [***] shall begin carrying out all activities relating to [***] with respect to the relevant Stage 3 Delayed Business (“[***] Business Activities”), including but not limited to:

(i)                                  carrying out marketing activities;

(ii)                               entering into contracts for the [***];

(iii)                            performing the obligations under the contracts for the [***];

(iv)                           managing returns for the [***]; and

(v)                              generally conducting all activities necessary to carry on the Business for the [***] and thereafter,

provided that, the [***] shall not be in breach of its obligations in this paragraph 4.1.2 to the extent that the failure of the [***] to procure that a relevant [***] begins carrying out all [***] Business Activities occurs solely as a result of the [***] having failed to comply with its obligation to provide the relevant reasonable assistance to the [***]pursuant to paragraph 4.2 below;

4.1.3                  with effect from the [***] Date, legal ownership of the Stage 3 Delayed Business in respect of the [***] and thereafter shall be transferred to the Purchaser, or where it is not possible or practicable to transfer the legal ownership of only part of the relevant Stage 3 Delayed Business, pending the [***] Termination Date (as defined below), the parties shall nevertheless conduct their affairs during this period as if the legal ownership of the Stage 3 Delayed Business in respect of the [***] and thereafter had so transferred;

4.1.4                  the Seller shall have no obligation after [***]to carry on any part of the Business other than as specified in paragraph 4.1.5 below;

4.1.5                  notwithstanding any [***] Date, the parties acknowledge and agree that legal ownership of the Stage 3 Delayed Business in respect of the [***] only shall remain with the Seller who shall, subject to the remaining provisions of this Schedule 24,  carry out all activities necessary for the fulfilment or discharge of any obligations with respect to the [***] (“[***] Business Activities”), for the benefit and burden of the Purchaser, including but not limited to:

(i)                                  carrying out marketing activities;

(ii)                               entering into contracts for the [***] (provided that such contracts are limited to the [***] only);

(iii)                            performing the obligations under the contracts for the [***]; and

(iv)                           managing returns for the [***];

4.1.6                  the obligations of the Seller to carry out the [***] Business Activities shall:

(i)                                  be subject to the provisions of paragraph 8 of this Schedule 24;

(ii)                               be limited to running the Business in respect of the [***]in the ordinary course of business, consistent with past practice;

(iii)                            be subject to the limitations of liability as set out in Clause 10.5.4 of this Agreement;

(iv)                           terminate on the earlier of the date of discharge of the last obligation in respect of the [***] (“[***] Termination Date”); and

(v)                              exclude any obligations of the Seller or any of its Affiliates under any of the Ancillary Agreements, it being acknowledged that this paragraph 4.1.6 shall not serve to limit or otherwise amend such obligations as they exist from time to time under the relevant Ancillary Agreement.

4.2                            The [***] shall (and shall procure that its respective Affiliates shall) [***] to provide all assistance reasonably required by the [***] and its Affiliates in connection with the [***] (“[***]Date”) including without limitation:

[***]provided that, in all circumstances:

4.3                            [***] The [***] shall keep the [***] reasonably informed of all relevant developments relating to the [***]’s progress in [***] by the relevant Target [***] Date and enabling [***]. The [***]

shall promptly notify the [***] as soon as the [***] identifies any issue which the [***] reasonably considers may adversely affect its ability to [***] by the relevant Target [***] Date.

4.4                            The [***] shall give the [***] at least 60 days’ written notice of the proposed [***] Date.

4.5                            Unless otherwise agreed between the Parties, upon the [***] Date, each party shall comply with the provisions of paragraph 7 of this Schedule 24, save that the Seller shall not be required to transfer legal title to any Business Asset and the Purchaser shall not be required to assume any Assumed Liability to the extent that any such Business Asset or Assumed Liability is necessary for the completion by the Seller of the [***] Business Activities. The Parties acknowledge and agree that as a result, a situation may arise in which no Business Assets or Assumed Liabilities are transferred to or assumed by the [***] on the [***] Date, and in addition, a transitional arrangement may be required to be entered into between the Seller (or relevant member of the Seller’s Group) and the relevant [***]by Applicable Law for regulatory purposes to enable [***] to carry on the [***] Business Activities. Accordingly:

4.5.1                  within a reasonable period prior to the [***] Date, the parties shall discuss and agree in good faith which, if any, of the Business Assets or Assumed Liabilities should transfer to the [***] on the relevant [***] Date, having regard to the need for the Seller (or its Affiliates as the case may be) to be able to discharge its obligations to conduct the [***] Business Activities; and

4.5.2                  the Seller shall comply with its obligations in paragraph 4.2 above to put such transitional arrangements in place (provided always that such agreements or arrangements comply with paragraph 7.2.1 below).

4.6                            On the [***] Termination Date, the Seller shall transfer legal title to any Business Asset and the Purchaser shall or shall procure that the [***] shall assume any Assumed Liability of the relevant Stage 3 Delayed Business to the extent not already transferred or assumed in accordance with paragraph 4.5 and otherwise still in existence.

4.7                            Subject to paragraph 6, if the Purchaser has not [***] in respect of a Stage 3 Delayed Business by the relevant Target [***] Date and:

4.7.1                  the Business Assets of the relevant Stage 3 Delayed Business comprise [***] then:

(i)                                  the Purchaser shall [***] for each such Stage 3 Delayed Business and the relevant Target [***] Date for each such Stage 3 Delayed Business shall be extended by [***] (the “Extended Stage 3 Target [***] Date”);

(ii)                               if the Purchaser has not [***] by the Extended Stage 3 Target [***] Date, the Purchaser shall [***]; and

(iii)                            neither party shall have any further obligations with respect to the transfer of the Business Assets of the relevant Stage 3 Delayed Business and the [***] and its Affiliates shall be entitled to [***] (provided that the [***] shall consult with the Purchaser in advance of [***] and shall take into consideration any reasonable request made by the [***])  following consultation with the [***]) and the [***] shall indemnify on demand and hold harmless each member of the [***]’s Group and their respective directors, officers, employees and agents against and in respect of any and all Liabilities arising in connection with [***];

4.7.2                  the Business Assets of the relevant Stage 3 Delayed Business comprise [***] then the [***] shall be entitled to:

(i)                                  [***], in which case the [***] shall indemnify on demand and hold harmless each member of the [***]’s Group and their respective directors, officers, employees and agents against and in respect of any and all Liabilities arising in connection with [***] and neither party shall have any further obligations with respect to the transfer of the Business Assets of the relevant Stage 3 Delayed Business (provided that the [***] complies with the obligations to [***] in accordance with this Schedule 24 as set out in paragraph 5); or

(ii)                               [***]. The Parties agree and acknowledge that in the circumstances contemplated by this paragraph (ii), the [***] shall not [***].

5                                      Stage 4 Delayed Businesses

5.1                            From the Closing Date until the Stage 4 Long-stop Date the Seller shall operate the Stage 4 Delayed Businesses with a view to [***] and in so doing, and notwithstanding anything to the contrary in this Schedule, the Seller shall:

[***]

5.2                            The [***] hereby undertakes to the [***](for itself and on behalf of each other member of the [***]’s Group and their respective directors, officers, employees and agents) that the [***] will indemnify on demand and hold harmless each member of the [***]’s Group and their respective directors, officers, employees and agents against and in respect of any and all costs and expenses incurred by them in order to [***].

5.3                            If at any point prior to the Stage 4 Long-stop Date, the [***] reasonably determines that any Stage 4 Delayed Businesses will [***], the [***] shall notify the [***]of the same in writing (the “Stage 4 Delayed Business Notice”) and the [***]shall, upon receipt of such Stage 4 Delayed Business Notice, take the steps necessary to [***] If, from Closing, the [***] becomes aware of any contractual obligations in a Stage 4 Delayed Jurisdiction which will fall to be discharged after the Stage 4 Long-stop Date, the [***] shall promptly notify the [***] of such obligations.

5.4                            The Parties acknowledge and agree that at any point prior to the Stage 4 Long-stop Date, the [***] may, by notice in writing no less than 30 days before the Stage 4 Long-stop Date, elect for any Stage 4 Delayed Business to be converted to a Stage 3 Delayed Business, in which case the Stage 4 Long-stop Date will become the Stage 3 Target [***] Date and the provisions of paragraph 4 above shall apply to such Delayed Business.

6                                      [***]

7                                      Obligations on Delayed Closing

The Seller’s Obligations in respect of a Stage 2 Delayed Business

7.1                            On each Delayed Closing Date in respect of a Stage 2 Delayed Business, the Seller shall:

7.1.1                  transfer (or procure the transfer) to the Purchaser or the relevant member of the Purchaser’s Group or the [***], as applicable, all of the Business Assets (excluding the Transferred Intellectual Property Rights) and Assumed Liabilities which exist in respect of the relevant Delayed Businesses as at the relevant Delayed Closing

Date; and

7.1.2                  deliver (or procure the delivery) to the Purchaser the Ancillary Agreements relating to the Delayed Business (including, without limitation, the Local Transfer Documents and, in the case of Germany, the GSK Support Services Agreement and the associated notice to GSK and the Sublease Consents required to complete or give practical effect to the Separation so that the relevant Flu Group Companies may lawfully use the Marburg MF59® Premises following the relevant Delayed Closing) duly executed by the relevant member(s) of the Seller’s Group.

The Seller’s Obligations in respect of a Stage 3 Delayed Business

7.2                            On each Delayed Closing Date which falls within paragraph (ii)(a) of the definition of Delayed Closing for Stage 3 Delayed Businesses in this Schedule 24, the Seller shall:

7.2.1                  in addition to those agreements contemplated by the Global Transitional Distribution Services Agreement in relation to marketing authorisation services, enter into such additional agreements with the [***], if any, that are required by Applicable Law for regulatory purposes for the [***] to commence the [***] Business Activities. Each such additional agreement, if any, shall be for a term of not more than [***] and shall be in a form which is acceptable to the Seller or the relevant member of the Seller’s Group (acting reasonably) and shall be on terms which are no [***]; and

7.2.2                  transfer (or procure the transfer) to the [***] designated by the Purchaser, all of the Business Assets (excluding the Transferred Intellectual Property Rights) and Assumed Liabilities which exist in respect of the relevant Delayed Business as at the [***] Date and which it has been agreed between the Parties are to transfer upon the [***] Date in accordance with paragraph 4.5 of this Schedule 24.

7.3                            On each Delayed Closing Date which falls within paragraph (b) of the definition of Delayed Closing for Stage 3 Delayed Businesses in this Schedule 24, the Seller shall transfer (or procure the transfer) to the [***] designated by the Purchaser, all of the Business Assets (excluding the Transferred Intellectual Property Rights) and Assumed Liabilities which exist in respect of the relevant Delayed Business as at the relevant [***] Termination Date.

The Purchaser’s Obligations

7.4                            On each Delayed Closing Date, the Purchaser shall deliver to the Seller the Ancillary Agreements relating to the Delayed Business (including, without limitation, the Local Transfer Documents and, in the case of Germany, the GSK German Support Services Agreement) duly executed by the relevant member(s) of the Purchaser’s Group.

Ancillary Agreements

7.5                            For the purposes of compliance with paragraphs 7.1 to 7.3 of this Schedule, the Seller and the Purchaser shall, between the Closing Date and the Delayed Closing Date, negotiate in good faith any and all Ancillary Agreements relating to the Delayed Business (including, without limitation, the Local Transfer Documents) such that they are consistent with this Agreement and equivalent Ancillary Agreements executed at Closing, and shall take all such other steps as are required to transfer the Delayed Businesses in accordance with this Agreement and the Ancillary Agreements.

Tax Indemnity

7.6                            References in paragraphs 7.1 to 7.5 above to Ancillary Agreements shall not include the Tax Indemnity, the execution and delivery of which shall be dealt with under Schedule 13.

7.7                            This Schedule is without prejudice to the rights and obligations of the parties and their respective Groups under the Tax Indemnity.

8                                      Management and Control of Delayed Businesses

Management and control

8.1                            To the maximum extent permissible by Applicable Law, and the terms of any Product Approvals and Product Applications, the parties intend that, pursuant to this Schedule, all management and control rights and powers that the Seller (or any member of the Seller’s Group) has in relation to a Controlled Delayed Business shall transfer to the Purchaser with effect from Closing and, accordingly, that the Purchaser shall consolidate the Controlled Delayed Businesses into its accounts with effect therefrom in accordance with its accounting policies as applied from the Closing Date.

8.2                            As soon as reasonably practicable after Closing, the Purchaser shall notify the Seller of the names of its personnel permitted to provide Controlled Business Instructions (“Instructing Personnel”), and the Seller shall be entitled to rely on and act in accordance with Controlled Business Instructions from Instructing Personnel without further verification. Instructions provided by or on behalf of the Purchaser shall not be required to be in writing if they are provided by the Instructing Personnel. The Purchaser shall be free to change its Instructing Personnel from time to time by providing 10 Business Days’ written notice to the Seller’s Delayed Business Representative.

8.3                            In order to co-operate in managing the implementation of the provisions set out in this Schedule, the Seller and the Purchaser shall notify each other of the identity of a senior member of management (the “Delayed Business Representative”) who shall be the primary point of contact in the event that there is any issue in connection with the operation of the provisions in this Schedule. The parties shall notify each other in writing of the contact details for their respective Delayed Business Representatives from time to time.

8.4                            From Closing until the relevant Delayed Closing Date (which, in respect of a Stage 3 Delayed Closing shall mean the [***] Termination Date in respect of the part of the Business relating to the [***] and the [***] Date in respect of the part of the Business relating to the [***] and thereafter and all references to Delayed Closing Date in this paragraph 8 of Schedule 24 shall be construed accordingly), in respect of any Controlled Delayed Business without prejudice to the generality of paragraph 8.1 above, the Seller shall permit the Purchaser to manage and operate the relevant Controlled Delayed Business or any part of it, provided always that the Purchaser does not become the employer of the relevant Delayed Employees, and the Seller shall:

8.4.1                  subject to paragraphs 8.11 and 8.13 and to the maximum extent permitted by Applicable Law, and the terms of any relevant Product Approvals and Product Applications, act in accordance with any instructions provided to it by any of the Instructing Personnel in relation to any aspect of the management and operation of the relevant Controlled Delayed Business or any part of it, to the maximum extent permissible by Applicable Law, and the terms of any relevant Product Approvals and Product Applications (a “Controlled Business Instruction”);

8.4.2                  comply with the provisions of Schedule 7 in relation to Product Approvals and Product Applications relating to the Controlled Delayed Business; and

8.4.3                  subject to paragraph 8.11 and 8.13, not take any steps to countermand or prevent (i) the effect of a Controlled Business Instruction which relates to the Business; or (ii) the effect of paragraph 8.1, provided always that in the case of (i) such Controlled Business Instruction has been communicated to the Seller’s Delayed Business Representative at the time of communication to the relevant Delayed Employees.

8.5                            The provisions of Clause 5 and Schedule 21 shall not apply in respect of any Controlled Delayed Business following Closing.

8.6                            The Purchaser shall (or shall procure that its Affiliates shall) supply such assistance and access (including the supply of products and services and access to Transferred Books and Records and Commercial Information, but excluding any access to Intellectual Property Rights except as referred to in paragraph 8.7 below) as shall be reasonably necessary to allow the Seller to comply with its obligations in accordance with this Schedule.

8.7                            Subject to the terms of paragraph 8.8 below, the Purchaser hereby grants with effect from the Closing Date (and shall procure that each of its Affiliates shall grant with effect from the Closing Date) the Seller a non-exclusive, worldwide, fully paid-up, royalty free and sub-licensable licence or sub-licence (as applicable) to use, notwithstanding any other provision of this Agreement or any of the Ancillary Agreements: (i) the Flu Group Intellectual Property Rights transferred to the Purchaser (or relevant member of the Purchaser’s Group) pursuant to this Agreement or any Ancillary Agreement; and (ii) any Intellectual Property Rights licensed to the Purchaser (and its Affiliates) under any Ancillary Agreement (except the Purchaser Intellectual Property Licence Agreement) for the sole purpose of operating each Delayed Business in accordance with the provisions of this Schedule 24. This licence granted under this paragraph 8.7 shall continue on a country by country basis, in relation to each Delayed Business, until the date on which that Delayed Business has been transferred by the Seller to the Purchaser in accordance with this Schedule, on which date the licence shall immediately lapse and terminate in respect of that Delayed Business only without further action on behalf of the parties.

8.8                            The licence granted to the Seller pursuant to paragraph 8.7 above shall be exclusive (but shall otherwise be on the terms set out in paragraph 8.7 above) to the extent required by Applicable Law or any Governmental Entity in any jurisdiction in order to allow the Seller (or the relevant member of the Seller’s Group) to maintain in force the relevant Product Approvals in that jurisdiction until the date of the completion of the transfer of such Product Approvals in that jurisdiction to the Purchaser in accordance with the terms of this Agreement, on which date the licence granted to the Seller pursuant to this paragraph 8.8 shall be converted to a non-exclusive licence and shall be subject to the terms of paragraph 8.8 above.

8.9                            Save as agreed between the Seller and Purchaser, Delayed Employees who are engaged in a Controlled Delayed Business shall report to the management of the Purchaser and shall be treated for such management and reporting purposes in the same way as any employee of the Purchaser’s Group. Notwithstanding anything to the contrary in this Schedule 24, Controlled Business Instructions shall be given by the Instructing Personnel directly to any Delayed Employee engaged in a Controlled Delayed Business.

8.10                     To the extent that the implementation of any Controlled Business Instruction requires an action or actions of a person employed by the Seller but who is not a Delayed Employee (whether because Applicable Law prevents such Controlled Business Instruction from being given directly to a Delayed Employee or for any other reason) (a “Seller Involvement Instruction”), the Purchaser shall provide the Controlled Business Instruction, in writing (which may include email), to the Seller’s Delayed Business Representative specifying (i) that it is a Seller Involvement Instruction; (ii) the actions that are required to be taken by such person; and (iii) a reasonable time within which such actions are required to be taken.

8.11                     The Seller and the Purchaser acknowledge that the Delayed Employees shall continue to be bound by, and shall comply with, the employment policies and procedures (including terms and conditions and disciplinary procedures) of the Seller’s Group that apply to employees of the Seller’s Group.

8.12                     Subject to paragraph 8.11, the Seller and the Purchaser acknowledge that Delayed Employees shall continue to be bound by and shall comply with the policies of the Seller’s Group, provided that the Seller shall provide the Purchaser with copies of its operational and other policies that apply in relation to Controlled Delayed Businesses. In respect of such policies, the Purchaser may give notice to the Seller that it wishes a particular policy of the Purchaser’s Group to apply in respect of a Controlled Delayed Business and/or the relevant Delayed Employees in place of the equivalent Seller’s policy. The Purchaser’s equivalent policy shall apply to the relevant Delayed Employees from the date on which such Delayed Employees are given reasonable notice of the relevant policy. If the Seller’s and the Purchaser’s policies apply at the same time, if and to the extent that there is any inconsistency or conflict between the two policies, the Seller’s policy shall prevail.

8.13                     The Seller shall not be required to act (or fail to act) in accordance with any Controlled Business Instruction:

8.13.1           which it reasonably believes would be a breach of Applicable Law or of a contractual obligation to which it or a member of the Seller’s Group is subject;

8.13.2           [***];

8.13.3           relating to, or that would result in, any change to any Transfer Price or the economic terms of any other transactions relating to the Delayed Business between, on the one hand, the Local Seller Entity and, on the other hand, a member of the Purchaser’s Group or a member of the Seller’s Group, in each case which the Seller reasonably believes could increase its, or a member of the Seller’s Group’s, liability to Tax, unless agreed by the Seller and the Purchaser in writing;

8.13.4           which it reasonably believes would materially damage its reputation; or

8.13.5           which it reasonably believes would impair the right of the Seller in and to the Seller Marks, including any act or omission that it reasonably believes would or would be likely to:

(i)                                  invalidate or cause the cancellation or abandonment of the Seller Marks;

(ii)                               bring the Seller Marks into disrepute;

(iii)                            damage the goodwill or reputation attaching to the Seller Marks;

(iv)                           dilute or reduce the value or strength of the Seller Marks;

(v)                              breach any Seller specifications, standards or guidelines relating to the use of the Seller Marks; or

(vi)                           result in the Seller Marks being used in a manner that is inconsistent with the manner in which the Seller Marks were used in the 12 months immediately prior to the Closing Date, save that in such circumstances, but without prejudice to the Seller’s rights to refuse to act in accordance with a Controlled Business Instruction under this paragraph 8.13, the Seller and the Purchaser shall engage in good faith discussions with a view to finding a mutually agreeable means of either resolving the impediment to the Seller acting in accordance with the relevant Controlled Business Instruction or finding alternative means of implementing the relevant Controlled Business Instruction.

8.14                     Notwithstanding any other provisions in this Schedule 24, the Seller reserves all rights in and to the Seller Marks. The Purchaser acknowledges and agrees that, as between the Seller and the Purchaser, the Seller is the sole and exclusive owner of all right, title and interest in and to the Seller Marks, including all goodwill of the business connected with the use of, or symbolised by, the Seller Marks. All goodwill generated by the Seller’s and each member of the Seller’s Group’s use of the Seller Marks in relation to any Delayed Business shall inure solely to the benefit of the Seller and its Group, and nothing in this Agreement grants the Purchaser any ownership or other proprietary interest in the Seller Marks.

8.15                     The Purchaser hereby undertakes to the Seller (for itself and on behalf of each other member of the Seller’s Group and their respective directors, officers, employees and agents (excluding any Delayed Employees) (the “Delayed Indemnity Parties”) that, with effect from the Effective Time, the Purchaser will indemnify on demand and hold harmless each of the Delayed Indemnity Parties against and in respect of any and all Liabilities, resulting directly or indirectly from any Controlled Delayed Business and/or from any Controlled Business Instruction to the extent that (i) such Liabilities are not Assumed Liabilities and (ii) the Delayed Indemnity Parties concerned would not have incurred such Liabilities if the Controlled Delayed Business in question had been transferred to the relevant member of the Purchaser’s Group at Closing (“Incremental Delay Liabilities”), but in any case excluding any such Liabilities to the extent that they:

8.15.1           arise from a breach by the Seller under paragraph 8.18;

8.15.2           arise from a breach by the Seller of its obligations under paragraphs 8.4, 8.20 or 8.22;

8.15.3           arise from any action or inaction by the Seller which prevents a Delayed Employee from complying with the obligations described in paragraph 8.8 (other than an action or inaction by the Seller pursuant to and in accordance with paragraph 8.13);

8.15.4           are in respect of corporate income tax liabilities in respect of the Economic Benefit Amount except to the extent that such tax liabilities would not have arisen but for a Controlled Delayed Business Instruction (or its implementation) where such Delayed Controlled Business Instruction is inconsistent with the operation of the relevant Delayed Business in the ordinary course of business in the 12 months prior to Closing ; or

8.15.5           are Liabilities which the provisions of Schedules 9 and 10 state to be for the Seller’s account or which have actually been recovered under any policy of insurance held by the Seller or any member of the Seller’s Group.

8.16                     If the Seller is of the opinion that any Controlled Business Instruction may result in any Liability that would fall to be indemnified pursuant to paragraph 8.15 above, the Seller shall use its reasonable endeavours to inform (and procure that the members of the Seller’s Group shall inform) the Purchaser of that opinion and the reasons for it as soon as reasonably practicable after reaching that opinion. The indemnity set out in paragraph 8.15 above shall not be affected or limited in any way by any failure of any member of the Seller’s Group to so inform the Purchaser.

8.17                     The Purchaser shall not be entitled to make any claim for damages against the Seller in respect of a breach of paragraph 8.4 otherwise than pursuant to a claim brought under paragraph 8.18.

8.18                     Subject to paragraph 8.13, the Seller shall procure that:

8.18.1           in respect of Controlled Business Instructions that are not Seller Involvement Instructions, neither it nor any member of its Group, nor their respective directors, officers, employees and agents (excluding any Delayed Employees) (collectively, “Associated Persons”) shall act (or fail to act) fraudulently or negligently or with wilful default in connection with the implementation of any Controlled Business Instruction, and such persons shall take no steps which are intended to have the effect of preventing this implementation of a Controlled Business Instruction; and

8.18.2           in respect of Seller Involvement Instructions, neither it nor any of its Associated Persons shall act (or fail to act) fraudulently or negligently or in wilful default in connection with the implementation of the Seller Involvement Instruction and shall take no steps which are intended to have the effect of preventing this implementation of a Seller Involvement Instruction, provided that it shall not be a breach of this paragraph 8.18 (and shall, accordingly, not be acting with negligence or wilful default for the purposes of this paragraph) to carry out any act, or fail to act, if to do so is:

8.18.3           required to implement a Controlled Business Instruction;

8.18.4           required to comply with any Applicable Law;

8.18.5           required to implement or comply with the terms of this Agreement or any Ancillary Agreement; or

8.18.6           taken to mitigate any other loss or damage to the Controlled Delayed Business which the Seller (or the relevant Associated Person) believes, acting reasonably and in good faith, could be material in the context of that Controlled Delayed Business.

In any event, no claim shall be made by the Purchaser (and the Purchaser shall ensure that no member of the Purchaser’s Group shall make any claim) for any breach of any other provisions of this Agreement (or the provisions of any Ancillary Agreement) by the Seller (or any member of the Seller’s Group) that occurs in order to comply with any Controlled Business Instruction.

8.19                     Prior to the making of any claim under this Schedule 24 in respect of any matter, the parties shall use reasonable endeavours to escalate such matter first for consideration to the Delayed Business Representatives and then to the Purchaser’s and the Seller’s chief financial officers, for the purpose of seeking to resolve such matter within a period of 30 days following such escalation.

8.20                     Subject in each case to Applicable Law, the Seller shall, in the period between Closing and the relevant Delayed Closing Date, promptly upon request by the Purchaser provide (or procure that any member of its Group shall provide) the Purchaser and its representatives with access to:

8.20.1           any books and records of the Seller’s Group to the extent relating to any Controlled Delayed Business of the Seller; and

8.20.2           any personnel of the Seller for the purposes of any requests for information from such personnel in relation to the Controlled Delayed Business.

For the avoidance of doubt, the parties shall take all steps necessary to ensure that no information is provided to the Purchaser or any person on behalf of the Purchaser which relates to any business of the Seller or any member of the Seller’s Group other than the Controlled Delayed Business.

8.21                     For the purposes of the Warranties deemed repeated by the Seller at Closing pursuant to Clause 9.1.1, ownership of the Delayed Businesses shall be deemed to have transferred to the Purchaser at Closing.

8.22                     During the period between the Closing Date and the Delayed Closing Date, funding for the Delayed Businesses shall continue to be provided by the Seller’s Group if any Delayed Business requires funds (for the purposes of working capital, acquisitions, capital expenditure or otherwise), and funds so provided, together with any financing costs and charges associated with making such funding available, shall be treated as a cost incurred by the relevant local seller entity in relation to the relevant Delayed Business for the purposes of the calculation of the Economic Benefit Amount in accordance with paragraph 10.2 of this Schedule, provided that such financing costs shall not exceed LIBOR plus 25 basis points (or the nearest equivalent reference rate having regard to the jurisdiction in which the relevant Delayed Business is operating), save with respect to any Delayed Businesses operating in jurisdictions where such financing costs would be inconsistent with the prevailing market, in which case the Seller shall be entitled, in its absolute discretion, to apply a rate consistent with the market in the relevant jurisdiction in which the Delayed Business is operating and shall provide evidence of such rate to the Purchaser if requested to do so.

Non-Controlled Delayed Businesses

8.23                     From Closing until the relevant Delayed Closing Date:

8.23.1           the provisions of paragraph 8 of this Schedule shall not apply in respect of the Non-Controlled Delayed Businesses, with the exception of paragraphs 8.7, 8.11, 8.20, 8.21, 8.22, this paragraph 8.23 and paragraph 8.24 below, which shall apply if and to the extent permitted by Applicable Law;

8.23.2           subject to paragraph 8.24, the provisions of paragraph 9 of this Schedule shall not apply in respect of the Non-Controlled Delayed Businesses; and

8.23.3           if and to the extent permitted by Applicable Law, the provisions of Clause 5 (save that the words “other than in the ordinary and usual course of business” shall be treated as deleted from Clauses 5.1.2(xix), (xxi) and (xxiv)) and Schedule 21 will continue to apply to the Non-Controlled Delayed Businesses mutatis mutandis, and each Seller shall exercise such interests, rights and powers that such Seller has in respect of that Non-Controlled Delayed Business to the maximum extent that it is able in order to procure that the Non-Controlled Business is operated in accordance with Clause 5 and Schedule 21.

8.24                     With effect from the relevant Delayed Closing Date, the provisions of paragraph 9 of this Schedule shall apply in respect of the Non-Controlled Delayed Businesses mutatis mutandis, save that the first Quarterly Accounting Period shall be extended so that it commences at the Effective Time and ends on the relevant Delayed Closing Date.

8.25                     From Closing until 31 March 2016, the Seller shall provide the Purchaser with such assistance and information to which it does not otherwise have access as it reasonably requests in order for it to be able to calculate the necessary receivables to be recorded in respect of any payments that may be made under paragraph 9.14, including such monthly profit and loss forecast information as already exists and is reasonably available to the Seller or its Affiliates in relation to the Non-Controlled Delayed Businesses for the period up to the estimated relevant Delayed Closing Date.

9                                      Economic Benefit Transfer

Economic benefit

9.1                            The Seller shall comply with the provisions of this paragraph 9, in relation to any Delayed Business, for each Quarterly Accounting Period in which such Delayed Business (including, in respect of a Stage 3 Delayed Business the entire Business up until the [***] Date and thereafter, the part of the Business that relates to the [***] and references to Delayed Business throughout paragraphs 9 and 10 of this Schedule 24 shall be construed accordingly) remains legally owned by it or any member of the Seller’s Group, provided that the first period for which the provisions of this paragraph 9 apply shall commence at the Effective Time and shall end on 31 October 2015 and the following period shall commence on 1 November 2015 and shall end on 31 December 2015.

9.2                            Within one month following the end of each Quarterly Accounting Period (or the Delayed Closing Date for the relevant Delayed Business, as applicable, which, in respect of a Stage 3 Delayed Business shall mean the [***] Termination Date and all references to the Delayed Closing Date in paragraphs 9 and 10 of this Schedule 24 shall be construed accordingly), the Seller shall produce and provide to the internal purchaser’s audit team of the Purchaser (and, at the Purchaser’s discretion, the external auditors) (the “Purchaser’s Audit Team”) a draft statement setting out the Economic Benefit Amount in respect of each Delayed Business for such Quarterly Accounting Period (or, if applicable, such part of the Quarterly Accounting Period as falls prior to the Delayed Closing Date for such Delayed Business). Each such statement shall be a “Draft Economic Benefit Statement”.

9.3                            It is intended that the Economic Benefit Amount shown in each Economic Benefit Statement is the amount that is necessary to be paid to the Purchaser by the Seller or by the Seller to the Purchaser, in order to put the Purchaser’s Group and the Seller’s Group in substantially the same economic position as they would have been in, taking into account any arrangements that would have been in place in respect of the relevant Delayed Businesses pursuant to any Ancillary Agreement, had such Delayed Businesses been transferred to the Purchaser at Closing without taking account, in either case, of any Tax effect for the Purchaser or the Seller in respect of such payment (the “Economic Benefit Objective”).

9.4                            The Seller and the Purchaser shall meet together regularly to consider in good faith whether there are any adjustments required to the provisions of this paragraph 9 in order for the Economic Benefit Statements to achieve the Economic Benefit Objective and (acting reasonably and in good faith) seek to agree such adjustments.

9.5                            The portion of the Economic Benefit Amount set out in the Draft Economic Benefit Statement in relation to each Delayed Business shall be calculated in the local currency for that Delayed Business, but any Economic Benefit Payment shall be paid pursuant to paragraph 9.14 of this Schedule in US dollars, for which purpose each amount in a currency other than US dollars shall be converted into US dollars at the spot reference rates quoted by the European Central Bank to convert a relevant local currency to US dollars (or, if there are no such rates, the spot reference rates quoted by the nearest equivalent institution) on the Business Day five days prior to the relevant payment date, and the sum of such converted US dollars amounts shall be the Economic Benefit Payment amount. The calculation of the Economic Benefit Amount set out in an Economic Benefit Statement shall only be converted into US dollars in accordance with this paragraph 9.5 and aggregated after the Economic Benefit Statement has been agreed or determined in accordance with this paragraph 9.

9.6                            The Seller shall, and shall procure that the members of the Seller’s Group (and, if applicable, its external accountants) shall, provide to the Purchaser’s Audit Team, without charge, such access to their personnel, books and records, calculations and working papers as the Purchaser’s Audit Team may reasonably request in connection with its review of the Draft Economic Benefit Statement, subject (where applicable) to the Purchaser obtaining from the relevant external accountants such undertakings in favour of the Purchaser and, as the case may be, the Seller, as the Seller may reasonably request, and provided that the Purchaser hereby undertakes to the Seller that it shall and it shall procure that each member of the Purchaser’s Audit Team shall (i) keep any such information which is commercially sensitive and does not relate exclusively to the Flu Group Businesses (the “Protected Information”) confidential and shall only disclose such information to, and discuss such information with, other members of that Purchaser’s Audit Team; (ii) be expressly prohibited from communicating (in any form) any Protected Information to any other employee, agent, adviser or consultant of any member of the Purchaser’s Group; and (iii) be subject to the above requirements whilst employed or engaged by any member of the Purchaser’s Group in any capacity (whether or not as a member of that Purchaser’s Audit Team). The provisions of Clause 12 (Confidentiality) of this Agreement shall apply mutatis mutandis to such information, including, for the avoidance of doubt, to allow (where permitted by that Clause) disclosure of information otherwise prohibited to be communicated to any agent, adviser or consultant of any party’s Group.

9.7                            No amendments shall be made to any Draft Economic Benefit Statement except in accordance with the provisions of paragraph 9.8 below.

9.8                            The Purchaser may dispute a Draft Economic Benefit Statement by notice in writing (in this Schedule, a “Dispute Notice”) delivered to the Seller by or on behalf of that Purchaser’s Audit Team in accordance with Clause 15.11 (Notices) of this Agreement within 30 days following receipt of the Draft Economic Benefit Statement. Any Dispute Notice shall specify (i) which items of the Draft Economic Benefit Statement are disputed; (ii) the reasons therefor, making specific reference (where relevant and reasonably possible) to the parts of this Schedule which the Purchaser’s Audit Team asserts have not been complied with in preparing the relevant statement; and (iii) to the extent practicable, any adjustments that the Purchaser’s Audit Team considers should be made to the Draft Economic Benefit

Statement, it being understood that the Purchaser can only include an item in a Dispute Notice if the amount under dispute of that individual item exceeds US$100,000.

9.9                            Any Dispute Notice shall be accompanied by all relevant supporting documentation and working papers on which the Purchaser’s Audit Team wishes to rely, it being acknowledged by the Purchaser that it shall procure that its Purchaser’s Audit Team shall provide further documentation to support its claims promptly on reasonable request by the Seller or, where relevant, the Economic Benefit Expert. Only those items or amounts specified in a Dispute Notice shall be treated as being in dispute (the “Disputed Items”) and no amendment may be made by any party, or any Economic Benefit Expert, to any items or amounts which are not Disputed Items.

9.10                     If the Purchaser’s Audit Team does not serve a Dispute Notice under and within the time period set out in paragraph 9.8 above, the Draft Economic Benefit Statement shall constitute the “Economic Benefit Statement” for the Seller in respect of the relevant Quarterly Accounting Period to which that Economic Benefit Statement relates.

9.11                     If the Purchaser’s Audit Team does serve a Dispute Notice under and within the time period set out in paragraph 9.8 above, the Seller shall use its reasonable endeavours to resolve the Disputed Items as soon as reasonably practicable (with the Purchaser acting through its Purchaser’s Audit Team) and either:

9.11.1           if the parties reach agreement on the Disputed Items within 10 Business Days of the service of the relevant Dispute Notice (or such longer period as they may agree in writing), the Draft Economic Benefit Statement shall be amended to reflect such agreement and shall then constitute the “Economic Benefit Statement” in respect of the relevant Quarterly Accounting Period to which that Economic Benefit Statement relates; or

9.11.2           if the parties do not reach agreement in accordance with paragraph 9.11.1 above, either party may refer the dispute to such individual at an independent firm of chartered accountants of international repute as the parties may agree or, failing such agreement (including such firm and/or individual not accepting such appointment), within two Business Days of expiry of the period described in paragraph 9.11.1 above, to such independent firm of chartered accountants of international repute in London as the President of the Institute of Chartered Accountants in England and Wales may, on the application of either party, nominate (the “Economic Benefit Expert”), on the basis that the Economic Benefit Expert is to make a decision on the dispute and notify the parties of its decision within three weeks of receiving the reference or such longer reasonable period as the Economic Benefit Expert may determine.

9.12                     The Purchaser shall bear the costs in relation to the review of (and any dispute in relation to) any Draft Economic Benefit Statement.

9.13                     In any reference to the Economic Benefit Expert in accordance with paragraph 9.11 above:

9.13.1           the Economic Benefit Expert shall act as expert and not as arbitrator and shall be directed to determine any dispute in accordance with the Accounting Standards and paragraph 5 of this Schedule and (if necessary) having regard to the Economic Benefit Objective;

9.13.2           the decision of the Economic Benefit Expert shall, in the absence of fraud or manifest error, be final and binding on the parties, and the Draft Economic Benefit

Statement shall be amended as necessary to reflect the decision of the Economic Benefit Expert and, as amended, shall be the “Economic Benefit Statement” in respect of the relevant Quarterly Accounting Period to which that Economic Benefit Statement relates;

9.13.3           the costs of the Economic Benefit Expert shall be paid by the Purchaser; and

9.13.4           the parties shall respectively provide or procure the provision of the Economic Benefit Expert of all such information as the Economic Benefit Expert shall reasonably require, including access to their respective advisers and their respective books, records and personnel.

9.14                     As soon as reasonably practicable, and in any event within five Business Days following the agreement or determination of the Economic Benefit Statement in respect of any Quarterly Accounting Period:

9.14.1           the Seller or its nominated Affiliate shall, if the Economic Benefit Amount set out in the Economic Benefit Statement is a positive number, pay the Purchaser or its nominated Affiliate, or procure the payment to the Purchaser or its nominated Affiliate of, an amount in cleared funds equal to that Economic Benefit Amount, such payment being an “Economic Benefit Payment”;

9.14.2           the Purchaser shall, if the Economic Benefit Amount set out in the Economic Benefit Statement is a negative number, pay to the Seller or its nominated Affiliate, or procure the payment to the Seller of or its nominated Affiliate, an amount in cleared funds equal to that Economic Benefit Amount expressed as a positive number, such payment being a “Reverse Payment”; and

9.14.3           any Economic Benefit Payment made by the Seller or its nominated Affiliate to the Purchaser or its nominated Affiliate and any Reverse Payment made by the Purchaser or its nominated Affiliate to the Seller or its nominated Affiliate shall be treated:

(i)                                  so far as possible, as an adjustment of the consideration paid by Seqirus UK Limited for the Swiss Transferred Intellectual Property (provided that in no circumstances shall the adjustment result in an allocation to the Swiss Transferred Intellectual Property of less than [***]); thereafter:

(ii)                               first as an adjustment of the consideration paid for the Delayed Businesses pro rata to the initial allocation of the Purchase Price among the Businesses; and

(iii)                            second, as an adjustment of the consideration paid by Seqirus Inc. for the US Business,

and in each case the consideration shall be deemed to have been reduced or increased (as applicable) by the amount of such payment.

9.15                     If the Purchaser reasonably believes that an Economic Benefit Payment made or procured by the Seller to the Purchaser in accordance with paragraph 9.14.1 will be subject to Tax in the hands of the Purchaser or any member of the Purchaser’s Group:

9.15.1           the Purchaser shall, as soon as reasonably practicable, give the Seller written notice of such belief; and

9.15.2           following the giving of such notice, the Seller and the Purchaser shall, and shall procure that the members of their respective Groups will (at the Purchaser’s cost), co-operate with each other in good faith and use all commercially reasonable efforts to reduce or mitigate the amount of any such Tax without prejudicing the interests of the Seller.

9.16                     If the Seller reasonably believes that a Reverse Payment made or procured by the Purchaser to the Seller in accordance with paragraph 9.14.2 will be subject to Tax in the hands of the Seller or any member of the Seller’s Group:

9.16.1           the Seller shall, as soon as reasonably practicable, give the Purchaser written notice of such belief; and

9.16.2           following the giving of such notice, the Seller and the Purchaser shall, and shall procure that the members of their respective Groups will (at the Seller’s cost) co-operate with each other in good faith and use all commercially reasonable efforts to reduce or mitigate the amount of any such Tax without prejudicing the interests of the Purchaser.

10                               Preparation of Economic Benefit Statements

10.1                     For the purposes of this paragraph 10:

“Bad Debt”	has the meaning given in paragraph 10.2.13;

“Customer”

means any person or entity that acquires and/or intends to acquire any of the Products or services provided by the Delayed Business (including any members of the Seller’s Group or the Purchaser’s Group);

“Employee Costs”

means the FTE Costs incurred by the Seller’s Group in connection with the employment of the Delayed Employees of the relevant Delayed Business by the Seller’s Group, as provided in paragraph 11.3 of Schedule 9;

“FTE Costs”

the actual costs incurred by Seller or its Affiliates (less for the avoidance of doubt any costs the provisions of Schedules 9 and 10 state to be for the Seller’s account or which have actually been recovered under any policy of insurance held by the Seller or any member of the Seller’s Group), plus all documented costs and expenses incurred by Seller or its Affiliates in connection with providing and administering all Employee related services including, but not limited to, statutory benefits, third party fees, costs and expenses that are directly or indirectly charged to Seller or its Affiliates, out-of-pocket costs, personnel costs including personnel costs for administrative tasks, IT costs including incremental costs for IT licenses required to perform the Employee related services but only to the extent not otherwise covered by the Transitional Services Agreement, materials, supplies and travel expenses;

“Landed Cost”	means, in respect of each Product, any costs incurred by the relevant Local Seller Entity in relation to that Product in respect of freight, insurance, duty, import and transportation costs;

“Local Seller Entity”	means, in respect of a Delayed Business, the member of the Seller’s Group that owns and operates such Delayed Business;

“Net Sales”

means net sales received from the sale and distribution of Products or the provision of services, in each case, by the relevant Local Seller Entity to any Customer plus any other revenue received in respect of the Delayed Business, but excluding (for the avoidance of doubt) any amounts received by the Seller, any other member of the Seller’s Group or any sub-contractor in respect of VAT for which any member of the Seller’s Group is liable to account to any Tax Authority. For these purposes, net sales shall be determined in accordance with Accounting Standards. The deductions booked by the Seller to calculate the recorded net sales from gross sales shall include the following:

(a)                              normal trade, quantity and cash discounts;

(b)                              VAT and other Taxes levied from Customers in relation to the sale of Products to the extent included in the gross amount invoiced;

(c)                               amounts repaid or credited by reasons of defects, rejections, recalls or returns, excluding amounts in respect of VAT included in the amounts so repaid or credited, unless the Seller or a member of the Seller’s Group is unable (having used reasonable diligent commercial endeavours) to recover such amounts in respect of VAT by way of repayment or credit;

(d)                              rebates and chargebacks to Customers and Third Parties, excluding amounts in respect of VAT included in such rebates and chargebacks, unless the Seller or a member of the Seller’s Group is unable (having used reasonable diligent commercial endeavours) to recover such amounts in respect of VAT by way of repayment or credit);

(e)                               any amounts recorded in gross sales associated with goods provided to customers for free, with the exception of samples;

(f)                                amounts provided or credited to customers through coupons, other discount programmes and co-pay assistance programmes,

and with respect to the calculation of Net Sales:

(i)                                  Net Sales shall only include the value charged or invoiced on the first sale to a Customer;

(ii)                               if a Product is delivered to the Customer before

being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under Accounting Standards are met; and

(iii)                            revenue deduction adjustments which relate to any event prior to Closing shall be excluded;

“Product”	means any of the products Commercialised by the relevant Delayed Business, and “Products” shall be construed accordingly;

“Third Party”	means any person other than (i) the Purchaser and members of the Purchaser’s Group and (ii) the Seller and members of the Seller’s Group;

“Transfer Price”

means:

(a)                              in respect of each Product supplied to the Local Seller Entity by a member of the Purchaser’s Group for distribution, any amount to be paid by the Seller (or its Affiliate) for the Product, as agreed between the Seller (or its Affiliate) and the Purchaser in writing from time to time;

(b)                              in respect of each Product provided to the Local Seller Entity by a Local Purchaser Entity for distribution, any amount paid by the Local Seller Entity for the Product, as agreed between the Seller (or its Affiliate) and the Purchaser in writing from time to time; and

(c)                               in respect of each Product provided to the Local Seller Entity by a Third Party supplier for distribution, any amount paid by the Local Seller Entity for the Product to such Third Party; and

“Working Hours”	means 9 a.m. to 5 p.m. on a Business Day at the relevant working location.

10.2                     The “Economic Benefit Amount” of a Delayed Business in respect of a given period shall be calculated as:

[***]

10.3                     The parties agree that:

[***]

10.4                     The Seller will provide the Draft Economic Benefit Statement together with such supporting information as is reasonably required to enable the Purchaser to review the Economic Benefit Statement, and the Seller and the Purchaser shall meet together regularly to agree the scope of such supporting information.

Appendix 1
Delayed Businesses

[***]

Schedule 25
Delayed Local Payments

[***]

Schedule 26
Supplementary provisions relating to management of claims and investigations (Clause 8.15)

1                                      General provisions

1.1                            This Schedule 26 shall take effect from Closing.

1.2                            In this Schedule 26:

“Privileged Information” has the meaning given to it in paragraph 2.1 of this Schedule;

“Claims Contact” means an individual that shall be nominated by a party to act as the contact point in relation to one or more claims or investigations relating to the Flu Group, including in relation to new claims or investigations that may arise in the future; and

“Claims Dispute” has the meaning given to it in paragraph 4.1 of this Schedule.

2                                      Common Interest

2.1                            The parties recognise that there is a common interest between them in respect of all factual and legal issues in connection with claims and investigations relating to the Flu Group, and that these mutual interests may be best served by sharing information in relation to such issues that is confidential and protected by a legal privilege, including attorney work-product and legal advice, in relation to those claims and investigations (“Privileged Information”).

2.2                            The provision of Privileged Information by one party to the other party is not intended to and does not amount to a waiver of legal privilege and the party receiving such information shall continue to ensure that the legal privilege attaching to it is maintained accordingly. Any privilege may be waived only by the party that discloses the Privileged Information.

2.3                            Except where disclosure of Privileged Information to a third party is permitted by another provision of this paragraph 2, each party shall to the extent permitted by Applicable Law take reasonable steps to ensure that the Privileged Information remains privileged against any other third party including, for the avoidance of doubt, by giving evidence that the Privileged Information remains privileged as against any other third party.

2.4                            Any Privileged Information shared by a party is to be used solely for matters arising out of, or related to, the management, prosecution or defence of the claim or investigation relating to the Flu Group to which that Privileged Information relates.

2.5                            Each party agrees to keep all Privileged Information disclosed to it by or on behalf of the other strictly confidential and not to disclose it, other than as required by law or as permitted by this Agreement, without the prior written consent of the other party. By way of exception to the foregoing, a party may disclose such Privileged Information to its employees, legal representatives, or agents who (in each case) need to have access to such materials for the purposes of the joint defence or common legal interest in the management and prosecution or defence of claims and investigations relating to the Flu Group, provided that any such recipient agrees, and the party disclosing the Privileged Information undertakes to procure that such recipient agrees, to keep the Privileged Information strictly confidential and privileged on substantially identical terms to those set out in this paragraph 2.

2.6                            If required by any Applicable Law or any Governmental Entity, a party may disclose

Privileged Information disclosed to it by or on behalf of the other to the minimum extent required, provided that it shall, so far as permitted by law:

2.6.1                  inform the other party promptly upon becoming aware of such requirement; and

2.6.2                  reasonably cooperate with any lawful effort of the other party to protect such Privileged Information from such disclosure.

2.7                            Each party shall ensure that the sharing of any competitively sensitive information, to the extent necessary for present purposes, is in strict compliance with all Applicable Laws including, all applicable competition and antitrust laws.

2.8                            For the purposes of this paragraph 2, references to the parties shall include, in each case, their respective Affiliates and each party shall procure that each of its Affiliates shall comply with the requirements set out in this paragraph 2.

3                                      Litigation Holds

3.1                            Each party shall ensure that, as from Closing, it and its Affiliates maintain any litigation hold put in place by the Seller or any of its Affiliates before Closing in relation to any claim or investigation relating to the Flu Group Companies that was in existence, known, pending or threatened before Closing.

4                                      Disputes relating to claims and investigations relating to the Flu Group

4.1                            Where a dispute, controversy or claim arises between the parties concerning:

4.1.1                  any claim or investigation brought or made by a third party (including, without limitation any governmental Entity) against either Party or an Affiliate relating to the Flu Group (other than such a dispute, controversy or claim that relates to the existence, validity or termination of this Agreement, which shall, for the avoidance of doubt, be resolved in accordance with Clause 15.14.2 of this Agreement); or

4.1.2                  the exercise of either Party’s rights or obligations pursuant to Clauses 8.9, 8.10, 8.12 and 8.13 of this Agreement (each a “Claims Dispute”),

then, unless otherwise agreed:

4.1.3                  within five Business Days of either party giving notice of a Claims Dispute to the other, the parties shall refer the Claims Dispute to their respective Group Heads of Litigation, who shall meet (in person, by video or telephonically) and attempt in good faith to resolve the Claims Dispute as soon as reasonably practicable; and

4.1.4                  if the respective Group Heads of Litigation do not resolve the Claims Dispute within five Business Days of either party giving notice of a Claims Dispute to the other, then the parties shall refer the Claims Dispute to their respective General Counsel, who shall meet (in person, by video or telephonically) and attempt in good faith to resolve the Claims Dispute as soon as reasonably practicable.

4.2                            If the Claims Dispute remains unresolved following the resolution process described at paragraph 4.1 or in any event within 15 Business Days of either party giving notice of a Claims Dispute to the other, the parties shall consult on whether to refer the Claims Dispute to confidential mediation or arbitration, rather than to the courts of England and Wales as provided for by Clause 15.14.2 of this Agreement.

4.3                            If the Claims Dispute remains unresolved within 20 Business Days of either party giving notice of a Claims Dispute to the other, either party may submit the Claims Dispute for resolution in accordance with Clause 15.14.2 of this Agreement.

4.4                            Nothing in this paragraph 4 shall prevent either party from applying for interim relief whilst the parties attempt to resolve a Claims Dispute.

5                                      Claims Contact

5.1                            Provided that reasonable notice is provided to the other party:

5.1.1                  each party may appoint an additional Claims Contact or replace an existing Claims Contact; and

5.1.2                  a Claims Contact may appoint or designate another person to act as the Claims Contact in respect of a specific claim or group of claims or investigations.

Table of Contents

Contents	Page

1 Interpretation	1
2 Sale and Purchase of the Flu Group	28
3 Consideration	33
4 Conditions	35
5 Pre-Closing	39
6 Closing	50
7 Post-Closing Adjustments	52
8 Post-Closing Obligations	54
9 Warranties	68
10 Limitation of Liability	69
11 Claims	74
12 Confidentiality	76
13 Insurance	77
14 Netherlands Business	79
15 Other Provisions	79
Schedule 1 Details of the Share Sellers, Shares, etc. (Clause 2.1)	87
Schedule 2 Flu Group Companies	88
Schedule 3 The Properties Part 1 (Company Real Property)	90
Schedule 3 The Properties Part 2 (Transferred Real Property)	91
Schedule 3 The Properties Part 3 Terms relating to the Company Real Property	92
Schedule 3 The Properties Part 4A Terms relating to the Transferred Real Property (United States)	93
Schedule 3 The Properties Part 4B Terms relating to the German Carve-out Leases	98
Schedule 4 Flu Group Intellectual Property Rights and Flu Group Intellectual Property Contracts (Clause 2.3)	104
Schedule 5 Excluded Contracts (Clause 1.1)	106
Schedule 6 Permitted Encumbrances (Clause 1.1)	107
Schedule 7 Product Approvals, Pipeline Product Approvals and Product Applications Part 1 Terms relating to the Product Approvals, Pipeline Product Approvals and Product Applications	108
Schedule 7 Product Approvals, Pipeline Product Approvals and Product Applications Part 2 List of Products, Products Under Registration and Pipeline Products	111
Schedule 8 Transferred Contracts (Clause 2.3)	112
Schedule 9 Employees (Clause 2.4.1)	118
Schedule 10 Group Retirement Benefit Arrangements (Clause 2.4.2)	130
Schedule 11 Allocation of Purchase Price (Clause 3.3)	134
Schedule 12 VAT (Clause 3.4)	135
Schedule 13 Closing Obligations (Clause 6)	136
Schedule 14 Post-Closing Adjustments (Clause 7)	139
Schedule 15 US Government Contracts (Clause 1.1)	145
Schedule 16 Warranties given under Clause 9.1	149
Schedule 17 Warranties given by the Purchaser under Clause 9.4	168
Schedule 18 Excluded Employees (Clause 1.1)	169
Schedule 19 International Assignees (Clause 1.1)	170
Schedule 20 Statement of Net Assets (Clause 1.1) Part 1 Statement of Net Assets	171
Schedule 20 Statement of Net Assets (Clause 1.1) Part 2 Statement of Net Assets Rules	172

TABLE OF SCHEDULES

(The following schedules and exhibits to the agreement identified above have been omitted in reliance upon Rule 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish such schedules and exhibits to the Commission supplementally upon request.)

Schedule No.	Schedule Name
Schedule 3, Part 1	Company Real Property
Schedule 3, Part 2	Transferred Real Property
Schedule 4	Flu Group Intellectual Property Rights and Flu Group Intellectual Property Contracts
Schedule 5	Excluded Contracts
Schedule 6	Permitted Encumbrances
Schedule 7, Part 2	List of Products, Products under Registration and Pipeline Products
Schedule 11	Allocation of Purchase Price
Schedule 14, Part 3	Illustrative Closing Statement
Schedule 15, Part 1	List of US Government Contracts
Schedule 18	Excluded Employees
Schedule 19	International Assignees
Schedule 20, Part 1	Statement of Net Assets
Schedule 23	MF59® Platform Intellectual Property Rights
Schedule 24 Appendix 1	Delayed Businesses
Schedule 25	Delayed Local Payments